Exhibit 99.2

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

In re:	)	Chapter 11
)
ATA Holdings Corp., et al.,(1))		Case No. 04-19866
	)	(Jointly Administered)
Debtors.	)

DISCLOSURE STATEMENT WITH RESPECT TO FIRST

AMENDED JOINT CHAPTER 11 PLAN FOR REORGANIZING DEBTORS(2)

James M. Carr (#3128-49)
Terry E. Hall (#22041-49)
Stephen A. Claffey (#3233-98)
Jeffrey C. Nelson (#25173-49)
BAKER & DANIELS LLP
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204	Hearing Date:
Telephone: (317) 237-0300	December 12, 2005
Facsimile: (317) 237-1000	1:30 P.M. (EST), New Albany, IN

Jerald I. Ancel (#2390-49)	Objection Deadline:
Michael O’Neil (#21478-49)	December 5, 2005 at 4:00 P.M. (EST)
Jeffrey J. Graham (#20899-49)

SOMMER BARNARD ATTORNEYS PC
1 Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Telephone: 317-713-3500
Facsimile: 317-713-3699

Wendy W. Ponader (#14633-49)
PONADER & ASSOCIATES, LLP
5241 North Meridian Street
Indianapolis, Indiana 46208
Telephone: (317) 496-3072
Facsimile: (317) 257-5776

Attorneys for Debtors
Dated: December 14, 2005

(1)                                  The Debtors are the following entities: ATA Holdings Corp. (04-19866), ATA Airlines, Inc. (04-19868), Ambassadair Travel Club, Inc. (04-19869), ATA Leisure Corp. (04-19870), Amber Travel, Inc. (04-19871), American Trans Air Execujet, Inc. (04-19872), ATA Cargo, Inc. (04-19873), and C8 Airlines, Inc. f/k/a Chicago Express Airlines, Inc. (04-19874).

(2)                                  The Reorganizing Debtors are ATA Holdings Corp. (04-19866), ATA Airlines, Inc. (04-19868); ATA Leisure Corp. (04-19870), ATA Cargo, Inc. (04-19873), and American Trans Air Execujet, Inc. (04-19872).

THIS DISCLOSURE STATEMENT (HEREINAFTER, THE “DISCLOSURE STATEMENT”) CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE FIRST AMENDED JOINT CHAPTER 11 PLAN FOR REORGANIZING DEBTORS (THE “PLAN”) AND CERTAIN OTHER DOCUMENTS AND FINANCIAL INFORMATION.  THE INFORMATION INCLUDED HEREIN IS FOR PURPOSES OF SOLICITING ACCEPTANCE OF THE PLAN AND THE SALE AND PURCHASE OF CERTAIN SECURITIES OFFERED, ISSUED, SOLD AND PURCHASED PURSUANT TO THE PLAN AND THE RIGHTS OFFERING CONTAINED THEREIN AND SHOULD NOT BE RELIED UPON FOR ANY OTHER PURPOSE.  THE REORGANIZING DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE.  THE SUMMARIES OF THE PLAN, FINANCIAL INFORMATION AND DOCUMENTS ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO SUCH PLAN INFORMATION AND DOCUMENTS.  IN THE EVENT OF ANY INCONSISTENCY OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR OTHER DOCUMENTS OR FINANCIAL INFORMATION, THE PLAN, SUCH OTHER DOCUMENTS OR SUCH FINANCIAL INFORMATION, AS THE CASE MAY BE, SHALL GOVERN FOR ALL PURPOSES.

THE STATEMENTS AND FINANCIAL INFORMATION CONTAINED HEREIN HAVE BEEN MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED.  HOLDERS OF CLAIMS AND INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER AT THE TIME OF SUCH REVIEW THAT THERE HAVE BEEN NO CHANGES IN THE FACTS OR CIRCUMSTANCES SET FORTH HEREIN SINCE THE DATE HEREOF.  EACH HOLDER OF A CLAIM OR INTEREST ENTITLED TO VOTE ON THE PLAN SHOULD CAREFULLY REVIEW THE PLAN, THIS DISCLOSURE STATEMENT, AND THE PLAN EXHIBITS IN THEIR ENTIRETY BEFORE CASTING A BALLOT.  THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE LEGAL, BUSINESS, FINANCIAL, OR TAX ADVICE.  ANY PERSON DESIRING ANY SUCH ADVICE OR OTHER ADVICE SHOULD CONSULT WITH ITS, HIS, OR HER OWN ADVISORS.

NO PARTY IS AUTHORIZED TO PROVIDE ANY INFORMATION WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT.  NO REPRESENTATIONS CONCERNING THE REORGANIZING DEBTORS OR THE VALUE OF THEIR PROPERTY HAVE BEEN AUTHORIZED BY THE REORGANIZING DEBTORS OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.  ANY INFORMATION, REPRESENTATIONS, OR INDUCEMENTS MADE TO OBTAIN AN ACCEPTANCE OF THE PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN AND IN THE PLAN SHOULD NOT BE RELIED UPON BY ANY HOLDER OF A CLAIM OR INTEREST.

WITH RESPECT TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS, AND OTHER PENDING, THREATENED OR POTENTIAL LITIGATION OR ACTIONS, THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE AND MAY NOT BE CONSTRUED AS AN ADMISSION OF FACT, LIABILITY, STIPULATION OR

WAIVER, BUT RATHER AS A STATEMENT MADE IN CONNECTION WITH SETTLEMENT NEGOTIATIONS.

THE SECURITIES DESCRIBED HEREIN WILL BE ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR ANY SIMILAR FEDERAL, STATE OR LOCAL LAW, GENERALLY IN RELIANCE ON THE EXEMPTIONS SET FORTH IN SECTION 1145 OF THE BANKRUPTCY CODE AND SECTION 4(2) OF THE SECURITIES ACT.

THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

ALTHOUGH THE REORGANIZING DEBTORS HAVE USED THEIR BEST EFFORTS TO ENSURE THE ACCURACY OF THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT, THE FINANCIAL INFORMATION CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED, EXCEPT FOR CERTAIN FINANCIAL STATEMENTS FILED WITH THE SEC.

THE FINANCIAL PROJECTIONS PROVIDED IN THIS DISCLOSURE STATEMENT HAVE BEEN PREPARED BY THE MANAGEMENT OF THE REORGANIZING DEBTORS AND THEIR ADVISORS.  THESE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES, AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZING DEBTORS’ CONTROL.  THE REORGANIZING DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE AS TO THE ACCURACY OF THESE PROJECTIONS OR TO THE LIKELIHOOD THAT THE REORGANIZED COMPANIES ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL NOT MATERIALIZE.  FURTHER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  THE PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.

SEE SECTION XI OF THIS DISCLOSURE STATEMENT, ENTITLED “CONSIDERATIONS AND RISK FACTORS” FOR A DISCUSSION OF CERTAIN CONSIDERATIONS AND RISKS IN CONNECTION WITH A DECISION BY A HOLDER OF AN IMPAIRED CLAIM OR IMPAIRED INTEREST TO ACCEPT THE PLAN OR INVEST IN THE SECURITIES.

THE BANKRUPTCY COURT HAS SCHEDULED THE CONFIRMATION HEARING TO BEGIN ON JANUARY 30, 2006 AT 10:00 A.M./ EST BEFORE THE HONORABLE BASIL H. LORCH, III, UNITED STATES BANKRUPTCY JUDGE, IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF INDIANA, INDIANAPOLIS DIVISION, LOCATED AT 46 EAST OHIO STREET, INDIANAPOLIS, INDIANA 46204.  THE CONFIRMATION HEARING MAY BE ADJOURNED FROM TIME TO TIME BY THE ANNOUNCEMENT OF THE ADJOURNED DATE MADE AT THE CONFIRMATION HEARING OR ANY ADJOURNMENT THEREOF.

OBJECTIONS TO CONFIRMATION OF THE PLAN MUST BE FILED AND SERVED ON OR BEFORE 4:00 P.M. EST, JANUARY 23, 2006, IN ACCORDANCE WITH THE SOLICITATION NOTICE FILED AND SERVED ON CREDITORS, EQUITY INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST.  UNLESS OBJECTIONS TO CONFIRMATION ARE TIMELY SERVED AND FILED IN COMPLIANCE WITH THE SOLICITATION NOTICE, THEY WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

PLEASE NOTE THAT THE OFFICIAL COMMITTEE OF UNSECURED CREDITORS (THE “CREDITORS’ COMMITTEE”), BY A LETTER DATED DECEMBER 12, 2005 AND INCLUDED WITH THIS DISCLOSURE STATEMENT, URGES ALL UNSECURED CREDITORS OF THE REORGANIZING DEBTORS TO VOTE TO ACCEPT (IN FAVOR OF) THE PLAN.

TABLE OF CONTENTS

TABLE OF CONTENTS			i
EXHIBITS			xiii
I.	EXECUTIVE SUMMARY OF THE PLAN		1
	A.	Purpose of the Plan and Recommendations of Reorganizing Debtors and the Creditors’ Committee To Vote To Accept the Plan	2
	B.	Reorganizing Debtors’ Principal Assets and Indebtedness	3
	C.	Structure of the Plan	3
	D.	Claims	4
	E.	Executory Contracts and Unexpired Leases	7
	F.	New Equity Investment in Reorganized Companies	8
	G.	Reorganized Companies	9
	H.	Release and Discharge	10
II.	GENERAL INFORMATION		10
	A.	Definitions and Clarifications	10
	B.	Purpose and Disclaimer	11
	C.	Notice To Holders Of Claims And Interests	11
III.	PLAN VOTING INSTRUCTIONS AND PROCEDURES		13
	A.	Record Date	13
	B.	Solicitation Package	13
	C.	General Voting Procedures, Ballots, and Voting Deadlines	14
	D.	Questions about Voting Procedures	15
	E.	Confirmation Hearing and Deadline for Objections to Confirmation	15
	F.	Holders of Claims and Equity Interests Entitled To Vote	18
	G.	Treatment of Certain Unliquidated, Contingent, or Disputed Claims for Voting	19
	H.	Vote Required for Acceptance by a Class	20
	I.	Confirmation of Plan Over Rejection by an Impaired Class (“Cram-Down”)	20
IV.	DESCRIPTION OF THE REORGANIZING DEBTORS		22
	A.	Introduction	22
	B.	History	23
	C.	Corporate Structure	24
	D.	Existing Capital Structure Of The Reorganizing Debtors	24
	E.	Operations	28
	F.	Employees	30
	G.	Fleet and Ground Properties	31
	H.	Management	33
V.	THE CHAPTER 11 CASES		36
	A.	Events and Circumstances Leading To Commencement Of The Chapter 11 Cases	36
	B.	Need for Restructuring and Chapter 11 Relief	37
	C.	Business Stabilization	38
	D.	Retention of Professionals	42
	E.	DIP Financing and Exit Financing	43
	F.	Restructuring the Fleet	45

	G.	Midway Asset Transactions	49
	H.	The Sale of Assets of Subsidiaries	54
	I.	Codeshare Agreement	57
	J.	Labor Issues	58
	K.	Claims	59
	L.	Executory Contracts and Unexpired Leases	60
	M.	Plan Exclusivity	60
	N.	Retained Actions and Avoidance Actions	61
	O.	Litigation	61
VI.	COMMITMENT FOR NEW INVESTOR CAPITAL INVESTMENT AND INTER-RELATED TRANSACTIONS		61
VII.	NEW BUSINESS PLAN AND FINANCIAL PROJECTIONS		64
VIII.	SUMMARY OF THE PLAN		76
	A.	Overview of Chapter 11	76
	B.	Overall Structure Of The Plan	77
	C.	Substantive Consolidation	77
	D.	Claims	83
	E.	New Capital and the Rights Offering	88
	F.	Reorganized Companies	88
	G.	Unexpired Leases and Executory Contracts	89
	H.	Distributions	90
	I.	Procedures for Treating and Resolving Disputed and Contingent Claims	90
	J.	Release by the Debtors of Certain Parties	91
	K.	Preservation of Causes of Action	93
IX.	THE RIGHTS OFFERING		93
X.	SECURITIES LAWS MATTERS		97
XI.	CONSIDERATIONS AND RISK FACTORS		101
	A.	General Considerations	101
	B.	Certain Bankruptcy Considerations	102
	C.	Risks Associated with the Airline Industry	104
	D.	Risks Relating to the Reorganizing Debtors’ Business	107
	E.	Risks Relating to the Securities to be Issued in the Plan	117
XII.	CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		121
XIII.	FEASIBILITY OF THE PLAN AND BEST INTERESTS TEST		128
	A.	Feasibility of the Plan and Financial Projections	128
	B.	Acceptance of the Plan	129
	C.	Best Interests Test	129
	D.	Estimated Valuation of the Reorganized Companies	130
	E.	Application of the Best Interests Test to the Liquidation Analysis and the Valuation of the Reorganized Companies	130
	F.	Confirmation Without Acceptance of Impaired Class; The “Cramdown” Alternative	131
	G.	Conditions to Confirmation and/or Consummation of the Plan	132

ii

	H.	Waiver of Conditions to Confirmation or Consummation of the Plan	134
	I.	Retention of Jurisdiction	134
XIV.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		136
	A.	Chapter 7 or Chapter 11 Liquidation	136
	B.	Alternative Plans	137
XV.	RECOMMENDATION		137
XVI.	CONCLUSION		137

iii

EXHIBITS

1.                                       Amended Joint Chapter 11 Plan for the Reorganizing Debtors(3)

2.                                       Pro Forma Financial Projections

3.                                       Valuation of Reorganized Companies

4.                                       Liquidation Analysis

5.                                       ATSB Secured Claim Term Sheet

6.                                       New Investor Exit Facility Term Sheet

7.                                       Warrant Agreement Term Sheet

(3)                                  Pursuant to the Solicitation Procedures Order, entered December 14, 2005, Exhibits to the Plan will be filed on or before January 9, 2006.

iv

I.                                         EXECUTIVE SUMMARY OF THE PLAN

The following summary is qualified in its entirety by the more detailed information contained in the Plan and elsewhere in this Disclosure Statement.  All capitalized terms not defined herein have the meanings given them in the Plan attached as Exhibit 1.

ATA Holdings Corp. (“Holdings”) is a holding company whose principal, wholly-owned subsidiary is ATA Airlines, Inc. (“ATA”).  ATA’s operations consist primarily of the “scheduled service” transportation of persons to many locations in the United States and abroad and the provision of military charter service for the United States military.  ATA’s operations account for most of Holdings revenues and expenses.

On October 26, 2004 (the “Petition Date”), Holdings, ATA, and six other direct wholly-owned subsidiaries of Holdings (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Indiana, Indianapolis Division (the “Bankruptcy Court”).  The Plan is proposed by five of the Debtors (Holdings, ATA, ATA Leisure Corp. (“Leisure”), American Trans Air Execujet, Inc. (“Execujet”), and ATA Cargo, Inc. (“Cargo”), which five are collectively referred to herein as the “Reorganizing Debtors”).  On or after the Effective Date, the Reorganizing Debtors (other than Holdings) are referred to collectively with their new parent companies as the “Reorganized Companies” and each individually as a “Reorganized Company”.  Holdings will not be a part of the Reorganized Companies and, from and after the Effective Date, is referred to herein as “Reorganized Holdings.”  The assets of the other three Debtors (Ambassadair Travel Club, Inc. (“Ambassadair”), Amber Travel, Inc. (“Amber”), and C8 Airlines Inc., formerly named Chicago Express Airlines, Inc. (“C8”), and collectively referred to as the “Liquidating Debtors”) are or will be sold or otherwise liquidated.  The proceeds from the liquidation of the assets of the Liquidating Debtors and the distribution of the liquidation proceeds will be made to post-Petition Date (and perhaps pre-Petition Date) creditors pursuant to one or more additional chapter 11 plans or through a conversion of one or more of the chapter 11 cases for the Liquidating Debtors to one or more cases under chapter 7 of the Bankruptcy Code.

The Plan contemplates the substantive consolidation of the Estates of Holdings, Cargo, Execujet and Leisure into the Estate of ATA for purposes related to the Plan, including voting, confirmation, and distribution.  However, except as expressly provided with respect to and following the pre-Effective Date merger of Cargo and Leisure into ATA, each of the Reorganizing Debtors, each of the Reorganized Companies and Reorganized Holdings will remain at all times an entity separate from the others.  The Plan does not affect Claims against or Interests in or the assets of the Liquidating Debtors, including Administrative Claims and other Claims of Reorganizing Debtors against the Liquidating Debtors.  The Claims of the Liquidating Debtors are scheduled as subject to set off.

This Disclosure Statement is being furnished by the Reorganizing Debtors as proponents of the First Amended Joint Chapter 11 Plan For Reorganizing Debtors (as may be amended from time to time, the “Plan”, a copy of which is attached to this Disclosure Statement as Exhibit 1), pursuant to Section 1125 of the Bankruptcy Code and in connection with the solicitation of votes for the acceptance or rejection of the Plan and the sale of securities in connection with the Rights Offering.  MatlinPatterson Global Advisors LLC, a Delaware limited liability company (“MatlinPatterson”) on behalf of the New Investor, is also a co-proponent of the Plan, as the term proponent is used in Section 1129 of the Bankruptcy Code.  The Reorganizing Debtors and MatlinPatterson are referred to herein and in the Plan collectively as the “Plan Proponents.”  MatlinPatterson is an affiliate of the New Investor and New DIP Lender.  MatlinPatterson, the New Investor, and New DIP Lender are more fully described in Section VI of this Disclosure Statement.

This Disclosure Statement describes certain aspects of the Plan, including the treatment of holders of Claims against, and Interests in, the Reorganizing Debtors, and also describes certain aspects of the Reorganizing Debtors’ operations, projections and other related matters.

A.                                    Purpose of the Plan and Recommendations of Reorganizing Debtors and the Creditors’ Committee To Vote To Accept the Plan

Based upon the New DIP Facility, the New Investor Equity, and the New Investor Exit Facility, to which the New Investor and New DIP Lender(s) have committed under certain terms and conditions to provide, and after careful review of the current business operations of the Reorganizing Debtors, their prospects as ongoing business enterprises, and the estimated recoveries of creditors in various liquidation scenarios, the Reorganizing Debtors have concluded that the recovery by holders of Allowed Claims will be maximized by the continued operation of the businesses of the Affiliate Debtors pursuant to a “New Business Plan” described in Section VII of this Disclosure Statement.  The Reorganizing Debtors (other than Holdings) believe that their businesses and assets have significant value that would not be realized in a liquidation scenario.  According to the liquidation analysis described herein (the “Liquidation Analysis”) attached hereto as Exhibit 4, the Valuation of Reorganized Companies attached hereto as Exhibit 3, and the other analyses of the Reorganizing Debtors, the value of the Reorganizing Debtors’ Estates is considerably greater as a going concern than on a liquidation basis.

Accordingly, the Reorganizing Debtors believe that the Plan provides the best recoveries possible for the holders of Allowed Claims and strongly recommend that, if you are entitled to vote, you vote to accept the Plan.  The Reorganizing Debtors believe that any alternative to Confirmation of the Plan, such as liquidation or attempts by another party in interest to file a plan of reorganization, could result in significant delays, litigation, and additional costs.  For more information, see the Liquidation Analysis in Exhibit 4 to this Disclosure Statement.

The Creditors’ Committee also recommends that unsecured creditors vote to accept (in favor of) the Plan.  Included with this Disclosure Statement is a letter dated December 12, 2005 from the Creditors’ Committee (the “Creditors’ Committee Recommendation Letter”) setting forth its recommendation which contains the following:

. . . , the Creditors’ Committee believes that the Plan embodies a favorable result for the unsecured creditors of the Reorganizing Debtors under the circumstances of the Debtors’ bankruptcy cases.  Accordingly, the Creditors’ Committee urges each unsecured creditor to complete and return a ballot voting in favor of the Plan.  In addition, the Creditors’ Committee suggests that due consideration be given to participating in the rights offering since Compass believes that the value of the new common stock of the Reorganizing Debtors may be higher than the Debtors’ valuation.

B.                                    Reorganizing Debtors’ Principal Assets and Indebtedness

Holdings’ principal asset is the stock of ATA and the other Reorganizing Debtor-subsidiaries.  Most of the going concern value for the Reorganizing Debtors resides in ATA.  The Plan provides for the substantive consolidation of the Estates of Holdings, Leisure, Execujet, and Cargo into ATA for all purposes under the Plan (including voting).  The principal prepetition Claims against the Reorganizing Debtors consist of the obligations of one or more of the Reorganizing Debtors (1) to the ATSB Lenders (approximately $140.6 million), (2) on Old Holdings Unsecured Notes (approximately $300 million), (3) under a settlement between ATA and ALPA, the union representing ATA’s pilots ($129 million), and (4) with respect to ATA’s rejection of leases of aircraft (estimated to be approximately $618 million).

On the Effective Date, the prepetition secured debt of the Reorganizing Debtors to the ATSB Lenders will be termed out as provided in the Amended and Restated ATSB Loan Documents and all prepetition equity in Holdings will be canceled.  The Southwest DIP Facility Claim will be paid in full in cash (except for a letter of credit issued for the account of ATA to the City of Chicago, referred to as the Chicago LOC, which shall be secured) and the New DIP Facility Claim will be exchanged for DIP New Shares, which are shares of common stock of New Holding Company, the ultimate parent of Reorganized ATA.  On the Effective Date, the Reorganized Companies will be owned, directly or indirectly, by the New Investor and holders of Allowed Class 6 Claims (including such holders who are Qualified Holders and participate in the Rights Offering), subject to dilution for New Shares issued pursuant to the Original Warrants, the Additional Warrants, if issued, the ALPA Stock Option Plan and the Management Stock Option Plan.

C.                                    Structure of the Plan

The Plan is formulated based upon the substantive consolidation of the Estates of Holdings, Cargo, Execujet and Leisure into the Estate of ATA for purposes of voting, confirmation, and distribution.  Unless substantive consolidation has been approved by a prior order of the Bankruptcy Court, the Plan shall serve as a motion by the Reorganizing Debtors seeking entry of an Order of the Bankruptcy Court substantively consolidating the Estates of the Reorganizing Debtors.

1.                                      Multiple Claims

Under substantive consolidation, multiple Claims asserted against more than one Reorganizing Debtor arising out of the same primary obligation, facts, or circumstances (“Multiple Claims) (for example, a primary obligation of one Reorganizing Debtor with one or more guarantees or co-obligations by one or more of the other Reorganizing Debtors) will be for purposes of voting (both number and amount), distribution, and the Rights Offering, an Allowed Claim (if Allowed) in the largest amount of any of the otherwise Allowable Multiple Claims.  See Article 1.147 of the Plan and the “Multiple Claims Rule.”

2.                                      Claims Aggregation

For purposes of determining whether an Allowed General Unsecured Claim qualifies for treatment as an Unsecured Convenience Class Claim, all General Unsecured Claims (after application of the Multiple Claims Rule) held by a single holder and all of its Affiliates (as “Affiliate” is defined in section 101(2) of the Bankruptcy Code) will be aggregated.  If the total amount of all such aggregated General Unsecured Claims is greater than $1 million (unless greater than $1 million but not more than $2 million and the holder makes an election to participate in the Unsecured Convenience Class) then each of the aggregated General Unsecured Claims of the holder and its Affiliates will be treated as Class 6 Claims.

D.                                    Claims

1.                                      Administrative Claims

Holders of Allowed Administrative Claims that are liquidated (other than Claims for Professional Fees and Administrative Claims with respect to the New DIP Facility Claim and the Southwest DIP Facility Claim) shall be paid on the first Periodic Distribution Date after such Administrative Claim becomes an Allowed Administrative Claim or as otherwise agreed, Cash equal to the Allowed Claim or as otherwise agreed between the holder of the Allowed Administrative Claim and the Reorganizing Debtors.

Creditors providing service and/or goods in the ordinary course to the Reorganizing Debtors shall be paid for such ordinary course services and/or goods in the ordinary course by the Reorganizing Debtors or the Reorganized Companies.

2.                                      Priority Tax Claims

Priority Tax Claims will be paid in full in Cash or over time as allowed under the Bankruptcy Code or as otherwise agreed.

3.                                      Southwest DIP Facility Claim

On the Effective Date, Southwest will receive Cash and satisfactory protection of Southwest with respect to any draw against the $7 million Chicago LOC, as defined in Section V.E.2, in full satisfaction and release of the Southwest DIP Facility Claim.  However, please see Section V.E.2 regarding the continuing obligation of Southwest with respect to its guaranty of ATA’s Obligations under the Loan Agreement for Funding ATA Expansion Gate, dated March 17, 2003 (the “Expansion Gate Loan Agreement”), and the ongoing effectiveness of the Chicago LOC.

4.                                      New DIP Facility Claim

On the Effective Date, the New DIP Lender will receive, in full satisfaction and release of the New DIP Facility Claim, DIP New Shares.

5.                                      Classified Claims

The Plan divides all Claims against and Interests in the substantively consolidated Estates into nine classes.  With the exception of the Classes established for prepetition equity Interests, which are deemed to have rejected the Plan pursuant to Section 1126(g) of the Bankruptcy Code, and Class 5 “Other Priority Claims” and Claims that are Reinstated in Class 4, which are deemed to have accepted the Plan pursuant to Section 1124 of the Bankruptcy Code, all Classes of Claims are entitled to vote on the Plan.

Class	Claim	Plan Treatment of Claim	Projected Recovery	Status	Voting Rights
1	ATSB Secured Claim	$4.5 million in Cash on December 31, 2005 and; delivery of Amended and Restated ATSB Loan Agreement and related documents	100%	Impaired	Entitled to vote
2	Fleet Secured Claim A	New Fleet Note A	100%	Impaired	Entitled to vote
3	Fleet Secured Claim B	New Fleet Note B	100%	Impaired	Entitled to vote
4	Other Secured Claims	Reinstated; Collateral returned; or other treatment as agreed upon.	100%	Impaired	Entitled to vote(4)
5	Other Priority Claims	Cash in full; or other treatment as agreed upon.	100%	Unimpaired	Deemed to accept
6	General Unsecured Claims	Pro Rata share of Unsecured Creditors New Shares, Original Warrants, Additional Warrants (if issued) and for Qualified Holders, the Subscription Rights	0.57 to 0.71%(5)	Impaired	Entitled to vote
7	Unsecured Convenience Class Claims	Pro Rata share of Convenience Class Distribution	1.0%(6) (not to exceed $1.5 million in total)	Impaired	Entitled to vote
8	Old Holdings Preferred Stock Interests	Not entitled to receive any distribution.	0%	Impaired	Deemed to reject
9	Old Holdings Common Stock Interests	Not entitled to receive any distribution.	0%	Impaired	Deemed to reject

Holders of Allowed Class 6 Claims will receive on the applicable Distribution Dates a Pro Rata share of the Unsecured Creditors New Shares and a Pro Rata share of the

(4)                                  Any Allowed Claim in Class 4 that is Reinstated is Unimpaired and is deemed to accept the Plan.

(5)                                  The projected range of recovery for Claims in Class 6 is based in part upon (a) the mid-point in the Reorganizing Debtors’ range of enterprise valuation of the Reorganized Companies, see Section XIII.D and Exhibit 3, (b) an estimate that the total Allowed Class 6 Claims (after reduction of Claims participating in Class 7) total approximately $1.3 to $1.6 billion, and (c) attributing $700,000 value to the Original Warrants and Additional Warrants in calculating the low end of the recovery range and $1.4 million of value for such warrants on the high end.  In addition, no dollar value is attributed to the subscription rights provided to Qualified Holders of Allowed Class 6 Claims to participate in the Rights Offering.  The Creditors’ Committee’s financial advisors do not agree with the Reorganizing Debtors’ estimate of enterprise value presented in Exhibit 3 to the Disclosure Statement.  The Creditors’ Committee’s financial advisors believe the enterprise value is substantially higher than that above.  Neither estimate includes the value attributable to the Rights Offering.

(6)                                  The percentage recovery for Class 7 Claims is based upon a Claim of $1,000,000 or less and not upon an Allowed Class 6 Claim that elects to reduce its Claim, as permitted by this Plan, to receive the Convenience Distribution.  The projected recovery further assumes that the cap of $1.5 million in total disbursements is not reached.

Holders of Allowed Class 6 Claims will receive on the applicable Distribution Dates a Pro Rata share of the Unsecured Creditors New Shares and a Pro Rata share of the Original Warrants and, if issued, the Additional Warrants.  The Additional Warrants will be issued if, but only if, all of the Rights Offering New Shares are subscribed for and purchased by Qualified Holders in the Rights Offering.  Qualified Holders of Allowed Class 6 Claims will have an opportunity to exercise Subscription Rights to purchase Rights Offering New Shares.  An Unsecured Convenience Class is proposed for the distribution of Cash in the amount of 1% of the allowed amounts of Unsecured Convenience Class Claims (held in an allowed amount of $1,000,000 or less) or in an amount of $10,000 (1% of $1,000,000) for each General Unsecured Claim allowed in an amount between $1,000,000 and $2,000,000 where the holder voluntarily elects to participate in the Unsecured Convenience Class and thereby reduces its Claim by an election on the Ballot or as otherwise agreed by the Reorganizing Debtors or Reorganized Companies to $1,000,000.

Recoveries by holders of Allowed Class 6 Claims are based on certain assumptions contained in the Valuation of Reorganized Companies attached as Exhibit 4 to this Disclosure Statement including an assumed reorganization value of the New Shares equal to $10.00 per share (“Per Share Value”).  See footnote 5.

The New Holding Company does not intend to register the New Shares or any other class of equity securities under Section 12 of the Exchange Act unless and until it is required to do so.  Registering the New Shares, or any other class of equity securities, under the Exchange Act would be required if and when the New Holding Company has a class of equity securities held by 500 or more holders of record at the end of any fiscal year.  Accordingly, the earliest that the New Holding Company would be required to register the New Shares or any other class of equity securities under the Exchange Act would be within 120 days after December 31, 2006.  Prior to any such registration, the New Holding Company will not be required to file any periodic reports under the Exchange Act and the New Shares will not be eligible for trading on any exchange or Nasdaq.  See “Risk Factors and Other Considerations.”

The Reorganizing Debtors estimate that at the conclusion of the Claims objection, reconciliation, and resolution process (120 days after the Effective Date unless otherwise extended by Bankruptcy Court Order), Allowed Secured Claims against the Reorganizing Debtors will aggregate approximately $97 million, Allowed Priority Tax Claims and other Priority Claims will aggregate approximately $1.9 million, and Allowed General Unsecured Claims will aggregate approximately $1.3 to $1.6 billion.  Allowed Unsecured Convenience Class Claims will aggregate approximately $60 million (as may be adjusted by the voluntary election of holders of General Unsecured Claims in amounts more than $1 million but not more than $2 million to reduce such Claims to the amount of $1 million to participate in the Unsecured Convenience Class).

Allowed Administrative Claims at the conclusion of the Claims objection, reconciliation and resolution process (including Claims associated with the Cure of assumed contracts and leases, reclamation rights, and 1110(b) stipulations, but not including ordinary course obligations or Professional Fees) are estimated to aggregate approximately $11.0 million.

E.                                      Executory Contracts and Unexpired Leases

The Plan provides that all executory contracts and unexpired leases not already assumed or specifically listed on Exhibit H to the Plan (as may be supplemented or revised prior to the Confirmation Date) will be rejected as of the Confirmation Date.  Exhibit G to the Plan contains a nonexclusive list of executory contracts and unexpired leases that will be rejected as of the Confirmation Date.  The assumption of and Cures associated with the contracts and leases listed on Exhibit H to the Plan will be established as listed on Exhibit H on the Confirmation Date absent an objection to such Cure filed and served no later than the Plan Objection Deadline.  The Plan Proponents reserve the right to withdraw the proposed assumption and to reject any contract or lease listed on Exhibit H to the Plan if a dispute as to any Cure is not resolved to the satisfaction of the Plan Proponents on or before the Confirmation Date.  The Plan Proponents further reserve the right to amend or supplement Exhibit H and Exhibit G prior to the Confirmation Date.

F.                                      New Equity Investment in Reorganized Companies

The Plan provides for the incorporation of a New Holding Company prior to the Effective Date, as the ultimate parent of Reorganized ATA and Reorganized Execujet and as the issuer of New Shares under the Plan.  As a critical element, the Plan requires the equity investment of up to $100 million by the New Investor.  The New Investor’s investment includes (i) the New DIP Facility which constitutes up to $30 million in debtor-in-possession financing which will be exchanged for DIP New Shares on the Effective Date and (ii) the New Investor New Shares which represent an investment of up to $70 million in the form of an equity investment and a standby purchase commitment for any Rights Offering New Shares not subscribed for in the Rights Offering.  As a result of its investment in New Holding Company and dependent on the exercise of Subscription Rights by Qualified holders of Allowed Class 6 Claims, the New Investor will hold between 69.75% and 93.0% of the outstanding New Shares as of the Effective Date and between 60.93% and 82.93% on a “Fully Diluted Basis”.(7)

Qualified Holders may purchase, pursuant to Section IX hereof, Rights Offering New Shares representing 23.25% of the outstanding New Shares as of the Effective Date and 20.31% on a Fully Diluted Basis of the New Holding Company at the same Per Share Value as paid by the New Investor for its equity investment.  Qualified Holders are Holders of Allowed Class 6 Claims that qualify as “accredited investors” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and who meet certain U.S. citizenship requirements.

The ownership structure of the Reorganized Companies as of the Effective Date and on a fully diluted basis is as follows:

(7) “Fully Diluted Basis” means a percentage of the equity of the New Holding Company assuming that in addition to the Issued New Shares, all New Shares issuable pursuant to the Original Warrants, the Additional Warrants (if issued), the Management Stock Option Plan and the ALPA Stock Option Plan have also been issued.

Ownership Structure - Effective Date

Ownership Structure - Fully Diluted

(1)          Represents options to purchase up to 482,291 shares if the Additional Warrants are not issued or 492,339 shares if the Additional Warrants are issued of New Holding Company common stock.

(2)          Represents options to purchase up to 602,864 shares if the Additional Warrants are not issued or 615,424 shares if the Additional Warrants are issued of New Holding Company common stock.

(3)          Certain holders of allowed Class 6 Claims will be entitled to subscribe for up to 2,500,000 shares of New Holding Company common stock in the Rights Offering.

(4)          The Original Warrants entitle the Unsecured Creditors to purchase an aggregate of 219,443 shares of New Holding Company common stock at $10.00 per share.

(5)          The Additional Warrants, if issued, will entitle the Unsecured Creditors to purchase an aggregate of 228,586 additional shares of New Holding Company common stock at $10.00 per share.  The Additional Warrants will be issued to Unsecured Creditors only if all of the shares in the Rights Offering are subscribed for and purchased by Qualified Holders of allowed Class 6 Claims.

(6)          ATA Cargo and ATA Leisure will be merged into ATA Airlines on or before the Effective Date.

(7)          Includes the 752,688 shares of New Holding Company common stock issued to the Unsecured Creditors on the Effective Date and assumes the full exercise of the Original Warrants and the Additional Warrants.  If the Additional Warrants are not issued, the fully diluted ownership interest of the Unsecured Creditors would be 8.06%.

(8)          New Investor will be obligated to purchase any shares not subscribed for in the Rights Offering.  In the event New Investor is required to purchase all of the shares subject to the Rights Offering, its ownership interest would be increased to 82.93%.

G.                                    Reorganized Companies

Each of Reorganized Holdings, Reorganized Execujet, and Reorganized ATA (into which Leisure and Cargo are to be merged on or prior to the Effective Date) shall continue as separate entities with all the powers of a corporation under the laws of the state of incorporation without prejudice to any right to alter or terminate its existence.  Except as otherwise provided in the Plan, on and after the Effective Date, all property of each Estate and any property acquired by the Reorganizing Debtors under the Plan shall vest in Reorganized Holdings, Reorganized Execujet, and Reorganized ATA, respectively, free and clear of all Liens, Claims, charges or other encumbrances.  On and after the Effective Date, each of Reorganized Holdings, Reorganized Execujet, and Reorganized ATA may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests without supervision or approval of the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules other than those restrictions expressly imposed by the Plan and the Confirmation Order.

H.                                    Release and Discharge

The Plan provides that from and after the Effective Date, all Persons are permanently enjoined from commencing or continuing in any manner, suit, action, or other proceeding, on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy, or liability discharged, exculpated, released, or to be released pursuant to Article XI of the Plan.

II.                                     GENERAL INFORMATION

A.                                    Definitions and Clarifications

Unless stated otherwise, terms which are defined in Article 1 of the Plan and are not otherwise defined in this Disclosure Statement shall have the meanings ascribed to them in Article I of the Plan.

Unless noted, all references to monetary figures refer to United States currency.

Internal portions of this Disclosure Statement are referred to as “Sections.”  Exhibits to this Disclosure Statement are designated by Arabic numerals.

Internal portions of the Plan are referred to as “Articles”.  Exhibits to the Plan are designated by letters of the Latin alphabet.

Indianapolis, Indiana is currently in the Eastern Standard Time Zone and does not observe Daylight Savings Time.  Currently scheduled to begin April 1, 2006, Indianapolis, Indiana will observe Daylight Savings Time.  All times referenced herein shall be the prevailing time in Indianapolis, Indiana, which is Eastern Standard Time (“EST”), unless otherwise noted.

B.                                    Purpose and Disclaimer

The information contained in this Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan and whether to subscribe for Rights Offering New Shares in the Rights Offering.  No person is authorized to provide any information or make any representations, other than the information and representations contained in this Disclosure Statement, regarding the Plan or the solicitation of acceptances of the Plan or the Rights Offering.

All holders of Claims and Interests entitled to vote on the Plan are advised and encouraged to read this Disclosure Statement and the Plan in its entirety before voting to accept or reject the Plan.  Summaries and statements made in this Disclosure Statement are qualified in their entirety by reference to the Plan and the Exhibits annexed to the Plan and to this Disclosure Statement.  The statements contained in this Disclosure Statement are made only as of the date hereof, and there can be no assurance that the statements contained herein will continue to be accurate at any time after the date hereof.  In the event of any conflict between any description set forth in this Disclosure Statement and the actual terms of the Plan, the terms of the Plan shall govern.

This Disclosure Statement has been prepared in accordance with Section 1125 of the United States Bankruptcy Code and rule 3016(b) of the Federal Rules of Bankruptcy Procedure and not necessarily in accordance with federal or state securities laws or other non-bankruptcy law.  This Disclosure Statement has been neither approved nor disapproved by the SEC, nor has the SEC passed upon the accuracy or adequacy of the statements contained herein.  Persons or entities trading in or otherwise purchasing, selling or transferring securities, interests in or claims of or against Holdings or any of its subsidiaries or affiliates should evaluate this Disclosure Statement and the Plan in light of the purpose for which each were prepared.

As to any contested matter, adversary proceeding, and other action or threatened action, this Disclosure Statement shall not constitute or be construed as an admission of any fact or liability, stipulation or waiver, but rather as a statement made in or as a part of settlement negotiations.  This Disclosure Statement shall not be admissible as evidence in any non-bankruptcy action or proceeding nor shall it be construed to be conclusive advice on the tax, securities, or other legal effects of the Plan or as to holders of Claims against, or equity Interests in any of the Debtors.

Certain affiliates of Holdings did not commence chapter 11 cases or similar proceedings in other jurisdictions.  These affiliates are not affected by the Chapter 11 Cases and continue to operate their businesses outside of bankruptcy.

C.                                    Notice To Holders Of Claims And Interests

This Disclosure Statement is being transmitted to certain holders of Claims against and/or equity Interests in the Reorganizing Debtors for the purpose of soliciting votes on the Plan and to Qualified Holders for the Rights Offering and to others for informational purposes.  The purpose of this Disclosure Statement is to provide adequate information to enable the holder of a Claim against or an equity Interest in the Reorganizing Debtors to make a reasonably informed decision with respect to the Plan prior to exercising its right to vote to accept or reject the Plan or to participate in the Rights Offering.

PLEASE MAKE NOTE OF AND ATTEND TO THE FOLLOWING:

•                 By order entered December 14, 2005, the Bankruptcy Court approved this Disclosure Statement as containing information of a kind and in sufficient and adequate detail to enable such holders of Claims and equity Interests to make an informed judgment with respect to acceptance or rejection of the Plan and a decision on the Rights Offering.

•                 The Bankruptcy Court’s approval of this Disclosure Statement does not constitute either a guaranty of the accuracy or completeness of the information contained herein or an endorsement of the Plan by the Bankruptcy Court.

•                 Holders of Claims or equity Interests entitled to vote on the Plan are encouraged to read this Disclosure Statement and its Exhibits carefully and in their entirety before deciding to vote to either accept or reject the Plan.  Holders of Claims and equity Interests are further encouraged to review the Plan and Exhibits in their entirety in conjunction with their review of this Disclosure Statement.

•                 No representations concerning the Reorganizing Debtors or the value of their assets have been authorized by the Bankruptcy Court other than as set forth in this Disclosure Statement.

•                 The Reorganizing Debtors are not responsible for any information, representation or inducement made to obtain your acceptance, which is other than, or inconsistent with, information contained herein and in the Plan.

•                 Certain of the information contained in this Disclosure Statement is by its nature forward looking and contains estimates, assumptions, and projections that may be materially different from actual future results.

•                 Except with respect to the Pro Forma Financial Projections (the “Projections”) set forth in Exhibit 2 annexed hereto and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  Neither the Reorganizing Debtors nor the Reorganized Companies intend to update the Projections for the purposes hereof; thus the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.  Further, the Reorganizing Debtors do not anticipate that any amendments or supplements to this Disclosure Statement will be distributed to reflect such occurrences.  Accordingly, delivery of this Disclosure Statement shall not under any circumstances imply that the information herein is correct or complete as of any time subsequent to the date hereof.

•                 Except where specifically noted, the financial information contained in this Disclosure Statement and its Exhibits has not been audited by a certified public accounting firm and has not been prepared in accordance with generally accepted accounting principles.

•                 This Disclosure Statement contains summaries of certain provisions of the Plan, statutory provisions, documents relating to the Plan, events that have or are expected to occur in the Chapter 11 Cases, and certain financial information.  Although the Reorganizing Debtors believe that the summaries of the Plan and the related documents and statutes are fair and accurate, such summaries are qualified to the extent that they do not set forth the entire text of such documents or statutory provisions.  Factual information contained in this Disclosure Statement has been provided by the Reorganizing Debtors’ management, except where otherwise noted.  The Reorganizing Debtors do not warrant or represent that the information contained herein, including the financial information, is without any material inaccuracy or omission.

III.                                 PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.                                    Record Date

Pursuant to Bankruptcy Rule 3017(d) and the Solicitation Procedures Order, the record date for determining holders of Claims and equity Interests entitled to vote on the Plan is December 12, 2005 (the “Voting Record Date”).

B.                                    Solicitation Package

Accompanying this Disclosure Statement are, among other things, copies of (1) the Plan (Exhibit 1); (2) the notice approved by the Solicitation Procedures Order (the “Solicitation Notice”) setting forth the time for submitting Ballots to accept or reject the Plan, the date, time, and place of the hearing to consider confirmation of the Plan (the “Confirmation Hearing”) and related matters, the treatment of unliquidated, disputed, and contingent claims, and the time for filing objections to confirmation of the Plan; (3) the Creditors Committee Recommendation Letter; (4) if you are entitled to vote on the Plan, one or more Ballots to be used by you in voting to accept or reject the Plan, and (5) if you hold a Claim recognized by the Reorganizing Debtors as an Allowed Class 6 Claim, the forms of Subscription Documents with respect to the Rights Offering.

C.            General Voting Procedures, Ballots, and Voting Deadlines

On December 14, 2005, the Bankruptcy Court entered an order (the “Disclosure Statement Approval Order”), that among other things, approved this Disclosure Statement.  On December 14, 2005, the Bankruptcy Court entered an order (the “Solicitation Procedures Order”) establishing objection and voting deadlines and voting procedures, approving Subscription Documents and establishing dates with respect to the Rights Offering, scheduling a Confirmation Hearing, approving the Solicitation Notice, and setting forth certain balloting procedures. A copy of the Disclosure Statement Approval Order, the Solicitation Procedures Order, and the Solicitation Notice are enclosed with this Disclosure Statement as part of the Solicitation Package.  The Solicitation Procedures Order sets forth in detail, among other things, procedures governing voting deadlines and objection deadlines.  The Solicitation Procedures Order, the Solicitation Notice, and the instructions attached to the Ballot should be read in connection with this Section of the Disclosure Statement.

After carefully reviewing the Plan, this Disclosure Statement, and (if you are entitled to vote) the detailed instructions accompanying your Ballot, indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan by checking the appropriate box on the enclosed Ballot.  Complete and sign your original Ballot (copies will not be accepted) and return it to the address indicated below.  You must provide all the information requested on the Ballot.  Failure to fully complete the Ballot may result in your Ballot being voided.

Holders of Claims arising out of public debt including leveraged aircraft leasing arrangements and/or securities (“Public Holders”) may receive Ballot instructions specific to the means of voting and the transmittal of votes or directions to vote that are designed to be consistent to their Claims as governed by the documents through which they hold.  These Public Holders should read and follow the specific instructions accompanying their Ballots and complete and return their Ballots in the manner and to the addresses listed on the Ballots.

Each Ballot, except Master Ballots and Ballots sent to beneficial holders, has been coded to reflect the Class of Claims it represents and the amount of the Claim.  To the extent you hold Claims classified in more than one Class, you should expect to receive one Ballot per Claim per Class of Claims held.  Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.  Your Ballot will be counted only as to the amount preprinted, unless you obtain an order from the Bankruptcy Court establishing another amount.  IF YOU DISAGREE WITH THE AMOUNT PRINTED ON YOUR BALLOT, YOU SHOULD CONTACT THE VOTING AGENT, BMC GROUP, IMMEDIATELY AT 1-888-909-0100.

In order for your Ballot to be counted, your ballot must be properly completed as set forth above and in accordance with the voting instructions on the Ballot and must be ACTUALLY RECEIVED NO LATER THAN January 20, 2006 by 4:00 p.m. (EST) (the “Voting Deadline”) by the Voting Agent.  The Voting Agent is BMC Group at the following address:

If by U.S. Mail:
BMC Group
Attention: ATA Voting Agent
PO Box 1035
El Segundo, CA 90245-1035

If by overnight courier or hand delivery:
BMC Group

Attn:  ATA Voting Agent
1330 E. Franklin Avenue
El Segundo, CA 90245

BALLOTS RECEIVED AFTER THE VOTING DEADLINE WILL NOT BE COUNTED.  BALLOTS SHOULD NOT BE DELIVERED DIRECTLY TO THE REORGANIZING DEBTORS, THE BANKRUPTCY COURT, THE CREDITORS’ COMMITTEE OR COUNSEL TO THE REORGANIZING DEBTORS OR COUNSEL TO THE CREDITORS’ COMMITTEE.

BALLOTS SENT TO ANY ENTITY OTHER THAN THE VOTING AGENT WILL NOT BE FORWARDED TO THE VOTING AGENT AND WILL NOT BE COUNTED.

D.            Questions about Voting Procedures

If you have any questions about the procedure for voting your Claim, the packet of materials you have received, the amount of your Claim or Interest, or if you wish to obtain at your own expense, unless otherwise required by Bankruptcy Rule 3017(d), an additional copy of the Plan, this Disclosure Statement, or the Exhibits, contact:  BMC Group toll free at (888) 909-0100.  http://www.bmccorp.net/ata/.  The Plan, this Disclosure Statement, and all Exhibits may be viewed, printed, and downloaded without cost at the Voting Agent’s website.

E.             Confirmation Hearing and Deadline for Objections to Confirmation

Pursuant to Section 1128 of the Bankruptcy Code and Bankruptcy Rule 3017(c), the Bankruptcy Court has scheduled a Confirmation Hearing to commence on January 30, 2006 (EST), before the Honorable Basil H. Lorch III, United States Bankruptcy Judge, at the United States Bankruptcy Court, Room 310, 46 E. Ohio Street, Indianapolis, Indiana.  The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.  The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan must be filed with the Bankruptcy Court and served so that they are ACTUALLY RECEIVED on or before January 23, 2006 by 4:00 P.M. (EST) (the “Objection Deadline”).

Service of any objections, by United States mail, overnight delivery, hand delivery, facsimile, or email to the confirmation of the Plan must be effected by the Objection Deadline upon:

The Reorganizing Debtors:

ATA Airlines, Inc.

7337 West Washington Street
Indianapolis, IN 46231-1328

Attn:       Brian T. Hunt, Senior Vice President and General Counsel

Fax:  317-282-7091

Brian.Hunt@iflyata.com

Counsel for the Reorganizing Debtors:

Baker & Daniels LLP

300 North Meridian Street, Suite 2700

Indianapolis, Indiana 46204

Attn:	James M. Carr
Terry E. Hall

Fax:  (317) 237-1000

jim.carr@bakerd.com

terry.hall@bakerd.com

Counsel for the Official Committee of Unsecured Creditors of the Reorganizing Debtors:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York 10022-2524

Attn:       Lisa Beckerman

Fax:  (212) 872-1002

lbeckerman@akingump.com

Greenebaum Doll & McDonald PLLC

3300 National City Tower

101 S. Fifth Street

Louisville, KY 40202

Fax:  502-587-3695

Attn:       C. R. Bowles, Jr.

CRB@gdm.com

Counsel for the ATSB:

United States Department of Justice

Commercial Litigation Branch

Civil Division

P.O. Box 875, Ben Franklin Station

Washington, D.C. 20044

FOR OVERNIGHT DELIVERY:

1100 L Street, NW

Room 10006

Washington, DC 20005

Fax:	(202) 307-0494
(202) 514-9163
Attn:	Andrea Horowitz Handel
Matthew J. Troy

andrea.handel@usdoj.gov

matthew.troy@usdoj.gov

- and -

Curtis, Mallet-Prevost, Colt & Mosle, LLP

101 Park Avenue

New York, NY 10178-0061

Fax: (212) 697-1559

Attn:	Steven J. Reisman
Andrew M. Thau

sreisman@cm-p.com

athau@cm-p.com

Counsel for Southwest Airlines, Co.:

Bell, Boyd & Lloyd LLC

70 West Madison Street

Suite 3300

Chicago, IL 60602-4207

Fax: (312) 827-8000

Attn:	David H. Heroy
Steven A. Domanowski
DHeroy@bellboyd.com
SDomanowski@bellboyd.com

Counsel for New Investor, New DIP Lender, or MatlinPatterson:

Sidley Austin Brown and Wood LLP

787 Seventh Avenue

New York, New York 10019

Fax: (212) 839-5599

Attn:	Duncan N. Darrow
Shalom Kohn

ddarrow@sidley.com

skohn@sidley.com

United States Trustee:

Office of the United States Trustee

101 West Ohio Street, Suite 1000

Indianapolis, Indiana 46204

Fax:  (317) 226-6356

Attn:       Joseph McGonigal

joe.mcgonigal@usdoj.gov

F.             Holders of Claims and Equity Interests Entitled To Vote

Under Section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), (b) reinstates the maturity of such claim or interest as it existed before the default, (c) compensates the holder of such claim or interest for any damages resulting from such holder’s reasonable reliance on such legal right to an accelerated payment, and (d) does not otherwise alter the legal, equitable, or contractual rights to which such claim or interest entitles the holder of such claim or interest.

In general, a holder of a claim or interest may vote to accept or reject a plan if (1) the claim or interest is “allowed” which means generally that it is not disputed, contingent, or unliquidated, and (2) the claim or interest is impaired by a plan.  If the holder of an impaired claim or interest will not receive any distribution under the plan in respect of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and provides that the holder of such claim or interest is not entitled to vote.  If the claim or interest is not impaired, the Bankruptcy Code conclusively presumes that the holder of such claim or interest has accepted the plan and provides that the holder is not entitled to vote.

The holder of a Claim or Interest against any Reorganizing Debtor (and such Claim or Interest is “Impaired” under the Plan) is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim or Interest; and (2) (a) the Claim has been scheduled by the Reorganizing Debtors (and is not scheduled as disputed, contingent, or unliquidated), or (b) the holder filed a proof of Claim on or before January 24, 2005 (or April 24, 2005 for governmental entities or such other date as established by order of the Bankruptcy Court), pursuant to Sections 502(a) and 1126(a) of the Bankruptcy Code and Bankruptcy Rules 3003 and 3018 and there is not, as of the Voting Deadline, an objection pending with respect to the Claim (unless and to the extent the Claim is temporarily allowed for voting purposes under Bankruptcy Rule 3018(a)).

ALL HOLDERS OF ALLOWED CLAIMS IN IMPAIRED CLASSES ARE ENTITLED TO VOTE ON THE PLAN.

G.            Treatment of Certain Unliquidated, Contingent, or Disputed Claims for Voting

Pursuant to the Solicitation Procedures Order and Section 1126 of the Bankruptcy Code, holders of Claims or Interests that appear on the Schedules as disputed, contingent, or unliquidated and that are not the subject of a timely filed proof of Claim, shall not be treated as a creditor with respect to such Claim or Interest for purposes of voting on the Plan, receiving distributions under the Plan, or receiving notices, other than by publication.

Proofs of claim (a) filed against any of the Reorganizing Debtors for a Claim that is within an impaired class and are (1) in an unliquidated or unknown or unascertained amount or (2) purports to be contingent (an “Unliquidated/Contingent Claim”), and (b) that are not the subject of a pending objection by Reorganizing Debtors are objected to under the Solicitation Procedures Order.

Unless the Holder of an Unliquidated/Contingent Claim obtains an order pursuant to Bankruptcy Rule 3018(a) as ordered in the Solicitation Procedures Order, any Ballot with respect to such Unliquidated/Contingent Claim shall be counted in determining whether the numerosity requirement of Section 1126(c) of the Bankruptcy Code has been satisfied, but shall be counted only in the amount of $1.00 in determining whether the aggregate dollar amount requirement of Section 1126(c) of the Bankruptcy Code has been satisfied.

Any Claim or Interest, as to which an objection (including Unliquidated/Contingent Claims) has been filed on or before December 21, 2005, shall not be counted for any purpose in determining whether the requirements of Section 1126(c) of the Bankruptcy Code have been met, unless (a) such Claim or Interest has been temporarily allowed for voting purposes pursuant to Bankruptcy Rule 3018(a) and in accordance with the Solicitation Procedures Order or (b) to the extent that the objection to such Claim or Interest has been resolved by the Bankruptcy Court in favor of the purported Claim or Interest holder asserting the Claim or Interest.

As set forth in the Solicitation Procedures Order, holders of Claims or Interests that are the subject of an objection that has been filed on or before December 21, 2005 must file motions to have their Claims temporarily allowed for voting purposes on or before January 13, 2006.  A holder of a Claim whose Claim may be objected to after December 21, 2005 but before January 13, 2006, will have ten (10) days from the date the objection is filed to file a motion to have their claim temporarily allowed under Bankruptcy Rule 3018(a).  Claims that are objected to after January 13, 2006 must file a 3018(a) motion as soon as practicable, but in no event less than two (2) days prior to the Confirmation Hearing, so as to allow a hearing on such motion at the Confirmation Hearing.  Estimation of Claims for voting may also be stipulated by agreement with the Reorganizing Debtors and approved by the Bankruptcy Court.  Ballots may be sent to holders of Claims whose Claims are the subject of an objection, however, unless an order of the Bankruptcy Court has been entered estimating the Claim for voting purposes on or prior to the Confirmation Hearing any such Ballot will not be counted.

IF YOU HOLD A CLAIM OR INTEREST TO WHICH THE REORGANIZING DEBTORS HAVE OBJECTED, IN ORDER TO HAVE YOUR CLAIM OR INTEREST TEMPORARILY ALLOWED FOR VOTING PURPOSES YOU MUST FILE AND SERVE A RULE 3018(a) MOTION IN ACCORDANCE WITH THE SOLICITATION PROCEDURES ORDER.  HOLDERS OF CLAIMS THAT ARE THE SUBJECT OF AN OBJECTION WHO DO NOT TIMELY FILE A RULE 3018(a) MOTION SHALL NOT BE ENTITLED TO VOTE AND ANY SUCH VOTE SHALL NOT BE COUNTED.

H.            Vote Required for Acceptance by a Class

As a condition to confirmation of the Plan, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class, but for that purpose, counts only those who actually vote to accept or reject the plan.  Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in dollar amount and a majority in number actually voting cast their Ballots in favor of acceptance.  Holders of Claims who fail to vote are not counted as either accepting or rejecting the Plan or in determining whether the requisite majorities have voted to accept the Plan.

A vote may be disregarded if the Bankruptcy Court determines, pursuant to Section 1126(e) of the Bankruptcy Code, that is was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

The Solicitation Procedures Order sets forth other criteria for vote tabulation as well as assumptions and procedures for tabulating Ballots that are not completed fully or correctly.

I.              Confirmation of Plan Over Rejection by an Impaired Class (“Cram-Down”)

Section 1129(b) of the Bankruptcy code allows a bankruptcy court to confirm a chapter 11 plan, even if such plan has not been accepted by all impaired classes entitled to vote on such plan; provided, however, that such plan has been accepted by at lease one impaired class.

Section 1129(b) of the Bankruptcy codes states that notwithstanding the failure of an impaired class to accept a chapter 11 plan, the plan shall be confirmed, on request of the proponent of the plan, in a procedure commonly known as “cram-down,” so long as the plan does not “discriminate unfairly” and is “fair and equitable” with respect to each class of claims or equity interests that is impaired under, and has not accepted, the plan.

In general, a plan does not discriminate unfairly if it provides a treatment to the class that is substantially equivalent to the treatment that is provided to other classes that have equal rank.  In determining whether a plan discriminates unfairly, courts will take into account a number of factors, including the effect of applicable subordination agreements between parties.  Accordingly, two classes of unsecured Creditors could be treated differently without unfairly discriminating against either class.

The condition that a plan be “fair and equitable” with respect to a non-accepting class of secured claims includes the requirements that:  (i) the holders of such secured claims retain the Liens securing such claims to the extent of the allowed amount of the secured claims, whether the property subject to the Liens is retained by debtor or transferred to another entity under the plan; and (ii) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the Effective Date, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.

The condition that a plan be “fair and equitable” with respect to a non-accepting class of unsecured claims includes the requirement that either:  (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the Effective Date, equal to the allowed amount of such claim; or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain any property under the plan on account of such junior claim or interest.

The condition that a plan be “fair and equitable” with respect to a non-accepting class of equity interests includes the requirements that either:  (i) the plan provide that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the Effective Date, equal to the greater of (a) the allowed amount of any fixed liquidation preference to which such holder is entitled, (b) any fixed redemption price to which such holder is entitled, or (c) the value of such interest; or (ii) if the class does not receive such an amount as required under (i), no class of equity interests junior to the non-accepting class may receive a distribution under the plan.

The Plan Proponents shall seek Confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code with respect to any Impaired Class, as applicable, presumed to reject the Plan, and reserve the right to do so with respect to any other rejecting Class of Claims or Interests, as applicable, and/or to modify the Plan.  Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by at least one Class that is Impaired under the Plan.

IV.           DESCRIPTION OF THE REORGANIZING DEBTORS

A.            Introduction

Since the Petition Date and with the assistance of new management, the Reorganizing Debtors have made a number of fundamental changes to their business operations designed to improve their financial results and to allow Reorganized ATA to emerge from its Chapter 11 Case as a competitive low cost passenger air carrier.  Key initiatives include: focusing on a business plan for scheduled service to maximize the benefit of the codesharing arrangement with Southwest Airlines Co. (“Southwest”); maintaining ATA’s position as a leading provider of military passenger charter services; eliminating unprofitable routes; reducing operating costs, including management and other employee expenses; and rejecting or renegotiating uneconomic contracts and leases to reduce associated costs and ultimately to achieve sustained profitability.

The Reorganizing Debtors have taken a number of steps to achieve these objectives, including, among other things:

•      Appointed a new management team led by Chief Executive Officer John Denison;

•      Eliminated unprofitable scheduled service routes;

•      Established a codesharing arrangement with Southwest for scheduled passenger air transportation service;

•      Obtained the commitment from the New Investor and New DIP Lender(s) to provide the New DIP Facility, the New Investor Equity, and the New Investor Exit Facility;

•      Liquidated the assets of certain Affiliates, including a captive regional carrier based in Chicago (C8), and a travel club and travel agency (Ambassadair and Amber Travel), eliminating the need to continue subsidization of those operations by ATA and Holdings to the extent such need existed;

•      Reduced aircraft equipment expenses through the rejection and renegotiation of leases;

•      Amended the collective bargaining agreements with the unions representing the cockpit crews and the flight attendants to achieve significant cost savings;

•      Entered into an agreement with the Indianapolis Airport Authority (“IAA”) and Regions Bank (“Regions”) to substantially reduce occupancy costs for the corporate headquarters and Indianapolis Maintenance Facility and eliminate a substantial mortgage obligation;

•      Outsourced certain maintenance functions and rebid certain maintenance contracts and outsourced reservations functions, and took other actions to generate savings;

•      Reduced occupancy and use costs at Chicago Midway International Airport (“Midway”), and obtained a $20 million reduction of secured debtor-in-possession loan indebtedness to Southwest in connection with that downsizing; and

•      Negotiated agreements with Southwest and the City of Chicago, resulting in an enhanced codesharing arrangement, a more efficient and economical scheduled service presence at Midway, and the resolution of various Claims by the City of Chicago against the Reorganizing Debtors.

The Reorganizing Debtors believe these actions and the actions contemplated in the New Business Plan described in Section VII of this Disclosure Statement will result in the viability of the business of the Reorganized Companies outside of the protections of Chapter 11 of the Bankruptcy Code.

B.            History

The predecessor of ATA was founded in 1973 as Ambassadair, an air travel club, by J. George Mikelsons in Indianapolis, Indiana.  When the airline industry was deregulated in 1978, ATA became certified as a common-air carrier and acquired eight Boeing 707s.  In 1984, Mr. Mikelsons formed Amtran, Inc. (“Amtran”), which served as a holding company for Ambassadair, ATA and future affiliates.  In 1990 and 1991, ATA was the largest civilian passenger carrier, based on missions flown, for the U.S. military transporting 108,000 military personnel on 494 missions to the Persian Gulf for Operation Desert Storm.

In 1992, ATA began providing scheduled service from Midway, serving 500,000 passengers in its first year.  Amtran completed an initial public offering in 1993 and began to trade on the Nasdaq Market.  ATA began providing scheduled service to the Hawaiian market in 1994.  In early 2002, Midway opened a new terminal and ATA initiated nonstop service to additional domestic and international destinations.  In 2002, Amtran changed its name to ATA Holdings Corp.(8)  In 2003, ATA changed its name from American Trans Air, Inc. to ATA Airlines, Inc.

When the terrorist attacks of September 11, 2001 forced the entire industry to contract, ATA was the largest carrier operating from both Indianapolis and Midway and the third largest carrier overall in Chicago, based on the number of passengers flown.  In November 2002, the Air Transportation Stabilization Board (the “ATSB”) guaranteed $148.5 million of a $168 million term loan made by the ATSB Lenders to ATA.  However, that cash infusion proved to be

(8)   Shortly after the Petition Date, Holdings’ securities were delisted from the Nasdaq Market.  Since the delisting, Holdings’ common stock has continued to trade under the symbol “ATAHQ” on the over the counter market.

insufficient to overcome the problems facing ATA such as escalating fuel prices, a fleet designed for a robust expansion, onerous aircraft rental terms agreed to under circumstances no longer extant, increasing labor costs, loss of cash due to the 100% holdback imposed by ATA’s primary credit card processor, and $300 million of unsecured debt maturities.  These challenges combined with effects of the events of September 11, 2001 caused the Debtors to seek to reorganize under the Bankruptcy Code.

C.            Corporate Structure

The Reorganizing Debtors consist of Holdings and its wholly owned subsidiaries: ATA, Cargo, Execujet, and Leisure.

Holdings is the sole shareholder of the following non-debtor entities:  Kodiak Call Centre Ltd., AATC Holding, Inc., Key Tours, Inc., Amber Holdings, Inc., Travel Charter International, LLC, Consultrav, Inc, Washington Street Aviation, LLC, and Sixty-Third Street Aviation, LLC.  The assets of those non-debtor entities are immaterial to Holdings.  These non-debtor entities are not affected by the Chapter 11 Cases.

D.            Existing Capital Structure Of The Reorganizing Debtors

1.             Senior Unsecured Notes

In January, 2004, in a continued effort to address the liquidity problems created by the economic conditions the Debtors faced since 2001, Holdings successfully completed exchange offers (“Exchange Offers”) for its then existing $300 million of senior unsecured notes consisting of $175 million 10 1/2% Senior Notes due in August 2004 (“2004 Notes”) and $125 million 9 5/8 % Senior Notes due December 2005 (“2005 Notes” and together with the 2004 Notes, the “Exchangeable Notes”).

Under the Exchange Offers, $155 million of the 2004 Notes and $105 million of the 2005 Notes were tendered and exchanged.  Holdings paid $7.8 million and issued $163.1 million in aggregate principal amount of 2009 Senior Unsecured Notes for the 2004 Notes exchanged, and paid $5.2 million and issued $110.2 million in aggregate principal amount of 2010 Senior Unsecured Notes for the 2005 Notes exchanged.

In connection with the Exchange Offers, Holdings also obtained the consent of the holders of the Exchangeable Notes to amend or eliminate certain of the restrictive operating covenants and certain default provisions of the indentures governing the Exchangeable Notes.  The unexchanged 2004 Notes matured in early August 2004 and were redeemed.  The 2009 Senior Unsecured Notes, 2010 Senior Unsecured Notes and the unexchanged 2005 Notes are collectively referred to as the “Old Holdings Unsecured Notes.”

The aggregate principal amount of the Old Holdings Unsecured Notes outstanding as of the Petition Date was approximately $293,302,000.  Wells Fargo Bank Northwest, N.A., as the indenture trustee (“Indenture Trustee”) of the Old Holdings Unsecured Notes, filed proofs of claim on behalf of the holders of the Old Holdings Unsecured Notes.

2.             Old Holdings Common Stock and Preferred Stock

Holdings is a publicly held company.  As of the Petition Date, Holdings had approximately 280 registered shareholders and its common stock was listed on the Nasdaq National Market under the symbol “ATAH.”  On November 5, 2004, the common stock was delisted.  Holdings has not paid dividends to its common shareholders since becoming publicly held.

In late 2000, Holdings issued and sold 500 shares of Series A redeemable preferred stock, without par value (“Existing Series A Preferred Stock”), at a price and liquidation amount of $100,000 per share.

Also in late 2000, Holdings issued and sold 300 shares of Series B convertible redeemable preferred stock, without par value (“Existing Series B Preferred Stock”), at a price and liquidation amount of $100,000 per share.

3.             ATSB Loan

On November 20, 2002, ATA executed a Loan Agreement with the ATSB Lenders and obtained a $168,000,000 secured term loan (the “ATSB Loan”).  The ATSB Loan consists of a $148,500,000 Tranche A Loan (the “Tranche A Loan”) and a $19,500,000 Tranche B Loan (the “Tranche B Loan”).  As of the Petition Date, the Tranche A Loan lenders were Govco Incorporated (“Govco”), as the Primary Tranche A Lender, and Citibank, N.A. (“Citibank”), as the Alternate Tranche A Lender (together with Govco and their respective successors and permitted assigns, the “Tranche A Lenders”).  Citibank was the sole lender on the Tranche B Loan (the “Tranche B Lender”).  The Tranche B Lender participated a portion of the Tranche B Loan to others (the “Tranche B Loan Participants;” and collectively with the Tranche A Lenders and the Tranche B Lender and the ATSB, the “ATSB Lenders”).  The repayment of the Tranche A Loan was guaranteed by the ATSB.  The ATSB satisfied its obligations under the guarantee by paying the amount owed with respect to the Tranche A Loan to the Tranche A Lenders and thereby subrogating ATSB to the rights and claims of the Tranche A Lenders.  ATA’s obligations to the ATSB Lenders are guaranteed by all of the Reorganizing Debtors as well as the Liquidating Debtors.(9)

The ATSB Loan was collateralized by first priority security interests granted by ATA in the Appraised Collateral, the Pledged Accounts, the Pledged Equipment and the proceeds of the foregoing, including substantially all of ATA’s cash in ATA’s bank accounts on hand as of the Petition Date (collectively, the “Pre-Petition Collateral”), which is more fully described in the Cash Collateral Order and the ATSB Loan documentation.  The Debtors’ use of ATSB Lenders’ Cash Collateral is more fully described in Section V.C.4 of this Disclosure Statement.  The Pre-Petition Collateral is shared on a pro rata basis among the ATSB Lenders.

(9)  A creditor of C8 has questioned the validity of C8’s guarantees under the ATSB Loan, but no determination of that issue has been made by the Bankruptcy Court.

The outstanding balance claimed by the ATSB Lenders as of the Petition Date was $140,564,059.75, including accrued but unpaid interest.

In February, 2005, the ATSB satisfied its obligations under the guarantee by paying the amount owed with respect to the Tranche A Lenders and thereby subrogating the ATSB to the rights and claims of the Tranche A Lenders.

On April 19, 2005, the Bankruptcy Court approved the ATSB Lenders Settlement Agreement among the Debtors and the ATSB Lenders.  The ATSB Lenders Settlement Agreement is more fully described in Section V.C.4. of this Disclosure Statement.  Following payments made during the Chapter 11 Cases and pursuant to the ATSB Lenders Settlement Agreement, the balance of the ATSB Loan is estimated to be $95 million.

The current stipulation extending the period in which the Debtors may use, sell and lease the Cash Collateral and other Pre-Petition Collateral under the terms of the Cash Collateral Order is scheduled to expire at the close of business on December 15, 2005.  The Debtors anticipate one or more extensions to the Cash Collateral Order, subject to the negotiation of mutually acceptable terms with the ATSB Lenders.

4.             Letter of Credit Facility

Certain obligations including obligations related to workers’ compensation accounts and airport landing rights and fees are secured by letters of credit issued pursuant to a credit agreement (“Letter of Credit Facility”) between ATA and National City Bank of Indiana.  The Letter of Credit Facility secures up to an aggregate of $40 million of ATA’s obligations.  The Letter of Credit Facility is fully collateralized with Cash in an amount equal to the then outstanding third party letters of credit (foreign letters of credit are collateralized at 110%, but the amount of such foreign letters of credit is immaterial as compared to the total Letter of Credit Facility).  The Letter of Credit Facility was amended and restated and on September 26, 2005, and was approved, as amended and restated, by an order of the Bankruptcy Court.

5.             Credit Card Holdback

Pursuant to agreements with its credit card processing agents negotiated and assumed during these Chapter 11 Cases, tickets charged on credit cards are subject to up to 100% holdback by the credit card processing agents.  As of September 30, 2005, these holdbacks represented $63.8 million being held by these agents until the tickets are redeemed by flights.

6.             Section 1110 Aircraft

As of the Petition Date, ATA operated a fleet of 82 aircraft as follows:  33 Boeing 737-800, 15 Boeing 757-200, 12 Boeing 757-300, 5 Lockheed L1011, and 17 SAAB 34B.  ATA owned two of the SAAB aircraft and four of the L1011 aircraft and related engines.  Two of the owned L1011 aircraft and their related engines and documentation, and the two Saab 340B and their related engines, propellers and documentation were pledged to the ATSB Lender Parties as collateral for the ATSB Loan and two owned L1011 aircraft and related engines and documentation were pledged to Fleet.  The remaining 76 aircraft and related engines were leased and were eligible for Bankruptcy Code Section 1110 protection (the “Section 1110 Fleet”).

The Section 1110 Fleet was leased by ATA under a variety of leasing mechanisms including enhanced equipment trust certificates (“EETC”) and private transactions.

Subject to the requirements of Bankruptcy Code Section 1110, ATA entered into agreements with certain of its aircraft lessors for the continued use of the aircraft during the Chapter 11 Cases and after emergence.

ATA has taken action to substantially reduce its aircraft lease expense.  During the months of September, 2004 and September, 2005, accrued aircraft and engine lease expenses were $22.7 million and $11.3 million, respectively.  By September, 2006, accrued aircraft and engine lease expenses for aircraft and engines is expected to be further reduced to $7.6 million.

7.             Significant Deposits

ATA has a commitment to purchase, subject to securing acceptable financing, seven new Boeing 737-800 aircraft for delivery between July 2007 and December 2007 and four spare engines for delivery between 2005 and 2008.  These deliveries may be delayed for one year periods through December 31, 2010.  As of the Petition Date, ATA had paid $4.9 million of pre-delivery deposits to secure delivery of these aircraft.

8.             Real Property Lease Guarantees

Washington Street Aviation, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Washington Street”) is the lessee under a Ground Lease with the City of Chicago, executed in January, 2002 (as amended to date, the “Ground Lease”) for approximately 22.85 acres of unimproved land located at the northeast corner of Cicero Avenue and 72nd Street in Chicago, Illinois, and a related Development Agreement, pursuant to which Washington Street would develop a training center facility, parking facilities, hotel, restaurant and related commercial facilities.  ATA is a signatory to the Ground Lease, for purposes of providing a form of performance guaranty.  The Ground Lease provides that if Washington Street fails to perform any of its primary rent payment and other obligations under the Ground Lease, the City may demand that ATA , as guarantor with respect to those obligations, undertake such obligations as if ATA were Washington Street.  It further provides that if ATA fails to do so, the City may invoke against ATA any of the remedies that would be available against Washington Street under the default provisions of the Ground Lease.  Under the Ground Lease, Washington Street owes in additional rent any insufficiency of debt service on Midway Airport Revenue Bonds that the City of Chicago is obligated to repay from taxes related to the redevelopment of the leased property.  The total amount of the debt service, including interest, from 2006 through 2021 is approximately $27.2 million.

Reorganizing Debtors contend that, if the provisions of the Ground Lease obligate ATA, its obligation is as a guarantor which may be limited by Section 5.02(b)(6) of the Bankruptcy Code.

The City of Chicago strenuously contests this contention by the Reorganizing Debtors.  The City of Chicago asserts the following with respect to such contention:

Section 502(b)(6) of the Bankruptcy Code only applies (1) after an objection to a creditor’s proof of claim has been filed by the debtor and (2) if such claim is a claim of a lessor for damages resulting from the termination of a lease of real property.  Clearly, it does not apply in the instant case.  First, the Debtors have not objected to Chicago’s proof of claim, which was filed on or about April 20, 2005 as a secured claim in the amount of $26,101,751.  A portion of Chicago’s claim derives from ATA’s obligation as a guarantor of the Washington Street LLC ground lease and any “debt service” which may be owed to Chicago.  Second, Chicago’s claim is plainly not the claim of a lessor for damages resulting from the termination of a lease of real property as is required under Section 502(b)(6).  The legislative history of Section 502(b)(6) makes it absolutely clear that the phrase “lease of real property” in Section 502(b)(6) applies only to a “true” or bona fide lease and does not apply to financing leases of real property or interests in real property or the leases of such property that are intended as security.  See S. Rep. No. 95-989, 95 Con., 2nd Sess. 64 (1978), reprinted in App. Pt. 4(e)(i) infra.; See also in re PCH Assoc., 949 F.2nd 585 (1nd Cir. 1991) (term “lease of real property” does not apply to a lease intends of security, but rather, applies only to a true lease.)  . . . If ATA chooses to file an objection to Chicago’s claim, the issue could be litigated before the Bankruptcy Court at a later time.

E.             Operations

ATA provides scheduled airline services to major metropolitan markets, Hawaii, and other leisure destinations.  Beginning in February, 2005, ATA began providing customers additional destinations in the United States through a codesharing arrangement (the “Codeshare”) with Southwest.  Upon implementation of an expanded codesharing arrangement with Southwest, ATA will have an expanded opportunity for codesharing sales.  See Section V.I. for more information.

ATA also has provided charter passenger airline services to the U.S. military since 1983, and is currently one of the largest commercial airline providers of these services.  In addition, ATA provides commercial passenger charter airline services, primarily through U.S. tour operators.  Commercial charter revenue has declined significantly since 2000, primarily due to the retirement of certain Lockheed L-1011 and Boeing 727-200 aircraft that ATA formerly used in commercial charter flying.  ATA’s Boeing 737-800 and 757-300 aircraft are economically disadvantaged when used in the lower-utilization charter business due to their higher fixed-ownership costs.  In addition, decreases in general airline fare levels throughout the

United States since 2000 have reduced the opportunity to operate profitably commercial charter flights.

ATA’s administration and flight operations are headquartered in Indianapolis, Indiana.  ATA also presently maintains its FAA-certified Maintenance and Engineering Center in Indianapolis, Indiana.

Cargo provides cargo carrier service on ATA flights.  Cargo has contracts with certain parties to provide cargo carrier service, the most significant being a contract with the United States Postal Service.  Cargo will be merged into ATA on or before the Effective Date.

Leisure ceased active operations in 2002, but continues to receive royalties from the license of its name to Mark Travel, Inc. under an agreement that extends through December 31, 2008.  Leisure will be merged into ATA on or before the Effective Date.

Execujet provides small aircraft private charter services, as well as support for crew transport, for both military and scheduled services of Reorganizing ATA.  Execujet will continue as a Reorganized Company separate from Reorganized ATA.

The following table summarizes the revenue sources (principally ATA) of the Reorganizing Debtors and the Liquidating Debtors for the periods indicated (in millions):

Type of Service	Nine months ended September 30, 2005	Year ended Dec. 31 2004	Year ended Dec. 31 2003	Year ended Dec. 31 2002	Year ended Dec. 31 2001	Year ended Dec. 31 2000

Scheduled Service	$506.0	$1099.9	$1085.4	$886.6	$820.7	$753.3
Military Charter	313.7	326.9	296.9	177.9	167.5	188.6
Comm. Charter	10.6	32.0	69.3	131.3	192.2	246.7
Other	39.6	73.8	66.9	81.6	95.1	103.0.
Total	$869.9	$1532.6	$1518.5	$1277.4	$1275.5	$1291.6

Percentage of Consolidated Revenues
Scheduled Service	58.2%	71.8%	71.5%	69.4%	64.3%	58.3%
Military Charter	36.1%	21.3%	19.6%	13.9%	13.1%	14.6%
Comm. Charter	1.2%	2.1%	4.6%	10.3%	15.1%	19.1%

For additional information about the historic financial condition and performance of the Reorganizing Debtors’ (and the Liquidating Debtors’) business and operations, please refer to Holdings’ Annual Report on Form 10-K for the year ended December 31, 2004, and Holdings’ Quarterly Reports on Form 10-Q for the first quarter ended March 31, 2005, the second quarter ended June 30, 2005, and the third quarter ended September 30, 2005.  These filings are available by visiting the SEC’s website at http://www.sec.gov or ATA’s website at http://www.ata.com under “Investor Relations.”

The Reorganizing Debtors believe that once the restructuring and business improvement initiatives (including those described in this Disclosure Statement) have been completed, the business operations of the Reorganized Companies will be substantially different than the business of the Debtors prior to the Petition Date.  Because the Reorganizing Debtors have already achieved some of their restructuring and business improvement goals, the discussions of the business and financial activities of the Debtors for periods prior to 2005 in this Disclosure Statement and Holdings’ SEC filings do not necessarily reflect accurately the current business and financial activities of the Reorganizing Debtors and are not indicative of the results that would be expected for the Reorganized Companies under the New Business Plan.

F.             Employees

On the Petition Date, the Debtors employed a staff of 7,937 full and part-time personnel, of whom approximately 2,900 were represented under collective bargaining agreements.  As of October 31, 2005, the Reorganizing Debtors employed approximately 3,858 full-time and 356 part-time employees, 60% of whom were represented under collective bargaining agreements.  ATA expects to reduce further the number of full and part-time personnel further based upon ATA’s previously announced reductions in scheduled commercial passenger service in the first quarter of 2006.

ATA’s flight attendants are represented by the Association of Flight Attendants (“AFA”).  The current AFA collective bargaining agreement became subject to amendment in October, 2004.  ATA and AFA amended that agreement on October 15, 2004. Under the amended AFA agreement, the base hourly pay rate for cabin crew members was reduced effective October 15, 2004 by 10% through October 15, 2006.  As of November 21, 2005, AFA has ratified a new letter agreement with the ATA that extends the 10% wage reduction through all of 2006 and includes additional concessions, as well as extending the amendable date of the collective bargaining agreement through October, 2008.

ATA’s cockpit crews are represented by the Air Line Pilots Association (“ALPA”).  During the third quarter of 2004, ATA reached an agreement to amend its contract with its cockpit crewmembers.  Under the amendment, crewmembers agreed to forego contractual rate increases that otherwise would have become effective July 1, 2004 and July 1, 2005.  The amendments included new contractual increases effective July 1, 2006 and July 1, 2007.  In February 2005, ATA signed a letter of agreement for the time period from January 31, 2005 through May 31, 2005.  Under the period of the letter of agreement, the cockpit crewmembers agreed to an approximate 20% pay reduction, certain work rule changes and a 50% reduction in contributions to the Crewmember Money Purchase Plan.  A further letter agreement extended the pay reduction adjusted to 18% from June 1, 2005 through September 30, 2005.

ATA reached a further agreement based upon the ATA/ALPA Tentative Agreement Long Term Relief 9/16/2005 in September, 2005 with ALPA in connection with the settlement  (the “1113 Compromise”) of a motion under Section 1113(c) of the Bankruptcy Code filed by ATA seeking permanent relief from the collective bargaining agreement.  ATA expects this settlement agreement to result in material savings during the period from September 30, 2005 through September 30, 2008.  Under the 1113 Compromise, ALPA members may become equity holders of New Holding Company pursuant to the ALPA Stock Option Plan attached as Exhibit J to the Plan.

ATA’s flight dispatchers are represented by the Transport Workers Union (“TWU”).  The current TWU collective bargaining agreement became subject to amendment in August 2004.  ATA’s ramp service agents elected to be represented by the International Association of Machinists (“IAM”) in February 2001.  On September 10, 2004, the ramp workers ratified a first collective bargaining agreement with ATA.  In February 2002, ATA’s aircraft mechanics elected to be represented by the Aircraft Mechanics Fraternal Association (“AMFA”).  ATA began negotiations with the AMFA in October 2002, but no collective bargaining agreement has been finalized.  In March 2004, ATA’s storekeepers elected to be represented by the IAM.  ATA began negotiations with the IAM in its representation of the storekeepers in April 2005, but no collective bargaining agreement has been finalized.

While ATA believes that relations with its employees remain good, any prolonged dispute with employees or work stoppages, whether or not represented by a union, could have a material adverse impact on the Reorganized Companies’ financial condition, results of operations and cash flows.

G.            Fleet and Ground Properties

On the Petition Date, ATA was certified to operate a fleet of 82 aircraft.(10)  The following table summarizes the ownership characteristics of each aircraft type as of the end of 2004.

	Owned	Leased

Lockheed L-1011-100	—	1

Lockheed L-1011-500	4	—

Boeing 737-800	—	33

Boeing 757-200	—	15

Boeing 757-300	—	12

SAAB 340B	2	15

TOTAL	6	76

(10)         The Saab 340B aircraft were subleased to C8 by ATA.

ATA’s prepetition operating leases required periodic cash payments that varied in amount and frequency.  Many of these aircraft operating leases were originally structured to require very significant cash payments in the early years of the leases in order to obtain more favorable lease rates over the entire term.  These frontloaded lease payments are reflected as capitalized rents on the financial statements.

ATA expects to reduce the size of the fleet to approximately 30 aircraft by the Effective Date.  This has been or will be accomplished by rejecting non-economic leases and obtaining new leases of more appropriately sized aircraft on more favorable economic terms.  ATA has restructured many of its leases for aircraft and spare engines which are being retained to achieve lower lease rates and more level periodic lease payments.

ATA leases three adjacent office buildings in Indianapolis consisting of approximately 126,400 square feet (the “Headquarters Campus”), under a lease that expires in August, 2010. These buildings are located approximately one mile from the Indianapolis International Airport terminal and are used as principal business offices.  This lease was renegotiated in late summer, 2005, resulting in an estimated rental savings (net of increases in other costs to be paid by ATA, as lessee) to ATA of approximately $457,000 each year over the term of the lease.  In addition, the IAA, as lessor, agreed to pay for up to $770,000 of renovations to the office buildings comprising the Headquarters Campus.

ATA’s Maintenance Facility is located at the Indianapolis International Airport. This 150,000-square-foot facility was designed to meet the base maintenance needs of ATA’s operations, as well as to provide support services for other maintenance locations. In addition, ATA built and utilizes a 120,000-square—foot office building, immediately adjacent to ATA’s Indianapolis Maintenance Facility, which is occupied by its maintenance and engineering office staff, along with a flight operations center (“Building 4”).  The Maintenance Facility and Building 4 were built on real estate leased by ATA under a long-term ground lease from IAA.  ATA’s leasehold interests in that ground lease, and the improvements, including the Maintenance Facility and Building 4, were subject to a leasehold mortgage in favor of Regions Bank which secured two separate loans which as of the Petition Date totaled approximately $10,889,500.  No payments were made on these loans postpetition.  Pursuant to a multi-party agreement among ATA, Regions Bank and IAA, ATA assumed and assigned its ground leasehold interests to Regions Bank and concurrently leased back the Maintenance Facility for a term ending August 31, 2008, and leased back Building 4 for a term ending December 31, 2005, but with options to extend monthly to March 31, 2006.  Concurrently, Regions Bank released as satisfied its Claim (both secured and unsecured) against ATA for the mortgage secured loans.  This assignment and lease back transaction relieved ATA of its debt service obligations on the Regions Bank mortgage loans and will result in very significant reductions in rent and occupancy costs, as ATA consolidates its offices into the Headquarters Campus.

On the Petition Date, ATA was a lessee of Hangar No. 2 at Midway.  On December 23, 2004, ATA agreed to assign its leasehold rights in Hangar No. 2 to Southwest and, following the sale in March, 2005, subleased one of the two bays in Hangar No. 2 from Southwest.  This sublease has an initial term of three (3) years, with no options to extend.  This property is primarily used to perform line maintenance on ATA’s narrow-body fleets.

ATA routinely leases various properties at airports for use by passenger service, flight operations and maintenance staffs.  Many of these leases are secured by letters of credit provided through the Letter of Credit Facility.

H.            Management

The following sets forth certain information regarding officers of Holdings and ATA.

Name	Title

John G. Denison	President and Chief Executive Officer
Subodh Karnik	Senior Vice President, Chief Commercial Officer
Francis J. Conway	Chief Financial Officer
John W. Graber	Senior Vice President, Flight Operations and Maintenance
Brian T. Hunt	Senior Vice President, General Counsel and Secretary
Richard W. Meyer, Jr.	Senior Vice President, Employee Relations
Douglas F. Yakola	Senior Vice President, Customers and Ground Operations
Sean G. Frick	Vice President of Strategic Planning and Chief Restructuring Officer
Glen A. Baker	Vice President of Information Services
Wisty B. Malone	Vice President and Controller
Stanley J. Hula	Vice President of Planning

John G. Denison.  Age 60.  Mr. Denison joined ATA in January, 2005 as Co-Chief Restructuring Officer and was appointed Chief Executive Officer of ATA in February 2005, and of Holdings effective August 31, 2005.  Mr. Denison retired from Southwest as Executive Vice President of Corporate Services in 2001, after 15 years with Southwest.  Mr. Denison also previously held the position of Vice President Finance and Chief Financial Officer.  Prior to joining Southwest, Mr. Denison held various finance positions with The LTV Corporation (May 1980-March 1986) and Chrysler Corporation (August 1969-May 1980).  Mr. Denison graduated from Oakland University in Rochester, Michigan, with a B.A. in economics and received an M.B.A. in finance from Wayne State University in Detroit, Michigan.

Subodh Karnik.  Age 45.  Mr. Karnik joined ATA in May, 2005 as Senior Vice President and Chief Commercial Officer.  He is responsible for all revenue related functions at ATA, including sales, marketing, market planning, pricing, revenue management, e-commerce and distribution.  Prior to joining ATA, he was Senior Vice President of Marketing Planning at Delta Air Lines.  Before that, at Delta, he was Vice President, Finance - with responsibilities covering Corporate Development, Fleet Planning, and International. Prior to Delta, Mr. Karnik was at Continental Airlines, where he was Staff Vice President of International Finance, Chief Financial Officer of its Continental Micronesia subsidiary, and on the board of COPA Airlines.  Mr. Karnik is a graduate of Birla Institute of Technology and Science, India and the University of Michigan Ross School of Business.

Francis J. Conway.  Age 47.  Mr. Conway, a Managing Director in the Corporate Finance practice and leader of the Financial Restructuring practice with Navigant Capital Advisors, joined Holdings and ATA in May, 2005 as Chief Financial Officer.  Prior to joining Navigant, he was with Deloitte & Touche where he served as National Managing Partner for Deloitte & Touche’s Reorganization Services Group. In addition, Mr. Conway was a Managing Director and Regional Practice Leader of the Corporate Recovery Group of KPMG, and was a First Vice President at Lehman Brothers.  Mr. Conway graduated from New York University with a Bachelor of Science Degree in Accounting and Management and was a University Scholar.  Mr. Conway is a Certified Public Accountant in the State of New York.

John W. Graber.  Age 48.  Mr. Graber joined ATA in 1993 as a pilot.  From 1996 to 2005, he served ATA in various capacities, including Director of Flight Standards & Training,

System Chief Pilot & Director of Line Operations, Captain, and Check Airman.  In January, 2005, he was appointed Senior Vice President, Flight Operations and Maintenance.  Captain Graber is qualified to fly Boeing 737 aircraft.  An officer and pilot in the Army Reserve, he has held numerous command and flight operations posts as a reservist and on active duty.  He has served as a member of the Air Transport Association’s Training Committee, and Chairman of the Air Transport Association’s National Crew Resource Management Conference.  He is a member of the Advisory Board of the American Red Cross of Greater Indianapolis.  He graduated from Edison State University of Trenton, New Jersey, and is a cum laude Master of Business Administration graduate of the University of Notre Dame.

Brian T. Hunt.  Age 46.  Mr. Hunt was appointed Senior Vice President and General Counsel of Holdings and ATA in January, 2005.  Mr. Hunt joined ATA in September of 1990 and has served as Vice President, General Counsel and Corporate Secretary for Holdings and ATA.  He is also the Holdings’ Chief Compliance Officer.  Prior to joining ATA, he spent six years in private practice with Indianapolis based law firms. He is a graduate of the University of Dayton and received his law degree from Indiana University.

Richard (Dick) W. Meyer, Jr.  Age 57.  Mr. Meyer was appointed Senior Vice President of Employee Relations in December, 2004.  Mr. Meyer joined ATA in April 1989 as Vice President of Human Resources and continued in that role until August, 2001, when he was named Vice President of Labor Relations.  Mr. Meyer has responsibility for both Human Resources and Labor Relations and represents ATA in collective bargaining with all represented employee groups.  Prior to joining ATA, Mr. Meyer worked as a partner in an Indianapolis-based Human Resources consulting firm for over three years specializing in providing services to small and medium size entrepreneurial companies, including ATA.  Mr. Meyer is a graduate of Ball State University.

Douglas F. Yakola.  Age 41.  Mr. Yakola joined ATA in 2003, as Vice President, Station Operations and Cargo, and was promoted in 2005 to Senior Vice President, Customers & Ground Operations.  Before joining ATA, he served in several capacities at Northwest Airlines for 18 years.  Mr. Yakola holds a Master of Business Administration Degree from the Kellogg School of Management – Northwestern University, and a Bachelor of Science Business Administration Degree from the University of Central Florida.

Sean G. Frick.  Age 29.  Mr. Frick joined ATA in 1997, and was appointed Vice President of Strategic Planning in 2004 and Chief Restructuring Officer in January, 2005.  Mr. Frick has responsibility for financial planning and analysis for Holdings and ATA.  As Chief Restructuring Officer, Mr. Frick has been responsible for various matters related to the Debtors’ bankruptcy.  Mr. Frick holds a degree from Indiana University School of Business and has been involved in a variety of civic functions, including serving on the Indianapolis City-County Council.

Glen A. Baker.  Age 47.  Glen Baker joined ATA in 1982. He has maintained various information management responsibilities at the carrier, including most recently as Vice President of Information Services.  Mr. Baker was appointed to his current position as Vice President and Chief Information Officer in January, 2005.  In this role, he is responsible for all information technology at ATA. His experience has spanned all aspects of information technology, including technology strategy, process improvement, technical operations, voice and data communications, E-business, ERP systems, systems development and project management.  Prior to joining ATA, Mr. Baker was a software developer with Anacomp, Inc., an Indianapolis-based consulting and services company.  He serves on SBC’s global board of advisors and holds a bachelor of science from Franklin College in Indiana.

Wisty B. Malone.  Age 40.  Wisty Malone joined ATA in 1995 and has served as the carrier’s Vice President and Controller since 2003.  Her experience includes more than 10 years maintaining responsibilities in accounting, budgeting and financial reporting in the aviation industry.  In January, 2005, Ms. Malone assumed additional responsibilities as ATA’s Treasurer.  In this role, she is responsible for the Company’s banking and insurance relationships, as well as overseeing the Company’s cash management.  Prior to joining ATA, Ms. Malone spent eight years with the accounting firm KPMG.  While at KPMG, she held several management positions in the firm’s auditing and consulting practices.  Ms. Malone is a CPA and received her accounting degree from Indiana University.

Stanley J. Hula.  Age 62.  Stanley J. “Stan” Hula joined ATA (ATA Airlines, Inc.) in 1995, as Vice President of Planning.  His responsibilities include market development, revenue forecasting, business plan management, fleet planning and sales.  Prior to joining ATA, Mr. Hula served as Executive Director for Worldwide Transportation Group, Inc., a specialized transportation-consulting corporation that he co-founded.  WTG, Inc. included a client-base of airlines, hotels, airports and in-flight communications companies. Mr. Hula’s accomplished career includes 11 years with Continental Airlines as Vice President of Schedule Development.  He has also worked for Southern Airways as Director of Market Planning and Eastern Airlines.  Mr. Hula served as an adjunct professor in Business Mathematics at Georgia State University for four years.  Mr. Hula is a native of western Michigan and a graduate of Michigan State University.  He holds an M.B.A. from Butler University.

V.            THE CHAPTER 11 CASES

On October 26, 2004, the Debtors (including the Reorganizing Debtors) filed voluntary petitions for relief under chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of Indiana.  The Reorganizing Debtors continue to conduct their businesses and manage their properties as debtors in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.  The Liquidating Debtors remain in possession of their assets or the proceeds of their assets that are being held for distribution to creditors.  The following is a general summary of the Chapter 11 Cases, including events leading to the commencement of the Chapter 11 Cases, the stabilization of the Reorganizing Debtors’ businesses following the filing, restructuring and business improvement initiatives, and the Reorganizing Debtors’ New Business Plan.

A.            Events and Circumstances Leading To Commencement Of The Chapter 11 Cases

The following is a summary of the events and circumstances leading to the commencement of the Chapter 11 Cases:

Escalating Fuel Prices.  ATA’s average fully loaded price per gallon of jet fuel rose from $0.82 in the first half of 2002 to $1.61 in October, 2004. Given the rapid increase in jet fuel costs, coupled with the ATA’s equally rapid deterioration in credit quality, hedging became prohibitively expensive.

Fleet Poorly Suited for its Route Structure.  In 2000, ATA entered into agreements with Boeing Corporation and Boeing Capital Corporation, GE Commercial Aviation Services (“GECAS”) and International Lease Finance Corporation (“ILFC”) to replace its aging 24 B727-200 aircraft with 39 B737-800 and 10 B757-300 aircraft.  At that time, ATA was launching a major expansion at Midway, with future travel demand being predicted to remain robust.  However, in the aftermath of September 11, 2001, passenger volumes declined dramatically.  The additional aircraft deliveries, coupled with the fact that ATA had the most seats per aircraft of any domestic major airline, led to ATA operating with below average industry load factors.

High Aircraft Rental Rates with Onerous Payment Terms.  Many of ATA’s aircraft leases were originally structured prior to September 11, 2001 when the aircraft rental market was strong for lessors.  In addition, many of the leases were structured to require very significant cash rent payments in the early years of the lease in order to obtain more favorable lease rates over the terms of the leases.  Many of these large lease payments were coming due in the first quarter of 2005.

Increasing Labor Costs.  Since 2000, ATA signed four new labor contracts, each of which called for contractual increases in pay and reduced flexibility in work rules.  These contracts covered ATA’s cockpit crewmembers, flight attendants, dispatchers and ramp workers.  In addition, ATA’s mechanics and storekeepers had elected for union representation and began negotiating their first contracts.  In 2004, despite an agreement to postpone a scheduled July 2004 rate increase, higher pay rates and the retirement program in the ATA’s cockpit crewmember contract added approximately $48 million to ATA’s labor costs.  In 2004, ATA’s total labor cost had increased by $125 million over its costs in 2000.

Credit Card Holdback.  Since September, 2001, ATA has been subject to various holdback requirements by its credit card processors.  As of September 30, 2005, approximately $63.8 million of credit card sales was subject to such holdbacks, significantly reducing the amount of cash available to ATA.  Customarily, airlines receive cash from credit card processors shortly after a charged customer ticket sale is made.  Currently, ATA’s largest card processor, representing approximately 65% of all credit card purchases, holds back 100% of the cash of the customer purchase (including various governmental taxes and fees paid by the customer) until approximately the period in which the purchased travel is provided.

B.            Need for Restructuring and Chapter 11 Relief

Facing $300 million of unsecured debt maturities in 2004 and 2005 as well as significant aircraft rent pre-payments, in mid-2003 Holdings sought to financially restructure outside of the bankruptcy court process.  In January 2004, ATA reached an agreement with its largest aircraft lessors to reduce cash payments for aircraft leases through 2006.  In addition, bondholders exchanged approximately 85% of the $300 million in outstanding notes for higher coupon notes that matured approximately five years later.  The combined transactions significantly reduced Holdings cash obligations in 2004.

ATA worked hard to reduce costs through, among other measures, a reduction in labor costs, with a requested reduction in flight attendants’ salaries being approved by the AFA in October, 2004.  ATA also reached agreement with ALPA and the employee-members to amend their collective bargaining agreement for the two year period of July, 2004 through June, 2006.  The amendments included the elimination of July, 2004 pay increases, with the total projected savings over the two year period at that time estimated to aggregate approximately $43 million.  ATA also implemented pay reductions for certain of its non-union employees, and implemented a substantial reduction in the number of corporate employees.  Despite the cost-cutting efforts, Holdings, on a consolidated basis, realized an overwhelming net loss for the full year of 2004.

By early Fall 2004, ATA’s 2004 revenues were significantly below projections and fuel prices continued to increase.  Many of ATA’s Midway routes, faced with increasing competition from airlines operating at both Midway and O’Hare, were unprofitable, losing approximately $15 million per month in 2004.  Although ATA’s position in the Chicago market had long-term value, ATA did not have enough liquidity to weather near-term challenges.  ATA engaged Seabury Transportation Advisors LLC and Seabury Securities LLC, aviation financial advisor and investment banker, to sell its Midway operation, consisting of its leasehold interests in gates, hangars, ground equipment, aircraft and other supporting assets, which were collectively valued by Seabury as having a potential value, if sold, in excess of $500 million.  Although several strategic buyers expressed interest in a transaction, it was not possible to structure a deal that would allow ATA to avoid a Chapter 11 filing.

C.            Business Stabilization

1.             Continuation of Ordinary Course Transactions

Since the Petition Date, the Reorganizing Debtors have continued to operate as debtors in possession subject to the supervision of the Bankruptcy Court in accordance with the Bankruptcy Code.  While the Reorganizing Debtors are authorized to operate in the ordinary course of business, transactions outside of the ordinary course of business require Bankruptcy Court approval.  Actions with respect to which the Reorganizing Debtors have sought and obtained Bankruptcy Court approval as transactions outside the ordinary course of business chiefly reflect the Reorganizing Debtors’ strategic operational restructuring and right-sizing of the ATA fleet, including the rejection of certain aircraft leases and real property leases and the divestment of certain interests.  In addition, the Bankruptcy Court has approved the Debtors’ employment of attorneys, financial advisors and other professionals as required by the Bankruptcy Code to assist with its restructuring efforts and to guide the Debtors through their Chapter 11 Cases.

2.             Automatic Stay

An immediate effect of the filing of the Debtors’ Chapter 11 petitions was the imposition of the automatic stay under Section 362(a) of the Bankruptcy Code that, with limited exceptions, enjoined the commencement or continuation of the enforcement of liens against the property of the Debtors, the continuation of litigation against the Debtors and any collection efforts by creditors.  This relief afforded the Debtors with the “breathing spell” necessary to assess and reorganize their businesses.  The automatic stay remains in effect, unless modified or extended by the Bankruptcy Court or applicable law, until the Effective Date.

3.             First Day Motions and Emergency Motions

On the first day of these Chapter 11 Cases, the Debtors filed several motions seeking certain relief under what are referred to as “First-Day Orders.”  First-Day Orders are intended to facilitate the transition between a debtor’s prepetition and postpetition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the Bankruptcy Court.

The descriptions of the relief sought or obtained in these Chapter 11 Cases throughout this Disclosure Statement are summaries only.  All pleadings filed in the Chapter 11 Cases and all orders entered by the Bankruptcy Court are publicly available and may be found, read, printed, and downloaded from the Bankruptcy Court website found at www.insb.uscourts.gov.  Please note that access to pleadings at the Bankruptcy Court website requires registration on PACER and certain fees per page are charged.  Instructions for registration are at the Bankruptcy Court’s website.  In addition, pleadings, orders, schedules and statements of financial affairs, and other information are publicly available and may be found, read, printed, and downloaded without charge from The BMC Group, the Debtors’ noticing, claims, and balloting agent, website found at www.bmcgroup.com/ata.

The First-Day Orders in the Chapter 11 Cases authorized among other things:

•      joint administration of the Debtors’ Chapter 11 Cases;

•      maintenance of the Debtors’ bank accounts and operation of their existing cash management systems;

•      payment of employees’ accrued prepetition wages and benefit claims;

•      payment of certain prepetition taxes and other governmental charges and assessments;

•      continued utility services during the pendency of the Chapter 11 Cases;

•      continuation of the administration of certain insurance policies and obligations;

•      continuation of certain customer programs and obligations;

•      assumption of certain industry-specific contracts that provide for efficient settlement of inter-airline and other types of accounts that include offsetting entries;

•      limited authority to pay foreign vendors;

•      authority to pay certain lien claimants and secured lease transactions to avoid interruption of services or the costs of replacing drawn letters of credit;

4.             Use of Cash Collateral

On the Petition Date, essentially all the operating Cash of the Debtors constituted collateral (“Cash Collateral”) of the ATSB Loan, the outstanding balance of which was $140,564,059.  The ATSB Lenders and the Debtors negotiated the Interim Order Authorizing Debtors’ Use Of Cash Collateral And Use, Sale And Lease Of Other Pre-Petition Collateral, which was entered by the Bankruptcy Court on October 29, 2004, and the ATSB Lenders, the Debtors and the Creditors’ Committee negotiated the Second Interim And Final Order Authorizing Debtors’ Use Of Cash Collateral And Use, Sale And Lease Of Other Pre-Petition Collateral, which was entered by the Bankruptcy Court on December 10, 2004 (as amended, modified, and supplemented, the “Cash Collateral Order.”).  The Cash Collateral Order provided for the Debtors’ continued use of the ATSB Lenders’ Cash Collateral and the use, sale and lease of other Pre-Petition Collateral (as defined in the Cash Collateral Order) on an interim basis and memorialized certain agreements and stipulations regarding the outstanding amount of the ATSB Loan, the amount and type of the Pre-Petition Collateral and the validity, priority and enforceability of certain prepetition liens in the Pre-Petition Collateral.  The Cash Collateral Order provided for the ATSB Lenders to receive the net proceeds of certain asset sales by the Debtors, and also provided for adequate protection of the ATSB Lenders through the granting of replacement liens on certain assets of the Debtors, including their right to receive the proceeds, if any, from any assumption and assignment or other disposition of any lease for any airport facilities at airport terminals or other agreements related to the operation or occupancy of such airport facilities.

The ability of the Debtors to use the Cash Collateral under the Cash Collateral Order has been extended from time to time by stipulations approved by the Bankruptcy Court.

The Cash Collateral Order was modified by agreement of the ATSB Lender Parties, the Creditors’ Committee, and the Debtors, by the ATSB Lenders Settlement Agreement (the “ATSB Lenders Settlement Agreement”), approved by the Bankruptcy Court pursuant to the Order Approving Motion On Shortened And Limited Notice To Approve The ATSB Lenders Settlement Agreement entered on April 19, 2005.

The ATSB Lenders Settlement Agreement memorialized certain agreements and settlements among the Debtors, the ATSB Lenders and the Creditors’ Committee regarding the ATSB Loan and the treatment of the ATSB Lenders’ claims against the Debtors.  As set forth in the ATSB Lenders Settlement Agreement, the parties agreed that (a) as of the Petition Date, the Pre-Petition Collateral had a value of $110,000,000, (b) as of the Petition Date, Citibank, N.A.,

as collateral agent, held perfected, valid, binding, enforceable (other than in respect of the stay of enforcement arising from Section 362 of the Bankruptcy Code) and unavoidable first-priority liens and security interests in the Pre-Petition Collateral for the ratable benefit of the ATSB Lenders, which are not subject to challenge on any legal or equitable ground,(11) (c) the Debtors’ obligations under the ATSB Loan would consist of a secured claim against ATA of $110,000,000 (subject to reduction for certain payments made pursuant to the ATSB Lenders Settlement Agreement) (the “ATSB Secured Claim”) and a General Unsecured Claim against each of the Debtors, (d) subject and subordinate only to the Carve-Out (as defined in the Cash Collateral Order) and any debtor-in-possession financing, acceptable in form and substance to the ATSB Lenders, the ATSB Lenders shall have an allowed super-priority administrative expense claim, pursuant to Section 507(b) of the Bankruptcy Code, with priority over all other administrative expense claims in the Chapter 11 Cases, against ATA in an amount equal to the diminution of the ATSB Lenders’ interests in the Pre-Petition Collateral from the use, sale or lease of such collateral and the imposition of the automatic stay, (e) ATA would make certain adequate protection payments for the benefit of the ATSB Lenders, (f) the ATSB Lender Parties would consent to extending the period during which the Debtors could use, sell and lease the ATSB Lenders’ cash collateral and other collateral under the terms of the Cash Collateral Order, subject to the Debtors’ compliance with certain covenants, and (g) in connection with any sale, transfer or other disposition of property outside the ordinary course of the Debtors’ various businesses, the Debtors would remit for the benefit of the ATSB Lenders (i) 100% of the net cash proceeds of Pre-petition Collateral so transferred, and (ii) 100% of the net cash proceeds of the Replacement Collateral (as defined in the Cash Collateral Order) so transferred.

On the Effective Date, the ATSB Secured Claim will be satisfied by the execution and delivery of the Amended and Restated ATSB Loan Documents.  The New ATSB Loan Obligations will include interest payable at a non-default rate of three month LIBOR plus (a) 8% per annum with a 1% prepayment penalty or (b) 9% per annum but without prepayment penalty for prepayment during the six months from and after the Effective Date.  The Amended and Restated ATSB Loan Agreement will provide for amortization of the principal obligations and will include other terms as provided under the ATSB Secured Claim Term Sheet which is attached as Exhibit 5 to this Disclosure Statement.

(11) Under the ATSB Lenders Settlement Agreement, certain guarantee claims of the ATSB Lenders against Cargo, Leisure, Holdings, Execujet, and the Liquidating Debtors are subject to challenge by the Creditors’ Committee solely on the basis of Section 544 or 548 of the Bankruptcy Code.  As of the date of this Disclosure Statement, no such challenge has been brought.

D.            Retention of Professionals

1.             Counsel and Advisors to the Debtors

The Bankruptcy Court approved retention of certain professionals to represent and assist the Debtors in connection with the Chapter 11 Cases.  These Professionals include (a) Baker & Daniels LLP as lead counsel, (b) Sommer Barnard Attorneys, PC as co-counsel, (c) Ponader & Associates, LLP as co-counsel, (d) Paul, Hastings, Janofsky & Walker LLP as special labor counsel, and (e) Squire, Sanders & Dempsey LLP as special aviation regulatory counsel.

The Bankruptcy Court also approved the retention of (a) Huron Consulting Group LLC as Debtors’ restructuring consultants; (b) Ernst & Young LLP as auditors; (c) Ryan & Company, Inc. as federal and state motor fuels and excise tax consultants; (d) Spencer Stuart as executive recruiting consultants; (e) KPMG LLP as tax advisor; (f) Deloitte Tax LLP as personal property tax advisors, hotel occupancy tax advisors and federal excise taxes and state and local communications transactions advisors; (g) Navigant Capital Advisors, LLC to provide, among other personnel, Francis J. Conway to serve as chief financial officer of ATA and Holdings; (h) Mercer Management Group to provide consulting services on maintenance operations; and (i) SkyWorks Capital LLC and SkyWorks Securities LLC (collectively “Skyworks”) to provide financial advisory services in conjunction with ATA’s fleet restructuring.

In connection with the marketing and sale of assets, the Bankruptcy Court approved the retention of (a) Compass Advisors, LLP (“Compass”), as investment banker in connection with the sale of the assets of Chicago Express Airlines, Inc., now named C8; and (b) Adelphi Capital LLC as investment banker in connection with the sale of the assets of Ambassadair and Amber Travel.

In connection with securing an investment of new capital in the form of the New DIP Facility and new equity capital at the Effective Date, the Bankruptcy Court approved the retention of Jefferies & Company, Inc. and SkyWorks.

2.             Official Committee of Unsecured Creditors

Pursuant to 11 U.S.C. § 1102(A), the U.S. Trustee appointed the Creditors’ Committee on November 1, 2004, which has remained active in the Chapter 11 Cases.

The Bankruptcy Court approved the employment of Akin Gump Strauss Hauer & Feld, LLP as lead counsel and Greenebaum Doll & McDonald, PLLC as co-counsel to the Creditors’ Committee, and approved the retention of Compass Advisors LLP as financial advisors to the Creditors’ Committee.  The Creditors’ Committee was also authorized to employ Lytle Soule & Curlee to consult with the Creditors’ Committee on the Debtors’ aircraft leases.

E.             DIP Financing and Exit Financing

1.             Interim DIP Loan

When the Chapter 11 Cases were commenced, ATA operated from two hubs, one located at Indianapolis, Indiana and another at Midway.  Prior to the commencement of the Chapter 11 Cases, ATA was exploring a possible merger with America West Airlines, Inc. (“America West”), now named US Airways, Inc.  America West and ATA were unable to secure the necessary debtor-in-possession financing to sustain ATA until the confirmation of a plan of reorganization and the resulting merger with America West. Consequently, ATA changed its focus to a sale of assets at ATA’s Midway operations.

As discussed below, AirTran Airways, Inc. (“AirTran”) was the “stalking horse” bidder for the sale of certain of ATA’s assets at Midway.  However, the Debtors were in need of immediate debtor-in-possession financing to bridge the gap between the commencement of the Chapter 11 Cases and the consummation of a transaction, with AirTran or another bidder, for the sale of the Midway Assets.  Because of certain risk factors and the large amount of funds required by the Debtors to operate in the ordinary course of their respective businesses, the Debtors were unable to secure the required funds in the form of unsecured credit or unsecured debt with an administrative priority.  Thus, the Debtors sought financing under §364(c) of the Bankruptcy Code.

The Debtors were able to secure this needed financing from the Indiana Transportation Finance Authority (the “Authority”) and IAA.  On November 9, 2004, the Debtors filed an Emergency Motion For Order (I) Authorizing Debtors To Obtain Postpetition Financing Pursuant To 11 U.S.C. §§ 105, 362, 364(c)(1), 364(c)(2), 364(c)(3) And 507; And To Sell, Lease And Purchase Assets Pursuant To 11 U.S.C. §§ 105 and 363; And (II) Scheduling Interim And Final Hearings Pursuant To Fed. R. Bankr. P. 4001(c) and (d) and 6004(a)(2) (the “IAA DIP Motion”).

The financing arrangement with the Authority provided ATA with $15 million in additional cash (the “IAA Financing”).  The financing was structured as a sale/lease/repurchase transaction involving ATA’s inventory of miscellaneous “consumables.”  The transaction consisted of:  (i) a sale of certain property to the Authority; (ii) the Authority’s lease of the property to IAA; (iii) a sublease of the property from IAA to ATA; and (iv) ATA’s subsequent “repurchase” of the property from the Authority to ATA.  To secure the financing, IAA was granted a priority in payment, pursuant to Section 364(c)(1) of the Bankruptcy Code, with respect to all obligations of the Debtors to IAA under the financing documents.  IAA also was secured by a perfected first priority lien in and against the proceeds from the assumption and assignment of certain leases and certain other property of the Debtors and a perfected junior priority lien in and against certain other assets of the Debtors.  An interim order approving the IAA Motion was entered on November 16, 2004, and a final order approving the IAA DIP Motion was entered on November 17, 2004.  On December 28, 2004, ATA repurchased the property, thereby “repaying” the funds advanced and terminating the sublease with IAA.

As part of the IAA Financing, ATA made a covenant, subject to qualifications and conditions, to continue to operate from its headquarters in Indianapolis, maintain substantial hub operations at Indianapolis International Airport, provide passenger service to destinations in Indiana and continue to employ a substantial number of Indianapolis-based employees.  The documents for the transaction provide that ATA is to pay an additional fee of $1.5 million to the IAA upon a breach of this covenant.

2.             Southwest DIP Financing

Pursuant to the Southwest Bid for the Midway Assets (see Section V.G.1), on December 23, 2004, ATA and Southwest entered into a credit agreement (the “Southwest DIP Facility”) pursuant to which ATA was entitled to borrow $40.0 million as a term loan from Southwest, plus obtain a letter of credit in the approximate amount of $7.0 million (the “Chicago LOC”) to secure two prepetition loans (“Chicago Loans”) obtained by ATA from the City of Chicago for the construction of a jet bridge extension at Midway .  ATA received $40.0 million under the Southwest DIP Facility on December 23, 2004.  A closing fee of 2.5%, or $1.0 million, was treated as a principal advance under the Southwest DIP Facility.  The liens granted to Southwest in connection with the Southwest DIP Facility are junior and subordinate to the Carve-Out (as defined in the Cash Collateral Order), the ATSB Lender Parties’ liens on the Pre-Petition Collateral and the replacement liens granted to the ATSB Lender Parties pursuant to the Cash Collateral Order.

The base interest rate, paid monthly, on amounts borrowed under the Southwest DIP Facility is the greater of (a) 8.0% per annum, or (b) the three-month LIBOR rate, plus 5.0% per annum.  Southwest also is entitled to receive an unused commitment fee of 1.0% per annum, paid monthly, for any amounts not drawn pursuant to the Southwest DIP Facility (all amounts have been drawn at all relevant times, so there has been no unused fee payable to date) and a guaranty fee of 3.0%, per annum, paid monthly, for any amounts guaranteed but not drawn under the Chicago LOC.  The Southwest DIP Facility is guaranteed by Holdings and its other debtor subsidiaries.  During the term of the Southwest DIP Facility, ATA is subject to certain financial covenants.  ATA obtained amendments to these financial covenants for the measurement periods prior to September, 2005, ATA was in compliance with the financial covenants, without amendment, in September, 2005.  ATA obtained a further amendment which eliminated the risk of default under the financial covenants for the remainder of 2005 and January and February, 2006.  Without the amendments, ATA would have been in violation of the financial covenants, which would have resulted in a default under the Southwest DIP Facility.

In connection with the Southwest Gate Restructuring Transaction (see Section V.G.2), the remaining outstanding balance of the Southwest DIP Facility will be reduced by $20 million.  In addition, Southwest agreed to certain amendments to the financial covenants in the Southwest DIP Facility and the Southwest Bid.  See Section VI.

On the Effective Date, the principal and interest balance outstanding on the Southwest DIP Facility after the reduction described above will be satisfied in full in Cash funded, in part, from the New Investor Exit Facility described below in Section V.E.4, and

Southwest will be provided with adequate protection against any draft being made by the City of Chicago on the Chicago LOC, all as set forth and approved by Order of the Bankruptcy Court entered December 14, 2005.  However, Southwest will continue to guarantee and the Chicago LOC will remain in place to secure Reorganized ATA’s obligations to the City of Chicago under the Expansion Gate Loan Agreement.

3.             New Investor DIP Facility

The New Investor committed to provide up to $30 million in new debtor-in-possession financing to provide liquidity to the Reorganizing Debtors through the Effective Date.  Under the term sheet filed with the DIP Finance/Capital Raise Procedures Motion, the New DIP Facility will accrue interest at the rate of 10% per annum.  The interest will be capitalized and on the Effective Date, the New DIP Facility will be satisfied by the DIP New Shares.

4.             New Investor Exit Facility

On the Effective Date, the New Investor will fund the New Investor Exit Facility pursuant to the New Investor Exit Facility Term Sheet, attached as Exhibit 6 to this Disclosure Statement, and the Investment Agreement.  The New Investor Exit Facility will be used to satisfy the remainder of the Southwest DIP Facility Claim.  The New Investor Exit Facility will provide on the Effective Date $20 million to the Reorganized Companies in exchange for a term note, maturing in September, 2009, and accruing interest at 10% per annum.  The New Investor Exit Facility will be secured by a grant of security interests in the assets of the Reorganized Companies pursuant to the New Investor Exit Facility Security Agreement.  The New Investor Exit Facility will be termed out pursuant to the New Investor Exit Facility Secured Note, attached as Exhibit C to the Plan.

F.             Restructuring the Fleet

1.             Section 1110 Negotiations and Agreements

Section 1110 of the Bankruptcy Code provides special and significant protections to aircraft secured lenders and lessors.  Section 1110(a)(1) states that, except as otherwise provided in §§ 1110(a)(2) and (b), the right of a secured party with a security interest in certain aircraft and aircraft equipment, or of a lessor of such equipment, to enforce its rights and remedies under such security agreement or lease is not limited or affected by any other provision of the Bankruptcy Code.  In other words, on and after the sixtieth day following the Petition Date (the “Section 1110 Deadline”) aircraft secured lenders and lessors are generally not prohibited by Section 362’s automatic stay or any other provision of the Bankruptcy Code from taking possession of the aircraft or aircraft equipment in accordance with the applicable lease or security agreement.  The 60th day for ATA was December 25, 2004.

An aircraft lessor’s right to take possession and to enforce its rights and remedies under Section 1110 is subject to the automatic stay after the Section 1110 Deadline under only two circumstances.  A debtor may elect, within the Section 1110 Deadline, to agree, subject to court approval, to perform all of its obligations under a security agreement or lease and cure all defaults under such security agreement or lease within certain prescribed time limits (a “Section 1110(a) Election”).  A Section 1110(a) Election does not require the consent of the affected lessor/secured lender.  In the alternative, a debtor may enter into a consensual stipulation with the lessor/secured lender, subject to court approval, extending Section 1110 Deadline on terms on which the parties agree (a “Section 1110(b) Stipulation”).

On the Petition Date, ATA and C8 operated a fleet consisting of 82 aircraft, most of which were subject to the provisions of Section 1110, including 76 aircraft that were the subjects of a variety of complex lease arrangements.  From 1996 through 2000, ATA had established separate EETC transactions for the acquisition of B757-200 aircraft.  In the 1996 and 1997 EETC transactions, ATA financed the acquisition of five B757-200s through leveraged leases (the “96-97 EETC Transactions”).  In the 2000 EETC transaction, ATA financed the acquisition of seven B757-200s through leveraged leases (the “2000 EETC Transaction”).  Also in 2000, ATA entered into agreements with Boeing, GE Commercial Aviation Services (“GECAS”) and International Lease Finance Corporation (“ILFC”) to replace its 24 aging B727-200 aircraft with 39 B737-800 and 12 B757-300 aircraft.  Many of these leases (most structured when the aircraft rental market was strong for lessors) required significant cash payments in the early years of the leases in order to obtain more favorable lease rates over the decades-long term of the agreement.

Despite diligent efforts, ATA was unable to timely reach final agreements with all of its lessors that would allow ATA to retain possession of its fleet (at least in the short term) on acceptable economic terms and obtain Bankruptcy Court approval of such agreements prior to the Section 1110 Deadline.  As a result, on December 6, 2004, ATA filed a motion for an order: (i) authorizing ATA to make Section 1110(a) Elections and determining that provided the Section 1110(a) Elections were made prior to the Section 1110 Deadline, the Section 1110(a) Elections were effective notwithstanding the fact they were subject to final Bankruptcy Court approval; and (ii) authorizing ATA to enter into Section 1110(b) Stipulations and determining that upon entry into the Section 1110(b) Stipulation the Section 1110 Deadline was extended notwithstanding the fact the Section 1110(b) Stipulations were subject to final Bankruptcy Court approval.  The Bankruptcy Court entered an order on December 17, 2004, granting the relief requested by ATA.  ATA also filed a motion seeking approval of streamlined procedures to facilitate ATA’s rejection of burdensome leases of aircraft and engines (the “Rejection Procedures”).  The Rejection Procedures were approved by the Bankruptcy Court on December 17, 2004.

As part of its restructuring efforts, ATA analyzed its flight schedules, aircraft and engine types and costs, projected demand for air travel and other business factors.  ATA concluded that it would be in its best interest to restructure its fleet.  Through the bankruptcy process, ATA has either unilaterally rejected leases or reached consensual agreements to reject and to return approximately 49 of the 76 leased aircraft and related engines to the lessors (with some of these scheduled returns potentially to occur after the Effective Date).  Those aircraft include the eighteen B737-800 GECAS aircraft, eight B757-300, as well as the seven B757-200s acquired through the 2000 EETC Transaction.

With respect to the 96-97 EETC Transaction, ATA continues to operate the five B757-200’s pursuant to a Court approved stipulation.  ATA plans to execute new leases guaranteed by New Holding Company for such aircraft in connection with the consummation of the Plan and in accordance with the Term Sheet (referred to herein as the “Restructuring Term Sheet”) as defined in the Order Authorizing and Approving Entry into a Restructuring Term Sheet, Amendment to Adequate Protection Stipulation (1996 and 1997 (EETCS), and Related Relief entered on March 21, 2005 (the “1996-1997 EETC Approval Order”).

The Restructuring Term Sheet was negotiated in the first quarter of 2005 at a time when the Debtors contemplated the consummation of a transaction with Southwest in conformance with the Southwest Bid.  Consequently, the Restructuring Term Sheet contained conditions precedent which conformed with the Southwest Bid.  At this time, certain of those conditions precedent such as a December 31, 2005 effective date and consummation of a Southwest equity investment and exit facility cannot or will not be satisfied due to the restructuring transaction now proposed by the Plan, and upon such non-satisfaction, the 1996-1997 EETC Aircraft Creditors may exercise their remedial rights in accordance with approving the underlying Amendment to the Adequate Protection Stipulation.  Thus, ATA has been in negotiations with the 1996-1997 EETC Aircraft Creditors to eliminate or revise the conditions precedent to entry into new leases.  Although those negotiations have not yet resulted in a revised Approval Order, the Reorganizing Debtors believe that prior to the Confirmation Date, an amended restructuring term sheet will be entered into with the 1996-1997 EETC Aircraft Creditors and approved by the Court.  The description of the amended restructuring term sheet described below is the Reorganizing Debtors’ proposal and has not been finally accepted by the 1996-1997 loan trustee or subordination agent or the certificate holders and remains subject to their acceptance and Bankruptcy Court approval.  The proposed amended restructuring tem sheet deletes the conditions precedent to new leases relating to the Southwest equity investment and the Southwest exit facility and provides that the condition precedent relating to the effective date of the Plan will be extended to February 28, 2006.  In addition, the related Adequate Protection Stipulation will be extended to the earlier of the Plan Effective Date or February 28, 2006.  In exchange for the revisions of the conditions precedent and the extension of the Adequate Protection Stipulation, the new leases under the Restructuring Term Sheet would be revised to add provisions establishing reserves for certain maintenance with respect to the aircraft subject to the 1996-1997 EETC Transactions.  The maintenance reserve account will be deposited as a segregated dedicated reserve account held by the Indenture Trustee and used only for specified maintenance with respect to the 96-97 EEYC 757-200’s.  In certain circumstances, the segregated account will be considered a part of the trust estate and subject to the Trustee’s lien.  The proposed terms for the reserve accounts, including the amounts to be deposited, are summarized as follows:

1.             ATA will segregate reserves only for engines and D Checks after (1) 11,000 hours for engines and (2) the second half of life for D-checks as determined by the greater of calendar or time, whichever is most limiting.

2.             Monthly reserve amount $21,000 for D Check Reserve.  Escalates 3% annually.

3.             Monthly reserve amounts for engines: $155 Per Engine Flight Hour (for engine performance restoration) and an amount Per Departure for Engine Life Limited Parts (LLP) to be calculated, from time to time, as negotiated by the parties.  ATA agrees in concept to using something similar to a formula of the sum of each engine LLP’s list price divided by that LLP’s life limit.  The figure for Engine Flight Hours escalates 3% annually.

4.             Reserves to be held by the Indenture Trustee in a segregated account.

5.             Starting in December 2006, if ATA’s Cash and Cash Equivalents balance at any quarter-end are less than 6.75% of trailing twelve month revenue, then the segregated account will be deemed a reserve account subject to the lien of the Indenture Trustee and a part of the Trust collateral for the applicable EETC.

6.             ATA can cure and convert back to a segregated account if a future quarter-end Cash and Cash Equivalents balance is greater than 8.0% of trailing twelve month revenue.

7.             During any period in which ATA’s credit rating is greater than BB- or equivalent, no new reserves payments will be required, and ATA can draw down the account balance as maintenance events are incurred.  Once a rating of BB- or better is attained, should ATA’s credit rating again fall below such a rating, then ATA shall, within 180 days, catch up the appropriate reserve account(s) to the appropriate level calculated as the aggregate amount of payments which would have been deposited into the maintenance accounts if payments had not been suspended.

8.             ATA will be entitled to draw and spend funds from the segregated/reserve account solely for D Check and engine overhaul expenses for EETC aircraft.  Such expenses include deposits for D check slots and periodic performance payments for both D Checks and Engine restoration work.

9.             Earnings from segregated/reserve account benefits ATA.

10.           Any excess money in the account for an airframe or engine after an event returns that airframe or engine to more than half life remaining will be returned to ATA general accounts at ATA’s discretion.

11.           At the end of lease, any excess reserve money is returned to ATA.

12.           ATA agrees not to defer any scheduled heavy maintenance for the 96-97 EETC 757-200’s.

13.           Upon an Event of Default under any of the new leases any segregated account would be deemed to be a collateral reserve account (if not already a reserve account) and be subject to the lien of the Indenture Trustee and a part of the Trust assets.

In addition, in order to effectuate the intent of the Restructuring Term Sheet and Approval Order with respect to the unsecured rejection damage Claims of the 1996/1997 Aircraft Creditors, the Reorganizing Debtors and MatlinPatterson have agreed:  (a) the Claims of the 96/97 Aircraft Creditors will be allowed for voting purposes in the minimum amounts specified in the Term Sheet (the “96/97 Minimum Amount”), and (b) for purposes of the Rights Offering, the 96/97 Aircraft Creditors (i) will be entitled to participate in the 96/97 Minimum Amount, (ii) will be entitled to the Minority Holder protections, and (iii) will be entitled to transfer their right to participate in the Rights Offering or to distribute it in kind to certificate holders (as provided in Article 1.151 of the Plan), and such transferee or distributee will be entitled to participate in the Rights Offering and to the benefit of the Minority Holder Protections.

G.            Midway Asset Transactions

1.             2004 Chicago Midway Asset Auction and Sale

Holdings and ATA first began exploring a transaction involving the sale or transfer of all or a part of ATA’s operations and related assets at Midway, including its leases for approximately 39 Boeing 737-800s,  ground equipment,  leasehold interests in hangars, ATA’s leasehold interests in 14 Midway gates and possibly gates at other major airports primarily served by ATA to or from Midway, related personnel, and other assets primarily associated with the Midway operations prior to the Petition Date (collectively, the “Midway Assets”).  This initial exploration also contemplated that a purchaser would have the option to acquire the assets and business of C8 (which was then named Chicago Express Airlines, Inc.), as the commuter flights of C8 primarily supported ATA scheduled flight sales out of Midway.

Following extensive negotiations, ATA, Holdings and AirTran executed a commitment letter, dated as of October 24, 2004,  pursuant to which ATA, Holdings and AirTran subsequently negotiated and executed a definitive Asset Acquisition Agreement, dated as of November 16, 2004 (the “AirTran AAA”) for the sale or assignment to AirTran of certain of the Midway Assets, including all of ATA’s leasehold interests in all Midway Gates and hangars, and all ATA ground equipment and passenger servicing and ticketing equipment at Midway.  The AirTran AAA was executed subject to approval of the Bankruptcy Court.  The AirTran AAA also provided for assignment to AirTran of leases at airports served by ATA from Midway, excluding Indianapolis International Airport and certain other airports which ATA expected to serve following its reorganization.  AirTran also was granted an option to purchase or assume leases for ground support and related equipment of ATA at Midway and the other airport locations whose leases are assumed.  The purchase price, excluding amounts to be paid by AirTran for the acquired assets and leases was to be approximately $90 million, subject to adjustment.  The purchase price was to be paid as follows: approximately $42 million to ATA and approximately $7 million to the City of Chicago at closing; approximately $12 million to ATA on January 11, 2005; and approximately $7 million to ATA on April 1, 2005.  In addition, up to a total of $22 million was to be paid to ATA from closing through December 31, 2012 depending upon the frequency of certain AirTran flights to and from Midway.  The AirTran

AAA also provided that, subject to approval of the Bankruptcy Court,  ATA would pay AirTran a termination fee of approximately $3.25 million or reimbursement of its expenses up to $1 million if the AirTran AAA was terminated under certain circumstances, including, among others, the transfer of one or more of the assets and leases related to ATA’s Midway operations to a third party or the sale or merger of Holdings or ATA with a third party.

On November 2, 2004, ATA and Holdings filed a motion with the Bankruptcy Court for approval of comprehensive bidding procedures for qualified bidders to submit bids to purchase all or any of the Midway Assets in one or more transactions similar to the transaction contemplated by the AirTran AAA, or to submit an offer to enter into one or more transactions involving: (i) an offer to acquire all or any of the Midway Assets, with or without other assets of ATA, (ii) based upon an offer to acquire some, all, or substantially all, of ATA’s assets, with or without some or all of the Midway Assets, or (iii) a chapter 11 plan that may be proposed by ATA or any other of the Debtors.

Following an auction conducted in mid-December, 2004, pursuant to the Bankruptcy Court-approved bidding procedures, ATA, in consultation with the ATSB Lender Parties, the Creditors’ Committee and the City of Chicago, determined that the bid submitted by Southwest constituted the highest and best offer submitted during the bidding process (the “Southwest Bid”).  On December 21, 2004, the Bankruptcy Court entered an order approving the transfer of certain of the Midway Assets pursuant to an Asset Acquisition Agreement, dated as of December 22, 2004, between Holdings, ATA and Southwest (the “Southwest AAA”).  The completion of the initial closing under the Southwest AAA required ATA to pay AirTran. a termination fee of $3.25 million, which amount was paid prior to the close of 2004.

Pursuant to the Southwest Bid and the Southwest AAA, and with the consent of the City of Chicago, as lessor, ATA assigned all of its leasehold interests in six specified Midway gates and in Midway Hangar No. 2 and related assets for $40.0 million, subject to certain adjustments.  ATA received $34.0 million of proceeds from the assignment of its leasehold interest in the six specified gates and related assets on December 23, 2004.  ATA received the remaining $6.0 million in consideration of its assignment of the leasehold interest in the hangar facility and related assets on March 28, 2004.  Concurrently with the assignment of the lease for Hangar No. 2 at Midway, Southwest entered into an agreement with ATA pursuant to which ATA was granted for a term of three years the right to the exclusive use of one of the bays in Hangar No. 2, and related pads, or an alternative but equivalent bay under lease by Southwest, at Southwest’s option, with ATA paying to Southwest an amount equal to the rent and other charges paid by Southwest for that bay to the City of Chicago.  This arrangement is in effect a three year sublease by ATA of a maintenance hangar bay at Midway.

Pursuant to the Southwest Bid and as a part of the consideration provided for the purchase of the assets acquired from ATA by Southwest, on December 23, 2004, ATA and Southwest entered into the Southwest DIP Facility.  See Section V.E.2.

Pursuant to the Southwest Bid and as a part of the consideration provided for the purchase of the assets acquired from ATA by Southwest, on December 23, 2004, Southwest and ATA entered into the Southwest-ATA Codeshare Agreement (the “Original Codeshare

Agreement”) related to scheduled air transportation service to and from Midway and additional airports.  See Section V.I.

2.             Midway Gate Transfer and Restructuring and Resolution of Issues with the City of Chicago

The New Business Plan contemplates the need for the use of no more than two (2) gates at Midway after April 7, 2006.  However, following the transaction described above, ATA possessed lease rights to 8 gates at Midway.  ATA has sought ways to generate value for its excess gates.

On November 17, 2005, ATA filed with the Bankruptcy Court a Motion for Approval of (1) Midway Gate Restructuring Agreement to Transfer Certain Lease Rights to Southwest and to Resolve Certain Issues with the City of Chicago, (2) Amendment to Codeshare Agreement and (3) Amendment to Southwest Bid and Southwest DIP Loan Agreement (Docket No. 3253) (the “Transfer and Settlement Motion”), which was subsequently approved by the Bankruptcy Court by order entered December 14, 2005 (the “Transfer and Settlement Order”).  The relief sought by ATA in the Transfer and Settlement Motion was, as discussed in Section VI, interrelated with, and a condition to, other relief sought by the Reorganizing Debtors related to the New DIP Facility and the New Investor Exit Facility.

The Transfer and Settlement Order approved an “Amended Term Sheet” (the “Midway Gate Restructuring Term Sheet”) for a transaction involving the exchange, transfer, surrender and/or grant of rights to gates at Midway between ATA, the City of Chicago and Southwest and the resolution of a number of claims and issues between ATA and the City of Chicago (the “Midway Gate Restructuring Transaction”) and authorized ATA to execute all documents or instruments and to take all actions contemplated by the Midway Gate Restructuring Term Sheet.

The Midway Gate Restructuring Transaction, among other things, involves: (i) the transfer by ATA to Southwest of ATA’s rights under that certain Chicago Midway Airport Amended and Restated Airport Use Agreement and Facilities Lease, with an effective date of January 1, 1997, between the City of Chicago and ATA (the “ATA Midway Lease”) to 4 gates (the “Assigned Premises”) and the relinquishment by ATA to the City of Chicago of ATA’s rights under the ATA Midway Lease to its remaining 4 gates (the “Relinquished Premises”); (ii) the transfer by Southwest to ATA of Southwest’s rights under that Chicago Midway Airport Amended and Restated Airport Use Agreement and Facilities Lease, dated January 1, 1997, between the City of Chicago and Southwest (the “SW Midway Lease”) to 1 gate and the surrender by Southwest to the City of Chicago of Southwest’s rights under the SW Midway Lease to 1 gate; and (iii) the grant by the City of Chicago to Southwest of rights to 2 new gates at Midway.

The following chart demonstrates the exchange, transfer, surrender and/or grant of rights to gates at Midway contemplated by the Midway Gate Restructuring Term Sheet:

Midway Gate	Current Lessee(if City of Chicago noted, neither Southwest nor ATA is lessee and the Midway Gate is City of Chicago -controlled)	New Lessee (if City of Chicago noted, neither Southwest nor ATA is lessee and the Midway Gate is City of Chicago - controlled)
A4a	ATA	City of Chicago
A4b	ATA	City of Chicago
A10	ATA	City of Chicago
A12	ATA	City of Chicago
A14	ATA	Southwest
A16	ATA	Southwest
A18	ATA	Southwest
A19	ATA	Southwest
B23	City of Chicago	Southwest
B24	City of Chicago	Southwest
B25	Southwest	City of Chicago
B26	Southwest	ATA

ATA, the City of Chicago and Southwest are currently negotiating the mechanics of the gate restructuring, but the Midway Gate Restructuring Transaction will likely be implemented by amendments to the ATA Midway Lease and the SW Midway Lease.  ATA, the City of Chicago and Southwest are negotiating the necessary definitive documentation to consummate the Midway Gate Restructuring Transaction.

As consideration for the Assigned Premises, Southwest will reduce the outstanding balance of the Southwest DIP Facility by $20 million.  In addition, Southwest has provided critically important non-cash consideration by agreeing to the terms of the Amended Codeshare Agreement Term Sheet (see Section VI.) and the Southwest Amendments (see Section VI.).  The importance of such non-cash consideration is explained in detail in Section VI.

Throughout the Chapter 11 Cases, the City of Chicago has asserted the position that any transfer or assignment of ATA’s interests in and to the ATA Midway Lease or gates at Midway may not occur without the consent of the City of Chicago.  Pursuant to the Midway Gate Restructuring Term Sheet, in exchange for the Relinquished Premises and the resolution of a number of claims (the “Settled Claims”), the City of Chicago will consent to the transfer of gates set forth therein.  The Settled Claims include: (i) ATA’s claim against the City of Chicago for overpayments made by ATA under or in connection with the ATA Midway Lease for 2003; (ii) the claim by the City of Chicago for certain property damage occurring in the ordinary course at Midway; (iii) the claim by the City of Chicago for unpaid prepetition vehicle fuel excise taxes, employer’s expense taxes and inspection fees; and (iv) certain claims by the City of Chicago relating to a prior lease by ATA of space at O’Hare International Airport.  The resolution of the Settled Claims provided by the Midway Gate Restructuring Term Sheet will result in a refund to ATA of approximately $485,000.  ATA will phase out of its current gates by May 1, 2006.  Although ATA will lease only one (1) gate (B26) under the ATA Midway Lease, pursuant and subject to the policy of the City of Chicago with respect to usage of City controlled gates, ATA will be allowed to use a second gate (B25) and other City controlled gates (as required) to meet its gate requirements.  The availability of the leased gate (B26) and ATA’s right to use Midway gate B25 (and perhaps access to use other City gates, as needed for Chicago operations), together with the continued availability of City gates to B1 and B2 (which are international flight gates) is believed sufficient to satisfy ATA’s projected gate needs at Midway under the New Business Plan.

The City of Chicago contends that it will continue to hold other Claims against the Reorganized Debtors which are not resolved by the Midway Gate Restructuring Term Sheet.

Washington Street Aviation, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Holdings (“Washington Street”) is the lessee under a Ground Lease with the City of Chicago, executed in January, 2002 (as amended to date, the “Ground Lease”) for approximately 22.85 acres of unimproved land located at the northeast corner of Cicero Avenue and 72nd Street in Chicago, Illinois, and a related Development Agreement, pursuant to which Washington Street would develop a training center facility, parking facilities, hotel, restaurant and related commercial facilities.  ATA is a signatory to the Ground Lease, for purposes of providing a form of performance guaranty.  The Ground Lease provides that if Washington Street fails to perform any of its primary rent payment and other obligations under the Ground Lease, the City may demand that ATA , as guarantor with respect to those obligations, undertake such obligations as if ATA were Washington Street.  It further provides that if ATA fails to do so, the City may invoke against ATA any of the remedies that would be available against Washington Street under the default provisions of the Ground Lease.  Those default remedies include the express right of the City to declare ATA in default of the ATA Midway Lease.  Events of default have occurred under the Ground Lease which have not been remedied.  The City of Chicago has not formally given notice of any defaults under the Ground Lease or the Development Agreement and has not demanded that ATA perform any of the obligations of Washington Street under the Ground Lease.  It is ATA’s position that the provision in the Ground Lease allowing the City of Chicago to declare a default under the ATA Midway Lease by reason of defaults under the Ground Lease is unenforceable.  It is also ATA’s position that any provision in the ATA Midway Lease which would cause ATA to be in default of the

ATA Midway Lease by reason of defaults under the Ground Lease is also unenforceable.  ATA understands that the City of Chicago may not or does not agree with those positions, and the City of Chicago has declined to waive, except for stated periods, any such so-called “cross-defaults” or any rights related thereto.

Were the City of Chicago to demand performance by ATA (a demand which ATA does not presently have the financial resources to satisfy) and, following a failure of ATA to perform, declare a default under the Ground Lease and then a default under the ATA Midway Lease, and its declaration were to be determined to be valid and enforceable, the ATA Midway Lease could be terminated by the City of Chicago and ATA would lose its lease of Midway Gate B26.  ATA believes the City of Chicago would remain obligated to provide, and would provide, ATA, for its Midway flight schedule, use rights with respect to City-controlled gates at Midway, subject to standard policies and rules regulating access and use of City-controlled gates at Midway, but loss of the leased gate would result in increased operational burdens and costs to ATA in Midway.  If ATA were to lose its right to its single leased gate at Midway and were the City of Chicago unable or unwilling to provide ATA with adequate alternative gate usage at Midway, ATA would be unable to perform a material portion of its projected scheduled service flights and would suffer material financial losses which are not projected in its business plan and financial projections.

The Investment Agreement with the New Investor requires that this dispute to be resolved to the reasonable satisfaction of the New Investor before the New Investor is obligated to proceed with its equity investment and the post-reorganization financing.  This satisfaction may be achieved by an agreement with the City of Chicago resolving the differences of position, by a determination by the Bankruptcy Court regarding the enforceability of the cross-default rights of the City of Chicago, or by the New Investor determining that ATA has made satisfactory arrangements to address its Midway gate needs.

H.            The Sale of Assets of Subsidiaries

1.             C8 Airlines Auction and Sale

In March, 2005, the Bankruptcy Court entered an order approving C8’s request to employ Compass to provide investment banking services in connection with a possible sale of the stock or assets and business of C8.  On March 14, 2005, C8 filed a motion to establish procedures for the sale of the stock or assets of C8 (the “C8 Sale Procedures”), which was approved by the Court on March 22, 2005.  Pursuant to the C8 Sale Procedures,  C8 conducted an auction on March 31, 2005 (the “C8 Auction”).(12)

(12)  At the request of NatTel, LLC (“NatTel”), and with the ultimate consent of the Debtors and the Creditors’ Committee, an examiner for the C8 Estate was appointed in February, 2005, to conduct a limited examination.  The Examiner filed his report on March 18, 2005, as follows:  (a) C8 guaranteed $481.0 million in pre-petition debt owed by Holdings and/or ATA, the Examiner did not issue a definite finding of whether C8 received reasonably equivalent value for all of those surcharges; (b) Under the facts available to the Examiner, C8 has a pre-petition receivable from ATA of $17,592,000, C8 owes Holdings a pre-petition amount of $1,950,000 and C8 owes ATA

C8 ceased all flight operations on March 28, 2005, and terminated the employment of substantially all of its employees by April 1, 2005.

Following the C8 auction, C8 selected the bid submitted by Okun Enterprises, Inc. (“Okun”) as the highest and best bid.  The transaction proposed by Okun (the “Okun Transaction”) contemplated the sale by C8 to Okun of substantially all of the operating assets of C8 (excluding cash and certain other intangible assets) and the sale by ATA to Okun of two Saab Model 340B aircraft (and their related engines, propellers and documentation) owned by ATA and previously used by C8 in its operations (the “Saab Assets”).  C8, ATA and Okun entered into a letter of intent for the proposed asset acquisition transaction, and Okun submitted a earnest money deposit of $100,000.  The letter of intent established a deadline for Okun to enter into a definitive asset purchase agreement with C8 and ATA, and to increase the earnest money deposit to $400,000.  On or about April 15, 2005, Okun informed the Debtors it would not enter into a definitive asset purchase agreement or proceed with the Okun Transaction.  Okun did not execute the definitive asset purchase agreement submitted to it by C8 and ATA, and did not deposit any additional earnest money.  Subsequently C8 sought approval of the Bankruptcy Court to obtain a forfeiture to C8 of the earnest money paid into trust by Okun, which motion was resolved by a settlement between C8 and Okun pursuant to which C8 received payment of $50,000, and all obligations and claims of the parties related to the letter of intent were terminated and released.

Following Okun’s refusal to close the Okun Transaction, ATA and C8 began negotiations with CSC Investment Group, Inc. (“CSC”), the second highest bidder at the C8 Auction.   On June 6, 2005, the Debtors filed a notice with the Bankruptcy Court of C8’s intent to submit a proposed order authorizing C8 to sell certain of its assets to CSC.  On June 16, 2005, the Bankruptcy Court entered an order  (the “CSC Approval Order”) approving an asset purchase agreement entered into as of June 15, 2005 by and between CSC and C8 (the “CSC APA”), the sale of certain C8 assets to CSC contemplated thereby (the “CSC Transaction”), and authorizing C8 to perform all of its obligations under the CSC APA and to take all further action reasonably required to transfer the assets being sold to CSC.  The purchase price paid by CSC for the assets acquired was $1.25 million. The Saab Assets were not sold to CSC as a part of the CSC Transaction.

Following the closing of the CSC Transaction, ATA and C8 continued to negotiate with CSC for the sale of a spare engine owned by C8 (the “CEA Engine”) and/or the Saab Assets.

On August 29, 2005, ATA and C8 filed a motion seeking authority to transfer the CEA Engine and the Saab Assets to CSC and/or Colgan Air Inc. (“Colgan”) (Docket No. 2808)

post-petition amount of $2,481,000; and (c) the Examiner recommended that an attempt be made to sell C8 as a going concern for more than the estimated $1 million liquidation value, and that the proposed sale and 1 bidding process was sufficient and that no modifications were necessary.  NatTel objected to the Examiner’s Report.  The Examiner’s role was completed upon the issuance of his written report whereupon he was discharged.  The Examiner’s fees and expenses were capped at $75,000.

(the “CSC/Colgan Approval Motion”).  On September 19, 2005, the Bankruptcy Court approved the relief sought in the CSC/Colgan Approval Motion (Docket No. 2932) (“CSC/Colgan Approval Order”).  Following the entry of the CSC/Colgan Approval Order, the parties continued to work toward a closing of the transactions contemplated in the CSC/Colgan Approval Motion.  Due to certain changes to the terms of the proposed transactions, (changes favorable to ATA) and the discovery of a discrepancy in the serial numbers of the Saab Assets, ATA and C8 moved the Bankruptcy Court for an amended order approving the transactions (Docket No. 3233).  The Bankruptcy Court entered such amended approval order on November 17, 2005 (Docket No. 3256).

On November 18, 2005, the sale of the Saab Assets closed.  ATA’s rights, title, and interest in and to the Saab Assets were transferred to Colgan, as CSC’s designee, for cash consideration of $2.1 million.  In addition, the CEA Engine was sold to CSC for $250,000.  A portion of the proceeds from the sale of the Saab Assets and the CEA Engine were paid to GE Engine Services Inc. (“GE”), together with a previously funded security deposit, pursuant to a settlement agreement between ATA, C8 and GE (the “GE Settlement”).  Entry into the GE Settlement and the satisfaction of the conditions set forth therein, were conditions to closing the sale of the Saab Assets.  The remaining portion of the proceeds from the sale of the Saab Assets was remitted to the ATSB Lenders as a pay down on the ATSB Loan, in accordance with the Cash Collateral Order.

2.             Ambassadair and Amber Auction and Sale

On May 17, 2005, Ambassadair and Amber filed an application to employ Adelphi Capital, LLC to provide investment banking services in connection with a possible sale of the assets of Ambassadair and/or Amber.

As of September 2, 2005, Ambassadair, Amber and ATA entered into a letter of intent for the sale to Waveland Holdings, LLC (“Waveland”) of a substantial part of the operating assets of Ambassadair and Amber and the businesses of both Debtors, together with some office furnishings and equipment owned by ATA.    On September 2, 2005, Ambassadair and Amber filed a motion seeking an order approving (A) procedures related to the possible sale of the assets and/or stock of Ambassadair and Amber, with perhaps incidental assets of other of the Debtors used in connection with Ambassadair’s and/or Amber’s operations; and (B) on a conditional basis, a break-up fee and expense reimbursement to Waveland as a “stalking horse” and/or (C) setting a hearing date to consider the approval of one or more transactions concerning Ambassadair and Amber and approving forms of notice with respect to such hearing and sale procedures (the “Ambassadair/Amber Sale Motion”).  The Court approved the Ambassadair/Amber Sale Motion on September 8, 2005.   Subsequently the parties were unable to agree upon a mutually acceptable definitive asset purchase agreement, and the sale process contemplated by the Ambassadair/Amber Sale Motion did not proceed as initially scheduled.

Ambassadair, Amber and ATA executed a Letter of Intent with Grueninger Cruises and Tours, Inc. (“Grueninger”) and obtained an order from the Court authorizing certain bid protections to Grueninger in consideration of an auction of the assets of Ambassadair and Amber.  With no other bids received by the deadline, the sale hearing was conducted on

November 17, 2005.  The Court entered an order approving the sale on November 18, 2005, and the sale closed that same day.  The sale produced nominal cash considerations to ATA, Ambassadair and Amber in the aggregate sum of $150,000, plus a promise by Grueninger to pay an additional $150,000 on January 2, 2006 (subject to a set off of $85,000 for payment of amounts to be paid to Grueninger for management services related to completion of contracted trips.)

I.                                         Codeshare Agreement

The Original Codeshare Agreement, entered into pursuant to the Southwest Bid, relates to scheduled air transportation service to and from Midway and additional airports.  Under a codeshare arrangement between two air carriers, the codesharing air carriers have permission to book and sell tickets on each other’s flights.  The Original Codeshare Agreement allowed both carriers to expand their flight offerings to customers without the significant investment required for new flights, and each airline receives a share of the ticket price for affected flights. The initial term of the Original Codeshare Agreement was one year and codeshare flights began on February 4, 2005.

A critical part of the relief granted by the Transfer and Settlement Order was the authority to enter into an amended and restated codeshare agreement with material terms and conditions substantially similar to the conditions set forth in the term sheet (the “Amended Codeshare Agreement Term Sheet”) submitted under seal with the Transfer and Settlement Order (the “Amended and Restated Codeshare Agreement”).

The Amended and Restated Codeshare Agreement will provide important economic benefits to the Reorganized Companies.  The Amended and Restated Codeshare Agreement will have a seven year term and will provide for: (i) the sale by Southwest of ATA local flights through Southwest’s distribution channels, including through Southwest’s website; (ii)  integration of the frequent flyer programs of Southwest and ATA; and (iii) the grant of codeshare exclusivity from Southwest to ATA for certain markets for specified periods during the term of the agreement.

The Amended Codeshare Agreement Term Sheet requires that the Amended and Restated Codeshare Agreement contain certain protections for the New Investor.  The New Investor’s commitment to provide the New DIP Facility and to provide the New Investor Exit Facility, in addition to being generally conditioned upon entry into the Amended and Restated Codeshare Agreement, is specifically conditioned upon the exclusivity provision relating to the New Investor set forth in the Amended Codeshare Agreement Term Sheet (the “New Investor Exclusivity Provision”).  The New Investor Exclusivity Provision provides that ATA and Southwest will not, without the New Investor’s consent: (a) amend the Original Codeshare Agreement (except as provided in the Amended Codeshare Agreement Term Sheet); (b) amend, pending its effectiveness, the Amended and Restated Codeshare Agreement from and after its execution; or (c) waive the condition to the effectiveness of the Amended and Restated Codeshare Agreement that the New Investor (and/or one of its affiliates or designees) becomes the controlling shareholder of New Holding Company.  In addition, the New Investor Exclusivity Provision provides that if the Amended and Restated Codeshare Agreement does not become effective, Southwest and ATA agree not to enter into another codeshare agreement with each other prior to January 1, 2007, without the New Investor’s consent.

The New Investor Exclusivity Provision will terminate and be of no effect upon the occurrence of any of the following: (a) the New Investor elects to terminate any obligation it may have to enter into the New DIP Facility (and to perform thereunder), to provide the New Investor Exit Facility or any other obligation contemplated by the New Investor Bid; (b) the New Investor fails to timely fulfill any of its obligations contemplated by the New Investor Bid, including, without limitation, its obligation to enter into the New DIP Facility (and to perform its obligations thereunder) and to provide the New Investor Exit Facility; or (c) for any reason whatsoever, a plan of reorganization for ATA has not been confirmed by June 1, 2006, and becomes effective by July 1, 2006.

J.                                      Labor Issues

1.             Interim Relief - Section 1113(e)

On May 18, 2005, ATA filed its Motion For Interim Relief From Certain Provisions Of The ALPA Collective Bargaining Agreement Pursuant To Section 1113(e) Of The Bankruptcy Code (the “Interim Relief Motion”).  The filing of the Interim Relief Motion was precipitated by failed negotiations with the ALPA to make consensually certain modifications to the ALPA collective bargaining agreement (the “ALPA Agreement”).  Pursuant to certain letter agreements, ATA and ALPA had agreed to certain cockpit crew concessions.  Many of these concessions were nearing expiration and would “snap-back” on October 1, 2005, resulting in a dramatic increase in ATA’s labor costs.

The Interim Relief Motion sought interim modifications to the ALPA Agreement.  These modifications included (i) extending a prior agreement reached with ALPA; (ii) suspending the “snapback” provisions of an earlier agreement with ALPA; (iii) temporarily suspending ATA’s contribution to the pension plan; (iv) establishing pay rates for the aircraft to be added to ATA’s fleet; and (v) establishing procedures and timelines for negotiations of terms to take effect following the expiration of the interim relief requested.  These modifications were critical to ATA’s ability to stay in compliance with the covenants required by the ATSB Lenders and Southwest.

Before the Bankruptcy Court ruled on the Interim Relief Motion, ATA and ALPA voluntarily entered into Letter Agreement # 38 (“Letter #38”), which contained an 18% pay cut, and also delayed the “snapback” provision of an earlier letter agreement.  Letter #38 was a short-term measure, continuing only through September 30, 2005, and provided that ATA and ALPA would recommence bargaining for a successor agreement no later than July 7, 2005, and conclude those negotiations no later than August 10, 2005.

2.             Permanent Relief - Section 1113(c)

Despite the parties’ efforts, negotiations contemplated by Letter #38 did not lead to an agreement that would generate the long term labor cost reductions needed by ATA.  As discussed above, Jefferies and SkyWorks had been engaged to attract investors to provide new capital for the Reorganizing Debtors.  The business plan prepared by the Reorganizing Debtors and circulated to potential investors required substantial reductions in ATA’s labor costs.  Therefore, on August 10, 2005, ATA filed a motion to reject the ALPA Agreement pursuant to §1113(c) of the Bankruptcy Code (the “Rejection Motion”).  ATA and ALPA continued negotiations, but were unable to reach agreement before the hearing on the Rejection Motion.  On August 24, 2005, the Bankruptcy Court held a hearing on the Rejection Motion.

On September 15, 2005, ALPA decided to submit a tentative agreement offered by ATA to the ALPA membership for ratification to amend the ALPA Agreement and resolve the Rejection Motion (the “Settlement Proposal”).  On September 28, 2005, the Settlement Proposal was ratified by ALPA members and on September 29, 2005, ALPA and ATA filed a motion (the “1113 Compromise Motion”) asking the Bankruptcy Court to approve the 1113 Compromise represented by the Settlement Proposal.  On October 12, 2005, the Bankruptcy Court entered an order approving the 1113 Compromise.  Among other things under the approved 1113 Compromise, the Court has allowed a General Unsecured Claim held by ALPA for the benefit of its members (the “ALPA Claim”) against ATA in the amount of $128,850,000 and approved granting to ALPA for the benefit of its members options to acquire up to 4% of New Shares under the ALPA Stock Option Plan (see Exhibit J to the Plan).

K.                                    Claims

On December 21, 2004, the Bankruptcy Court entered an Order (the “Bar Date Order”) establishing a general deadline for filing proofs of claim against the Debtors (the “Bar Date”).  The deadline established by the Bankruptcy Court was January 24, 2004 (the “General Bar Date”) for Claims except Claims of governmental units.  The deadline for Claims of governmental units was April 24, 2005.  The Bar Date Order set December 31, 2004, as the deadline for the Debtors to mail and publish notices of the General Bar Date.  On or prior to December 31, 2004, the Debtors’ claims agent, BMC, gave notice of the General Bar Date by mailing to those categories of entities as required under the General Bar Date Order, including without limitation, all persons and entities requesting notice pursuant to Bankruptcy Rule 2002 as of the date of the General Bar Date Order, all parties listed on the Debtors’ master mailing matrix, all state and local taxing authorities, and parties to any litigation pending as of the Petition Date.

Proofs of Claim.  The Debtors have made significant progress in resolving the numerous proofs of claims filed against the Debtors.  The Debtors’ claims agent received approximately 3000 proofs of claims asserting Claims totaling approximately $14.3 billion.  Claims reviewed and analyzed by the Debtors to date, claims scheduled by the Debtors, or claims less than $550 (or that vary by less than $550 from the amount scheduled by the Debtors) represent approximately 87% of the total number of filed and scheduled claims.  The Debtors believe that many of the proofs of claim are invalid, duplicative or overstated in amount.

Disputed Claims.  The Reorganizing Debtors believe that ultimately a substantial number of claims representing a large portion of the total dollar value of claims against the Reorganizing Debtors will be disallowed in their entirety or significantly reduced.  On May 27,

2005, the Debtors’ filed Debtors’ First Objection to Certain Claims Relating to the Rejection of Aircraft and Engine Leases (Docket No. 2287) (the “First Aircraft Objection”).  The Reorganizing Debtors have served discovery demands on the affected aircraft lessors and the contested matters remain at the pretrial stage.  The Reorganizing Debtors have since filed a second and third objection to the claims filed by lessors and anticipate filing additional objections relating to secured and priority claims as well as certain unsecured claims. On December 13, 2004, each of the Debtors filed their respective Schedules of Assets and Liabilities and Statements of Financial Affairs with the Bankruptcy Court (the “Schedules”).  Among other things, the Schedules set forth the Claims of known creditors against the Debtors as of the Petition Date based upon the Debtors’ books and records.  On December 2, 2005, the Reorganizing Debtors filed amended Schedules and the Bankruptcy Court has set a bar date for filing any proofs of claim engendered by the amended Schedules for twenty-three (23) days following the filing of the amended Schedules.  The Reorganizing Debtors may file further amendments to their Schedules.

Estimated Claims.  On the Effective Date and subject to further analysis, Allowed Class 6 Claims against the Reorganizing Debtors are estimated to aggregate approximately $1.3 to $1.6 billion, Allowed Secured Claims are estimated to aggregate approximately $97 million, and Allowed Priority Tax Claims and other Priority Claims are estimated to aggregate $1.9 million.  Allowed Class 7 Unsecured Convenience Class Claims will aggregate approximately $60 million.

L.                                     Executory Contracts and Unexpired Leases

The Reorganizing Debtors have undertaken an extensive review of their executory contracts and unexpired leases to determine the economic viability of such agreements in light of the new business plan and the expected needs of the Reorganized Debtors.  Exhibit H to the Plan sets forth an exclusive list of executory contracts and unexpired leases and the applicable proposed Cure amount that the Reorganizing Debtors intend to assume as of the Confirmation Date, which may be amended from time to time until the Confirmation Hearing.  All executory contracts and unexpired leases not listed on Exhibit H will be deemed rejected as of the Confirmation Date.  The Cure as listed on Exhibit H will be established on the Confirmation Date unless the non-debtor counterparty files and serves an objection to the proposed assumption and Cure not later than five (5) business days prior to the Confirmation Hearing.

The Reorganizing Debtors rejected some executory contracts and unexpired leases during the Chapter 11 Cases.  The current deadline applicable to the Reorganizing Debtors’ decisions to assume or reject remaining unexpired leases of non-residential real property has been requested to be extended to January 31, 2006.

M.                                  Plan Exclusivity

The exclusive period during which on the Reorganizing Debtors may file a chapter 11 plan was extended through September 30, 2005.  The period provided by Section 1121(c)(3) within which the Reorganizing Debtors may exclusively seek confirmation of the Plan has been extended to January 31, 2006.

N.                                    Retained Actions and Avoidance Actions

The Reorganizing Debtors are analyzing their prepetition transfers to determine whether they may and should assert Avoidance Claims.  Subject to supervision or oversight by the Creditors’ Committee and Post-Confirmation Committee, the Reorganizing Debtors and Reorganized Debtors will commence, prosecute and possibly settle Avoidance Claims.  In addition, the Reorganizing Debtors may have certain causes of action and claims related to accounts receivable or contracts and agreements.  It is the intent of the Reorganizing Debtors to retain all such actions to the extent legally possible.  A non-exclusive list of Retained Actions and Avoidance Actions may be found in Exhibit I to the Plan.

O.                                   Litigation

As of the Petition Date, certain parties had either instituted or indicated an intention to institute litigation against one or more of the Reorganizing Debtors.  Certain litigation that was pending, but that would be fully covered, including the costs of defense, by insurance were allowed to proceed by agreed entries modifying the Stay as approved by the Bankruptcy Court.  A prepetition investigation by the Office Of Federal Contract Compliance Policy concerning allegations of discrimination in hiring resulted in a no-fault admission settlement approved by the Bankruptcy Court and providing an unsecured claim against the estate of ATA.

The only material litigation commenced as of the filing of this Disclosure Statement against the Debtors postpetition was an adversary proceeding filed by Goodrich Corporation (“Goodrich”) (Case No. 05-00048).  That adversary proceeding and a motion for administrative expense also filed by Goodrich were subsequently settled resulting in a continuation of the business relationships between ATA and Goodrich for the servicing of wheels and brakes.  The settlement was approved by an order of the Bankruptcy Court dated October 3, 2005.

VI.           COMMITMENT FOR NEW INVESTOR CAPITAL INVESTMENT
AND INTER-RELATED TRANSACTIONS

On June 17, 2005, Holdings and ATA filed an application to employ Jefferies & Company, Inc. (“Jefferies”) and SkyWorks Capital, LLC and SkyWorks Securities, LLC (collectively, “SkyWorks”).  The application sought authority to employ Jefferies and SkyWorks, pursuant to the terms of an engagement letter (the “Jefferies/SkyWorks Engagement Letter”),  to assist Holdings and ATA in connection with the structuring, issuance, sale or placement of debt or equity instruments, including possible debtor-in-possession financing.   After the application was filed, the SkyWorks/Jefferies Engagement Letter was revised to ameliorate the concerns of an ad hoc committee of the holders of Old Holdings Unsecured Notes.  The Bankruptcy Court entered an order granting the application, pursuant to the terms of the revised SkyWorks/Jefferies Engagement Letter, on July 15, 2005.

Jefferies and Skyworks initially contacted over 100 potential investors to determine interest in a proposed transaction with Holdings.  A confidential information memorandum (“CIM”) was developed and provided to parties who expressed an interest and executed a confidentiality agreement with the Holdings.  The CIM outlined a proposed transaction that would include in interim debtor-in-possession financing facility as well as an investment of new funds in the Reorganized Companies with a combined value of $100 million.

In early October, 2005, and pursuant to an established bid deadline, ATA received three offers from potential investors.  In consultation with Skyworks and Jefferies, Holdings determined that an affiliate or affiliates of MatlinPatterson, MatlinPatterson Global Opportunities Partners II L.P. and/or MatlinPatterson Global Opportunities Partners (Cayman) II L.P. was likely to be the party that would provide the highest and best offer.  Accordingly, Holdings, in cooperation with its secured lenders, the ATSB and Southwest, began discussions and negotiations with MatlinPatterson on behalf of the identified investment funds.

MatlinPatterson is an investment management firm that operates under the leadership of David J. Matlin and Mark R. Patterson.  The firm and its professionals have proven expertise in sourcing distressed securities, leading complex reorganizations, obtaining corporate control via traded securities markets and implementing exit strategies.  The firm employs 20 investment professionals involved in research and investment management in New York, Hong Kong and London, with over 175 years of experience in the distressed securities markets.  MatlinPatterson was formed in July 2002 by David J. Matlin and Mark R. Patterson as the successor to the Global Distressed Securities Group of Credit Suisse First Boston, where beginning in July 1994, the firm’s personnel had managed distressed securities investments on a global basis.  The MatlinPatterson group currently manages two related investment funds.

A new and final bid by the New Investor was submitted to Holdings on November 28, 2005 (the “New Investor Bid”).  Pursuant to the New Investor Bid, the New Investor committed to provide up to $120 million in equity and debt financing to the Reorganized Companies.  The financing consists of (i) the New DIP Facility in an amount up to $30 million, the outstanding balance of which on the Effective Date would be converted into DIP New Shares, (ii) a cash investment of up to $45 million on the Effective Date in New Shares and (iii) a commitment to act as the exclusive standby purchaser for the remainder of any Rights Offering New Shares that were not subscribed for in the $25 million Rights Offering.  In addition to the $100 million equity commitment, the New Investor agreed to provide an additional $20 million by way of the New Investor Exit Facility.  The New Investor’s financing commitment is subject to certain terms and conditions, as discussed below.

On November 10, 2005, the Reorganizing Debtors filed a motion with the Bankruptcy Court to authorize, among other things, the New DIP Facility and the execution of the New Investor Bid by the Reorganizing Debtors (the “DIP Financing/Capital Raise Motion”). On November 29, 2005, the Court approved in part the DIP Financing/Capital Raise Motion and the Reorganizing Debtors executed the New Investor Bid.

Pursuant to the terms of the New Investor Bid, the New Investor’s commitments are subject to certain terms and conditions, including, without limitation, the satisfactory negotiation of an extension and expansion of the Original Codeshare Agreement.  However, a condition to Southwest entering into an amendment to the Original Codeshare Agreement is the satisfactory restructuring of gates held by ATA at Midway.  Furthermore, ATA requires that Southwest provide certain concessions under the Southwest DIP Facility and Southwest Bid as a condition to any restructuring of its Midway gates.  Consequently, due to the inter-related and inter-dependant relationship between the contemplated transactions,  ATA, Southwest, the New Investor and the City of Chicago collectively negotiated the transfer, exchange and surrender of certain gates at Midway, the terms of an amended codeshare arrangement and certain amendments to the Southwest DIP Facility and Southwest Bid (the “Southwest Amendments”).

On November 17, 2005, the Reorganizing Debtors filed with the Bankruptcy Court the Transfer and Settlement Motion to approve (1) the Midway Gate Restructuring Transaction (2) the Amended Codeshare Agreement Term Sheet, and (3) the Southwest Amendments.  The relief sought in the Transfer and Settlement Motion was interconnected with the relief sought in the DIP Financing/Capital Raise Motion and was crucial to the success of the reorganization plans negotiated by the Reorganizing Debtors.

On December 14, 2005, the Bankruptcy Court entered the Transfer and Settlement Motion Order.

Following the full implementation of the Midway Gate Restructuring Transaction, ATA will have transferred its rights under four gates at Midway to or for the benefit of Southwest.  In exchange, Southwest will reduce the outstanding balance of the Southwest DIP Facility by $20 million and enter into the Amended and Restated Codeshare Agreement, thereby satisfying a condition to the New Investor’s provision of the New DIP Facility and the New Investor Exit Facility.  See Sections V.G.2 and V.I.

In addition, ATA and Southwest will enter into the Southwest Amendments.  The Southwest Amendments will include any amendments to the Southwest DIP Facility necessary to provide that no action that is consistent with ATA’s (or any other Reorganizing Debtor’s): (i) current financial projections; (ii) current reorganization plans; and/or (iii) actions taken to implement the financing transaction set forth in the New Investor Bid, will result in a default under the Southwest DIP Facility.  The Southwest Amendments will also remove certain financial coven/ants in the Southwest DIP Facility and provide that the Reorganizing Debtors will have until January 31, 2006, to confirm a plan of reorganization.  Finally, the Southwest Amendments will release Southwest from its commitments under the Southwest Bid to provide exit financing to, or make an equity investment in, the Reorganized Companies upon receipt by the Reorganized Companies of the New Investor Exit Facility.  As a result of these amendments, the Reorganizing Debtors obtained the additional time and flexibility necessary to proceed with their reorganization plan without creating a default under the Southwest DIP Facility.

As described above, on the Effective Date, the Reorganized Companies will enter into the New Exit Facility with the New Investor in order to satisfy $20 million of the amount remaining outstanding under the Southwest DIP Facility.  The New Investor Exit Facility will be termed out pursuant to the New Investor Exit Facility Secured Note, attached as Exhibit C to the Plan.

VII.         NEW BUSINESS PLAN AND FINANCIAL PROJECTIONS

The Reorganizing Debtors are restructuring to focus on two core businesses: the military charter services and scheduled passenger services provided by ATA.  These two businesses use many of the same assets and employees, but are operated differently.  The cargo shipping business of ATA Cargo will continue with no material changes, excepting those required by the reduction in scheduled flights to be flown by ATA and the merger of Cargo into ATA.

In December, 2004, at the time of the initial closing of the transactions with Southwest, ATA initiated a revised business plan that reduced the number of scheduled service flights at Midway and in Indianapolis, but which maintained a substantial presence in each market.  That initial plan included a modest reduction in the ATA fleet and a regauging to smaller aircraft.  Within a short period ATA determined that this initial restructuring and modest downsizing plan was not achieving a return to positive cash flow and profitability, and was not viable.  There were a number of factors for this, including further fuel price escalation, underachievement of projected scheduled service revenues and RASM, particularly in the Chicago market, announcements by competing airlines of scheduled service in direct competition with ATA routes serving Indianapolis, and an inability to reduce costs and general overhead to the extent required by the plan, while maintaining the projected level of service.

In January, 2005, ATA revised substantially its business plan to provide for a substantial downsizing of its scheduled service business, with the elimination of 20 flights departing from Indianapolis and the suspension of operations of its commuter carrier.  Following the initiation of this revised plan, fuel costs continued to escalate well beyond the costs assumed in the revised plan, and ATA encountered delays in the acquisition of smaller gauge aircraft projected to be more economical that the aircraft then in ATA’s fleet.  While the codeshare arrangement with Southwest began to generate revenues and benefits at or beyond projected expectations and was proving to be very beneficial to ATA, its benefits were not sufficient to offset entirely underachievement of projections in scheduled service.

Under the terms of its financing arrangements with Southwest and the Original Codeshare Agreement, ATA was to achieve a confirmed plan of reorganization by not later than December 31, 2005. This achievement deadline initially was September 30, 2005, and was extended by agreement to the end of 2005.  Southwest was not prepared to commit to further extension, at least until ATA demonstrated meaningful progress to emergence from its Chapter 11 case.

In addition, ATA determined that its long term viability and its shorter term cash requirements mandated that ATA obtain a capital infusion of $100 million in connection with its emergence from Chapter 11 and up to $50 million to provide the liquidity necessary to continue as a going concern through the end of 2005.  Given material, on-going uncertainties in the domestic airline passenger business, driven primarily by excess capacity and unprecedented fuel cost escalation which was not abating, ATA determined, in consultation with its financial advisors, that it was improbable that ATA would obtain, at an acceptable cost and terms and within the limited time remaining, equity capital commitments in the aggregate amount needed unless the ATA business plan reduced its reliance on its projected scheduled service business.

Accordingly, ATA developed a modified business plan calling for a further downsizing of its scheduled service business in late 2005, and with that business being rebuilt over the following years based on an enhanced codeshare arrangement with Southwest.  This modified business plan (which is referred to in this Disclosure Statement as the “New Business Plan”) is the New Business Plan which serves as the foundation for the New Investor commitments.  Under the New Business Plan, it is projected that in 2006 scheduled service will comprise approximately 44% of total annual revenues, and the military charter business will comprise approximately 52% of total annual revenues.  The remaining four percent (4%) of the annual revenues will be generated from the charter business.  It is anticipated that the percentage share of military charter business will decline each year thereafter primarily due to increases in scheduled service revenue.

The New Business Plan calls for ATA to downsize its scheduled service business, with its scheduled service business being more specifically focused to achieve the revenue and other benefits provided for in the Amended and Restated Codeshare Agreement, and with an elimination of unprofitable scheduled service routes, additional reductions in ATA’s fleet and network and a decrease in unit costs.   Based on the advantages and opportunities provided by the Amended and Restated Codeshare Agreement, the New Business Plan calls for ATA to rebuild scheduled service over time, with additional flights being added in 2007 and 2008 with respect to certain markets that are adequate to support sustainable, profitable operations and provide additional codesharing opportunities.

The military charter business has historically been profitable for ATA, and is a key component of the New Business Plan.  Under the New Business Plan, ATA will continue to sell downtime on its military and scheduled service aircraft to tour operators on an ad hoc basis.

This New Business Plan may be changed based upon changes in conditions and circumstances.  The New Business Plan and the financial projections set forth in this Disclosure Statement were developed by and reflect the current intentions of management of the Reorganizing Debtors.

1.             Military Charter Business

ATA has provided charter passenger airline services to the U.S. military since 1983 and is currently one of the largest commercial airline providers of these services.  ATA believes these operations have a stabilizing impact on its operating margins because they are generally less seasonal than scheduled passenger service and the military contract provides full reimbursement for actual fuel expenses.  The U.S. government, through the Air Mobility Command (“AMC”), awards one-year contracts for its military charter business and pre-negotiates contract prices for each type of aircraft that a carrier makes available.  Each contract year extends from October 1 through September 30.  (References to a “fiscal year” in connection with this section’s discussion of ATA’s military charter business are references to a contract year.  For example, a reference to “fiscal year 2005” means the AMC contract period from October 1, 2004, through September 30, 2005.)

The contract under which ATA currently is performing military charter services runs to September 30, 2006.  ATA is subject to biennial inspections by the U.S. Department of Defense as a condition of retaining eligibility to perform military charter flights.  The New Business Plan assumes that over the period of the Projections set forth in Exhibit 2 to this Disclosure Statement (the “Projections”) that there will be no material reduction in the level of revenues achieved by ATA in providing international military charter service to AMC.  In the event the United States were to reduce materially its movement of military personnel international or to change the methods or program by which it acquires this international military passenger transportation, this assumption might be incorrect.

ATA historically has received approximately one-third of its revenue from its military charter business.  In fiscal year 2005, ATA generated approximately $406 million in revenue and revenue per available seat mile (“RASM”) of nearly 11 cents from the military charter business.  This RASM is approximately 71% higher than on ATA’s scheduled passenger service unit revenue, reflecting the higher cost of military operations and the pass-through of high fuel prices to the military.  As shown below, the military charter passenger service business has grown substantially over the last five years, both for ATA and overall.

Key Military Statistics (Calendar Year)

($Millions)

ATA Military	2000	2001	2002	2003	2004	2005E
Revenue	$188.6	$167.5	$177.9	$296.9	$326.9	$394.8
ASMs	2,606	2,147	2,104	3,426	3,379	3,536
RASM	7.24	7.80	8.46	8.67	9.67	11.16

AMC International Expenditures

($Millions)

Fiscal Year

Military Fleet.  The allocation of military contracts is based, among other things,  on the number and type of aircraft an airline makes available for use to the military.  ATA primarily uses its fleet of four owned L1011-500 aircraft and one leased L1011-100 aircraft to support its military charter business.  These aircraft have a range and seating configuration preferred by AMC.  ATA also uses several B757 aircraft in the performance of its military charter services.

ATA’s existing L1011 fleet requires significant, on-going maintenance costs and greater potential for additional maintenance costs from regulatory mandates.  Specifically,  these aircraft require heavy airframe overhauls at least every 5 years at a present cost of approximately $4 million per aircraft.  Two of the ATA L1011’s received heavy airframe overhauls in the fourth quarter of 2005.  ATA is seeking to replace or augment its L1011 aircraft with newer, more efficient aircraft.  In particular, ATA is attempting to lease B767-300 aircraft to replace its L1011 aircraft.  Charter flights utilizing B767-300 aircraft are paid for by the military at the medium class rate, which is a higher rate per seat mile than the large class rate applicable to the L1011 aircraft.  Because B767-300s are eligible for flying charter flights in the widebody entitlement class, but those flights are compensated at higher rates for the medium rate class, the economics of the B767-300 aircraft presently are favorable for military charter service The Projections contemplate replacement of one L1011 in March, 2006, with a leased B767-300 (although there are currently no agreements in place with respect to leasing any such B767-300), but otherwise do not reflect the positive revenue and cost effects of replacement of existing L1011 aircraft with B767-300 aircraft.  However, if ATA is able to lease one additional B767-300 replacement aircraft before March, 2006, it would be able to avoid an L1011 heavy airframe overhaul, due in March 2006 (saving approximately $4,000,000).

Competition.  For fiscal year 2005, ATA is the second largest passenger carrier in the AMC’s International program, with estimated revenue of $377 million.  In that period World

Airways was the largest carrier with revenues of $445 million.  Recently World Holdings (the owner of World Airways) acquired North American Airlines.

AMC International-Passenger Carriers

($Millions)

Airline	Team	Estimated FY2005 Revenue
World Airways	Alliance	$445
ATA Airlines	FEDEX	$377
Omni	FEDEX	$279
North American Airlines	Independent Carrier	$128
United Airlines	Alliance	$60
Others		$142
Total		$1,431

Source:  AMC Commercial Operations Integrated System (COINS) and ATA forecasts.

Cost.  Default cost assumptions for the year-ending June 30, 2004 (the base year) are established via DOT Form 41 data.  Base year costs are escalated to estimate the costs in each subsequent contract year.  Fiscal 2006 (October 1, 2005 through September 30, 2006) contract year costs were derived from the base year ending June 30, 2004.  Where the contract year activity cost can be demonstrated to be different than the cost of that activity in the base year , a participating airline is permitted to document these increases for inclusion in the rate making process.  In addition, if a participating airline is able to prove that it incurs higher costs to fly for AMC (because of crew hotels, lower flight crew utilization, and flying to airports where the airline does not have in-house maintenance or ground staff), AMC may allow for adjusted cost rates.

Profitability.  In addition to the cost components of the military rate per seat mile, a basic margin is added, which is based on AMC’s estimate of the airline industry’s cost of capital.  For fiscal year 2006, the margin is 10.97%.  An airline’s realized margin is based on a number of factors, including its own costs relative to the costs of other airlines in its rate class, the change in its costs since the measurement period (given the approximately 21 month lag), and the actual missions flown, as each mission’s actual costs may vary significantly.  Airlines are paid per seat mile (although the number of seats paid for by AMC may be different than an aircraft’s actual seat count), and payments are sometimes made for ferries and refueling stops, depending on the particular charter flight.  The number of passengers on a flight does not affect payments.  Annual fuel prices per gallon are set by AMC, which prices are usually similar to market rates at the time the contract is established (as opposed to airline industry historical costs.)  Fuel price fluctuations are passed through to AMC by the participating airlines (meaning that the only “cost” for a fuel reimbursement rate that is below current market costs is the cost of delayed reimbursement of the excess cost incurred.

Military Rates for Passenger Flights By Aircraft Type and Seat Mile

Fiscal Year Rate	Aircraft Type	ATA Final Cost Rate (Excl. Fuel)	Avg. Cost for Rate Class – All Carriers (Excl. Fuel)	Contract Year Fuel Price per Gallon	Final Rate Incl. Fuel and Margin
2006	B757-200	9.20	8.40	2.10	12.05
2006	B757-300	9.20	8.40	2.10	12.05
2006	L1011	7.45	6.43	2.10	10.22
2005	B757-200	8.68	8.64	1.50	11.89
2005	B757-300	8.68	8.64	1.50	11.89
2005	L1011	7.21	6.63	1.50	10.21

Source: AMC Final Uniform Rates and Rules for International Service.

The Cost Rates per seat mile for B767-300 aircraft will be the same as awarded for B757 aircraft.

Bid process.  The AMC charter business is classified as either International or Domestic.  The two business types are awarded differently.

The AMC International contract awards under a preset passenger seat mile rate, which is determined at the beginning of each fiscal year.  There are two separate categories: fixed award and expansion.  Business is allocated to each participating airline based on their proportionate share of entitlement, which is determined by the value of the aircraft it contributes to the Civil Reserve Air Fleet (the “CRAF”).  To be able to increase a participating airline’s share of AMC business, AMC allows teaming arrangements in which a number of airlines team together to take advantage of their respective unused entitlements.  For instance, ATA does not use its cargo entitlement and FedEx does not use its passenger entitlement, so by teaming together those two airlines may take advantage of each other’s unused entitlements.  There are currently two large AMC contract teams: the Federal Express team (“FedEx”) and the World Air team (“World”), representing 44%  and 55%, respectively, of the market in fiscal year 2005.  Within the FedEx team, ATA and Omni Air fly all passenger requirements during normal operations.  For fiscal year 2005, the FedEx team’s passenger requirements was split 62% to 38%, respectively, between ATA and Omni.  For fiscal year 2006, the FedEx team’s passenger business is split between ATA and Omni as follows:  ATA, 62%, and Omni, 38%.  Fixed award flying generally represents about 20% of ATA’s international military revenue, with the balance coming from expansion.   Fixed award business is awarded for the one-year term of the contract, while the expansion portion of the contract is awarded much closer to the actual date of operation.  Entitlement to expansion flying is generally similar to fixed award entitlement, although aircraft availability and other factors may cause variations.

Under the domestic Master Solicitation, AMC accepts bids on an individual flight basis.  Bidding is open to all domestic airlines that are members of the CRAF.  Unlike the international program, flights are awarded not on the basis of entitlement, but on competitive bidding based on price.  Domestic revenues accounted for about 5% of ATA’s military charter business in fiscal year 2004 and 3.5% of ATA’s military charter business in fiscal year 2005.

There is no fuel reconciliation on domestic military business.  The Projections contemplate that domestic AMC contract charter revenues will be nominal (less than 5% of total AMC charter revenues.)

CRAF Participation.  Entitlement points are generated by each participating airline’s commitment to the CRAF program.  Aircraft in the CRAF program are subject to call-up in a time of national emergency.  AMC guarantees to pay at a minimum level of utilization for each aircraft called up by a participating airline during times of CRAF is activated.  Based on the number of aircraft called up for CRAF service, a participating airline may be unable to continue without reduction its scheduled service flights.  This may not be an adverse event economically, as events, which cause a Stage 1 activation would probably cause a major, reduction in demand for scheduled passenger service.  Thus, redeployment of aircraft into CRAF service could be economically advantageous for the airline.

ATA generally commits its entire fleet to CRAF, but not all aircraft are committed at the same stage.  Stage 1 aircraft would be the first to be called up, and generate the most entitlement points.  In CRAF’s fifty-year history, Stage 1 has only been activated twice, and there has never been a Stage 2 or 3 stage activation.

Number of ATA Aircraft Committed to CRAF, By Stage

Aircraft Type	Stage 1	Stage 2	Stage 3
B737-800	0	1	15
B757-200	0	2	6
B757-300	3	4	6
L1011	4	4	4

Source:  ATA as of November 23, 2005.

Commissions.  For fiscal year 2006, ATA has 1.3% of the total points used to calculate flying entitlement.  However, the FedEx team, which includes 9 other airlines, will have a collective point entitlement of approximately 38% of total AMC contracted charter flying.  Approximately one-fourth of the FedEx team’s points are generated by Northwest Airlines, which generally does not fly AMC missions, but collects commissions from other team members for assignment to them of its points.  Currently the commission rate for the FedEx team is 7%.  Commission compensation to each member is calculated based on that member’s percent of the total team value.  (Thus, as ATA’s percentage of total points is small (3.2%), it will pay a commission of almost the full 7% for charter revenue achieved from points assigned to it.  Commissions do not apply to fuel reconciliation payments, but are also not included in an airline’s costs when calculating contract rates.

Payment Timing.  Following each completed mission, the government is required to pay ATA within 30 days.  Payments are based on the approved rate without regard for the cost of fuel.  Within 90 days after the completion of each month there is a reconciliation of the actual fuel purchased for that month compared to the contract price per gallon pegged in the international contract ($1.50 per gallon for fiscal year 2005, $2.10 for fiscal year 2006).  If actual fuel costs are higher than the pegged rate, an additional payment is made for the difference.  As of September 30, 2005, ATA’s receivable from the military was $25.1 million for charter flights operated, and an additional $7.6 million for fuel reimbursement.

2.             Scheduled Service

Codeshare Agreement.  ATA is restructuring its scheduled service business in a manner that maximizes the benefit of its anticipated Amended and Restated Codeshare Agreement with Southwest.  ATA initially entered into the Original Codeshare Agreement with Southwest in December, 2004.  In January, 2005, ATA and Southwest began selling codeshare inventory on flights beginning in February, 2005.

Midway was the first designated “codeshare airport,” meaning that ATA and Southwest flights that met certain criteria such as minimum and maximum connect times, and itinerary circuity measurements, would be eligible to be sold as connecting flights through the codeshare.   For instance, customers could purchase one ticket from either Southwest or ATA that would give them an itinerary from St. Louis to New York-LaGuardia.  Purchases of such tickets are made from the popular Southwest website, among other sale outlets.  Southwest operates St. Louis to Midway flights and ATA operates flights from Midway to LaGuardia.  Under the agreement, Southwest and ATA exchange the customer’s baggage just as if the ticket had been bought on a single airline.  ATA and Southwest share the customer’s ticket revenue according to a formula based on the miles flown on each airline.

During 2005, Phoenix and Las Vegas were designated as additional codeshare airports.  ATA added codeshare connections to its existing Phoenix-Hawaii flights.  In Las Vegas, ATA initiated new service to Hawaii.  ATA also added service between Phoenix and Denver, utilizing down time on the same aircraft that fly to Hawaii.  Southwest had approximately 200 daily scheduled flights from Phoenix and Las Vegas, but did not serve Hawaii or Denver.

The Original Codeshare Agreement had an immediate positive impact on ATA’s scheduled service.  During the third quarter of 2005, ATA’s portion of codeshare revenue was $11.2 million, or about 6% of its total scheduled service revenue.  The percentage of ATA’s revenue attributable to the codeshare was even higher if it were measured on only those flights that were available for sale under the codeshare.  For instance, Indianapolis was not designated as a codeshare airport.

ATA entered into discussions in late 2005 with Southwest to enhance the Original Codeshare Agreement.  While the Original Codeshare Agreement helped provide significant incremental connecting traffic, it was insufficient to make ATA’s business at Midway profitable.  ATA believes that it is experiencing a market share deficit with “local” passengers, who are traveling to or from Chicago.  In addition to taking steps to conserve cash by reducing its capacity at Midway, ATA sought to improve the Original Codeshare Agreement in ways that will help it attract more customers to so-called “local” flights (i.e., an ATA scheduled service flight without a sale of a connecting flight with Southwest).

In connection with the Midway Gate Restructuring Transaction (see Section V.G.2) and the New Investor financing commitments (see Section VI), Southwest and ATA have agreed to amend the Original Codeshare Agreement in accordance with the Amended Codeshare Agreement Term Sheet.  The Amended Codeshare Agreement Term Sheet calls for Southwest to sell certain ATA flights through many of its distribution channels, including its website.  For the first time, ATA’s local flights will be available for sale through Southwest.  For instance, a customer visiting www.southwest.com would be able to book a flight from Chicago-Midway to New York-LaGuardia.  With approximately 200 scheduled flights per day in Chicago, Southwest has established a strong local presence in Chicago.  The Amended and Restated Codeshare Agreement will allow Southwest to offer its customers more choices, while helping to sell incremental seats on ATA.

The Amended and Restated Codeshare Agreement is also expected to enhance ATA’s ability to attract additional customers through Southwest’s frequent flyer program, “Rapid Rewards.”  Under the agreement, Rapid Rewards members will be allowed to redeem their credits for seats on certain ATA flights.  In return for making certain quantities of its seats available for Rapid Rewards redemptions, ATA will be able to grant Rapid Rewards credits to its customers.  For instance, a traveler from Chicago to New York who books a flight on www.ata.com may have the choice of receiving credits to an ATA Travel Awards account or a Southwest Rapid Rewards account.  ATA expects this new agreement will make its flights more attractive for Southwest customers to choose.

Based on the high volume of connecting passengers generated by the Original Codeshare Agreement, ATA believes that the Amended and Restated Codeshare Agreement will bring significant improvements to ATA’s ability to attract local passengers.

ATA estimates that its codeshare revenue is largely incremental (i.e. without added fixed or significant variable costs).  In general, the revenue is for itineraries that ATA does not serve on a connecting or nonstop basis.  In the St. Louis to New York-LaGuardia example, because ATA does not provide service to St. Louis, it probably never would have flown the customer who wanted to travel from St. Louis to New York-LaGuardia.  In addition, because of ATA’s revenue management practices, it is unlikely that codeshare passengers are displacing local passengers who might be willing to pay more for a seat than ATA would otherwise receive under the codeshare revenue prorate formula.

ATA believes the revenue it receives from the codeshare arrangement causes very little incremental cost.  Once an airline determines to fly a certain schedule, most of its costs are fixed.  Costs related to passenger volume are limited to variable distribution costs, some additional fuel, catering and passenger processing.  In general, these costs are believed to be less than twenty percent of revenue.  Codesharing enables an airline to earn incremental revenue without incurring the costs or risks associated with flying a larger schedule.

The codeshare arrangement is now expected to provide benefits to the customer.  Benefits include: increased geographical scope and larger network scale, enhanced loyalty program utility, a larger network with more destinations, better schedules with more time of day options and connecting opportunities, on-line pricing and the elimination of interlining, maximized frequent flyer benefit due to reciprocity, and increased competition between more origin and destination city pairs.

Under the codeshare arrangement, both parties are subject to certain covenants for on-time performance, flight cancellations, mishandled baggage, and customer complaints.  The covenants are measured on a monthly basis and take into account performance against fixed targets as well as performance relative to major air carriers.

Scheduled Service Route Network and Fleet.  Since filing for Chapter 11 protection, ATA has been reducing the number of scheduled service routes in which it competes in order to reduce the negative cash flow from the business.  In March 2005, ATA ceased operations of its commuter affiliate, C8.  C8 had flown 17 turboprop aircraft to medium size cities in the Midwest.  C8’s assets were subsequently sold.  In April, ATA reduced its flight schedule from Indianapolis from about 24 flights per day to four.  ATA has announced that it will suspend all flights from Indianapolis in January 2006.  ATA made significant reductions to its scheduled service routes from Midway in February 2005, exiting markets such as Los Angeles and Charlotte.  Later in 2005, ATA announced that it would suspend service to Minneapolis, Boston, Newark, Denver and San Juan.

ATA expects to maintain its schedule to New York-LaGuardia and Washington-Reagan airports, which are slot-controlled.  ATA is the only airline to fly between Chicago-Midway and these two airports.  ATA anticipates that the improvements contained in the Amended and Restated Codeshare Agreement will make these routes attractive to more travelers.

ATA expects to use its B737-800 and B737-300 aircraft to support its schedule at Midway.  These are the smallest aircraft in its fleet, and more suited for higher-frequency domestic operations.

Due to its reduction in flights, ATA no longer requires eight gates at Midway.  In connection with the Midway Gate Restructuring Transaction, (i) four gates will be transferred to Southwest, (ii) three gates will revert to the control of the City of Chicago, and (iii) ATA will retain control of one gate.  ATA will also have the ability to use an adjacent city-controlled gate for its operations.  Although ATA does not expect to use its B757 aircraft on a regular basis in Midway, these gates will accommodate the larger aircraft.  ATA will also have the ability to use the two international gates at Midway that are controlled by the City of Chicago.  Currently, ATA flies from Midway to Guadalajara and Cancun.

ATA has largely maintained its flight schedule from the western United States to Hawaii through its restructuring, and expects to grow this business going forward.  ATA has been serving the Hawaii market for over ten years, and pioneered the use of narrowbody, twin-engine aircraft across the Pacific.  Initially, ATA relied on tour operator partners to market the majority of its seats.  The tour operators also bear the inventory risk on the seats.  Over the last few years, the percent of seats sold by tour operators has gradually declined.  By 2006, ATA expects that very few of its seats will be sold by tour operators.

In order to make these flights economical without tour operator sales support, ATA has begun selling connecting itineraries to Hawaii via the Original Codeshare Agreement.  For instance, ATA operates flights from Phoenix to Hawaii.  Through codesharing, a customer in Albuquerque can purchase a ticket the connects her through Phoenix via Southwest and onto Hawaii via ATA.  ATA and Southwest are also selling codeshare itineraries through Las Vegas.  The percent of seats occupied by codeshare passengers on ATA’s Hawaii flights is even higher than on its domestic flights.

In order to reduce its inventory risk, ATA is also downgauging its Hawaii aircraft.  ATA has recently certified certain of its B737-800 aircraft for Extended Twin Engine Operations (“ETOPS”).  This certification allows ATA’s B737-800s to fly from the west coast to Hawaii.  ATA’s B737-800s in two class configuration have 160 seats.  ATA’s B757 aircraft have up to 247 seats, depending on configuration.

ATA’s flights from Los Angeles and San Francisco have not benefited from the Company’s Original Codeshare Agreement.  Southwest does not serve San Francisco.  While Southwest does have a significant flight schedule at Los Angeles, it is based out of a different terminal than ATA’s flights.  ATA does not expect that this situation will change in the near future.  The Amended and Restated Codeshare Agreement will provide local sales support which is expected to help bring incremental passengers on these routes, even if there are no connecting passengers.

Cost Structure Improvements.  ATA has taken several steps during its restructuring to improve its cost structure.  These steps, described below, are still underway, and the Company expects that additional initiatives may be identified.

Ambassadair and Amber was sold in the fourth quarter of 2005.  Historically, the operation and support of Ambassadair required unreimbursed 10% discounts on ATA scheduled service fares to Ambassadair members (prior to the initiation of ATA’s Chapter 11 case), and prior to July, 2005, provision of charter aircraft, leased premises, administrative and other support services by ATA, all either without reimbursement or at rates substantially below market and often below costs.  During the summer of 2005, Ambassadair provided charter trips through an independent charter air carrier, Transmeridian Airways.  This undertaking was not successful and demonstrated that, because of poor service and excessive costs, Ambassadair could not continue to sell trips to its members that would be provided by a charter carrier.  It also resulted in substantial losses that were funded by ATA.

In 2004, labor accounted for ATA’s largest operating expense, and has therefore been a primary area of focus in the Reorganizing Debtors’ cost reduction initiatives.  Through a combination of negotiated union concessions, outsourcing and general headcount reductions, ATA has substantially decreased its workforce costs.

Employee Collective Bargaining Agreements

Union	Employee Group	Contract Status
ALPA	Cockpit Crew	Entered into new agreement through 2008
AFA	Flight Attendants	Entered into new agreement through 2008
AMFA	Mechanics	Negotiating first contract
IAM	Ramp	Contract in place through 2007
IAM	Storekeepers/Toolroom	Negotiating first contact
TWU	Dispatchers	Contract in place through 2007

General Headcount Reductions.  ATA has undertaken significant reductions in headcount in almost every area, reducing its total workforce over 40%, from more than 8,000 employees in March 2004 to 4,221 as of October 31, 2005. While these reductions in part reflect ATA’s scale-down of operations, they also reflect an attempt to improve operating efficiency.

Cockpit Crewmembers.  ATA and ALPA entered into a new contract through 2008.  In exchange for significant concessions in base pay, benefits and work rules, ATA agreed to provide certain profit-based pay increases, profit sharing, stock options and to stipulate to an unsecured claim for ALPA.

Flight Attendants.  ATA and ADA entered into a new contract through 2008.  The flight attendants agreed to reduce their pay rates by 10%, shortly before the company entered bankruptcy.  This pay reduction was extended as a part of the new agreement.  In addition, the union agreed to reductions in premium pay and to join the company’s standard benefits plan.

Mechanics.  As part of its anticipated maintenance cost savings, ATA reduced through maintenance outsourcing, headcount in base maintenance operations by approximately 200 employees in September.  AMFA and the Company recently re-started negotiations, but have not reached an agreement on a new contract.

Stores Employees (Stock Clerks).  ATA is currently in negotiation with the IAM regarding a new contract for the stores employees.

Dispatchers.  ATA is currently in negotiations with the TWU to move its Dispatch employees to the Company’s standard company benefits plan.

Ramp Employees.  The collective bargaining agreement with the IAM covers ramp employees.  As previously indicated, ATA does not believe any changes to that agreement are necessary or appropriate at this time.

Administrative Employees.  ATA’s non-union administrative workforce has taken a 5-20% wage reduction, depending on level, in the last year.  In addition, ATA has stopped matching contributions to its 401K plan for non-union employees.  The pay freeze is expected to remain in place in 2006.

Maintenance cost reductions.  In June 2005, ATA retained Mercer Management Consulting (“Mercer”) to review all of its maintenance activities as well as its strategic sourcing of parts and components.  Mercer believes that savings can be realized through outsourcing and the renegotiation of existing vendor agreements.  Identified maintenance cost reductions involves the outsourcing of airframe maintenance of which labor costs account for approximately 70% - 80% of these savings.  ATA also believes that it will be able to reduce its engine overhaul costs by rebidding its existing engine maintenance contracts.

Headquarters Consolidation.  ATA, Regions Bank and IAA have entered into agreements that will result in a reduction in leased office facility space and a substantial reduction in costs of occupancy at the Indianapolis International Airport.  See the discussion at Section IV (G) regarding lease restructuring for ATA’s Headquarters Campus, Maintenance Facility and Operation Center Building.  This office consolidation is expected to be completed by the end of the first quarter of 2006.  As part of the lease restructuring, IAA is funding up to $777,666 of repair and renovations for the Headquarters Campus, which will reduce costs which otherwise would be incurred in connection with the office consolidation, and reductions in the rent for the Headquarters Campus over a five year lease term.

Reservations Outsourcing.  ATA transferred its customer reservations services to an outside service provider, Precision Response Corporation.  The outsourcing of these services eliminated approximately 100 positions.

Reducing Lease Obligations.  ATA has renegotiated several of its aircraft leases so that its monthly payments are more level.  In addition, the company has obtained significant lease rate reductions on certain of its aircraft.

3.             Financial Projections

Based upon the New Business Plan, the Reorganizing Debtors, with the assistance of their financial advisors, prepared financial projections for 2005 through 2008, which are attached to this Disclosure Statement as Exhibit 2.  The Projections are based on a number of estimates and assumptions more fully described in Exhibit 2 and are inherently subject to uncertainty and contingencies.  The Projections should be read in conjunction with the other information set forth in this Disclosure Statement, including, without limitation, the considerations and risk factors set forth in Section XI.

VIII.        SUMMARY OF THE PLAN

A.                                    Overview of Chapter 11

Chapter 11 of the Bankruptcy Code is the principal business reorganization chapter of the Bankruptcy Code.  Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its financial obligations and business for the benefit of itself, its creditors and its interest holders.

Chapter 11 promotes equality of treatment for similarly situated creditors and similarly situated interest holders with respect to the distribution of the value of a debtor’s assets.  The commencement of a Chapter 11 case, by the filing of a petition, creates an estate that is comprised of all of the legal and equitable property interests held by the debtor as of the petition date.  The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor-in-possession.”

The confirmation and consummation of a plan of reorganization is the principal objective of a Chapter 11 case.  A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor.  Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person or entity acquiring property under the plan and any creditor of or equity security holder in the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan.  Subject to certain limited exceptions and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefore the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

B.                                    Overall Structure Of The Plan

The Plan is the product of negotiations among the Plan Proponents, the Creditors’ Committee, the ATSB Lenders, Southwest, the New DIP Lender, the New Investor, and other parties in interest.

The Plan contemplates the continuation of the businesses of the Affiliate Debtors as going concerns; however, Leisure and Cargo will be merged into ATA with ATA being the surviving entity.  The Plan further contemplates the substantive consolidation of the Estates of Holdings, Leisure, Cargo, and Execujet into ATA for all purposes related to the Plan, including but not limited to voting, confirmation, and distribution.  If not the subject of a separate motion, the Plan shall serve as a motion by the Reorganizing Debtors seeking entry of an Order by the Bankruptcy Court substantively consolidating the Estates of the Reorganizing Debtors.

Under the Plan, Claims against and Interests in the Reorganizing Debtors are divided into different Classes based on their similarity.  If the Plan is confirmed by the Bankruptcy Court and consummated, on the Effective Date or as soon thereafter as reasonably practicable, the Reorganizing Debtors will make distributions as provided in the Plan.  The Plan also provides for distribution to certain unclassified claims such as Administrative Claims and Priority Tax Claims.

The Reorganizing Debtors and the Creditors’ Committee believe that the Plan provides the quickest and most fair recovery to holders of Claims against and Interests in the Reorganizing Debtors.

C.                                    Substantive Consolidation

The doctrine of substantive consolidation refers to the power of a bankruptcy court to consolidate the assets and liabilities of separate, but related, entities.  When substantive consolidation is ordered by the bankruptcy court, the combined assets and liabilities of the consolidated entities are treated as though held and incurred by one entity.  See Chemical Bank New York Trust Co. v. Kheel, 369 F.2d 845, 847 (2d Cir. 1966).  Their liabilities are satisfied from the resulting common fund, intercompany claims are eliminated, and the creditors of the consolidated debtors are combined for purposes of voting on a reorganization plan.

The Bankruptcy Code does not expressly provide for substantive consolidation(13), instead the power to substantively consolidate the bankruptcy estates of affiliated debtors is derived from the general equitable powers granted to bankruptcy courts by Section 105(a).(14) Eastgroup Properties v. Southern Motel Assoc., Ltd., 935 F.2d 245,248 (11th Cir. 1991); In re Augie/Restivo Baker Co., 860 F.2d 515, 518 (2nd Cir. 1988).  The modern trend is “toward allowing substantive consolidation, which has its genesis in the increased judicial recognition of the widespread use of interrelated corporate structures by subsidiary corporations operating under a parent entity’s corporate umbrella for tax and business purposes.”  Eastgroup, 935 F.2d at 248-49.  Courts generally employ one of two tests in considering requests for substantive consolidation.  Collier on Bankruptcy ¶ 105.09[2] (15th ed.).  The first and more traditional test known as the elements test “examines the extent to which certain elements that support substantive consolidation are present.”  Id.  Factors considered by courts employing the elements test include:

a.                                       Parent corporation owns all or a majority of the capital stock of the subsidiary.

b.                                      Parent and subsidiary have common officers and directors.

c.                                       Parent finances subsidiary.

d.                                      Parent is responsible for incorporation of subsidiary.

e.                                       Parent pays salaries, expenses or losses of subsidiary.

f.                                         Subsidiary has substantially no business except with parent.

g.                                      Subsidiary has essentially no assets except with parent.

h.                                      Subsidiary has essentially no assets except those conveyed by parent.

i.                                          The presence or absence of consolidated financial statements.

(13)      Section 1123(a)(5)(c) authorizes provisions for the “merger or consolidation of the debtor with one or more persons” to be included in Chapter 11 plans.

(14)      Unless otherwise indicated, all statutory references herein are to the Bankruptcy Code.

j.                                          The profitability of consolidation at a single physical location.

k.                                       The unity of interests and ownership between the various corporate entities.

l.                                          The existence of parent and inter-corporate guarantees on loans.

Id. (citing In re Tureaud, 45 B.R. 658, 662 (Bankr. N.D. Okla. 1985); In re Gulfco Inc. Corp., 593 F.2d 921 (10th Cir. 1979); In re Vecco Constr. Indus., 4 B.R. 407, 410 (Bankr. E.D. Va. 1980).

An application of the elements set forth above is discussed more fully below, but a summary review reveals the substantial identity among the Reorganizing Debtors: the Reorganizing Debtors operate as a unitary business; Holdings is the sole shareholder of Cargo, Leisure(15), Execujet and ATA; there is little to no distinction between employees of each of the Reorganizing Debtors; all expenses of the Reorganizing Debtors are paid from ATA or Holdings accounts; and all income to the Reorganizing Debtors is swept into ATA or Holdings accounts.  The unified operation of the Reorganizing Debtors is in contrast to the independent operation of the Liquidating Debtors.  For example, C8, one of the Liquidating Debtors, has its own employees, accounting system and facilities.

“More recently, courts have moved away from a review only of the extent to which the traditional elements are present.  They have instead adopted a balancing test in which they have attempted to synthesize the results of the traditional elements analysis into general principles.”  Collier on Bankruptcy ¶ 105.09[2] (15th ed.).  Despite the recent move away from the traditional elements test, substantive consolidation decisions continue to rely at least to some degree on the elements described above.  See e.g., In re Reider, 31 F.3d 1102, 1107 (11th Cir. 1994); In re Creditors Serv. Corp., 195 B.R. 680, 689 (Bankr. S.D. Ohio 1996; In re Eagle-Picher Indus., Inc., 192 B.R. 903, 906-07 (Bankr. S.D. Ohio 1996); In re New Ctr. Hosp., 187 B.R. 560, 567-69 (E.D. Mich. 1995).  The Second and Eleventh Circuits have each adopted a balancing test.  The Second Circuit extensively addressed the doctrine of substantive consolidation in Augie/Restivo.

An examination of those cases [cases employing the elements test], however, reveals that these considerations are merely variants on two critical factors:  (i) whether creditors dealt with the entities as a single economic unit and “did not rely on their separate identity in extending credit,”. . . ; or (ii) whether the affairs of the debtors are so entangled that consolidation will benefit all creditors . . . .

Augie/Restivo, 860 F.2d at 518-19.  Augie/Restivo has been interpreted as requiring a court to consider independently each of Augie/Restivo’s “critical factors” independently.  In re 599 Consumer Elec., Inc., 195 B.R. 244, 248 (S.D.N.Y. 1996).  The court noted that

(15)    Leisure's only current operation is to collect royalties from a sale of it its assets prior to the Petition Date.

“[c]onceivably, substantive consolidation could be warranted on either ground; the Second Circuit’s use of the conjunction ‘or’ suggests that the two cited factors are alternatively sufficient criteria.”  Id.  In addressing the first factor of the Second Circuit test — whether creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit — the court in 599 Consumer Elec. clarified that the test “must be applied from the creditors’ perspective,” and that the relevant inquiry is whether creditors treated the debtors as a single entity, not whether the managers of the debtor themselves, or consumers, viewed the debtors as one enterprise.  Id. at 249.

The creditors of the Reorganizing Debtors did not rely on the separate identity of the Reorganizing Debtors in extending credit.  Instead, creditors relied on the fact that the Reorganizing Debtors operated as an integrated unit.  The Eleventh Circuit in Eastgroup in affirming a bankruptcy court’s grant of substantive consolidation adopted a slightly different balancing test to determine the appropriateness of substantive consolidation.

[T]he proponent of substantive consolidation must show that (1) there is substantial identity between the entities to be consolidated; and (2) consolidation is necessary to avoid some harm or to realize some benefit . . .  When this showing is made, a presumption arises “that creditors have not relied solely on the credit of one of the entities involved.” .. . .  Once the proponent has made this prima facie case for consolidation, the burden shifts to an objecting creditor to show that (1) it has relied on the separate credit of one of the entities to be consolidated; and (2) it will be prejudiced by substantive consolidation. . . .  Finally, if an objecting creditor has made this showing, “the court may order consolidation only if it determines that the demonstrated benefits of consolidation ‘heavily’ outweigh the harm.”

Eastgroup, 935 F.2d at 249.  However, the court also noted that:

Even if an objecting creditor establishes reliance in fact, it may be estopped from asserting this defense to consolidation where a reasonable creditor in a similar situation would not have relied on the separate credit of one of the entities to be consolidated — that is, “where such a claim would be unreasonable in light of all the facts.”

Id. at 249, fn.11.

The Eleventh Circuit approved the use of the traditional elements test factors in determining whether substantial identity between the entities to be consolidated exists.  Id.  The bankruptcy court relied on a number of factors to support substantive consolidation, including: common ownership of the entities; both entities used the same employees and same physical facilities; employees were paid by only one entity, although they performed services for both;

funds were transferred from one entity to another; and one entity paid unsecured debts of the other.  Id. at 250.

All of the factors supporting the bankruptcy court’s decision to order substantive consolidation in Eastgroup, plus a number of additional factors, are present in the instant case:

•                  Holdings is the sole shareholder of ATA, Cargo, Execujet, and Leisure.

•                  Until August 31, 2005, J. George Mikelsons was the sole director of ATA, Cargo and Leisure.

•                  Until August 31, 2005, J. George Mikelsons was the President and Chief Executive Officer of each of the Reorganizing Debtors.  All other officers of ATA, Cargo, Execujet, and Leisure are also officers of Holdings.

•                  All employees of the Reorganizing Debtors are essentially employees of ATA.  The Reorganizing Debtors do not have separate departments to perform functions such as accounting, human resources or information technology.  ATA’s employees perform all services for the other Reorganizing Debtors.

•                  The salary and wages of all employees are paid pursuant to a single payroll services contract and paid from accounts of ATA (the salary of officers is paid from accounts of Holdings).

•                  The Reorganizing Debtors share common administrative office space.

•                  Cargo and Leisure do not have their own credit facilities.  All borrowing is done by either ATA or Holdings and is often secured by guarantees from the other Reorganizing Debtors.

•                  The Reorganizing Debtors share a centralized and consolidated accounts payable system.  The Reorganizing Debtors forward invoices to this central system and payment on the invoice is made from the accounts of either ATA or Holdings, depending on whether the payment was in the form of a check or wire.  Inter-company debits and credits are made to account for the payments.

•                  Leisure does not maintain any bank accounts in its own name.  Cargo maintains a single account in its name, however, funds in the Cargo account are periodically swept into the accounts of either Holdings or Airlines.

•                  The Reorganizing Debtors operate with consolidated financial statements.

The operation of Cargo is an example of the inter-relatedness of the Reorganizing Debtors’ operations.  Cargo is in the business of shipping mail and freight via air, virtually all of which is transported on ATA aircraft.  Cargo “operates” a number of store fronts throughout the country where customers drop off freight to be shipped.  Cargo does not in fact “operate” the store fronts, instead operation of the store fronts has been outsourced.  However, ATA, rather than Cargo is a party to a number of the store front outsourcing agreements.  Freight and mail shipped by Cargo is loaded and unloaded from the aircraft pursuant to outsourcing agreements between ATA and various vendors.  Cargo is not a party to the handling agreements.  Instead, ATA makes inter-company charges against Cargo for the handling services it provides and for a percentage of the fuel costs for each flight on which freight or mail is being flown.  Any revenue generated by Cargo is then periodically swept out of Cargo’s bank account into the accounts of Holdings or ATA.  The foregoing demonstrates the close and substantial identity among the Reorganizing Debtors, thus satisfying the first prong of the Eastgroup test.

Eastgroup also requires that substantive consolidation to be necessary to avoid some harm or realize some benefit to the debtors’ estates.  Substantively consolidating the Estates will provide significant benefits.  In In re Standard Brands Paint Co., 154 B.R. 563 (Bankr. C.D. Cal. 1993), the court recognized facilitating a single plan or reorganization or avoiding issues regarding inter-company claims may be sufficient benefits to warrant substantive consolidation.

Without substantive consolidation a single plan for the five debtors would probably not be possible; five separate plans would probably be required.  Moreover, to confirm the separate plans, the liquidation and reorganization values of the five separate debtors would have to be determined.  This would be difficult to do, because the five debtors have always operated as a single unit.

Id. at 571.  The court also stated:

Additionally, granting the substantive consolidation as proposed by the debtors eliminates the classification and voting problems which would result from having to classify claims of one debtor against other debtors, whether these claims could be equitably subordinated, whether they could be avoided as preferences or fraudulent conveyances, whether they could vote and in what classes and amounts, etc.  Moreover, absent substantive consolidation, one debtor might need to object to the claims of other debtors against it, and vice versa, or seek to collect on guarantees from one debtor to another.  Moreover, absent substantive consolidation, administrative expenses of bankruptcy, such as costs of attorneys and accountants, would have to be allocated among the five estates.

Id.

The same problems will arise in the cases of the Reorganizing Debtors absent substantive consolidation.  Given the unified nature of their operations, including payroll and accounts payable, significant issues regarding inter-company claims will have to be determined in the absence of substantive consolidation.  The resolution of such issues will consume resources of the Estates to the detriment of creditors of the Estates.

The Reorganizing Debtors believe that the creditors of all the Estates are more fairly treated should the Estates be substantively consolidated.

D.                                    Claims

1.             Unclassified Claims

Administrative Claims.  Administrative Claims are Claims for costs and expenses of administration of the Chapter 11 Cases that are entitled to priority pursuant to Section 507(a) of the Bankruptcy Code and include (1) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Reorganizing Debtors’ estates and operating the businesses (including such Claims by the Liquidating Debtors against the Reorganizing Debtors), (2) the ATSB Super-Priority Claim, any Southwest DIP Facility Claim or New DIP Facility Claim, (3) Professional Fees, (4)  all fees and charges assessed against the Reorganizing Debtors’ Estates under Chapter 123 of Title 28 of the United States Code, (5) the Indenture Trustee Fees and Expenses, and (6) all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under Section 546(c)(2)(A) of the Bankruptcy Code.

Subject to the provisions of Sections 328, 330(a) and 331 of the Bankruptcy Code and except as expressly provided in Articles 2.2 through 2.3 of the Plan describing payment of debtor-in-possession financing claims and priority tax claims, Allowed Administrative Claims shall be paid in full in Cash as soon as practicable after the Effective Date.  Subject to the provisions of Article X of the Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between the Reorganizing Debtors and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which one or more of the Plan Proponents and the holder of such Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Reorganizing Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

New DIP Facility Claim.  On the Effective Date, each holder of an Allowed New DIP Facility Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed New DIP Facility Claim, DIP New Shares equal in value to the amount of the Allowed New DIP Facility Claim or such other treatment as to which ATA, Holdings, and the New DIP Lenders shall have agreed upon in writing.

Southwest DIP Facility Claim.  On the Effective Date, Southwest as the holder of the Southwest DIP Facility Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Southwest DIP Facility Claim, Cash equal to the unpaid balance of such Allowed Southwest DIP Facility Claim and satisfactory protection of Southwest with respect to any draw against the $7 million Chicago LOC, as defined in Section V.E.2, in full satisfaction and release of the Southwest DIP Facility Claim.  However, please see Section V.E.2 regarding the continuing obligation of Southwest with respect to its guaranty of ATA’s Obligations under the Loan Agreement for Funding ATA Expansion Gate, dated March 17, 2003 (the “Expansion Gate Loan Agreement”), and the ongoing effectiveness of the Chicago LOC.

Priority Tax Claims.  At the sole option of the Plan Proponents, each holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (b) such other treatment agreed to by the holder of an Allowed Priority Tax Claim and the Plan Proponents, provided such treatment is on more favorable terms to the Plan Proponents than the treatment set forth in clause (a) hereof, or (c) payment in full in Cash.

2.             Classification Claims and Interests

Summary.  Pursuant to Section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Reorganizing Debtors.  A Claim or Interest is placed in a particular Class for purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date.  In accordance with Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in Sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II of the Plan.

The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on the Ballots tendered to or returned by holders of Claims and Interests in connection with voting on the Plan: (a) are set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claims under the Plan for distribution purposes; and (d) shall not be binding on the Reorganizing Debtors or the Reorganized Companies.

Multiple Claims in Substantially Consolidated Estates.  Because the Reorganizing Debtors believe that ATA is contributing virtually all of the value (in comparison to Holdings, Cargo, Execujet and Leisure) to the Reorganized Companies and the Claims of creditors holding Claims only against one or more of Holdings, Cargo, Execujet and/or Leisure are relatively minor in comparison to the Claims asserted against ATA, the Plan proposes the substantive consolidation of Holdings, Cargo, Execujet and Leisure into ATA for all purposes under the Plan.  See Section VIII.C. above regarding the principles underlying the doctrine of “Substantive Consolidation.”  As a consequence and to avoid unfairly inflating the pro rata distribution to certain claimants who hold Claims against ATA and one or more of the other Reorganizing Debtors, in those instances where one or more of Holdings, Cargo, Execujet or Leisure has guaranteed or is otherwise co-obligated with ATA with respect to a claim, only the Claim against ATA will be allowable as a Class 6 or Class 7 Claim for purposes of determining the holder’s pro rata distribution based on such Claim.  In those rare instances where Holdings, Cargo, Execujet and/or Leisure have guaranteed or are otherwise co-obligated with respect to Claims owed by one of the others but ATA is not an obligor, a single Claim will be allowed as a Class 6 or Class 7 Claim in the highest dollar amount allowable against any of those Reorganizing Debtors, other than ATA.  The Reorganizing Debtors estimate that the Class 6 General Unsecured Claims, with guaranty claims adjusted for substantive consolidation, will total approximately $1.3 to 1.6 billion. At the Per Share Value of $10.00, holders of Class 6 General Unsecured Claims will realize approximately 0.57% to 0.71% of their Allowed Class 6 Claims.

Class 1 - ATSB Secured Claim and ATSB Super-Priority Claim.  ATA shall (i) on or before the earlier of (a) December 31, 2005 and (b) the Effective Date pay in Cash, in full, to the ATSB Agent for the benefit of the ATSB Lenders the Section 9(m) Payment (as defined in the ATSB Lenders Settlement Agreement) in the amount of $4,500,000 and (ii) on the Effective Date pay in Cash, in full, to the ATSB Agent any outstanding unpaid Quarterly Payments (as defined in the ATSB Lenders Settlement Agreement), or the pro rata portion thereof, and together with the other Reorganized Companies execute and deliver to the ATSB Agent for the benefit of the ATSB Lenders the Amended and Restated ATSB Loan in full satisfaction, settlement, release and discharge of and in exchange for the ATSB Secured Claim and ATSB Super-Priority Claim.  The Amended and Restated ATSB Loan Documents shall govern the terms and conditions of the New ATSB Loan Obligations, and shall contain such terms and conditions as are mutually agreeable to the ATSB Lenders and Reorganized ATA.  In addition, this Plan expressly incorporates the terms and conditions of the ATSB Lenders Settlement Agreement, and no provision of this Plan is intended to be, or shall be deemed to be, inconsistent with the ATSB Lenders Settlement Agreement.  On the Effective Date, the ATSB Secured Claim will be satisfied by the execution and delivery of the Amended and Restated ATSB Loan Agreement Documents.  The New ATSB Loan Obligations will include interest payable at a non-default rate of three month LIBOR plus (a) 8% per annum with a 1% prepayment penalty or (b) 9% per annum but without prepayment penalty for prepayment during the six months from and after the Effective Date.  The Amended and Restated ATSB Loan Agreement will provide for amortization of the principal obligations and will include other terms as provided under the ATSB Secured Claim Term Sheet which is attached as Exhibit 5 to this Disclosure Statement.

Class 2 - Fleet Secured Claim A.  As soon as practicable after the Effective Date, at the election of the Plan Proponents, in full satisfaction, settlement, release and discharge of and in exchange for such Fleet Secured Claim A, holders of the Allowed Fleet Claim A shall receive or retain the New Fleet Note A secured by the security interest provided for under the Fleet Stipulation.

Class 3 - Fleet Secured Claim B.  As soon as practicable after the Effective Date, at the election of the Plan Proponents, in full satisfaction, settlement, release and discharge of and in exchange for such Fleet Secured Claim B, holders of the Allowed Fleet Secured Claim B shall receive or retain the New Fleet Note B secured by the security interest provided for under the Fleet Stipulation.  By the Fleet Stipulation, Fleet has agreed to the treatment afforded to the Fleet Secured Claim A and Fleet Secured Claim B in Classes 2 and 3.

Class 4 - Other Secured Claims.  As soon as practicable after the Effective Date, at the election of the Reorganizing Debtors, either (a) the Allowed Other Secured Claim shall be Reinstated (in which event the Allowed Other Secured Claim shall be unimpaired) or (b) the holder of an Allowed Other Secured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Other Secured Claim, either (1) the property of the Estates that constitutes collateral for such Allowed Other Secured Claim; or (2) such other treatment as to which the Reorganizing Debtors and the holder of such Allowed Other Secured Claim have agreed upon in writing.  The Reorganizing Debtors’ failure to object to such Other Secured Claims in their Chapter 11 Cases shall be without prejudice to the Reorganized Debtors’ right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Debtors) when and if such Claims are sought to be enforced by the holder of an Other Secured Claim.  However, Other Secured Claims timely filed by the United States shall be deemed allowed unless the Reorganizing Debtors or Reorganized Companies object thereto.  If no objections are filed to such an Other Secured Claim filed by the United States by the Claims Objection Deadline, any such Other Secured Claim is allowed and no final order allowing such Claim is needed.

Class 5 - Other Priority Claims.  Other Priority Claims against the Reorganizing Debtors shall be Unimpaired under the Plan.  Except as otherwise provided in and subject to Articles 6.10 and 9.3 of the Plan, on the first Periodic Distribution Date (and subsequent Periodic Distribution Dates thereafter in accordance with Article 9.8 of the Plan) occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between the Plan Proponents and the holder of such Priority Claim, the Disbursing Agent shall deliver to the holder of an Allowed Other Priority Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as to which the Plan Proponents and the holder of such Claim shall have agreed in writing.

Class 6 - General Unsecured Claims.  Except as otherwise provided in and subject to Article 9.8 of the Plan, on the first Periodic Distribution Date occurring after the date a General Unsecured Claim becomes an Allowed Class 6 Claim, the Disbursing Agent shall distribute to the holder of such Allowed Class 6 Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such General Unsecured Claim:  (a) a Pro Rata share of the Unsecured Creditors’ New Shares to be issued pursuant to the Plan, and (b) a Pro Rata share of the Original Warrants and, if issued, the Additional Warrants to be issued pursuant to the Plan.  The Plan provides a “pool” treatment for General Unsecured Claims in Class 6.  A pool of seven percent of the New Shares, the Original Warrants and, if issued, the Additional Warrants will be made available on a pro rata basis to persons holding Allowed General Unsecured Claims in Class 6 against one or more of the Reorganizing Debtors.  The Reorganizing Debtors anticipate the New Holding Company may not be a public reporting company under the Exchange Act for some indeterminate period of time after the Effective Date.  For some undetermined period of time after the Effective Date, the Unsecured Creditors New Shares issued to holders of Allowed Class 6 Claims will not be eligible for trading on any exchange or Nasdaq, which could adversely affect the marketability and value of the New Shares.  For a more complete description of these risks, see Article XI. E. “Risks Relating to Securities to be Issued in the Plan”.

Minority shareholders of the New Holding Company will have certain minority shareholder protections.  These protections are outlined in the Minority Shareholder Protection Term Sheet attached as Exhibit R to the Plan.

Class 7 - Unsecured Convenience Class Claims.  Except as otherwise provided in Article 9.8 of the Plan, on the first Periodic Distribution Date occurring after the date an Unsecured Convenience Class Claim becomes an Allowed Unsecured Convenience Class Claim, the Disbursing Agent shall deliver to the holder of such Allowed Unsecured Convenience Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Unsecured Convenience Class Claim a Convenience Distribution.  The Reorganizing Debtors estimate that the total amount of Claims participating in Class 7 will be approximately $60 million subject to holders of Class 6 Claims that elect to participate in Class 7.  The Convenience Distribution is proposed at 1% of the Allowed Unsecured Convenience Class Claim with the total amount available to Class 7 Claims limited to $1.5 million.  If such cap is reached, Class 7 Claims will receive Pro Rata distributions of the $1.5 million.  Holders of Allowed Class 6 Claims that are held in an amount not greater than $2 million may elect to reduce their Claim and participate in Class 7.  For purposes of participating in the Unsecured Convenience Class, all Allowed Claims of a holder and its Affiliates will be aggregated.

Class 8 - Old Holdings Preferred Stock Interests.  Holders of Old Holdings Preferred Stock Interests shall not receive or retain any property under the Plan on account of such Interests.  On the Effective Date, all of the Old Holdings Preferred Stock Interests shall be deemed cancelled and extinguished.

Class 9 - Old Holdings Common Stock Interests.  Holders of Old Holdings Common Stock Interests shall not receive or retain any property under the Plan on account of such Interests.  On the Effective Date, all of the Old Holdings Common Stock Interests shall be deemed cancelled and extinguished.

E.                                      New Capital and the Rights Offering

The Plan is premised upon the investment of up to $120 million of new equity and debt capital effective as of the Effective Date.  That new capital will be invested by the New Investor and/or Qualified Holders who decide to participate in the Rights Offering.  Only holders of Class 6 Claims (whose Claims are Allowed, as to which an amount is listed on the Rights Offering Claim Amount List or who obtain a Court order pursuant to Article 1.163 b. of the Plan) who are “accredited investors” (as defined in Rule 501(a) of Regulation D promulgated under the Securities Act) and who are U.S. citizens will be Qualified Holders.

On November 29, 2005, the Court entered an Order approving the Reorganizing Debtors’ selection of the New Investor and provided the New Investor with the protections of a “Break-up Fee” and other bid protections to encourage the New Investor to negotiate definitive documentation (including the Investment Agreement) regarding the New Investor’s commitment to invest up to $120 million of new capital in exchange for its purchase of up to 10 million shares of the New Shares and execution of the New Investor Exit Facility Secured Note and New Investor Exit Facility Secured Agreement.

Subject to the provisions of Article VII of the Plan and the various documents described therein, each Qualified Holder may participate in the Rights Offering to purchase Rights Offering New Shares.

HOLDERS CONSIDERING PARTICIPATING IN THE RIGHTS OFFERING ARE STRONGLY ENCOURAGED TO READ AND CAREFULLY CONSIDER SECTIONS IX, X, AND XI OF THIS DISCLOSURE STATEMENT DISCUSSING THE RIGHTS OFFERING AND SECURITIES MATTERS, AND RISKS AND OTHER CONSIDERATIONS.

F.                                      Reorganized Companies

Article VI of the Plan sets forth the formation of the Reorganized Companies and the steps to be taken before, on, and after the Effective Date.  As described more fully in the Plan, after the Effective Date, Reorganized ATA and Reorganized Execujet (Cargo and Leisure having been merged into ATA prior to the Effective Date) will be wholly owned through New ATA Holdings and New Parent Company, by New Holding Company.  Following all Distributions and the transfer of any remaining assets, except those rejected by the New Investor, to New ATA Holdings, Holdings will be dissolved pursuant to the Indiana Business Corporation Law.

Assuming the full exercise of the Original Warrants, the Additional Warrants, the ALPA Option Shares, and the Management Incentive Shares, New Holdings will be owned 4% by ALPA members, 5% by Management, 30.07% by General Unsecured Creditors (not in the Convenience Class) and 60.93% by the New Investor.

At present, Holdings is a public company, subject to reporting requirements under the Exchange Act.  The New Holding Company does not intend to register the New Shares or any other class of equity securities under Section 12 of the Exchange Act unless and until it is required to do so.  Registering the New Shares, or any other class of equity securities, under the Exchange Act would be required if and when the New Holding Company has a class of equity securities held by 500 or more holders of record at the end of any fiscal year.  Accordingly, the earliest that the New Holding Company would be required to register the New Shares or any other class of equity securities under the Exchange Act would be within 120 days after December 31, 2006.  Prior to any such registration, the New Holding Company will not be required to file any periodic reports under the Exchange Act and the New Shares will not be eligible for trading on any exchange or Nasdaq.  Consequently, the holders of New Shares may not be able to transfer them for an indefinite period of time.

G.                                    Unexpired Leases and Executory Contracts

1.             Rejected and Assumed Contracts and Leases

Each executory contract and unexpired lease to which one or more of the Reorganizing Debtors is or are a party shall be deemed automatically rejected as of the Confirmation Date, unless such executory contract or unexpired lease (a) shall have been previously rejected or assumed by the Reorganizing Debtors, (b) is the subject of a motion to assume filed, or a notice of assumption served pursuant to order of the Bankruptcy Court, on or before the Confirmation Date, (c) is listed on Exhibit H of the Plan, or (d) expired prior to the Effective Date and/or is otherwise no longer executory on the Effective Date by its own terms.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving the rejection of such executory contracts and unexpired leases that are not described in (a) through (d) of the prior sentence, pursuant to Section 365(b)(1) of the Bankruptcy Code and, to the extent applicable, Section 365(b)(3) of the Bankruptcy Code, as of the Effective Date.  The amount and timing of the Cure listed on Exhibit H shall be binding on the applicable non-debtor contract counter-party unless an objection to the Cure is filed and served no later than the Objection Deadline.  The Reorganizing Debtors reserve the right to amend Exhibit H and Exhibit G up to the entry of the Confirmation Order.  Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed shall vest in and be fully enforceable by the applicable Reorganized Debtor or, if assigned, by applicable assignee, in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law.

2.             Payments Related to Assumption of Executory Contracts and Unexpired Leases

The provisions (if any) of each executory contract and unexpired lease to be assumed and reinstated under the Plan (as opposed to executory contracts and leases assumed by separate motion) which are or may be in monetary default shall be satisfied solely by Cure.

3.             Rejection Damages Bar Date

If the rejection by the Reorganizing Debtors pursuant to the Plan of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors or the Reorganized Companies or such entities’ properties unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Reorganizing Debtors within thirty (30) days after the later of (a) entry of the Confirmation Order or (b) such other notice that the executory contract or unexpired lease has been rejected.

4.             Assumption of Insurance

On the Effective Date, the applicable Reorganized Debtor will assume its insurance agreements.

H.                                    Distributions

Distributions under the Plan are addressed in Article IX of the Plan.  Generally, the Plan provides for the distribution of New Shares, cash or other consideration on Periodic Distributions Dates with the first such date being the date selected by each Reorganized Debtor to make distributions with respect to Allowed Claims as soon as is practicable after the Effective Date.  Agreements with the New Investor and Southwest are premised upon an Effective Date that is no later than February 28, 2006.  Therefore, Reorganizing Debtors are attempting to cause the Effective Date to occur prior to February 28, 2006.  Subsequent distributions will be made as Claims become Allowed Claims on the first Business Day occurring after 90 days elapse after each previous Periodic Distribution Date.

Notwithstanding any provision of the Plan (other than Article 9.10), payments of fractions of shares of any equity securities to be distributed under the Plan will not be made and shall be rounded (up or down) to the nearest whole number, with fractions equal to or less than ½ being rounded down.  Neither the Reorganized Companies nor the Disbursing Agent or Servicer shall be required to make distributions or payments of fractions of dollars.  Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.  De minimis distributions to an Allowed Claim on any particular Periodic Distribution Date from the New Shares or otherwise shall not be made if the economic value is less than $25.00.

I.                                         Procedures for Treating and Resolving Disputed and Contingent Claims

1.             No Distributions Pending Allowance

No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.  All objections to Claims must be filed on or before the Claims Objection Deadline.

2.             Distribution Reserve

Prior to making any distributions to holders of Allowed Claims, the Disbursing Agent shall establish an appropriate Distribution Reserve for Disputed General Unsecured Claims to withhold from any such distributions 100% of distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such date if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amount.  Notwithstanding the foregoing, the Disbursing Agent shall have the right to request estimation of any Disputed General Unsecured Claim and authority from the Bankruptcy Court to withhold less than 100% of the Disputed Claim Amount of any Disputed General Unsecured Claims from distributions to holders of Allowed General Unsecured Claims.  The holder of a Disputed General Unsecured Claim shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim.  The Disbursing Agent shall also establish appropriate reserves for Disputed Claims in other Classes, as it determined necessary and appropriate.  Upon the substantial completion of the Claims resolution process, the Disbursing Agent shall recalculate the Distribution Reserve and shall disburse any excess released from the Distribution Reserve to the holders of the applicable Class of Claims affected by such recalculation.

3.             Distributions After Allowance

On each Periodic Distribution Date, the Disbursing Agent will make distributions from the Distribution Reserve (a) on account of any Disputed General Unsecured Claim or other Disputed Claim that has become an Allowed General Unsecured Claim during the time period since the immediately-preceding Periodic Distribution Date and (b) on account of previously Allowed General Unsecured Claims, of property that would have been distributed to the holders of such Claims on the dates distributions were previously made to holders of Allowed General Unsecured Claims had the Disputed General Unsecured Claims that have become Allowed General Unsecured Claims been Allowed on such dates.  Such distributions will be made pursuant to the provisions of the Plan governing Class 6 or such other Classes having had a Distribution Reserve established.

J.                                      Release by the Debtors of Certain Parties

1.             Release by Reorganizing Debtors

a.                                       Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Reorganizing Debtor, in its individual capacity and as a debtor-in-possession, for and on behalf of its Estate, shall release and discharge and be deemed to have released and discharged all Released Parties(16) for and from any and

(16)    Released Parties” means, collectively, (i) all officers of each of the Reorganizing Debtors, all members of the boards of directors of each of the Reorganizing Debtors, and all employees of each of the Reorganizing Debtors, in each case, who are or were serving in such capacities from and after the date of the commencement of the Confirmation Hearing and solely with respect to actions taken or omissions by such Persons in one or more of such capacities with one or more of the Reorganizing Debtors or other facts or circumstances that might otherwise impose liability upon them arising from their serving in such capacities, (ii) the Creditors’ Committee all Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Reorganizing Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Reorganizing Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Cases.  Notwithstanding the foregoing, nothing in this Plan releases or shall be deemed to release any of the Reorganizing Debtors, the ATSB Lender Parties, the New Investor, Southwest, the ATSB Lenders or their respective Affiliates from their obligations under the Plan, the Investment Agreement, the Southwest Codeshare Agreement, the Southwest Bid, the Amended and Restated ATSB Loan Documents, the ATSB Lenders Settlement Agreement or the transactions contemplated thereby, to release Southwest from any other contracts between Reorganizing Debtors and Southwest, or to release the City of Chicago with respect to the Chicago Release Carve Out.

b.                                      No provision of this Plan or of the Confirmation Order, including, without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

c.                                       The Reorganized Debtors and any newly-formed entities that will be continuing the Reorganizing Debtors’ businesses after the Effective Date shall be bound, to the same extent the Reorganizing Debtors are bound, by all of the releases set forth above.

and all members of the Creditors’ Committee in such capacity, (iii) MatlinPatterson, (iv) the New DIP Lender in its capacity as such, (v) Southwest, (vi) the New Investor, (vii) the Reorganizing Debtors, (viii) the 1996-1997 EETC Aircraft Creditors, (ix) the ATSB Lender Parties (solely in such capacity) and BearingPoint, Inc. (formerly KPMG Consulting, Inc.) as Loan Administrator under the ATSB Loan Agreement, (x) the Indenture Trustee, (xi) the City of Chicago (except with respect to the Chicago Release Carve Out), (xii) Wilmington Trust Company, in its capacity as loan trustee, subordination agent, pass through trustee or similar capacity under the Aircraft Equipment finance arrangements concerning the 2000-1 EETC Aircraft and 1996-1997 Aircraft (except with respect to the Wilmington Release Carve Out) and (xiii) except as noted in parentheticals with respect to each of the above-named Persons, such Person’s affiliates, principals, employees, agents, officers (but not with respect to Reorganizing Debtors beyond those described in (i)), directors (but not with respect to Reorganizing Debtors beyond those described in (i)), professionals, financial advisors, attorneys and other professionals, in their capacities as such.

2.             Releases by Holders of Claims and Interests

On the Effective Date each Person that votes to accept the Plan, to the fullest extent permissible under applicable law, in consideration for the obligations of the Reorganizing Debtors and the Reorganized Debtors under the Plan and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan (each a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that this Article 11.5 shall not release any Released Party from any Cause of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, or (iii) any criminal laws of the United States or any domestic state, city or municipality.  Nothing set forth in this Plan or the Confirmation Order shall be construed to preclude the United States from pursuing any cause of action against any of the Released Parties based upon any civil laws of the United States.  Nothing in this Section 11.5 is intended to permit the United States to assert any claim against any of the Reorganizing Debtors, or Reorganized Debtors for the payment of money for acts or omissions occurring prior to the Confirmation Date.  A vote by any governmental agency or entity in favor of the Plan does not constitute acceptance of the Plan by any other government agency or entity or by the United States as a whole.

K.                                    Preservation of Causes of Action

Each Reorganized Debtor will retain and may (but is not required to) enforce all Retained Actions and all other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code.  The Reorganizing Debtors, Reorganized Holdings or the Reorganized Companies will determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action.  The Reorganized Companies, Reorganized Holdings or any successors may pursue such litigation claims in accordance with the best interests of each or any successors holding such rights of action.  A nonexclusive list of the Retained Actions will be filed as Exhibit I to the Plan on or before the Exhibit Filing Date.

IX.           THE RIGHTS OFFERING

1.             Issuance of Subscription Rights

Pursuant to Article VII of the Plan, Qualified Holders as of the Voting Record Date have the right, but not the obligation, to participate in the Rights Offering to be offered by New ATA Holdings.  Each Qualified Holder shall have a Basic Subscription Right entitling such holder to subscribe for its “Pro Rata Share of Rights Offering New Shares.”  In addition, in the event the Rights Offering is not fully subscribed, Qualified Holders shall have a Supplemental Subscription Right to purchase all or part of the Initially Unsubscribed Rights Offering New Shares.  A Qualified Holder is a Person who holds an Allowed Class 6 Claim or is listed on the Rights Offering Claim Amount List (Exhibit M to the Plan) with a Rights Offering Claim Amount or obtain an order of the Bankruptcy Court pursuant to Article 1.163 b. of the Plan and (i) who is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (ii) who is a U.S. Citizen.  “Pro Rata Share Of Rights Offering New Shares” means the ratio (expressed as a percentage) of such Qualified Holder’s “Rights Participation Claim Amount,” determined as of the Subscription Expiration Date (defined below), to $1.1 billion.  A “Rights Participation Claim Amount” is, (i) if an Allowed Class 6 Claim, the amount of such Allowed Class 6 Claim; (ii) if a Claim is on the Rights Offering Claim Amount List, the amount, if any, of such Claim set forth thereon in the column entitled “Rights Offering Claim Amount,” unless the Qualified Holder of such Claim has obtained an order of the Bankruptcy Court at least five (5) days prior to the Subscription Expiration Date, otherwise determining the amount of the Claim for purposes of the Rights Offering; and (iii) other than in the circumstances described in (i) and (ii) above, the Rights Participation Claim Amount shall be zero.  Notwithstanding anything contained in the Plan to the contrary, under no circumstances shall any holder of a General Unsecured Claim that was not timely filed or deemed timely filed have any Rights Participation Claim Amount unless such General Unsecured Claim is expressly otherwise an Allowed Claim pursuant to the terms of the Plan.  Furthermore, any Claim Amounts listed on the Rights Offering Claim Amounts List shall not be reduced notwithstanding the later allowance, disallowance, or modification of the amount of such Claim.

The Rights Offering shall commence on the Subscription Commencement Date, which is December 21, 2005, subject to the Reorganizing Debtors’ right to delay such date upon the consent of the Plan Proponents and the Creditors’ Committee; provided however, that the Subscription Commencement Date shall be not less than twenty (20) days prior to the Subscription Expiration Date.  The Rights Offering shall expire on the Subscription Expiration Date, which is January 23, 2006, subject to the Reorganizing Debtors’ right to extend such date upon the consent of the Plan Proponents and the Creditors’ Committee, and which shall be the final date by which a Qualified Holder may elect to subscribe to the Rights Offering.  Each Qualified Holder intending to participate in the Rights Offering must affirmatively elect to exercise its Subscription Right(s) on or prior to the Subscription Expiration Date.  After the Subscription Expiration Date, unexercised Subscription Rights shall be acquired by the New Investor as the “Backstop Purchaser” pursuant to that certain Investment Agreement in the form attached as Exhibit A to the Plan, executed by and among the Reorganizing Debtors and the New Investor, and any exercise of such Subscription Rights by any entity other than the New Investor shall be null and void and neither the Reorganizing Debtors nor New ATA Holdings shall be obligated to honor any such purported exercise received by the Disbursing Agent after the Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.  The Backstop Purchaser shall be reimbursed for all reasonable costs and expenses incurred by the Backstop Purchaser.

2.             Exercise of Subscription Rights

Each Qualified Holder that exercises its Subscription Rights shall be required to pay such holder’s Subscription Purchase Price for Rights Offering New Shares.  The Subscription Purchase Price is $10.00 per share of Rights Offering New Shares.

Each Qualified Holder may exercise all or any portion of such holder’s Subscription Rights pursuant to the procedures outlined below, as appropriate, but the exercise of any Subscription Rights shall be irrevocable.

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights shall be determined by the Plan Proponents in consultation with the Creditors’ Committee, whose good faith determinations shall be final and binding.  The Plan Proponents, in their discretion reasonably exercised in good faith in consultation with the Creditors’ Committee, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights.  Subscription Documents shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Plan Proponents determine in their discretion reasonably exercised in good faith.  The Plan Proponents, in consultation with the Creditors’ Committee, will use commercially reasonable efforts to give notice to any Qualified Holder of any defect or irregularity in connection with any purported exercise of Subscription Rights by such holder and, with the consent of the New Investor and the Creditors’ Committee, may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Plan Proponents nor the Disbursing Agent shall incur any liability for failure to give such notification.

In order to exercise the Subscription Rights, each Qualified Holder must:  (a) return a duly completed (i) Subscription Form, (ii) an Accredited Investor Certification, and (iii) Certificate of U.S. Citizenship to the Disbursing Agent so that such documents are actually received by the Disbursing Agent on or before the Subscription Expiration Date; and (b) pay to the Disbursing Agent (for the account of New ATA Holdings) on or before the Subscription Expiration Date, such Qualified Holder’s Subscription Purchase Price (for both the Basic Subscription Rights and Supplemental Subscription Rights subscribed for) in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Disbursing Agent.  If, on or prior to the Subscription Expiration Date, the Disbursing Agent for any reason does not receive from a given Qualified Holder of Subscription Rights both the duly completed Subscription Documents and funds in an amount equal to such holder’s Subscription Purchase Price, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.  Notwithstanding the foregoing, in order for a Qualified Holder that is held in the name of a bank, broker or other nominee to participate in the Rights Offering, such Qualified Holder must provide its instruction to its bank, broker, or other nominee or to its agent.  The bank, broker, or other nominee or its agent, in turn, must then convey the instruction on a master subscription form, and arrange for the proper payment of the Subscription Purchase Price either through the Depository Trust Company (“DTC”) or, if DTC is unable to act as intermediary for subscription instructions and payments, by following the instructions outlined in the Subscription Documents.

The payments made in accordance with the Rights Offering shall be deposited and held by the Disbursing Agent in a trust account, or similarly segregated account or accounts which shall be separate and apart from the Disbursing Agent’s general operating funds and any other funds subject to any Lien or any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at the option of the Reorganized Companies, but not later than twenty (20) days after the Effective Date.  The Disbursing Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.

In order to facilitate the exercise of the Subscription Rights, on the Subscription Commencement Date, the Reorganizing Debtors will mail the Subscription Documents to each person who holds an Allowed Class 6 Claim or is listed on the Rights Offering Claim Amount List (Exhibit M to the Plan) as of the Voting Record Date together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Documents, as well as instructions for the payment of the applicable Subscription Purchase Price for that portion of the Subscription Rights sought to be acquired by such holder.  As promptly as practicable (and, in any event, not later than ten (10) Business Days) following the Subscription Expiration Date, the Reorganizing Debtors will deliver to each Qualified Holder that has sought to exercise its Subscription Rights a written statement specifying the portion of the Subscription Rights that was validly and effectively acquired by such Qualified Holder giving effect to Article VII of the Plan.  The Reorganizing Debtors, with the consent of the Creditors’ Committee, may adopt such additional detailed procedures consistent with the provisions of Article VII of the Plan to more efficiently administer the exercise of the Subscription Rights.

If, after the Voting Record Date but at least five (5) days prior to the Subscription Expiration Date, a Qualified Holder is permitted to participate in the Rights Offering as a result of a Bankruptcy Court order estimating such Claim for the purpose of determining such holder’s Rights Participation Claim Amount, such holder shall be permitted to participate in the Rights Offering to the same extent as a holder of a Rights Participation Claim Amount as of the Voting Record Date.

3.             Transfer Restriction; Revocation

Pursuant to the Plan, the Subscription Rights are not transferable. Any such transfer or attempted transfer other than an assignment or distribution by the ATSB Lenders or the holders of 1996-1997 EETC Aircraft Rejection Claim or the holders of Claims under 2000 EETC Aircraft Leases (see Article 1.152 of the Plan) shall be null and void and neither the Reorganizing Debtors nor New ATA Holdings shall treat any purported transferee as the holder of any Subscription Rights.  Once the Qualified Holder has properly exercised its Subscription Right, such exercise will not be permitted to be revoked.

4.             Backstop Purchaser

Any shares of Rights Offering New Shares that are not subscribed for pursuant to the Rights Offering shall be purchased on the Effective Date by the New Investor pursuant to the Investment Agreement.

5.             Recalculation as of the Subscription Expiration Date

The Pro Rata Share of Rights Offering New Shares shall be recalculated on the Subscription Expiration Date to account for any allowances or disallowances, as applicable, of Allowed Class 6 Claims and each properly exercising Qualified Holder under the Rights Offering shall only be entitled to purchase the amount so calculated on such date pursuant to its Basic Subscription Rights and any amounts paid by such holders in excess of the amount authorized to be purchased shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

6.             Subsequent Adjustments

If, as a result of subsequent allowances of Allowed Class 6 Claims for purposes of participating in the Rights Offering or otherwise, or, if as a result of the exercise of Supplemental Subscription Rights described in Article 7.1 of the Plan, more than all of the Rights Offering New Shares have been subscribed for, then the amount of New Shares subscribed for by all properly exercising Qualified Holders shall be reduced to the number of Rights Offering New Shares.  In the event any such reduction is required, such reduction shall be applied first against the Rights Offering New Shares subscribed for in connection with Supplemental Subscription Rights and then, to the extent necessary, against the Rights Offering New Shares subscribed for in connection with Basic Subscription Rights.  Rights Offering New Shares otherwise issuable to properly exercising Qualified Holders in connection with Supplemental Subscription Rights will be reduced on a pro rata basis based upon the dollar amounts of Initially Unsubscribed Rights Offering New Shares that each Qualified Holder participating in the Supplemental Subscription Rights committed to purchase to the aggregate dollar amount of Initially Unsubscribed Rights Offering New Shares that all such Qualified Holders committed to purchase.  Rights Offering New Shares otherwise issuable to properly exercising Qualified Holders in connection with Basic Subscription Rights will be reduced on a pro rata basis based upon the number of Rights Offering New Shares properly subscribed for by such Qualified Holder.  The difference between the price actually paid by an exercising Qualified Holder and the amount of the Subscription Purchase Price with respect to the Rights Offering New Shares that such Qualified Holder is entitled to acquire after giving effect to the foregoing cut backs, if any, shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

7.             Use of Proceeds from Rights Offering

The proceeds of the Rights Offering shall be used to fund the cash portion of the distributions required to be made under the Plan and for general corporate purposes.

X.            SECURITIES LAWS MATTERS

In reliance upon Section 1145 of the Bankruptcy Code, the offer and issuance of the Unsecured Creditors New Shares, the Original Warrants, the Original Warrants Shares, the Additional Warrants and the Additional Warrants Shares issued to the holders of Allowed Class 6 Claims, and the options granted under the ALPA Stock Option Plan and the ALPA Option Shares, will be exempt from the registration requirements of the Securities Act and equivalent provisions in state securities laws.  Section 1145(a) of the Bankruptcy Code generally exempts from such registration requirements the issuance of securities if the following conditions are satisfied:  (i) the securities are issued or sold under a Chapter 11 plan by (a) a debtor, (b) one of its affiliates participating in a joint plan with the debtor, or (c) a successor to a debtor under the plan; and (ii) the securities are issued entirely in exchange for a claim against or interest in the debtor or such affiliate, or are issued principally in such exchange and partly for cash or property.  The Reorganizing Debtors believe that the issuance of the Unsecured Creditors New Shares, the Original Warrants, the Original Warrants Shares, the Additional Warrants and the Additional Warrants Shares to be issued to the holders of Allowed Class 6 Claims in exchange for Claims against the Reorganizing Debtors and the exercise of such warrants under the circumstances provided in the Plan will satisfy the requirements of Section 1145(a) of the Bankruptcy Code.

The New Shares to be issued to holders of Allowed Class 6 Claims pursuant to the Plan will be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by Section 4(1) thereof, unless the holder is an “underwriter” with respect to such securities, as that term is defined in Section 1145(b)(1) of the Bankruptcy Code (a “statutory underwriter”), as described below.  In addition, such securities generally may be resold by the holders thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the individual states.  However, holders of such securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

Section 1145(b)(i) of the Bankruptcy Code defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim or interest with a view to distribution of any security to be received in exchange for the claim or interest, or (b) offers to sell securities issued under a plan for the holders of such securities, or (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan, or (d) is an issuer of the securities within the meaning of Section 2(a)(I1) of the Securities Act.

An entity is not an “underwriter” under Section 2(a)(11) of the Securities Act with regard to securities received under Section 1145(a)(1), in “ordinary trading transactions” made on a national securities exchange or a Nasdaq market.  However, the Reorganized Companies do not anticipate that the New Shares will be listed on an exchange or a Nasdaq market.  What constitutes “ordinary trading transactions” within the meaning of

Section 1145 of the Bankruptcy Code is the subject of interpretive letters by the staff of the Securities and Exchange Commission (the “SEC”).  Generally, ordinary trading transactions are those that do not involve (i) concerted activity by recipients of securities under a plan of reorganization, or by distributors acting on their behalf, in connection with the sale of such securities, (ii) use of informational documents in connection with the sale other than the disclosure statement relating to the plan, any amendments thereto, and reports filed by the issuer with the SEC under the Securities Exchange Act of 1934, or (iii) payment of special compensation to brokers or dealers in connection with the sale.

The term “issuer” is defined in Section 2(4) of the Securities Act; however, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.  Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a “control person” of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the voting securities of such issuer. Additionally, the legislative history of Section 1145 of the Bankruptcy Code provides that a creditor who receives at least ten percent (10%) of the voting securities of an issuer under a plan of reorganization will be presumed to be a statutory underwriter within the meaning of Section 1145(b)(i) of the Bankruptcy Code.

Any issuance of (a) New Investor New Shares to the New Investor, (b) Rights Offering New Shares to Qualified Holders in the Rights Offering, and (c) the options granted under the Management Stock Option Plan and the Management Incentive Shares will not be exempt from the registration requirements of the Securities Act pursuant to Section 1145 of the Bankruptcy Code.  Notwithstanding the foregoing, the Reorganizing Debtors believe that any such issuances to the New Investor, Qualified Holders and management will be exempt pursuant to Section (4)(2) of the Securities Act, as a transaction by an issuer not involving any public offering, and equivalent exemptions in state securities laws.  The Reorganizing Debtors intend to rely on the exemption from registration under Rule 506 of Regulation D promulgated under the Securities Act with respect to the Rights Offering New Shares issued in the Rights Offering.

To the extent persons (i) are deemed to be “underwriters,” (ii) receive Management Incentive Shares, or (iii) purchase New Investor New Shares or Rights Offering New Shares, such persons will be deemed to be “Restricted Holders.”  Resales by Restricted Holders would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.  Restricted Holders may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act.

Under certain circumstances, Restricted Holders may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule 144 of the Securities Act, to the extent available, and in compliance with applicable state and foreign securities laws.  These resale provisions include the requirement that current public information with respect to the issuer be available, a limitation as to the amount of securities that may be sold in any three-month period, the requirement that the securities be sold in a “brokers transaction” or in a transaction directly with a “market maker” and that notice of the resale be filed with the SEC.  There can be no assurance that adequate current public information will exist with respect to New Holding Company and, therefore, that the safe harbor provisions of Rule 144 of the Securities Act will be available.

The New Holding Company does not intend to register the New Shares or any other class of equity securities under Section 12 of the Exchange Act unless and until it is required to do so.  Registering the New Shares, or any other class of equity securities, under the Exchange Act would be required if and when the New Holding Company has a class of equity securities held by 500 or more holders of record at the end of any fiscal year.  Accordingly, the earliest that the New Holding Company would be required to register the New Shares or any other class of equity securities under the Exchange Act would be within 120 days after December 31, 2006.  Prior to any such registration, the New Holding Company will not be required to file any periodic reports under the Exchange Act and the New Shares will not be eligible for trading on any exchange or Nasdaq.  See “Risk Factors and Other Considerations.”

Pursuant to the Plan, certificates evidencing New Shares received by Restricted Holders or by a holder that the Reorganized Debtors determine may be an underwriter within the meaning of Section 1145 of the Bankruptcy Code may bear a legend substantially in the form below:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS REGISTERED OR QUALIFIED UNDER SAID ACT AND APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

Any person or entity entitled to receive New Shares who the issuer of such securities determines to be a statutory underwriter that would otherwise receive legended securities as provided above, may instead receive certificates evidencing New Shares without such legend if, prior to the distribution of such securities, such person or entity (A) delivers to such issuer, (i) an opinion of counsel reasonably satisfactory to such issuer to the New Shares to be received by such person or entity are not subject to the restrictions applicable to “underwriters” under Section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act and (ii) a certification that such person or entity is not an

“underwriter” within the meaning of Section 1145 of the Bankruptcy Code or (B) (i) delivers to such issuer a certification that such person or entity will not transfer such securities in violation of the Securities Act and (ii) makes arrangement with such issuer’s transfer agent reasonably satisfactory to such issuer to have restrictions placed on the transfer on such securities customary for securities not registered under the Securities Act.

Any holder of a certificate evidencing New Shares bearing such legend may present such certificate to the transfer agent for the shares New Shares for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as (i) such securities are sold pursuant to an effective registration statement under the Securities Act or (ii) such holder delivers to the issuer of such securities an opinion of counsel reasonably satisfactory to such issuer to the effect that such securities are no longer subject to the restrictions applicable to “underwriters” under Section 1145 of the Bankruptcy Code or (iii) such holder delivers to such issuer an opinion of counsel reasonably satisfactory to such issuer to the effect that (x) such securities are no longer subject to the restrictions pursuant to an exemption under the Securities Act and such securities may be sold without registration under the Securities Act or (y) such transfer is exempt from registration under the Securities Act, in which event the certificate issued to the transferee shall not bear such legend.

IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A RECIPIENT OF SECURITIES MAY BE AN UNDERWRITER OR AN AFFILIATE OF THE REORGANIZED COMPANIES, THE REORGANIZING DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN SECURITIES TO BE DISTRIBUTED PURSUANT TO THE PLAN.  ACCORDINGLY, THE REORGANIZING DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

XI.           CONSIDERATIONS AND RISK FACTORS

A.                                    General Considerations

The holder of a Claim against or Interest in the Reorganizing Debtors should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or to reject the Plan or to subscribe for Rights Offering New Shares in the Rights Offering.  These factors should not, however, be regarded as constituting the only risks involved in connection with the Plan and its implementation.

The formulation of a reorganization plan is the principal purpose of a Chapter 11 case.  The Plan sets forth the means for satisfying the holders of Claims against the Reorganizing Debtors.  With few exceptions, Allowed Claims will receive distributions pursuant to the Plan, however, holders of Interests in the Reorganizing Debtors will receive no distributions at all.

The recapitalization of the Reorganizing Debtors is intended to realize the going concern value of the Reorganizing Debtors for their Creditors.  Reorganization of the Reorganizing Debtors’ businesses and operations under the proposed Plan avoids the potentially adverse impact of a liquidation on the Reorganizing Debtors’ employees, and many of its customers, trade vendors and lessors.

B.                                    Certain Bankruptcy Considerations

1.                                      Any significant delay in the Reorganizing Debtors’ emergence from bankruptcy may further disrupt their operations.

The impact that prolonging of the Chapter 11 Cases may have on operations of the Reorganizing Debtors cannot be accurately predicted or quantified.  Since the announcement of the filing of the Chapter 11 Cases, the Reorganizing Debtors have suffered certain disruptions in operations.

The continuation of the Chapter 11 Cases, particularly if the Plan is not approved or confirmed in the time frame currently contemplated, could further adversely affect the Reorganizing Debtors’ operations and relationships with their customers, suppliers, employees, regulators, distributors and agents.  If confirmation and consummation of the Plan do not occur within the periods currently contemplated, the Chapter 11 Cases could result in, among other things, increased costs for professional fees and similar expenses.  As noted elsewhere in this Disclosure Statement, failure to obtain confirmation of a plan of reorganization by January 31, 2006, satisfactory to the New Investor and Southwest, could result in the loss of a seven year extension of the Original Codeshare Agreement with Southwest, the Amended and Restated Codeshare Agreement with Southwest, the maturity of the Southwest DIP Loan, the maturity of the New DIP Facility and the loss of a commitment by the New Investor to purchase up to $100,000,000 of New Shares.  In addition, prolonged Chapter 11 Cases may make it more difficult to retain management and other key personnel and may require senior management to spend a significant amount of time and effort dealing with the Reorganizing Debtors’ financial reorganization instead of focusing on the operation of their business.  Finally, agreements with certain aircraft lessors under Section 1110(b) of the Bankruptcy Code are conditioned on confirmation of a plan on or before January 31, 2006.

2.                                      The Reorganizing Debtors may not be able to obtain confirmation of the Plan.

The Reorganizing Debtors cannot insure that they will receive the requisite acceptances from the holders of Allowed Claims to confirm the Plan.  Even if the Reorganizing Debtors receive the requisite acceptances, the Reorganizing Debtors cannot insure that the Bankruptcy Court will confirm the Plan.  One or more non-accepting holder(s) of Claims and/or Interests might challenge the adequacy of this Disclosure Statement or the balloting procedures and results as not being in compliance with the Bankruptcy Code or Bankruptcy Rules.  Even if the Bankruptcy Court determined that the Disclosure Statement and the balloting procedures and results were appropriate, the Bankruptcy Court could still decline to confirm the Plan if it found any of the statutory requirements for confirmation had not been met, including the requirement that the terms of the Plan are fair and equitable to non-accepting Classes.  Section 1129 of the Bankruptcy Code sets forth the requirements for confirmation and requires, among other things, a finding by the Bankruptcy Court that (1) the Plan “does not unfairly discriminate” and is “fair and equitable” with respect to any non-accepting Classes, (2) confirmation of the Plan is not likely to be followed by liquidation or a need for further financial reorganization and (3) the value of distributions to non-accepting holders of Claims and Interests within a particular Class under the Plan will not be less than the value of distributions such holders would receive if the Reorganizing Debtors were liquidated under Chapter 7 of the Bankruptcy Code.  There can be no assurance that these requirements will be met and that the Plan will be confirmed.

The confirmation and consummation of the Plan are also subject to certain conditions described in Articles 12.1 and 12.2 of the Plan.  If the Plan is not confirmed, it is unclear whether a restructuring of the Reorganizing Debtors could be implemented and what distributions holders of Claims ultimately would receive with respect to their Claims.  If an alternative reorganization could not be agreed to, it is possible that the Reorganizing Debtors would have to liquidate their assets, in which case it is likely that holders of Claims would receive substantially less favorable treatment than they would receive under the Plan.

3.             The Bankruptcy Court might not order substantive consolidation.

The Plan contemplates substantive consolidation of all the other Reorganizing Debtors into ATA for purposes of voting, confirmation, and distributions under the Plan.  The Reorganizing Debtors can provide no assurance, however, that one or more holder(s) of Claims and or Interests will not object to substantive consolidation of one or more of the Reorganizing Debtors into ATA or that the Bankruptcy Court will determine that substantive consolidation is appropriate.  Failure to substantively consolidate one, more, or all of the Reorganizing Debtors into ATA will not affect the distribution of property currently provided in the Plan.  The Reorganizing Debtors reserve the right to request confirmation and consummation of the Plan, even if the Bankruptcy Court rejects substantive consolidation, or approves substantive consolidation of less than all of the other Reorganizing Debtors into ATA.

4.             Parties in Interest may object to the Reorganizing Debtors’ classification of Claims.

Section 1122 of the Bankruptcy Code provides that a plan of reorganization may place a claim or an interest in a particular class only if such claim or interest is substantially similar to the other claims or interests in such class.  The Reorganizing Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code.

5.                                      The actual Allowed amounts of Claims may differ from the estimated Claims and adversely affect the percentage recovery on General Unsecured Claims.

The estimated Claims set forth in this Disclosure Statement are based on various assumptions and the actual allowed amounts of Claims may significantly differ from the estimates.  Should one or more of the underlying assumptions ultimately prove to be incorrect, the actual allowed amounts of Claims may vary from the estimated Claims contained herein.  As a result, such differences may materially and adversely affect the percentage recovery on Class 6 General Unsecured Claims under the Plan.

6.                                      The Reorganizing Debtors may not be able to negotiate further usage of cash collateral with the ATSB Lenders.

The current stipulation that allows the Debtors to use cash collateral under the ATSB Loan and other Pre-Petition Collateral under the terms of the Cash Collateral Order is scheduled to expire on December 15, 2005.  It is possible that the Reorganizing Debtors and the ATSB Lenders will not be able to agree upon terms for an extension of the use of such cash collateral and Pre-Petition Collateral.  As the cash collateral under the ATSB Loan is substantially all of the Debtors’ cash and substantially all of certain types of aircraft spare parts constitute a portion of the Pre-Petition Collateral, a failure to negotiate an extension of the Cash Collateral Order could adversely affect the Debtors’ operations and reorganization prospects.

C.                                    Risks Associated with the Airline Industry

1.                                      The airline industry has incurred significant losses resulting in airline restructurings, consolidations and bankruptcies, which could result in further changes in the industry.

Since 2001, domestic U.S. airlines have experienced a decline in demand resulting in extensive industry-wide financial losses.  While domestic passenger traffic is returning to previous levels, the airline industry in the United States has continued to add or restore capacity, resulting in strong price competition.  Financial losses have continued into 2005 resulting in airlines renegotiating or attempting to renegotiate labor contracts, reconfiguring flight schedules, furloughing or terminating employees, as well as implementing other efficiency and cost-cutting measures.  Despite these actions, several airlines have commenced or threatened to commence cases under Chapter 11 of the U.S. Bankruptcy Code, providing them with additional tools to reduce labor rates, restructure debt, terminate pension plans and generally reduce their cost structure.  Such events may have a greater impact during time periods when the airline industry encounters continued financial losses, as passenger air carriers under financial pressures may institute pricing structures to achieve near-term survival rather than long-term viability.  Further airline reorganizations, bankruptcies or consolidations may occur, the effects of which the Reorganizing Debtors are unable to predict, but which could adversely affect the Reorganizing Debtors’ competitive position in the industry.  The Reorganizing Debtors can give no assurance that these events or changes will not continue to harm their business or the industry.

2.                                      The U.S. airline industry is characterized by low profit margins and high fixed costs, and ATA may be unable to compete effectively against other airlines with greater financial resources.

The U.S. airline industry is characterized generally by low profit margins and high fixed costs, primarily for personnel, aircraft fuel, aircraft and engine leases, and debt service.  The expenses of a passenger aircraft flight do not vary significantly with the number of passengers carried.  As a result, a relatively small change in the number of passengers or in pricing can have a disproportionate effect on a passenger air carrier’s operating and financial results.  Accordingly, shortfalls in expected revenue levels significantly harm ATA’s business.  In addition, the U.S. airline industry, in general, and the low-fare sector in particular, is highly competitive and is particularly susceptible to price discounting because airlines incur only nominal costs to provide service to passengers occupying otherwise unsold seats.  The advent of internet websites has lowered the cost to airlines of selling tickets.  However, it has also had a large negative impact on airline revenues because travel consumers now have access to nearly perfect pricing information, and, as a result, have become more efficient in finding lower fare alternatives.  ATA competes with other airlines in all of its origin and destination markets.  Many of these airlines are larger and have greater financial resources and name recognition than ATA.  Therefore, ATA may be unable to compete effectively against other airlines that introduce service or discounted fares in the markets ATA serves, which could harm ATA’s scheduled service business.

3.                                      The profitability of airline operations is influenced by economic conditions, as demand for discretionary travel diminishes during economic downturns.

The profitability of ATA’s scheduled passenger service operations is influenced by the condition of the U.S. economy, which may impact the demand for discretionary travel and ATA’s competitive pricing position.  A substantial portion of ATA’s passenger service business is discretionary travel, which tends to decline during economic downturns.  A decline in the U.S. economy could have a substantial adverse effect on ATA’s results of operations.

4.                                      The airline industry has been adversely affected by the September 11, 2001 terrorist attacks and on-going security concerns.

The airline industry continues to be affected by the events of September 11, 2001 and increased concerns over additional acts of terrorism.  Passenger traffic continues to be negatively impacted by threats of terrorist activities, terrorist alerts, global violence and increased security measures at the nation’s airports.  Instability in the Middle East and other parts of the world has increased the risk that the airline industry will continue to be subject to reduced demand, increased security costs, increased fuel costs and other factors.  Additional terrorist attacks, even if not made directly on the airline industry, or fear of such attacks or other hostilities involving the U.S. could have a further adverse effect on the airline industry, including ATA, and could:

•                  result in grounding of commercial air traffic by the Federal Aviation Administration (“FAA”);

•                  significantly reduce passenger traffic and yields due to a potentially dramatic drop in demand for passenger air travel;

•                  increase security and insurance costs;

•                  increase fuel costs and the volatility of fuel prices;

•                  make it more difficult for ATA to obtain war risk or other insurance; and

•                  increase costs from airport shutdowns, flight cancellations and delays resulting from security breaches and perceived safety threats.

5.                                      Airlines are often affected by factors beyond their control, such as weather conditions and traffic congestion at airports.

Airlines are subject to delays caused by factors beyond their control, such as adverse weather conditions and air traffic and airport congestion.  Delays frustrate passengers, reduce aircraft utilization and increase costs, all of which negatively affect profitability.  During periods of fog, snow, rain, thunderstorms, hurricanes or other adverse weather conditions, flights may be cancelled or significantly delayed.  Cancellations or delays due to weather conditions and traffic control problems could harm ATA’s operating results and financial condition.

6.                                      The airline industry is subject to seasonal weather factors and variations in airline travel, which cause results to fluctuate.

The air travel business historically fluctuates on a seasonal basis.  Due to the greater demand for air and leisure travel during the summer months, revenues in the airline industry, and in ATA’s scheduled service business, in the second and third quarters of the year tend to be greater than revenues in the first and fourth quarters of the year.  In addition, airlines are vulnerable to severe weather conditions during certain times of the year in parts of their network, such as hurricane season in the Caribbean and Southeast United States and severe winters in certain parts of the United States, which could decrease revenues and increase costs.  As a result, quarter-to-quarter comparisons of the Reorganizing Debtors’ operating results may not be a good indicator of the Reorganizing Debtors’ future performance.

7.                                      Government regulations impose requirements and restrictions on ATA’s operations that increase its operating costs.

Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs.  In the last several years, Congress has passed laws, and the FAA, the Department of Transportation (“DOT”) and the Transportation Security Administration (“TSA”) have issued regulations, relating to the operation of airlines that have required significant expenditures.  In addition to various federal regulation, local governments and authorities in certain markets have adopted regulations governing various aspects of aircraft operations, including noise abatement, curfews and use of airport facilities.  Many U.S. airports have adopted a Passenger Facility Charge of up to $4.50 that is collected from each passenger departing from the airport and remitted by airlines to the applicable airport authority.  ATA expects to continue to incur expenses in connection with complying with government regulations.  ATA has historically been unable to recoup these increased costs through increased ticket prices.  Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel.  If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs.  The Reorganizing

Debtors can give no assurance that these and other laws or regulations enacted in the future would not harm their business.

Furthermore, ATA’s operating authority in international markets is subject to aviation agreements between the U.S. and respective foreign governments.  These bilateral agreements are periodically subject to renegotiation or renewal and any alteration or termination of such agreements, could diminish the value of route authorities or otherwise adversely affect ATA’s international operations and the Reorganizing Debtors’ ability to achieve the objectives of the business plan.

D.                                    Risks Relating to the Reorganizing Debtors’ Business

1.                                      Holdings has incurred substantial net losses in the recent past and those losses may continue despite the New Business Plan.

Holdings has incurred over $1.63 billion in net losses available to common shareholders between January 1, 2000 and September 30, 2005.  Although the Reorganizing Debtors have developed a New Business Plan to focus on returning to profitability as soon as possible, there can be no assurance that the Reorganized Companies will be able to achieve that objective within the time period reflected in this Disclosure Statement or at all.

2.                                      The Reorganizing Debtors may not be able to successfully implement the New Business Plan and, even if successfully implemented, the New Business Plan may not result in the Reorganized Companies being profitable.

Reorganized ATA’s value and profitability will depend upon its ability to successfully implement the New Business Plan.  The New Business Plan described in this Disclosure Statement was developed by and reflects the current intentions of management of the Reorganizing Debtors.  It is possible that the New Business Plan may change based upon changes in conditions and circumstances.  Any such changes to the New Business Plan could cause actual financial results of the Reorganized Companies to materially differ from the Projections.

The New Business Plan contemplates, among other things, aggressive cost reduction.  The success of the New Business Plan, however, is subject to, among other things, the Reorganized Companies’ ability to:

•                  benefit from ATA’s restructured codesharing agreement with Southwest;

•                  expand ATA’s historically profitable Hawaii routes;

•                  reduce workforce costs and related expenses;

•                  outsource certain maintenance activities and renegotiate vendor agreements;

•                  significantly increase unit revenues as ATA reestablishes its position in the marketplace;

•                  improve the utilization rate of ATA’s aircraft; and

•                  generally improve the efficiency and effectiveness of business processes.

There can be no assurance that the New Business Plan will be successful or that the Reorganized Companies will be able to operate profitably even if the New Business Plan is successfully executed.  If implementation of the New Business Plan is not successful and the Reorganized Companies are unable to generate sufficient operating funds to pay debt service requirements and aircraft leasing obligations, there can be no assurance that alternative sources of financing would be available or, if available, that such financing would be available on terms that the Reorganized Companies could afford.

3.                                      The Reorganizing Debtors’ financial projections are inherently uncertain and actual results may materially differ.

The Projections attached as Exhibit 2 to this Disclosure Statement, cover the Reorganized Companies ‘ operations through fiscal year 2008.  These Projections are based on numerous assumptions including the timing, confirmation and consummation of the Plan in accordance with its terms, the execution of the business plan, the anticipated future performance of the Reorganized Companies, performance of the Southwest codesharing, the cost of fuel, industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Reorganized Companies and some or all of which may not materialize.  In addition, unanticipated events and circumstances occurring subsequent to the date that this Disclosure Statement is approved by the Bankruptcy Court may affect the actual financial results of the Reorganized Companies’ operations.  These variations may be material and may adversely affect the ability of the Reorganized Companies to make payments with respect to Post-Effective Date indebtedness and other obligations.  Because the actual results achieved throughout the periods covered by the Projections may vary from the projected results, the Projections should not be relied upon as a guaranty, representation or other assurance of the actual results that will occur.

Except with respect to the Projections and except as otherwise specifically and expressly stated herein, this Disclosure Statement does not reflect any events that may occur subsequent to the date hereof and that may have a material impact on the information contained in this Disclosure Statement.  Neither the Reorganizing Debtors nor the Reorganized Companies intend to update the Projections; thus, the Projections will not reflect the impact of any subsequent events not already accounted for in the assumptions underlying the Projections.

4.                                      Continued high fuel costs would harm the Reorganized Companies’ business.

Fuel costs constitute a substantial portion of the Reorganizing Debtors’ total operating expenses, comprising 22.6% and 26.9% of total operating expenses for the year ended

December 31, 2004, and the nine months ended September 30, 2005, respectively.  Historically high fuel costs have been experienced in the last two years that have negatively affected the Reorganizing Debtors’ results of operations.  Further increases in fuel costs or a shortage of supply would harm the Reorganized Companies ‘ financial condition and results of operations.  The Projections assume that the in plane cost of jet fuel per gallon is $2.02 in 2006, $1.99 in 2007, and $2.00 in 2008.  The Reorganizing Debtors estimate that a $0.01 increase in this cost would increase the Reorganized Companies’ fuel expense for 2006 by approximately $1.2 million, or approximately $0.6 million net of the effect of fuel costs which are passed through on ATA’s military charter business.

Fuel costs are typically subject to wide price fluctuations based on geopolitical issues and supply and demand.  Fuel availability is also affected by demand for home heating oil, gasoline and other petroleum products, as well as occurrence of natural catastrophes such as hurricanes Katrina and Rita.  Because of the effect of these events on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty.  In the event of a fuel supply shortage or further increases in fuel prices, a curtailment of scheduled service could result.  Subject to market conditions, ATA may implement fare increases to pass fuel cost increases to its customers.  There can be no assurance that any such fare increase would realize sufficient revenue to offset increases in fuel prices or would not reduce the competitive advantage ATA seeks by offering affordable fares.  Some competitors may have more leverage than the Reorganized Companies in obtaining fuel.  In addition, the Reorganizing Debtors’ credit worthiness has not been sufficient to enable them to implement a hedging program that could provide some protection against significant increases in fuel prices.

5.                                      There is a risk that the Amended and Restated Codeshare Agreement with Southwest may not deliver the benefits expected, or that it may be terminated by Southwest.

ATA established a codesharing arrangement with Southwest in December, 2004 for service to and from Midway and other destinations.  That codesharing arrangement will be amended, effective as of the Effective Date.  The business plan assumes that the codesharing arrangement will be expanded to include new routes flown by ATA and will generate additional passenger service and, as a result, the Reorganizing Debtors expect the revenues derived from this amended arrangement to increase during the term of the codesharing arrangement.  There can be no assurance that the amended codesharing arrangement will deliver the benefits expected.

Due to this codesharing arrangement, the Reorganized Companies will be directly affected by the financial and operating strength of Southwest.  Any events that negatively impact the financial strength of Southwest or have a long-term effect on the use of Southwest by airline travelers would likely have a material adverse effect on the benefits the Reorganized Companies receive from the codesharing arrangement and, therefore, on the Reorganized Companies ‘ business, financial condition and results of operations.  In the event of a substantial decrease in the financial or operational strength of Southwest, it may seek to reduce, or be unable to make, the payments due to ATA under the codesharing agreement.

The amended and restated codesharing arrangement with Southwest has a term of seven years, if all other conditions in the codesharing agreement are satisfied and the Effective Date occurs by February 28, 2006.  Southwest may also terminate the codesharing agreement upon a change in control of ATA.  The New Business Plan assumes an expansion of this codesharing arrangement.  The failure to expand the Southwest codesharing arrangement would adversely affect the Reorganized Companies’ ability to achieve the levels of profitability reflected in the Projections.

Under the amended codesharing arrangement, ATA will be subject to certain customer service covenants concerning on-time performance, mishandled baggage, customer complaints and flight cancellations.  If ATA were to default and fail to cure under the terms of those performance requirements, the agreement may terminate.

ATA and Southwest have wide discretion concerning which flights may be eligible for codeshare status.  Southwest could, for instance, choose to limit the flights based on minimum and maximum connecting times that would limit the number of codesharing flights.  Southwest may also choose not to price codeshare flights aggressively, which would limit the number of codeshare tickets likely to be sold through its distribution channels, and reduce overall revenues to the Reorganized Companies.

6.                                      Reorganized ATA’s scheduled service business will be heavily dependent on certain markets, and a reduction in demand for air travel in these markets would harm Reorganized ATA’s business.

The business plan focuses Reorganized ATA’s scheduled service on flights to and from Midway and between the west coast and Hawaii.  As a result, Reorganized ATA’s scheduled service business would be harmed by any circumstances causing a reduction in demand for air transportation in or to those markets, such as adverse changes in local economic conditions, political disruptions or violence (including any terrorist attacks), negative public perception of the city or region, significant price increases linked to increases in airport access costs and fees imposed on passengers or the impact of past or future terrorist attacks.  Likewise, any disruption of service or facilities that support Reorganized ATA’s scheduled service to these markets could harm the Reorganized Companies’ business.  Any increase in competition with respect to these markets could also cause Reorganized ATA to reduce fares or take other competitive measures that harm Reorganized ATA’s operating results.

7.                                      The success of ATA’s higher-margin military charter business is dependent on continuing high demand levels and the availability of suitable aircraft.

ATA generated $326.9 million and $313.7 million from its military charter business in the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.  The business plan assumes that ATA will generate approximately $395 million in revenue in 2005 from its military charter business, or approximately 36% of total estimated revenues.  Since 2000, ATA has been one of the leading providers of Air Mobile Command lift each year, capturing approximately 27% of the market in 2005.  ATA’s military charter business is particularly attractive because ATA is protected from the impact of increases in fuel prices that are passed through as a cost of service.  Although demand for military charters has increased significantly over the last five years as the frequency and levels of overseas deployments have increased, the Reorganizing Debtors cannot assure you that these levels will continue.  Any lessening of military activities in Iraq or Afghanistan could reduce the military’s demand for transportation services.  If ATA loses military charter contracts, or if the military reduces substantially the amount of business it awards to the Federal Express Team or ATA in any given year, ATA may not be able to replace the lost business and the Reorganized Companies’ financial condition and results of operations could be materially adversely affected.  ATA’s ability to retain its significant market share of this business will depend on ATA’s ability to provide aircraft suitable for the military business.  Historically, ATA’s L1011 aircraft have been used for this purpose, but that fleet faces significant maintenance costs and greater potential for regulatory issues. As part of the New Business Plan, ATA will seek to replace and augment these aircraft with more suitable aircraft.  There can be no assurance that ATA will be successful in refleeting its existing aircraft used for military charter business.

8.                                      Fluctuations in interest rates could adversely affect the Reorganized Companies’ liquidity, operating expenses and financial results.

Under the Plan, there will be a “term out” of the secured portion of the ATSB Loan, approximately $95 million, and the New Investor Exit Facility, approximately $20 million. These and other debt obligations of the Reorganized Companies will likely bear interest at fluctuating interest rates.  The Reorganized Companies presently have no plans to hedge their interest rate exposure and, accordingly, the Reorganized Companies ‘ interest expense for any particular period may fluctuate based on variable interest rates.  To the extent these interest rates increase, the Reorganized Companies’ interest expense will increase, in which event, the Reorganized Companies may have difficulties making interest payments and funding the Reorganized Companies ‘ other fixed costs and the Reorganized Companies’  available cash flow for general corporate requirements may be adversely affected.

9.                                      The Reorganized Companies will have a high level of fixed obligations that limits their ability to fund general corporate requirements and obtain additional financing, limits their flexibility in responding to competitive developments and increases their vulnerability to adverse economic and industry conditions.

The Reorganized Companies will have a significant amount of fixed obligations following emergence from bankruptcy, including debt, aircraft leases and financings, aircraft purchase commitments, leases of airport and other facilities and other cash obligations.  The Reorganized Companies expect to have approximately $92 million in accrued 2006 aircraft lease expense, $95 million in secured debt under the Amended and Restated ATSB Loan Documents, $20 million in New Investor Exit Facility debt and $8 million in annual rent obligations for real property facilities upon emergence from bankruptcy.

As a result of the substantial fixed costs associated with these obligations:

•                  A decrease in revenues would result in a disproportionately greater percentage decrease in earnings.

•                  The Reorganized Companies may not have sufficient liquidity to fund all of these fixed costs if revenues decline or costs increase.

•                  The Reorganized Companies may have to use working capital to fund these fixed costs instead of funding general corporate requirements, including capital expenditures.

•                  The Reorganized Companies may not have sufficient liquidity to respond to competitive developments and adverse economic conditions.

These obligations also impair the Reorganized Companies’ ability to obtain additional financing, if needed, and their flexibility in the conduct of their business.  The Reorganizing Companies ‘ existing indebtedness is secured by substantially all of their assets, leaving the Reorganized Companies with limited collateral for additional financing.

The Reorganized Companies ability to pay the fixed costs associated with their contractual obligations will depend on their operating performance and cash flow, which in turn depend, in part, on general economic and political conditions.  A failure to pay fixed costs or a breach of contractual obligations could result in a variety of adverse consequences, including the acceleration of indebtedness, the withholding of credit card proceeds by the Reorganized Companies’ credit card servicers and the exercise of remedies by creditors and lessors.  In such a situation, it is unlikely that the Reorganized Companies would be able to fulfill their obligations under or repay the accelerated indebtedness, make required lease payments or otherwise cover fixed costs.

10.                               The Reorganized Companies’ debt service and leasing obligations and the financial covenants contained in related loan agreements and aircraft leases may limit their financial and operating flexibility.

The “term out” of the secured portion of the ATSB Loan and the New Investor Exit Facility and the operating leases relating to most of ATA’s aircraft contain or will likely contain restrictive covenants that impose or will impose significant operating and financial restrictions on the Reorganized Companies.  Under these agreements, the Reorganized Companies will be subject to certain financial covenants that they will have to satisfy.

In addition, the loan agreements and leases also contain or will likely contain a number of negative covenants, including, but not limited to, restrictions on:

•                  granting additional liens on their property or making significant investments;

•                  incurring additional indebtedness;

•                  paying dividends or making other distributions on New Holding Company’s capital stock;

•                  disposing of collateral;

•                  liquidating, winding up, dissolving or engaging in certain acquisitions or certain sale-leaseback transactions;

•                  engaging in certain transactions with affiliates or certain asset sales;

•                  engaging in any business unrelated to existing businesses; and

•                  consolidating, merging with or into another entity or selling substantially all of the Reorganized Companies’ assets unless certain conditions are satisfied.

These restrictions and requirements may limit ATA’s financial and operating flexibility.  If ATA fails to comply with these restrictions or to satisfy these requirements, the Reorganized Companies’ obligations under loan agreements and operating leases may be accelerated.  The failure to satisfy these obligations would materially adversely affect the Reorganized Companies’ business, operations, financial results and liquidity.

11.                               Credit card holdbacks and restrictions imposed by trade creditors will continue to negatively affect the liquidity of the Reorganized Companies.

Since September, 2001, ATA has been subject to various holdback levels by its credit card processors.  As of September 30, 2005, approximately $63.8 million was subject to such holdbacks, significantly reducing the amount of cash available to the Reorganizing Debtors.  Traditionally, airlines receive cash from credit card processors shortly after the customer booking is made.  Currently, ATA’s largest card processor, representing approximately 65% of all credit card purchases, holds back 100% of the cash from the customer booking (including various governmental taxes and fees paid by the customer) until the date of travel.  The Reorganizing Debtors’ emergence from bankruptcy is not expected to result in any immediate reduction of the amount of credit card holdbacks.  In addition, various trade creditors may continue to place the Reorganized Companies on prepaid status following emergence from bankruptcy, further constraining the Reorganized Companies’ liquidity.

12.                               The failure of the Reorganized Companies’ contractors to provide essential services could harm the Reorganized Companies’ business.

The Reorganizing Debtors have historically relied on outside vendors for a variety of services and functions critical to their business.  As part of the New Business Plan, the Reorganized Companies’ reliance on outside vendors will increase.  In particular, ATA’s heavy maintenance work and customer reservations call center have been outsourced.  The Reorganized Companies also anticipate renegotiating various existing vendor arrangements.  There can be no assurance that the Reorganized Companies will be able to successfully negotiate or renegotiate the outsourcing of services and functions identified in the New Business Plan or, if successful, that such outsourcing will achieve the expected cost savings assumed in the Reorganizing Debtors’ Projections.

In addition, the Reorganized Companies’ reliance on outside vendors exposes the Reorganized Companies to certain risks.  In the event that one or more vendors goes into bankruptcy, ceases operations, or fails to perform as promised, replacement services may not be readily available at competitive rates, or at all.  Vendor bankruptcies, unionization, regulatory compliance issues or significant change in the competitive marketplace among suppliers could adversely affect vendor services or force the Reorganized Companies to renegotiate existing agreements on less favorable terms.  These events could result in disruptions to the Reorganized Companies’ operations or increases in the Reorganized Debtors’ cost structure.

13.                               The Reorganizing Debtors may not be able to implement plans to “refleet” with different aircraft.

The New Business Plan assumes that the Reorganizing Debtors and Reorganized Companies will be successful in reducing ATA’s fleet of jet aircraft from approximately 60 jets in January 2005 to a targeted fleet of approximately 30 jet aircraft in 2006, of which 26 aircraft are currently in the fleet.  In addition, the New Business Plan contemplates the addition of five new aircraft in July, 2007, and an additional five aircraft in July, 2008.  There can be no assurance that the Reorganizing Debtors and the Reorganized Companies will be able to obtain financing on acceptable terms to complete all or part of the desired refleeting of aircraft.  If they are unsuccessful in completing the refleeting process on terms which are compatible with the New Business Plan, it could have a material adverse effect on the Reorganized Companies business.

14.                               Increases in insurance costs or reductions in insurance coverage may adversely impact the Reorganized Companies’ operations and financial results.

Following the September 11, 2001 terrorist attacks, the aviation insurance industry imposed a worldwide surcharge on aviation insurance rates, as well as a reduction in coverage for certain war risks.  In response to the reduction in coverage, the Air Transportation Safety and System Stabilization Act provides U.S. air carriers with the option to purchase certain war risk liability insurance from the U.S. government on an interim basis at rates that are more favorable than those available from the commercial insurance market.  The Reorganizing Debtors have purchased hull and liability war risk coverage from the U.S. government (through the FAA).  Due to the cost and difficulty in obtaining insurance in the commercial markets, the Reorganizing Debtors anticipate renewing the insurance through the FAA for as long as it is available.  Currently, the war risk insurance provided by the government is only mandated through December 31, 2005.  There can be no assurance that the FAA will extend its war risk insurance program past December 31, 2005, or if it does, how long the extension will last.  Furthermore, it may be necessary for the FAA to seek congressional approval for future extensions.  If this program terminates, the Reorganized Companies would likely face a material increase in the cost of war risk insurance.  In addition, the Reorganizing Debtors maintain hull and liability insurance coverage from commercial insurance carriers for risks other than war risk.

This insurance is subject to renewal on October 1, 2006.  Although the Reorganizing Companies expect to continue to renew this coverage, there can be no assurance that they will be able to do so.  Because of competitive pressures in the airline industry, the Reorganized Companies’ ability to pass additional insurance costs to passengers is limited.  As a result, further increases in insurance costs or reductions in available insurance coverage could adversely impact the Reorganized Companies’ business, financial condition and results of operations.

15.                               Many of the Reorganizing Debtors’ employees are represented by unions, and a prolonged dispute with these employees could have an adverse impact on their operations.

In 2004, labor costs were ATA’s largest operating expense, accounting for 25.9% of total operating expense.  Approximately 60% of the Reorganizing Debtors’ workforce as of October 31, 2005, was represented by unions.  Like other airlines, ATA has negotiated with its unions for concessions or long-term contract relief.  Failure to obtain the cost reductions reflected in the New Business Plan or a prolonged labor dispute would adversely affect the Reorganized Companies’ ability to achieve profitability.  A work stoppage by any major work group would significantly impact the Reorganized Companies’ financial condition.

16.                               The Reorganized Companies’ reputation and financial results could be harmed in the event of an accident or incident involving ATA’s aircraft.

An accident or incident involving one of ATA’s aircraft could involve significant potential claims of injured passengers or others in addition to repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service.  The aircraft may be unavailable until it can be repaired, which could cause ATA to forego revenue or increase our expenditures to subservice the flying to other carriers.  In addition, ATA is required by the DOT to carry liability insurance.  Although the Reorganizing Debtors believe, they currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and the Reorganized Companies may be forced to bear substantial losses from an accident.  Substantial claims resulting from an accident in excess of the Reorganized Companies’ related insurance coverage would harm the Reorganized Companies’ business and financial results.  Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that ATA is less safe or reliable than other airlines, which would harm the Reorganized Companies’ business.

17.                               The Reorganized Companies’ business could be harmed if they lose the services of key personnel.

The Reorganized Companies’ business depends upon the efforts of their Chief Executive Officer, John Denison, and other key members of management who have significant experience in the airline industry.  The loss of the services of any of these individuals and the inability to find a suitable replacement could harm the Reorganized Debtors’ business.

18.                         The Reorganizing Debtors rely heavily on automated systems to operate their business and any failure of these systems could harm the Reorganized Debtors’ business.

The Reorganizing Debtors depend on automated systems to operate their business, including a computerized airline reservations system, telecommunication systems and website.  For the first nine months of 2005, a substantial percentage of ATA’s tickets were issued electronically.  ATA’s website and reservations system must be able to accommodate a high volume of traffic and deliver important flight information.  Substantial or repeated website, reservations system or telecommunication systems failures could reduce the attractiveness of ATA’s services and could cause its customers to purchase tickets from another airline.   Any disruption in these systems could result in the loss of important data, increase ATA’s expenses and generally harm the Reorganized Companies’ business.  Like all companies, the Reorganized Companies’ technology systems may be vulnerable to a variety of sources of interruption due to events beyond the Reorganized Companies’ control, including natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers and other security issues.  The Reorganizing Debtors do not have a complete business continuity and disaster relief plan in place and, due to financial constraints, do not expect to implement one in the near future, if at all.  Consequently, the Reorganized Companies are especially at risk to disruptions in their technology infrastructure.

19.                               ATA’s aircraft could become more expensive to maintain.

As ATA’s fleet ages, the maintenance costs for such aircraft will likely increase.  This aging occurs from the passage of time, but also from the replacement of newer aircraft with older aircraft which are less expensive to lease, as has occurred as part of ATA’s fleet adjustments.  Although the Reorganized Companies cannot accurately predict how much their maintenance costs will increase in the future, they may increase significantly.  Any such increase could have an adverse effect on the Reorganized Companies’ business, financial condition and results of operations.  The Reorganized Companies are vulnerable to any problems associated with the aircraft in their fleet, including design defects, mechanical problems or adverse perception by the public that could result in customer avoidance or an inability to operate ATA’s aircraft.

In addition, ATA is subject to the jurisdiction of the FAA, with respect to aircraft maintenance and other matters affecting air safety.  Manufacturer Service Bulletins (“MSBs”) and FAA Administrative Directives (“ADs”) could cause aircraft operators to be subject to extensive aircraft examinations and could require aircraft to undergo structural inspections and modification.  It is possible that MSBs or ADs applicable to the types of aircraft or engines included in ATA’s fleet could be issued in the future.  The Reorganizing Debtors cannot currently estimate the cost of possible compliance with new MSBs and ADs, but they could be substantial and could have a material adverse effect on the Reorganized Companies’ financial condition, results of operations and liquidity.

20.                               The Reorganized Companies could incur substantial costs in the event they fail to comply with applicable environmental laws and related regulations.

The Reorganizing Debtors’ operations are subject to comprehensive federal, state, and local laws and regulations relating to pollution and the protection of the environment, including those governing aircraft noise, the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, and the cleanup of contaminated sites.  Some of the Reorganizing Debtors’ operations require environmental permits and controls, and these permits are subject to modification, renewal and revocation by issuing authorities.  Although the Reorganizing Debtors believe they are in compliance in all material respects with applicable environmental laws, the Reorganized Companies could incur substantial costs, including cleanup costs, fines, civil or criminal penalties, or third-party property damage or personal injury claims as a result of violations of, or liabilities under, environmental laws or noncompliance with the environmental permits required for the Reorganized Companies’ operations.  In addition, the adoption of new or more stringent requirements could increase the cost of the Reorganized Companies’ operations, require significant capital expenditures, or result in material restrictions on the Reorganized Companies’ operations.

In addition, at the Reorganizing Debtors’ aircraft maintenance facilities and the airports the Reorganizing Debtors serve, materials are used such as aircraft deicing fluids, fuel, oils and other materials that are regulated as hazardous under federal, state or local laws.  The Reorganizing Debtors are required to maintain programs to protect the safety of the employees who use these materials and to manage and dispose of any wastes generated by the use of these materials in compliance with applicable laws.  The Environmental Protection Agency regulates operations, including air carrier operations, which affect the quality of air in the United States, such as the regulation of the discharge of aircraft emissions exhaust into the environment.  In addition, noise generated by aircraft is subject to regulation by the FAA under the Airport Noise and Capacity Act of 1990 and its implementing regulations.  As a result, the Reorganizing Debtors have been and the Reorganized Companies may continue to be required to reduce ATA’s hours of operation at particular airports, to install noise abatement equipment on its aircraft or to change operational procedures during takeoff and landing.  In the event the Reorganized Companies do not maintain compliance with these laws and regulations, it could have a material adverse effect on the Reorganized Companies’ financial condition, results of operations or cash flows.

E.                                      Risks Relating to the Securities to be Issued in the Plan

1.                                      There will be no liquid trading market for the New Shares.

The New Holding Company does not intend to register the New Shares under the Exchange Act unless it is required to do so, or to apply to list the New Shares on the Nasdaq National Market or any other exchange.  There can be no assurance as to when or if the New Shares will be listed or, even if listed, that a liquid trading market for the New Shares will develop.  The liquidity of any market for the New Shares will depend, among other things, upon the number of holders of New Shares, the Reorganized Companies’ financial performance, and the market for similar securities, none of which can be determined or predicted.  Therefore, the Reorganized Companies cannot assure you as to when or if a trading market will develop or, if a market develops, what the liquidity or pricing characteristics of that market will be.

The New Shares will be a new issue of securities with no established trading market or prior trading history.  There can be no assurance regarding the future development of a market for the New Shares, the ability of holders thereof to sell their New Shares or the price for which such holders may be able to sell their New Shares.  If a market were to develop, the New Shares could trade at prices lower than their initial value.  The trading price of the New Shares will depend on many factors, including factors beyond New Holding Company’s control.  Furthermore, the liquidity of, and trading market for, the New Shares may be adversely affected by price declines and volatility in the market for similar securities, as well as by any changes in the Reorganized Companies’ financial condition or results of operations.

The New Holding Company will not be subject to the reporting requirements under the Exchange Act, and holders of New Shares will not receive reports from New Hlding Company, except as provided in the Minority Shareholder Protection Term Sheet attached as Exhibit R to the Plan.

Consequently, any holder of New Common Stock may have to bear the economic risk of its investment for an indefinite period of time.

2.                                      The exercise of the Original Warrants, the Additional Warrants, if issued, and options for ALPA Option Shares and Management Incentive Shares will cause dilution to the ownership percentage of the New Shares to be issued as of the Effective Date.

As discussed elsewhere in this Disclosure Statement, the Original Warrants and possibly Additional Warrants to purchase New Shares will be issued to holders of Allowed Class 6 Claims, and options will be distributed to management and ALPA employees which will be exercisable into New Shares.  As a result, the exercise of these warrants and options will dilute the ownership percentage represented by the New Shares distributed or issued on the Effective Date of the Plan.

3.                                      The Valuation Analysis of New Shares, and the estimated recoveries to Holders of Claims and Interests, is not intended to represent the trading values of the New Shares.

The Valuation Analysis of the Debtors included in Exhibit 3 of this Disclosure Statement is based on the Projections developed by the Reorganizing Debtors’ management and on certain generally accepted valuation analyses and is not intended to represent the trading values of the New Shares in public or private markets. This Valuation Analysis is based on numerous assumptions (the realization of many of which is beyond the Reorganized Companies’ control), including, without limitation, the Reorganizing Debtors’ successful reorganization, an assumed Effective Date of February 28, 2006, the Reorganized Companies’ ability to achieve the operating and financial results included in the Projections, the

Reorganized Companies’ ability to maintain adequate liquidity to fund operations and the assumption that capital and equity markets remain consistent with current conditions.  Even if the Reorganized Companies achieve the Projections, the trading market values for the New Shares could be adversely impacted by the lack of trading liquidity for these securities, and concentrated selling by recipients of these securities.

4.                                      New Holding Company does not expect to pay cash dividends on the New Shares for the foreseeable future.

The terms of the Reorganized Companies’ outstanding debt obligations may limit, among other things, New Holding Company’s ability to pay dividends, and it is not anticipated that any cash dividends will be paid on the New Shares in the foreseeable future.

5.                                      Except for the Unsecured Creditors’ New Shares, the Original Warrants Shares, the Additional Warrants Shares and the ALPA Option Shares, the New Shares are not freely tradable.

Except for the Unsecured Creditors’ New Shares, the Original Warrants Shares, the Additional Warrants Shares and the ALPA Option Shares, the New Shares issued under the Plan may not be sold except pursuant to an effective resale registration statement or pursuant to an exemption from the registration requirement of the Securities Act.  Except for the Unsecured Creditors’ New Shares, the Original Warrants Shares, the Additional Warrants Shares and the ALPA Option Shares, the New Shares are “restricted securities” for purposes of Rule 144 under the Securities Act and must be held for one year before they will be eligible for sale under Rule 144.  Because resale of these New Shares is restricted, any active trading market for New Shares is likely not to develop in the absence of an effective resale registration statement under the Securities Act or the satisfaction of the one-year holding period requirement of Rule 144.

6.                                      The New Investor will have significant ownership and control of the Reorganized Companies.

As a result of the confirmation and consummation of the Plan, the New Investor will own or control at the Effective Date approximately 69.75% of the outstanding New Shares.  Furthermore, the New Investor is the Backstop Purchaser of the Rights Offering.  As the Backstop Purchaser, the New Investor is required to purchase any Rights Offering New Shares in the Rights Offering that are not subscribed for pursuant to Subscription Rights.  In the event the New Investor is required to purchase all the Rights Offering New Shares in the Rights Offering, its ownership interest would increase to approximately 93%.

In addition, the New Investor will designate five of the seven initial members of New Holding Company’s board of directors.  Accordingly, the New Investor will control the business and affairs of the Reorganized Companies and all matters requiring the vote or approval of holders of the New Shares.  The New Investor may have interests that differ from the other holders of New Shares.  In addition, the New Investor’s ownership may have the effect of delaying, deferring or preventing a change in control of the Reorganized Companies and may adversely affect the market price of the New Shares.

7.                                      The Plan will result in cancellation of indebtedness of the Reorganizing Debtors that will result in a loss of all net operating loss carryforwards.

The Plan will result in significant cancellation of indebtedness of the Reorganizing Debtors.  As a result, the Reorganizing Debtors expect that the full amount of their net operating loss carryforwards will effectively be eliminated after the Reorganizing Debtors emerge from bankruptcy.  As of December 31, 2004, the Reorganizing Debtors’ federal net operating loss carry forward was $218.1 million.

8.                                      Certain tax consequences of the Plan raise unsettled and complex legal issues and involve various factual determinations.

Some of the material consequences of the Plan regarding U.S. federal income taxes are summarized in Section XII of this Disclosure Statement.  Many of these tax issues raise unsettled and complex legal issues, and also involve various factual determinations, such as valuations, that raise additional uncertainties.  The Reorganized Companies cannot ensure that the IRS will not take a contrary view, and no ruling from the IRS has been or will be sought regarding the tax consequences described herein.  In addition, the Reorganized Companies cannot ensure that the IRS will not challenge the various positions the Reorganized Companies have taken, or intend to take, with respect to the Reorganized Companies’ tax treatment, or that a court would not sustain such a challenge.  FOR A MORE DETAILED DISCUSSION OF RISKS RELATING TO THE SPECIFIC POSITIONS THE REORGANIZED COMPANIES INTEND TO TAKE WITH RESPECT TO VARIOUS TAX ISSUES, PLEASE REVIEW SECTION XII.

THE CONSIDERATIONS AND RISK FACTORS DESCRIBED IN THIS SECTION XI CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE REORGANIZED COMPANIES, INCLUDING THE IMPLEMENTATION OF THE PLAN, THE CONTINUING AVAILABILITY OF SUFFICIENT BORROWING CAPACITY OR OTHER FINANCING TO FUND OPERATIONS, THE PERFORMANCE OF THE REORGANIZED COMPANIES’ OPERATIONS, ACHIEVING OPERATING EFFICIENCIES, MAINTAINING GOOD EMPLOYEE RELATIONS, EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, NATURAL DISASTERS, ACTS OF TERRORISM OR WAR, AND OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS AND INTERESTS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES OF FUTURE PERFORMANCE. ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE REORGANIZING DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

XII.         CERTAIN UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE PLAN

A summary description of certain material U.S. federal income tax consequences of the Plan is provided below.  This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein.  Only the principal consequences of the Plan for holders of Claims who are entitled to vote to accept or reject the Plan are described below.  No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan.  No rulings or determinations of the Internal Revenue Service (“IRS”) or any other tax authorities have been or will be sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities.  No representations are being made regarding the particular tax consequences of the confirmation or implementation of the Plan as to any holder of a Claim.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The discussion of U.S. federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “IRC”), the Treasury Regulations promulgated thereunder, judicial authorities, published positions of the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the U.S. federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, holders of Claims who are (or who hold their Claims through) pass-through entities, persons whose functional currency is not the U.S. dollar, foreign persons, dealers in securities or foreign currency, and persons holding Claims that arise out of a transaction that was a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction).  The following discussion assumes that holders of Claims hold their Claims as capital assets for U.S. federal income tax purposes.  Furthermore, the following discussion does not address U.S. federal taxes other than income taxes.  Each holder of a Claim is strongly urged to consult its own tax advisor regarding the U.S. federal, state, local and any foreign tax consequences of the transactions described herein or in the Plan.

A.            Tax Consequences to Reorganized Companies and Reorganized Holdings.

1.             The Exchange

The transfer of shares of ATA and Execujet to New ATA Holdings in exchange for the Unsecured Creditors New Shares, Original Warrants, and Additional Warrants, if any, and the assumption of the Convenience Distribution as provided in the Plan (the “Exchange”) has been structured as a taxable transaction.  The Plan requires Holdings and New Holding Company to make an election pursuant to section 338(h)(10) of the IRC.  For tax purposes, ATA and

Execujet will be treated as new corporations that purchased their assets from old ATA and Execujet, with the result that the assets of ATA should obtain a fair market value tax basis on the Effective Date.

Assuming that the Exchange is respected as a taxable transaction, Holdings will recognize gain or loss upon the deemed transfer in an amount equal to the difference between the fair market value of the assets of Execujet and of ATA (including assets of Cargo and Leisure acquired in the Merger) and tax basis of those assets; and ATA and Execujet will have a tax basis in their assets equal to the fair market value of such assets on the effective date of the Exchange.

Although the Exchange will be structured as a taxable transaction, there is no assurance that it will be so treated by the IRS.  If the Exchange were deemed to constitute a tax-free reorganization under section 368(a) of the Internal Revenue Code, no gain or loss generally would be recognized by Holdings.  Rather, the tax basis in the assets of ATA and Execujet would not be adjusted as a result of the Exchange and could be reduced to the extent the cancellation of indebtedness (“COD”) pursuant to the Plan exceeds certain net operating losses (“NOLs”) of the Reorganizing Debtors on account of such discharge, as discussed more fully below.  Thus, ATA and Execujet could have an aggregate tax basis in the assets held by them on the Effective Date that would be substantially less than the fair market value of such assets.  Certain other tax attributes of ATA and Execujet could also be reduced.  As a result, future tax depreciation and amortization with respect to ATA’s real and personal property would be decreased, and certain deductions could be reduced.  Accordingly, the taxable income, and thus the United States federal income tax liability, of ATA and Execujet after the Effective Date could be substantially higher.

To qualify as a reorganization, the transferor of assets must receive stock of the transferee corporation or a parent of the transferee corporation.  Therefore, in order to find that the transaction qualified as a tax-free reorganization, the IRS would need to recharacterize the transaction successfully.  For example, the IRS might attempt to recharacterize the transaction as a transfer of assets by Holdings to New Holding Company, followed by a transfer of those assets from New Holding Company to New Parent Company and from New Parent Company to New ATA Holdings.  The IRS might also argue that New Parent Company should be disregarded.  The IRS might similarly attempt to recharacterize the transaction as tax-free under some other provision of the Internal Revenue Code; for example, the IRS might argue that the transaction constitutes a tax-free incorporation of New Holding Company.  The Reorganizing Debtors believe that the form of the transaction should be respected and that any attempt to recharacterize the transactions as having a different form which would qualify as a tax-free reorganization or otherwise as a tax-free transaction should fail.

2.             Tax Attributes of New ATA Holdings and ATA

As discussed above, assuming that the Exchange is respected as a taxable transaction, the assets held by the Reorganized Companies immediately after the Exchange should obtain an aggregate tax basis in the assets transferred that is equal to their fair market value on the date of the Exchange.  None of the Reorganized Companies will have any NOLs or NOL carryforwards as of the day following the Effective Date, and no accumulated earnings and profits as of such date.  The Exchange should not result in the recognition of any income, gain or loss to New ATA Holdings.

3.             Cancellation of Indebtedness

As a result of the discharge of claims pursuant to the Plan, the Reorganizing Debtors are expected to receive substantial COD.  In general, the IRS provides that a debtor in a bankruptcy case must reduce certain of its tax attributes — such as NOL carryforwards and current year NOLs, tax credits, and tax basis in assets — by the amount of any COD.  Where the debtor joins in the filing of a consolidated federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group also be reduced.  COD is the amount by which the indebtedness discharged (reduced by any unamortized discount) exceeds any consideration given in exchange therefor.  Certain statutory or judicial exceptions can apply to limit the amount of COD and attribute reduction (such as where the payment of the canceled debt would have given rise to a tax deduction).

Any reduction in tax attributes occurs only after the determination of tax for the taxable year in which the COD is incurred and, consequently, any resulting COD does not impair the debtor’s ability to use its tax attributes (to the extent otherwise available) to reduce its tax liability, if any, otherwise resulting in the year the COD is incurred.  In addition, to the extent the amount of COD exceeds the tax attributes available for reduction, the remaining COD has no further effect for United States federal tax purposes.  Accordingly, it is not anticipated that any of the Reorganizing Debtors or Reorganized Companies will incur to any federal income tax as a result of the COD realized pursuant to the Plan.

As discussed above, the Reorganizing Debtors believe that the Reorganized Companies’ basis in their assets immediately after the Effective Date will be equal to the fair market value of those assets without reduction resulting from COD realized pursuant to the Plan because ATA will be treated as having purchased those assets on the Effective Date.

4.             Gain to Holdings

Although Holdings will recognize gain on the merger of Cargo and Leisure into ATA and on the Exchange, Holdings believes that its NOLs exceed the amount of such gain and that no federal income tax will be incurred as a result of the merger and the Exchange.  Although some state and local taxes may be incurred, Holdings does not believe those taxes will be substantial.

B.                                    United States Federal Income Tax Consequences to Holders of Claim Against and Interests in the Reorganizing Debtors

The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to holders of Claims that are “United States holders,” as defined below.  The United States federal income tax consequences to claimholders (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Claim and the consideration received in respect thereof are “securities” for United States federal income tax purposes; (2) the manner in which a holder acquired a Claim; (3) the length of time the Claim has been held; (4) whether the Claim was acquired at a discount; (5) whether the holder has taken a bad debt deduction with respect to the Claim (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Claim; (7) the holder’s method of tax accounting; and (8) whether the Claim is an installment obligation for United States federal income tax purposes. Therefore, holders of Claims should consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated by the Plan. This discussion generally assumes that the holder of a Claim has not taken a bad debt deduction with respect to a Claim (or any portion thereof) in the current or any prior year and such Claim did not become completely or partially worthless in a prior taxable year.

For purposes of the following discussion, a “United States holder” is a holder of a Claim that is (1) a citizen or individual resident of the United States, (2) a partnership or corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (b) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person.

1.                                      Holders of Other Priority Claims.

A holder of an Other Priority Claim that receives Cash or other property (including New Shares) in discharge of its Claim pursuant to the Plan will recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) Cash and the fair market value on the Effective Date of any property received by such holder in respect of its Claim, and (2) the holder’s adjusted tax basis in the Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim.  A holder’s adjusted tax basis in property received in exchange for its Claim will generally be equal to the fair market value of such property on the Effective Date.  The holding period for any such property will begin on the day after the Effective Date.

a.                                       Accrued Interest

Under the Plan, some property may be distributed or deemed distributed to certain holders of Claims with respect to their Claims for accrued interest. Holders of Claims for accrued interest that previously have not included such accrued interest in taxable income will be required to recognize ordinary income equal to the fair market value of the property received with respect to such Claims for accrued interest.  Holders of Claims for accrued interest that have included such accrued interest in taxable income generally may take an ordinary deduction to the extent that such Claim is not fully satisfied under the Plan (after allocating the distribution between principal and accrued interest), even if the underlying Claim is held as a capital asset.  The adjusted tax basis of the property received in exchange for Claims for accrued interest will equal the fair market value of such property on the Effective Date, and the holding period for the property received in exchange for such Claims will begin on the day after the Effective Date.  The Plan provides that, to the extent any Allowed Claim entitled to distribution under the Plan is composed of indebtedness and accrued but unpaid interest on such indebtedness, such distribution will, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent that the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.  However, current United States federal income tax law is unclear on the propriety of such allocation, and no assurance can be given that it will not be challenged by the IRS.  If any portion of the distribution were required to be allocated to accrued interest, such portion would be taxable to the holder as interest income rather than as gain or loss as described above, except to the extent that the holder previously reported such interest income.  In such case, the allocation would decrease the amount of gain or increase the amount of loss recognized by a holder as a result of the receipt of cash, Unsecured Creditors New Shares or other property pursuant to the Plan.  Holders of Claims are advised to consult their own tax advisors to determine the amount, if any, of consideration received under the Plan that is allocable to interest.

b.                                      Market Discount

The market discount provisions of the IRC may apply to holders of certain Claims.  In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder of a Claim in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that holder of a Claim if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition.  However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimus amount.  Gain recognized by a creditor with respect to a “market discount bond” will generally be treated as ordinary interest income to the extent of the market discount accrued on such bond during the creditor’s period of ownership, unless the creditor elected to include accrued market discount in taxable income currently.  A holder of a market discount bond may be required under the market discount rules of the IRC to defer deduction of all or a portion of the interest on indebtedness incurred or maintained to acquire or carry the bond. In such circumstances, such holder may be allowed to deduct such interest, in whole or in part, on the disposition of such bond.

2.                                      Holders of Class 4 Other Secured Claims.

A holder whose Other Secured Claim is Reinstated pursuant to the Plan will not realize gain or loss unless either (i) such holder is treated as having received interest, damages or other income in connection with the Reinstatement, or (it) such Reinstatement is considered a “significant modification” of the Claim.  A holder who receives Cash or other property in exchange for its Other Secured Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the amount of Cash or fair market value of the other property received in exchange for its Claim, and (2) the holder’s adjusted tax basis in its Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim.  The United States federal income tax consequences of the receipt of Cash or other property allocable to accrued interest may be relevant and are summarized above.  In addition, the market discount provisions summarized above may also apply.

3.                                      Holders of Fleet Bank Secured Claim A and Fleet Bank Secured Claim B (“Fleet Bank Secured Claims”).

A holder whose Fleet Bank Secured Claim is reinstated pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the amount of Cash or fair market value of the other property received in exchange for its Claim, and (2) the Claimholder’s adjusted tax basis in its Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim. The United States federal income tax consequences of the receipt of Cash or other property allocable to accrued interest may be relevant and are summarized above.

4.                                      Holders of Unsecured Convenience Class Claims.

A holder of an Unsecured Convenience Class Claim that receives Cash in discharge of its Claim pursuant to the Plan will generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the amount of Cash received in exchange for its Claim, and (2) the holder’s adjusted tax basis in its Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Claim in such holder’s hands, whether the Claim constitutes a capital asset in the hands of the holder, whether the Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Claim.  The United States federal income tax consequences of the receipt of Cash or other property allocable to accrued interest may be relevant and are summarized above.  In addition, the market discount provisions summarized above may also apply.

5.                                      Holders of General Unsecured Claims.

Pursuant to the Plan, Holdings will distribute the Unsecured Creditors New Shares, the Original Warrants and the Additional Warrants, if issued, which it receives in the Exchange to the holders of Allowed Class 6 Claims other than holders of Unsecured Convenience Class Claims against Holdings to discharge such Claims.

The exchange of such General Unsecured Claims for Unsecured Creditors New Shares, Original Warrants and Additional Warrants should constitute a taxable exchange for United States federal income tax purposes.  As a result, a United States holder of a General Unsecured Claim would generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the fair market value on the Effective Date of the New Shares, Original Warrants and Additional Warrants, if any, or the amount of cash received in exchange for its General Unsecured Claim, and (2) the holder’s adjusted tax basis in its General Unsecured Claim.  The character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the General Unsecured Claim in such holder’s hands, whether the General Unsecured Claim constitutes a capital asset in the hands of the holder, whether the General Unsecured Claim was purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its General Unsecured Claim.  As discussed above, any such gain recognized would generally be treated as ordinary income to the extent that payment of New Shares received in respect of accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the holder’s method of accounting.  A holder of a General Unsecured Claim recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year.  A holder’s aggregate tax basis in the Unsecured Creditors New Shares received in exchange for its General Unsecured Claims would generally be equal to the aggregate fair market value of the New Shares on the Effective Date.  The holding period for the Unsecured Creditors New Shares received pursuant to the Plan would begin on the day after the Effective Date.  A holder’s tax basis in the Original Warrants and Additional Warrants, if any, will be equal to the fair market value of those warrants on the Effective Date, and the holding period for the warrants will begin on the Effective Date.  If a holder exercises a warrant, the basis in the New Shares received upon such exercise will be equal to the exercise price plus the tax basis in the warrants that were exercised.  A holder will recognize gain or loss on the sale of a warrant and will recognize loss if a warrant expires without being exercised.  Each holder should consult with its tax advisor regarding the character of such gain or loss.

6.                                      Holders of Claims Receiving Other Treatment.

To the extent certain holders of Claims reach an agreement with the Reorganizing Debtors to have their Claims satisfied, settled, released, exchanged or otherwise discharged in a manner other than as discussed above, such holders should consult with their own tax advisors regarding the tax consequences to them of such treatment.

7.                                      Information Reporting and Backup Withholding.

Certain payments, including payments in respect of accrued interest or market discount, are generally subject to information reporting by the payer to the IRS. Moreover, such reportable payments are subject to backup withholding under certain circumstances.  Under the Tax Code’s backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact, or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a U.S. person, the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

C.            Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL.  THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, AND LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

XIII.        FEASIBILITY OF THE PLAN AND BEST INTERESTS TEST

A.                                    Feasibility of the Plan and Financial Projections

The Bankruptcy Code requires that, in order to confirm the Plan, the Bankruptcy Court must find that confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Reorganizing Debtors unless contemplated by the Plan. This requirement is imposed by Section 1129(a)(11) of the Bankruptcy Code and is referred to as the “feasibility” requirement. The Reorganizing Debtors believe that they will be able to timely perform all obligations described in the Plan and, therefore, that the Plan is feasible.

The Reorganizing Debtors have prepared the Financial Pro Forma Projections (the “Projections”) for 2006, 2007, and 2008 (collectively, the “Projection Period”), as set forth in Exhibit 2 attached to this Disclosure Statement. The Projections indicate that the Reorganized Companies should have sufficient cash flow to pay and service their obligations under the Plan and to fund their operations. Accordingly, the Reorganizing Debtors believe that the Plan satisfies the feasibility requirement of Section 1129(a)(11) of the Bankruptcy Code. The Reorganizing Debtors caution that no representations are made as to the accuracy of the Projections or as to the Reorganized Debtors’ ability to achieve the projected results. Many of the assumptions upon which the Projections are based are subject to uncertainties outside the control of the Reorganizing Debtors. Some of the results, facts and circumstances assumed inevitably will not materialize, and events and circumstances occurring after the date on which the Projections were prepared may be different from those assumed or may be unanticipated and may adversely affect the financial results of the Reorganized Companies. Therefore, the actual results may vary from the projected results, and the variations may be material and adverse.  See Section XI (“Considerations and Risk Factors”) for a discussion of certain risk factors that may affect financial feasibility of the Plan.

THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS OR THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION REGARDING PROJECTIONS. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED BY THE REORGANIZING DEBTORS’ INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS. ALTHOUGH PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ASSUMPTIONS, SOME OF WHICH IN THE PAST HAVE NOT BEEN ACHIEVED AND WHICH MAY NOT BE REALIZED IN THE FUTURE, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE REORGANIZING DEBTORS. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE REORGANIZING DEBTORS, OR ANY OTHER PERSON, THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS.

B.                                    Acceptance of the Plan

As a condition to confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of claims in that class but, for that purpose, counts only those who actually vote to accept or to reject the Plan. Thus, a Class of Claims will have voted to accept the Plan only if two-thirds in amount and a majority in number actually voting cast their Ballots in favor of acceptance.

C.                                    Best Interests Test

Even if a plan is accepted by each class of holders of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the “best interests” of all holders of claims and interests that are impaired by the plan and that have not accepted the plan. The “best interests” test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that (i) all members of an impaired class of claims or interests have accepted the plan or (ii) the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to members of each impaired class of claims or interests if a debtor were liquidated under chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from that debtor’s assets if its chapter 11 case were converted to a chapter 7 case under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtors’ assets by a chapter 7 trustee.  As discussed in XIII.E., below, the amount of liquidation value available to unsecured creditors would be reduced by the administrative costs of a chapter 7 case.

Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under a debtor’s plan, then such plan is not in the best interests of creditors and equity security holders.

D.                                    Estimated Valuation of the Reorganized Companies

A copy of the reorganization valuation analysis prepared by financial advisors to the Reorganizing Debtors and endorsed by the Reorganizing Debtors is attached to this Disclosure Statement as Exhibit 3.  The Creditors’ Committee’s financial advisors disagree with the Reorganizing Debtors’ enterprise valuation presented in Exhibit 3 to the Disclosure Statement.  The Creditors’ Committee’s financial advisors believe the enterprise value of Reorganized Companies at the Effective Date is substantially higher.  Accordingly, the Creditors’ Committee’s financial advisors recommend that unsecured creditors seriously consider participating in the Rights Offering.

E.                                      Application of the Best Interests Test to the Liquidation Analysis and the Valuation of the Reorganized Companies

A liquidation analysis prepared with respect to the Reorganizing Debtors is attached as Exhibit 4 to this Disclosure Statement (the “Liquidation Analysis”). The Reorganizing Debtors believe that any liquidation analysis is somewhat speculative. For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims which will ultimately become Allowed Claims. This estimate is based solely upon the Reorganizing Debtors’ incomplete review of Claims filed and the Reorganizing Debtors’ books and records. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan. In addition, as noted above, the valuation analysis of the Reorganizing Debtors also contains numerous estimates and assumptions, for example, the value of the New Shares cannot be determined with precision due to the absence of a public market for the New Shares.

Notwithstanding the difficulties in quantifying recoveries to creditors with precision, the Reorganizing Debtors believe that, taking into account the Liquidation Analysis and the valuation analysis of the Reorganized Companies, the Plan clearly meets the “best interests” test of Section 1129(a)(7) of the Bankruptcy Code. The Reorganizing Debtors believe that the members of each impaired class will receive at least as much under the Plan as they would in a liquidation in a hypothetical chapter 7 case. Creditors will receive a better recovery through the distributions contemplated by the Plan because the continued operation of the Reorganizing Debtors as going concerns rather than their forced liquidations will allow the realization of more value for the Reorganizing Debtors’ assets. Moreover, as a result of the reorganization of the Reorganizing Debtors, creditors such as the Reorganizing Debtors’ employees will retain their jobs and most likely make few if any claims against the estate. Lastly, in the event of liquidation, the aggregate amount of General Unsecured Claims would no doubt increase significantly, and such claims would be subordinated to priority claims that would be created. For example, employees would file claims for wages, pensions and other benefits, some of which would be entitled to priority; landlords may file large claims for both unsecured and priority amounts; and certain contract parties would file rejection damage claims. The resulting increase in both general unsecured and priority claims would no doubt decrease percentage recoveries to unsecured creditors of the Reorganizing Debtors. All of these factors lead to the conclusion that recoveries under the Plan would be at least as much, and in many cases significantly greater, than the recoveries available in a chapter 7 liquidation.

The Reorganizing Debtors believe the methodology used to prepare the Liquidation Analysis is appropriate and that the assumptions and conclusions set forth therein are fair and reasonable under the circumstances and represent a reasonable exercise of the Reorganizing Debtors’ business judgment with respect to such matters. The Reorganizing Debtors believe any challenge to the Liquidation Analysis would be unsuccessful and that the Bankruptcy Court will determine that the Plan meets the “best interests” test of Section 1129(a)(7) of the Bankruptcy Code.

F.                                      Confirmation Without Acceptance of Impaired Class; The “Cramdown” Alternative

Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if it has not been accepted by all impaired classes as long as at least one impaired class of Claims (without counting the votes of “Insiders”) has accepted it. The Bankruptcy Court may confirm the Plan at the request of the Reorganizing Debtors notwithstanding the Plan’s rejection (or deemed rejection) by impaired Classes as long as the Plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired Class that has not accepted it.

A plan is fair and equitable as to a class of secured claims that rejects such plan if the plan provides (1)(a) that the holders of claims included in the rejecting class retain the liens securing those claims whether the property subject to those liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and (b) that each holder of a claim of such class receives on account of that claim deferred cash payments totaling at least the allowed amount of that claim, of a value, as of the effective date of the plan, of at least the value of the holder’s interest in the estate’s interest in such property; (2) for the sale, subject to Section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of the liens, with the liens to attach to the proceeds of the sale, and the treatment of the liens on proceeds under clause (1) or (2) of this subparagraph; or (3) for the realization by such holders of the indubitable equivalent of such claims.

A plan is fair and equitable as to a class of unsecured claims which rejects a plan if the plan provides (1) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (2) that the holder of any claim or interest that is junior to the claims of such rejecting class will not receive or retain on account of such junior claim or interest any properly at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (1) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest; or (2) that the holder of any interest that is junior to the interest of such rejecting class will not receive or retain under the plan on account of such junior interest any property at all.

The Reorganizing Debtors are seeking confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code with respect to any impaired Class that votes to reject the Plan.

G.                                    Conditions to Confirmation and/or Consummation of the Plan

1.                                      Conditions Precedent to the Confirmation of Plan.

The Reorganized Debtors and any newly-formed entities that will be continuing the Reorganizing Debtors’ businesses after the Effective Date shall be bound, to the same extent the Reorganizing Debtors are bound, by all of the releases set forth above.

a.                                       The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance acceptable to the Plan Proponents, the New Investor, Southwest, ATSB, and the Creditors’ Committee.

b.                                      The Confirmation Order shall be in form and substance reasonably acceptable to the Plan Proponents, the New Investor, Southwest, ATSB, and the Creditors’ Committee.

2.                                      Conditions Precedent to the Consummation of the Plan.

The Effective Date shall occur on or prior to February 28, 2006, unless such date is extended by the Plan Proponents, the New Investor, Southwest, the Creditors’ Committee, and

the ATSB.  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of the Plan:

a.                                       The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption or rejection of unexpired leases and executory contracts (as the case may be) by the Reorganizing Debtors as contemplated by Article 8.1 hereof.

b.                                      The Reorganizing Debtors and the New Investor shall have executed the Investment Agreement, which shall remain in full force and effect.

c.                                       All conditions precedent to the closing of the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof and the closing of the Investment Agreement shall have occurred.

d.                                      The Confirmation Order shall have been entered by the Bankruptcy Court and shall remain unstayed.

e.                                       The Confirmation Date shall have occurred.

f.                                         All documents effectuating the transactions contemplated by the Restructuring Term Sheet shall have been executed and delivered by all parties thereto, and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived in accordance with the terms thereof.

g.                                      All other actions, documents, consents and agreements necessary to implement the Plan shall have been effected, obtained and/or executed.

h.                                      All conditions precedent to the closing of the Amended and Restated ATSB Loan Documents shall have been satisfied or waived in accordance with the terms thereof.

H.                                    Waiver of Conditions to Confirmation or Consummation of the Plan

The conditions set forth in Articles 12.1, and 12.2 of the Plan may be waived by the Plan Proponents, such waiver to be acceptable to the New Investor in its sole and absolute discretion, and with the consent of Southwest, ATSB and the Creditors’ Committee, not to be unreasonably withheld, without any notice to other parties-in-interest or the Bankruptcy Court and without a hearing.  The failure of the Plan Proponents in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

I.                                         Retention of Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

a.                                       to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Reorganizing Debtors are a party or with respect to which the Reorganizing Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

b.                                      to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

c.                                       to adjudicate any and all disputes arising from or relating to the distribution or retention of the New Shares, or other consideration under the Plan;

d.                                      to ensure that distributions to holders of Allowed Claims and holders of Allowed Interests are accomplished as provided herein;

e.                                       to hear and determine any and all objections to the allowance of Claims and Interests and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

f.                                         to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

g.                                      to issue orders in aid of execution, implementation, or consummation of the Plan;

h.                                      to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

i.                                          to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

j.                                          to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

k.                                       to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

l.                                          to hear and determine all suits or adversary proceedings to recover assets of the Reorganizing Debtors and property of their Estates, wherever located;

m.                                    to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

n.                                      to hear any other matter not inconsistent with the Bankruptcy Code;

o.                                      to hear and determine all disputes involving the existence, nature, or scope of the Reorganizing Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

p.                                      to enter a final decree closing the Chapter 11 Cases;

q.                                      to enforce all orders previously entered by the Bankruptcy Court; and

r.                                         Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests and Retained Actions.  Notwithstanding the foregoing, the Reorganizing Debtors and any party may agree in writing that the jurisdiction of the Bankruptcy Court, as delineated in Article XII of the Plan, shall not be exclusive, but concurrent with other courts of competent jurisdiction.

XIV.        ALTERNATIVES TO CONFIRMATION AND
CONSUMMATION OF THE PLAN

A.                                    Chapter 7 or Chapter 11 Liquidation

Notwithstanding acceptance of the Plan by the requisite number of creditors of any Class, the Bankruptcy Court must still independently determine that the Plan provides each member of each Impaired Class of Claims and Equity Interests a recovery that has a value at least equal to the value of the distribution that each such Person would receive if the Reorganizing Debtors were liquidated under chapter 7 of the Bankruptcy Code on the Effective Date.

If no plan is confirmed, the Reorganizing Debtors’ Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code.  In a chapter 7 case, a trustee or trustees would be appointed to liquidate the assets of the Reorganizing Debtors.  It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Equity Interests in the Reorganizing Debtors.

However, the Reorganizing Debtors believe that creditors would lose a substantially higher going concern value if the Reorganizing Debtors were forced to liquidate.  In addition, the Reorganizing Debtors believe that in liquidation under chapter 7, before creditors received any distribution, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants and other professionals to assist such trustees would cause a substantial diminution in the value of the Estates.  The assets available for distribution to creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, which would arise by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Reorganizing Debtors’ assets.

The Reorganizing Debtors may also be liquidated pursuant to a chapter 11 plan.  In a liquidation under chapter 11, the Reorganizing Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in a liquidation under chapter 7.  Thus, a chapter 11 liquidation might result in larger recoveries than a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs.  Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed.  Any distribution to the holders of Claim and equity Interests under a chapter 11 liquidation plan probably would be delayed substantially.

The likely form of any liquidation would be the sale of individual assets.  Based on this analysis, a liquidation of the Reorganizing Debtors’ assets likely would produce less value for distribution to creditors than that recoverable in each instance under the Plan.  In the opinion of the Reorganizing Debtors, the recoveries projected to be available in liquidation are not likely to afford holders of Claims and equity Interests as great a realization potential as does the Plan.

B.                                    Alternative Plans

If the Plan is not confirmed, the Reorganizing Debtors, the Creditors’ Committee, the ATSB Lenders or any other party in interest in the Bankruptcy Cases could after the end of Reorganizing Debtors’ exclusive period propose a different plan.

XV.         RECOMMENDATION

It is the position of the Reorganizing Debtors that the Plan is substantially preferable to a liquidation under chapter 7 of the Bankruptcy Code.  Conversion of the Chapter 11 Cases to Chapter 7 cases would result in:  (i) substantial delays in the distribution of any proceeds (if any) available under such alternative; (ii) increased uncertainty as to whether payments would be made to unsecured creditors; and (iii) substantially increased administrative costs.

The Reorganizing Debtors and the Creditors’ Committee recommend that you vote in favor of the Plan.

XVI.        CONCLUSION

It is important that you exercise your right to vote on the Plan.  It is the belief and recommendation of the Reorganizing Debtors and the Creditors’ Committee that the Plan fairly and equitably provides for the treatment of all Claims against the Reorganizing Debtors.  The Reorganizing Debtors and the Creditors’ Committee recommend and urge all unsecured creditors to vote to accept the Plan.

IN WITNESS WHEREOF, the Reorganizing Debtors have submitted this Disclosure Statement this 14th day of December, 2005.

ATA HOLDINGS CORP.
ATA AIRLINES, INC.
ATA LEISURE CORP.
ATA CARGO, INC.,
DEBTORS AND DEBTORS-IN-POSSESSION

By:	/s/ John G. Denison
John G. Denison
President and Chief Executive Officer
ATA Holdings Corp.
And authorized signatory for each of the other Reorganizing Debtors

James M. Carr

Terry E. Hall

Stephen A. Claffey

Jeffrey C. Nelson

BAKER & DANIELS

300 North Meridian Street

Suite 2700

Indianapolis, Indiana 46204

(317) 237-1190

Jerald I. Ancel (#2390-49)
Michael O’Neil (#21478-49)
Jeffrey J. Graham (#20899-49)
SOMMER BARNARD ATTORNEYS
1 Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Telephone: 317-713-3500
Facsimile: 317-713-3699

Wendy W. Ponader (#14633-49)
PONADER & ASSOCIATES, LLP
5241 North Meridian Street
Indianapolis, Indiana 46208
Telephone: (317) 496-3072
Facsimile: (317) 257-5776

ATTORNEYS FOR: ATA HOLDINGS CORP., ATA AIRLINES, INC., ATA LEISURE CORP., AND ATA CARGO, INC. - REORGANIZING DEBTORS

Exhibit 1

IN THE UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF INDIANA
INDIANAPOLIS DIVISION

In re:	)	Chapter 11
)
ATA Holdings Corp., et al.,	)	Case No. 04-19866
	)	(Jointly Administered)
Debtors.	)

FIRST AMENDED JOINT CHAPTER 11 PLAN
FOR REORGANIZING DEBTORS(1)

James M. Carr (#3128-49)
Terry E. Hall (#22041-49)
Stephen A. Claffey (#3233-98)
Jeffrey C. Nelson (#25173-49)
Baker & Daniels LLP
300 North Meridian Street, Suite 2700
Indianapolis, Indiana 46204
Telephone:  (317) 237-0300
Facsimile:  (317) 237-1000

Jerald I. Ancel
Michael O’Neil
Jeffrey J. Graham
Sommer Barnard Attorneys, PC
One Indiana Square, Suite 3500
Indianapolis, Indiana 46204
Telephone: 317-713-3500
Facsimile: 317-713-3699

Wendy W. Ponader (#14633-49)
Ponader & Associates, LLP
5241 North Meridian Street
Indianapolis, Indiana 46208
Telephone: (317) 496-3072
Facsimile: (317) 257-5776

Attorneys for Reorganizing Debtors

Dated:  December 14, 2005

(1)                                  The Reorganizing Debtors are: ATA Holdings Corp. (04-19866), ATA Airlines, Inc. (04-19868), ATA Leisure Corp. (04-19870), ATA Cargo, Inc. (04-19873), and American Trans Air Execujet, Inc. (04-19872).

i

ARTICLE XI	EFFECT OF THE PLAN ON CLAIMS AND INTERESTS	53

ARTICLE XII	CONDITIONS PRECEDENT	57

ARTICLE XIII	RETENTION OF JURISDICTION	58

ARTICLE XIV	MISCELLANEOUS PROVISIONS	60

ii

LIST OF EXHIBITS

Exhibit A	Investment Agreement

Exhibit B	Amended and Restated ATSB Loan Agreement

Exhibit C	New Investor Exit Facility Secured Note

Exhibit D	New Investor Exit Facility Security Agreement

Exhibit E	New Fleet Note A

Exhibit F	New Fleet Note B

Exhibit G	Nonexclusive Schedule of Rejected Executory Contracts and Unexpired Leases

Exhibit H	Exclusive Schedule of Assumed Executory Contracts and Unexpired Leases

Exhibit I	Nonexclusive List of Retained Actions and Nonexclusive List of Avoidance Actions

Exhibit J	ALPA Stock Option Plan

Exhibit K	Management Stock Option Plan

Exhibit L	Subscription Forms

Exhibit M	Rights Offering Claim Amount List

Exhibit N	Articles of Incorporation and Bylaws

Exhibit O	Accredited Investor Certification

Exhibit P	Certificate of U.S. Citizenship

Exhibit Q	Warrant Agreement

Exhibit R	Minority Shareholder Protection Term Sheet

iii

INTRODUCTION

ATA Holdings Corp., ATA Airlines, Inc., ATA Leisure Corp., ATA Cargo, Inc., and American Trans Air Execujet, Inc. (collectively, the “Reorganizing Debtors”), debtors and debtors-in-possession in these jointly administered chapter 11 cases jointly propose the following chapter 11 plan (the “Plan”) for the resolution of the outstanding creditor claims against and equity interests in the Reorganizing Debtors.  Capitalized terms used herein shall have the meanings ascribed to such terms in Article I.B. hereof.  The Reorganizing Debtors are proponents of the Plan as the term “proponent(s)”is used in section 1129 of the Bankruptcy Code.  MatlinPatterson Global Advisers LLC, a Delaware limited liability company (“MatlinPatterson”), is, on behalf of the New Investor (as defined herein), also a co-proponent of the Plan as the term “proponent” is used in Section 1129 of the Bankruptcy Code.

The Plan contemplates the reorganization of the Reorganizing Debtors pursuant to section 1121(a) of the Bankruptcy Code.  The assets of the other Debtors (the “Liquidating Debtors”)(2) in these administratively consolidated chapter 11 cases will be or have been sold or otherwise liquidated and the distribution of the liquidation proceeds will be made to post-Petition Date (and perhaps pre-Petition Date) creditors pursuant to one or more additional chapter 11 plans, through a conversion of one or more of the chapter 11 cases for the Liquidating Debtors to one or more cases under chapter 7 of the Bankruptcy Code, or by a process approved by the Bankruptcy Court.

The Plan contemplates the substantive consolidation of the Estates of the Reorganizing Debtors for all purposes related to the Plan, including, without limitation, for purposes of voting, confirmation, and distribution.  Unless substantive consolidation has been approved by an order of the Bankruptcy Court, the Plan shall serve as a motion by the Reorganizing Debtors seeking entry of an order by the Bankruptcy Court substantively consolidating the Estates of the Reorganizing Debtors and the Confirmation Order authorizing substantive consolidation shall constitute an order of the Bankruptcy Court approving the substantive consolidation of the Reorganizing Debtors.  In the event that the Bankruptcy Court substantively consolidates none or some but not all of the Reorganizing Debtors, the Plan Proponents reserve the right to amend the Plan and proceed with confirmation without substantive consolidation or with partial substantive consolidation as allowed by the Bankruptcy Court.

Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019, the Plan Proponents expressly reserve their rights to alter, amend, modify, revoke or withdraw this Plan, one or more times, prior to the Plan’s substantial consummation.

(2)                                  The Liquidating Debtors are:  Ambassadair Travel Club, Inc., Amber Travel, Inc., and C8 Airlines, Inc. f/k/a Chicago Express Airlines, Inc.

1

ALL HOLDERS OF CLAIMS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

ARTICLE I

DEFINITIONS, RULES OF
INTERPRETATION, AND COMPUTATION OF TIME

A.            Scope of Definitions

For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B of this Plan.  Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B.            Definitions

1.1                                 “Accredited Investor Certification” means the certification substantially in the form attached hereto as Exhibit O certifying that the holder of a General Unsecured Claim is an accredited investor as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act with respect to the Rights Offering New Shares.

1.2                                 “Additional Warrants” means warrants issued as of the Effective Date by the New Holding Company pursuant to the Warrant Agreement to the holders of Allowed Class 6 Claims if, but only if, all of the Rights Offering New Shares are subscribed for by the Subscription Expiration Date and purchased by the Effective Date by Qualified Holders, which warrants shall allow such holders of Allowed Class 6 Claims to purchase their Pro Rata share of Additional Warrants Shares for the Per Share Value at any time prior to the fifth anniversary of the Effective Date.

1.3                                 “Additional Warrants Shares” means the 228,586 New Shares issuable upon exercise of the Additional Warrants, subject to adjustment as set forth therein.

1.4                                 “Administrative Claim” means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to sections 507(a)(1), 507 (b) or 1114 (e)(2) of the Bankruptcy Code, including, but not limited to, (a) the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the businesses of the Reorganizing Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases (including such Claims by the Liquidating Debtors against the Reorganizing Debtors), (b) the ATSB Super-Priority Claim, any Southwest DIP Facility Claim or New DIP Facility Claim, (c) Professional Claims, (d) all fees and charges assessed against the Estates under Chapter 123 of Title 28, United States Code, (e) the Indenture Trustee Fees and Expenses, and (f) all Allowed

2

Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

1.5                                 “Administrative Claims Bar Date” means the deadline for filing proofs or requests for allowance and payment of Administrative Claims, which shall be forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court and except with respect to Professional Claims which shall be subject to the provisions of Article 10.2 hereof.

1.6                                 “AFA” means the Association of Flight Attendants, International.

1.7                                 “Affiliate Debtors” means all of the Reorganizing Debtors, other than Holdings.

1.8                                 “Affiliates” has the meaning given such term by section 101(2) of the Bankruptcy Code.

1.9                                 “Aircraft Equipment” means an aircraft, aircraft engine, propeller, appliance or spare part  (and includes all records and documents relating to such equipment that are required, under the terms of the security agreement, lease, or conditional sale contract, to be surrendered or returned in connection with the surrender or return of such equipment) that is leased to, subject to a security interest granted by or conditionally sold to, one of the Reorganizing Debtors.

1.10                           “Allowed Claim” or “Allowed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Reorganizing Debtors and the holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), or (b) as to which, on or by the Effective Date, (i) no proof of claim or interest has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim or Interest that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim or interest in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed by the Claims Objection Deadline, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan, or (e) that has been settled.  For purposes of voting to accept or reject the Plan pursuant to Article 5.1, and subject to the Multiple Claims Rule set forth in Article 1.146, Allowed Claim or Allowed Interest include a Claim or Interest (t) listed in a liquidated, noncontingent, and undisputed amount on the Schedules and for which a timely proof of claim or interest has not been filed as of the Voting Deadline, (u) that has been estimated pursuant to Bankruptcy Rule 3018(a) and the Solicitation Procedures Order, or (v) a timely proof of claim or proof of interest has been filed and no objection remains pending as of the Confirmation Hearing.

1.11                           “Allowed Class . . . Claim” or “Allowed Class . . . Interest” means an Allowed Claim or an Allowed Interest in the specified Class.

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1.12                           “ALPA” means the Air Line Pilots Association, International.

1.13                           “ALPA Claim” means the Allowed Class 6 Claim held by ALPA against ATA for the benefit of its members in the amount of $128,850,000.  The ALPA Claim was allowed pursuant to the 1113 Compromise.

1.14                           “ALPA Option Shares” means the New Shares issuable pursuant to the ALPA Stock Option Plan.

1.15                           “ALPA Stock Option Plan” means the Non-Qualified ALPA Stock Option Plan, substantially in the form of Exhibit J.  The ALPA Stock Option Plan is proposed by Plan Proponents pursuant to the order of the Bankruptcy Court dated October 12, 2005 approving the 1113 Compromise.  The ALPA Stock Option Plan will be established as of the Effective Date and options granted thereunder and the ALPA Option Shares issuable thereunder will be issued in satisfaction of and to obviate a Claim by ALPA.

1.16                           “Amended and Restated ATSB Loan Agreement” means the amended and restated ATSB Loan Agreement (substantially in the form attached as Exhibit B to this Plan) to be entered into by and among the Reorganized Companies and the ATSB Lender Parties to govern the New ATSB Loan Obligations as of the Effective Date.

1.17                           “Amended and Restated ATSB Loan Documents” means (a) the Amended and Restated ATSB Loan Agreement, (b) the ATSB Secured Note, (c) the Amended and Restated ATSB Security Documents, and (d) such other documents to be executed by one or more of the parties to the Amended and Restated ATSB Loan Agreement, as provided in the Amended and Restated ATSB Loan Agreement.

1.18                           “Amended and Restated ATSB Security Documents” means the security documents, as further described in the Amended and Restated ATSB Loan Documents, that amends and restates the ATSB Mortgage and Security Agreement.

1.19                           “Articles of Incorporation and Bylaws” means the Articles of Incorporation and Bylaws of the New Holding Company, substantially in the form of Exhibit N.

1.20                           “ATA” means ATA Airlines, Inc., an Indiana corporation, debtor-in-possession in Case No. 04-19868 pending in the Bankruptcy Court.

1.21                           “ATSB” means the Air Transportation Stabilization Board created pursuant to the Air Transportation Safety and Stabilization Act, P.L. 107-42 (2001) (the “Act”) and the regulations issued by the Office of Management and Budget under the Act, 14 C.F.R. Part 1300, Aviation Disaster Relief – Air Carrier Guarantee Loan Program.

1.22                           “ATSB Agent” means Citibank, N.A. in its capacity as Agent (as defined in the ATSB Loan Agreement) under the ATSB Loan Agreement.

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1.23                           “ATSB Lender Parties” means Govco Incorporated, as Primary Tranche A Lender, Citibank, N.A. as Alternate Tranche A Lender, Tranche B Lender, Collateral Agent and Agent, Citicorp North America, Inc., as Govco Administrative Agent, and the ATSB, in each case, as set forth in more detail in the ATSB Loan Agreement.

1.24                           “ATSB Lenders” means the lenders from time to time (and as of the time relevant to the use of the definition herein) under the ATSB Loan Agreement and the Amended and Restated ATSB Loan Agreement.

1.25                           “ATSB Lenders Settlement Agreement” means the ATSB Lenders Settlement Agreement approved by an order of the Bankruptcy Court entered April 20, 2005.

1.26                           “ATSB Loan Agreement” means the $168 million Loan Agreement, dated November 20, 2002, among ATA, as Borrower, Holdings, as Parent, Govco Incorporated, as Primary Tranche A Lender, Citibank, N.A., as Alternate Tranche A Lender, Citicorp North America, Inc., as Govco Administrative Agent, Citibank, N.A., as Tranche B Lender, BearingPoint, Inc. (formerly KPMG Consulting, Inc.), as Loan Administrator, Citibank, N.A., as Collateral Agent, Citibank, N.A., as Agent and the ATSB, governing the ATSB Loan Obligations (as defined in the Cash Collateral Order).

1.27                           “ATSB Mortgage and Security Agreement” means that certain Mortgage and Security Agreement, dated as of November 20, 2002, made by ATA Airlines, Inc. (f/k/a American Trans Air, Inc.) in favor of Citibank, N.A., as Collateral Agent.

1.28                           “ATSB Secured Claim” means the Allowed Class 1 Claim of the ATSB Lenders arising under the ATSB Loan Agreement and allowed as a secured claim under Bankruptcy Code § 506 against ATA pursuant to the April 20, 2005 order of the Bankruptcy Court approving the ATSB Lenders Settlement Agreement after application of the Quarterly Payments and the Section 9(m) Payment (each as defined in the ATSB Lenders Settlement Agreement).

1.29                           “ATSB Secured Claim Term Sheet” means the term sheet attached as Exhibit 5 to the Disclosure Statement.

1.30                           “ATSB Secured Note” means the Note (as defined in paragraph 2.b. of the ATSB Lenders Settlement Agreement) in the principal amount of the ATSB Secured Claim.

1.31                           “ATSB Super-Priority Claim” means the super-priority administrative expense claim of the ATSB Lenders as provided in Section 9(e) of the Cash Collateral Order.

1.32                           “ATSB Unsecured Claims” means (i) the Deficiency Claim (as defined in the ATSB Lenders Settlement Agreement) which is an Allowed Class 6 Claim held by the ATSB Lenders against ATA in the amount of $30,564,059.75, and (ii) the Legal Expense Reimbursement (as defined in the ATSB Lenders Settlement Agreement), to the extent they are not provided to be paid by the Amended and Restated ATSB Loan Agreement, which are

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Allowed Claims pursuant to the April 20, 2005 order of the Bankruptcy Court approving the ATSB Lenders Settlement Agreement.

1.33                           “Avoidance Claims” means Causes of Action against Persons arising under any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548 through 551 and 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Claims.

1.34                           “Ballot” means each of the ballot forms that are distributed with the Disclosure Statement to holders of Claims who are included in Classes that are Impaired under the Plan and entitled to vote to accept or reject the Plan, and shall include the form letters of direction regarding voting with respect to the 1996/1997 EETC Aircraft Rejection Claim and 2000-1 EETC Aircraft Rejection Claim.

1.35                           “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as in effect on October 26, 2004.

1.36                           “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Indiana.

1.37                           “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

1.38                           “Bar Date Orders” means collectively the orders entered by the Bankruptcy Court on December 21, 2004, and October 21, 2005 establishing the Bar Dates.

1.39                           “Bar Dates” means the deadlines set by the Bankruptcy Court under the Bar Date Orders for filing proofs of claim or interest in the Chapter 11 Cases.

1.40                           “Basic Subscription Rights” has the meaning ascribed to it in Article 7.1 herein.

1.41                           “Benefit Plans” has the meaning ascribed to it in Article 6.4 hereof.

1.42                           “Business Day” means any day, excluding Saturdays, Sundays and “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are generally open for business in Indianapolis, Indiana.

1.43                           “Cargo” means ATA Cargo, Inc., a California corporation, debtor in possession in Case No. 04-19873 pending in the Bankruptcy Court.

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1.44                           “Cash” means legal tender of the United States of America and equivalents thereof.

1.45                           “Cash Collateral Order” means the Second Interim and Final Order Authorizing Debtors’ use of Cash Collateral and Use, Sale and Lease of Other Pre-Petition Collateral, approved by order of the Bankruptcy Court entered December 10, 2004, as it may be amended, modified, supplemented and extended from time to time.

1.46                           “Causes of Action” means any and all actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, rights of offset, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Claims unless otherwise waived or released by the Reorganizing Debtors or Reorganized Companies.

1.47                           “Certificate of U.S. Citizenship” means the certificate substantially in the form attached hereto as Exhibit P certifying that the holder of a General Unsecured Claim is a U.S. Citizen.

1.48                           “Chapter 11 Cases” means the chapter 11 cases of the Reorganizing Debtors pending in the Bankruptcy Court and being jointly administered under Case No. 04-19866, and the phrase “Chapter 11 Case” when used with reference to a particular Reorganizing Debtor shall mean the particular case under chapter 11 of the Bankruptcy Code commenced by such Reorganizing Debtor in the Bankruptcy Court.

1.49                           “Chicago Release Carve Out” means any Cause(s) of Action that the Reorganizing Debtors and/or Reorganized Companies may have or might assert against the City of Chicago (a) that are described as obligations that the City of Chicago owes to ATA in the Amended Term Sheet (the “Amended Midway Term Sheet”) attached as Exhibit 1 to the Order Approving (A) Amended Midway Gate Restructuring Term Sheet And Settlement Agreement To Resolve Objections Thereto, (B) Amended And Restated Codeshare Agreement and (C) Southwest Amendments dated December 12, 2005 (including without limitation the 2003 Overpayment); (b) any obligation of the City of Chicago to ATA or Reorganized ATA under the ATA Midway Lease (as defined in the Amended Midway Term Sheet) or any other lease, contract or agreement assumed by Reorganized ATA or entered into by ATA from and after the Petition Date; (c) any amount owing by the City of Chicago to ATA and assertable as a setoff or basis for recoupment against Claims of the City of Chicago; and (d) any refund or other payment owing to ATA or Reorganized ATA arising from or related to (a), (b) or (c) above.

1.50                           “City Loans” means the loans from the City of Chicago to ATA secured by a letter of credit issued by Southwest as part of the Southwest DIP Facility.

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1.51                           “Claim” means a claim against one of the Reorganizing Debtors (or all or some of them), whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

1.52                           “Claims Agent” means The BMC Group, Inc. which maintains an office at The BMC Group, 1330 E. Franklin Avenue, El Segundo, California 90245, and on the Internet at www.bmccorp.net.

1.53                           “Claims Aggregation Rule” means, after application of the Multiple Claims Rule set forth in Article 1.146, if a Person and such Person’s Affiliates hold more than one General Unsecured Claim, the dollar amount of all such General Unsecured Claims shall be aggregated and treated as the dollar amount of each Claim of such Person and such Person’s Affiliates for purposes of determining whether any General Unsecured Claims of such Person or such Person’s Affiliates is an Unsecured Convenience Class Claim or is eligible for treatment as an Unsecured Convenience Class Claim.

1.54                           “Claims Objection Deadline” means that day which is 120 days after the Effective Date (unless such day is not a Business Day, in which case such deadline shall be the next Business Day thereafter), as the same may be from time to time extended by the Bankruptcy Court, without further notice to parties-in-interest.

1.55                           “Class” means a class of Claims or Interests designated pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code and described in Article III of the Plan.

1.56                           “Confirmation Date” means the date of entry on the Bankruptcy Court’s docket of the Confirmation Order.

1.57                           “Confirmation Hearing” means the hearing before the Bankruptcy Court held to consider confirmation of the Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.58                           “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

1.59                           “Convenience Distribution” means the lesser of (a) one percent (1%) of each Allowed Class 7 Claim or (b) a Pro Rata share with all Allowed Class 7 Claims of $1.5 million.

1.60                           “Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

1.61                           “Cure” means the distribution within the period of time provided in Article 8.3 of the Plan or an order of the Bankruptcy Court of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory

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contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

1.62                           “DIP New Shares” means the New Shares to be issued in discharge of the New DIP Facility Claim which shall be that number of New Shares, not to exceed 7.5 million New Shares, equal to the whole number quotient of (a) the amount of the New DIP Facility Claim as of the Effective Date divided by (b) the Per Share Value.

1.63                           “Disallowed Claim” or “Disallowed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a Bar Date applies but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) is not Scheduled and as to which a Bar Date applies but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

1.64                           “Disbursing Agent” means Reorganized ATA or any Person designated by the Plan Proponents, in their sole discretion, to serve as a disbursing agent under Article 9.3 of the Plan.  With respect to the Old Holdings Unsecured Notes, the Disbursing Agent shall be the Servicer, but the Servicer shall not be responsible for any actions to be taken or matters under or related to Article 7 of the Plan.

1.65                           “Disclosure Statement” means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

1.66                           “Disputed Claim” or “Disputed Interest” means a Claim or any portion thereof, or an Interest or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, nor an Allowed Interest or a Disallowed Interest, as the case may be, and includes, without limitation, Claims or Interests that (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or have been Scheduled as unknown, contingent, unliquidated or disputed, whether or not such Claims or Interests are the subject of a proof of claim or proof of interest in the Bankruptcy Court, (b) are the subject of a proof of claim or interest that differs in nature, amount or priority from the Schedules, or (c) are the subject of an objection filed with the Bankruptcy Court, which has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

1.67                           “Disputed Claim Amount” means (a) if a liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) the liquidated amount set forth in the Proof of Claim relating to the Disputed Claim; (ii) an amount agreed to by the Reorganizing Debtors and the holder of such Disputed Claim; or (iii) if a request for estimation is filed by the Reorganizing

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Debtors or the Disbursing Agent, the amount at which such Claim is estimated by the Bankruptcy Court; (b) if no liquidated amount is set forth in the Proof of Claim relating to a Disputed Claim, (i) an amount agreed to in writing by the Reorganizing Debtors and the holder of such Disputed Claim, (ii) the amount estimated by the Bankruptcy Court with respect to such Disputed Claim or (iii) zero, if neither of (i) or (ii) applies; or (c) if the Claim was listed on the Schedules as unliquidated, contingent or disputed and no Proof of Claim was filed, or deemed to have been filed, by the applicable Bar Date and the Claim has not been resolved by written agreement of the parties or an order of the Bankruptcy Court, zero.

1.68                           “Distribution Date” means the date, selected by the Reorganized Companies occurring as soon as practicable after the Effective Date, upon which distributions to holders of Allowed Claims entitled to receive distributions under the Plan shall commence.

1.69                           “Distribution Record Date(s)” means the date(s), beginning with the date ten (10) Business Days before the Effective Date as of which date the identities of holders of Claims will be established for purposes of distributions under the Plan on the Periodic Distribution Dates.

1.70                           “Distribution Reserve” has the meaning ascribed to it in Article 9.8 b. herein.

1.71                           “Effective Date” means the first Business Day on which all conditions to the consummation of the Plan set forth in Article 12.2 hereof have been either satisfied or waived pursuant to Article 12.3 hereof as determined by the Plan Proponents.

1.72                           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.73                           “Estate(s)” means the bankruptcy estate(s) of the Reorganizing Debtor(s) created pursuant to section 541 of the Bankruptcy Code.

1.74                           “Exchange” has the meaning ascribed to it in Article 6.1 b.

1.75                           “Exchange Act” means the Securities Exchange Act of 1934 as now in effect or hereafter amended.

1.76                           “Execujet” means American Trans Air Execujet, Inc., an Indiana corporation, debtor-in-possession in Case No. 04-19872 pending in the Bankruptcy Court.

1.77                           “Exhibit” means an exhibit annexed or to be annexed to this Plan Exhibits A, L, M, O, P and R (the “Pre-Annexed Exhibits”) are annexed hereto.

1.78                           “Exhibit Filing Date” means the date on which Exhibits to the Plan, other than the Pre-Annexed Exhibits, shall be filed with the Bankruptcy Court, which date shall be no fewer than ten days prior to the Voting Deadline, unless a later date is approved by the Bankruptcy Court.

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1.79                           “Face Amount” means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the holder of a Claim in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

1.80                           “Final Order” means an order or judgment, the operation or effect of which has not been stayed, reversed or amended, and as to which order or judgment (or any revision, modification or amendment thereof), the time to appeal or seek review or rehearing or move for a new trial has expired, and as to which no appeal or petition for review, reargument, rehearing or proceeding for a new trial was timely filed or, if timely filed, remains pending.

1.81                           “Fleet” means Fleet National Bank, as successor-in-interest to Summit Bank.

1.82                           “Fleet Secured Claim A” means the Allowed Class 2 Claim held by Fleet, or its assignee or successor in interest, as successor in interest to Summit Bank, arising from or under that certain $11.5 million variable rate five-year note dated February 17, 2000, issued by Holdings, as successor in interest to American Trans Air, Inc. and allowed pursuant to the Fleet Stipulation as a secured Claim under Bankruptcy Code § 506 against ATA and secured by a lien against that certain Lockheed L-1011-500 aircraft with the tail number N163AT.

1.83                           “Fleet Secured Claim B” means the Allowed Class 3 Claim held by Fleet, or its assignee or successor in interest, as successor in interest to Summit Bank, arising from or under that certain $11.5 million variable rate five-year note dated September 22, 2000, issued by Holdings, as successor in interest to American Trans Air, Inc. and allowed pursuant to the Fleet Stipulation as a secured claim under Bankruptcy Code § 506 against ATA and secured by a lien against that certain Lockheed L-1011-500 aircraft with the tail number N162AT.

1.84                           “Fleet Stipulation” means the Second And Final Stipulation Regarding (A) Payments To Fleet National Bank For Debtors’ Use Of Aircraft Bearing Tail Numbers N162AT And N163AT And (B) Fixing Unsecured Claims filed with the Court and approved by an order entered October 6, 2005.

1.85                           “Fleet Unsecured Deficiency Claim” means the Allowed Class 6 Claim in the amount of $5,000,000 allowed as a General Unsecured Claim against ATA pursuant to the Fleet Stipulation.

1.86                           “General Unsecured Claim” means a Claim against any, some, or all of the Reorganizing Debtors that is not an Administrative Claim, a New DIP Facility Claim, a Southwest DIP Facility Claim, a Priority Tax Claim, an ATSB Secured Claim, a Fleet Secured Claim A, a Fleet Secured Claim B, an Insured Claim, an Other Secured Claim, an Intercompany Claim, or an Other Priority Claim.

1.87                           “Holdings” means ATA Holdings Corp., an Indiana corporation, debtor-in-possession in Case No. 04-19866 pending in the Bankruptcy Court.

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1.88                           “IAMAW” means the International Association of Machinists and Aerospace Workers.

1.89                           “Impaired” refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

1.90                           “Indemnification Rights” means any obligations or rights of one or more of the Reorganizing Debtors or Reorganized Companies to indemnify, reimburse, advance or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to any Reorganizing Debtors’ or Reorganized Companies’ articles of incorporation, bylaws, or policy of providing employee indemnification, or other applicable law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee’s service with, for or on behalf of the Reorganizing Debtors or Reorganized Companies.

1.91                           “Indemnitee” means all present and former directors, officers, employees, agents or representatives of the Reorganizing Debtors or Reorganized Companies who are entitled to assert Indemnification Rights.

1.92                           “Indenture Trustee” means Wells Fargo Bank Northwest, N.A. or its successor as the indenture trustee for the Old Holdings Unsecured Notes.

1.93                           “Indenture Trustee Fees and Expenses” means the reasonable professional fees and reasonable expenses incurred by the Indenture Trustee in connection with these Chapter 11 Cases, including the Indenture Trustee’s service on the Creditors’ Committee, in an amount not to exceed $300,000.

1.94                           “Initially Unsubscribed Rights Offering New Shares” has the meaning ascribed to it in Article 7.1 herein.

1.95                           “Insured Claim” means any Claim to the extent such Claim arises prior to the Petition Date from an incident or occurrence that is covered under any of the Reorganizing Debtors’ insurance policies, but solely to the extent such Claim is covered by such insurance policies.

1.96                           “Intercompany Claim” means a Claim by a Reorganizing Debtor against another Reorganizing Debtor.

1.97                           “Interest” means, with respect to each Reorganizing Debtor, the rights and interests of the holder of any equity security, including options or warrants to purchase equity securities, stock appreciation rights or other rights to purchase or deliver in exchange for equity securities, including preferred stock, options or warrants to purchase or otherwise acquire the same and any Claims arising out of the purchase and sale of any such securities.

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1.98                           “Investment Agreement” means that certain Investment and Purchase Agreement to be entered into by and among the New Investor and the Reorganizing Debtors (substantially in the form attached as Exhibit A to this Plan), as the same may be amended, modified or supplemented from time to time.

1.99                           “Issued New Shares” means the 10,752,688 New Shares to be issued as of the Effective Date by New Holding Company pursuant to this Plan, comprised of the DIP New Shares, New Investor New Shares, Unsecured Creditors New Shares, and Rights Offering New Shares.

1.100                     “Jefferies” means Jefferies & Company, Inc.

1.101                     “Lazard” means Lazard Freres & Co. LLC.

1.102                     “Leisure” means ATA Leisure Corp., an Indiana corporation, debtor-in-possession in Case No. 04-19870 pending in the Bankruptcy Court.

1.103                     “Lien” means a charge against or interest in property to secure payment of a debt or performance of an obligation.

1.104                     “Management Incentive Shares” means the New Shares issuable pursuant to the Management Stock Option Plan.

1.105                     “Management Stock Option Plan” means the Management Stock Option Plan, substantially in the form of Exhibit K.

1.106                     “MatlinPatterson Bid” means the Commitment Letter and attached term sheet executed on November 28, 2005 pursuant to the Court’s order dated November 29, 2005 (Docket No. 3288).

1.107                     “Merger” means the merger of Leisure and Cargo into ATA immediately prior to the Effective Date.

1.108                     “Minority Shareholder Protection Term Sheet” shall mean the term sheet attached as Exhibit R hereto.

1.109                     “New ATA Holdings” means a newly-incorporated, wholly owned subsidiary of New Parent Company organized under the laws of the State of Indiana which will acquire as of the Effective Date and after the Merger all of the common stock of ATA.

1.110                     “New ATSB Loan Obligations” means the obligations to be undertaken by the Reorganized Companies under the Amended and Restated ATSB Loan Documents, including the obligation to pay secured debt in the original principal amount of the ATSB Secured Claim reduced by the amount of all cash payments made or to be made on or before the Effective Date that reduced the amount of such ATSB Secured Claim, including all Quarterly Payments and the

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Section 9(m) Payment and excluding payments to Lazard for the benefit of the ATSB Lenders, all as defined in the ATSB Lenders Settlement Agreement.

1.111                     “New DIP Credit Agreement” means the Secured Superpriority Debtor-In-Possession Credit Agreement, entered into as of [December     , 2005,] among ATA, as borrower, each of the other Reorganizing Debtors, as guarantors, and the New DIP Lender, which was executed by the Reorganizing Debtors in connection with the New DIP Facility, as such agreement may be amended from time to time in accordance with terms thereof.

1.112                     “New DIP Facility” means the debtor-in-possession superpriority secured financing facility provided to the Reorganizing Debtors by the New DIP Lender pursuant to the New DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the New DIP Facility Order.

1.113                     “New DIP Facility Claim” means all Administrative Claims of the New DIP Lender arising under or pursuant to the New DIP Facility including, without limitation, principal and interest on the New DIP Facility, plus all fees and expenses (including professional fees and expenses) arising under the New DIP Facility.

1.114                     “New DIP Facility Order” means the final order that was issued by the Bankruptcy Court from the bench on December 12, 2005 and entered by the Bankruptcy Court on December 14, 2005, authorizing and approving the New DIP Facility and the agreements related thereto.

1.115                     “New DIP Lender(s)” means MatlinPatterson Global Opportunities Partners II, L.P. and/or MatlinPatterson Global Opportunities Partners (Cayman) II, L.P. (and/or one or more funding vehicles they may form and capitalize with one or more related or unrelated co-investors) as the lender(s) under the New DIP Credit Agreement.

1.116                     “New Equity Proceeds” means the cash received by New Holding Company with respect to the sale and issuance of the New Shares under this Plan, including New Shares issued pursuant to the Investment Agreement and the Rights Offering.

1.117                     “New Fleet Note A” and “New Fleet Note B” mean the two non-recourse promissory notes issued by ATA in respect of Fleet Secured Claim A and Fleet Secured Claim B, respectively, each in the principal amount of $1,000,000, with each respective note secured by the collateral and having the terms described in the Fleet Stipulation and substantially in the form attached as Exhibits E and F respectively.

1.118                     “New Holding Company” means a newly-incorporated corporation organized under the laws of the State of Indiana or Delaware that will be, as of the Effective Date, the ultimate parent of the other Reorganized Companies.

1.119                     “New Investor” means MatlinPatterson Global Opportunities Partners II, L.P. and/or MatlinPatterson Global Opportunities Partners (Cayman) II, L.P. (and/or one or more

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funding vehicles they may form and capitalize with one or more related or unrelated co-investors).

1.120                     “New Investor Equity” means an amount equal to the Per Share Value multiplied by the New Investor New Shares issued to the New Investor.

1.121                     “New Investor Exit Facility” means the exit facility committed to by the New Investor which commitment is set forth in the Investment Agreement, and described in the Exit Facility Term Sheet attached as an exhibit to the Investment Agreement to be used to satisfy the Southwest DIP Facility Claim as of the Effective Date.

1.122                     “New Investor Exit Facility Security Agreement” means the security agreement to be executed by the Reorganized Companies as of the Effective Date to secure obligations under the New Investor Exit Facility Secured Note.  The New Investor Exit Facility Security Agreement will grant a security interest to the New Investor in all New Investor Collateral (as defined in the New Investor Exit Facility Security Agreement).  The New Investor Exit Facility Security Agreement will be substantially in the form attached as Exhibit D.

1.123                     “New Investor Exit Facility Secured Note” means a promissory note to be made by Reorganized ATA payable to New Investor and guaranteed by the other Reorganized Companies in the principal amount of $20,000,000.  The New Investor Exit Facility Secured Note will contain all material terms and conditions described in the Exit Facility Term Sheet attached as an exhibit to the Investment Agreement.  The New Investor Exit Facility Secured Note will be substantially in the form attached as Exhibit C.

1.124                     “New Investor Exit Facility Term Sheet” means the term sheet attached as Exhibit 6 to the Disclosure Statement, and attached as an exhibit to the Investment Agreement.

1.125                     “New Investor New Shares” means the New Shares to be issued to the New Investor pursuant to this Plan and the Investment Agreement.  The number of New Investor New Shares shall equal (a) 7,500,000 New Shares minus (b) the number of DIP New Shares issued to the New Investor, plus (c) any Rights Offering New Shares purchased by the New Investor pursuant to Article 7.6 of the Plan.

1.126                     “New Parent Company” means a newly-incorporated corporation organized under the laws of the State of Indiana that will be a wholly owned subsidiary of New Holding Company and that will own one hundred percent (100%) of New ATA Holdings.

1.127                     “New Shares” means the shares of common stock of New Holding Company.

1.128                     “Old Holdings Common Stock” means shares of common stock of Holdings that were authorized, issued and outstanding prior to the Effective Date, and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock.

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1.129                     “Old Holdings Common Stock Interests” means (a) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Old Holdings Common Stock or any other equity securities of Holdings other than the Old Holdings Preferred Stock, (b) Subordinated Securities Claims with respect to the Old Holdings Common Stock and (c) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) Old Holdings Common Stock.

1.130                     “Old Holdings Preferred Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock and all options, warrants or rights, contractual or otherwise, if any, to acquire any such preferred stock.

1.131                     “Old Holdings Preferred Stock Interests” means (a) the legal, equitable contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Old Holdings Preferred Stock, (b) Subordinated Securities Claims with respect to the Old Holdings Preferred Stock, and (c) the legal, equitable, contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) Old Holdings Preferred Stock.

1.132                     “Old Holdings Unsecured Notes” means, collectively, the outstanding 2005 Senior Unsecured Notes, the 2009 Senior Unsecured Notes and the 2010 Senior Unsecured Notes.

1.133                     “Ordinary Course Professional Order” means the Bankruptcy Court’s Amended Order Pursuant to 11 U.S.C. §§ 105(a), 327(e) and 331 Authorizing Retention of Professionals Utilized by the Debtors in the Ordinary Course of Business (Docket No. 714).

1.134                     “Original Warrants” means warrants issued as of the Effective Date by New Holding Company pursuant to the Warrant Agreement to the holders of Allowed Class 6 Claims allowing such holders to purchase their Pro Rata share of Original Warrants Shares for the Per Share Value at any time prior to the fifth anniversary of the Effective Date.

1.135                     “Original Warrants Shares” means the 219,443 New Shares issuable upon exercise of the Original Warrants, subject to adjustment as set forth therein.

1.136                     “Other Priority Claim” means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

1.137                     “Other Secured Claim” means any Secured Claim other than the ATSB Secured Claim, Fleet Secured Claim A or Fleet Secured Claim B.

1.138                     “Per Share Value” means $10.00 which shall be the value of each New Share for purposes of this Plan.

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1.139                     “Periodic Distribution Dates” means (a) the Distribution Date, as to the first distribution made by the Reorganized Companies, and (b) thereafter, (i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.

1.140                     “Person” means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity.

1.141                     “Petition Date” means October 26, 2004, the date on which the Reorganizing Debtors filed their petitions for relief in the Bankruptcy Court commencing the Chapter 11 Cases.

1.142                     “Plan” means this joint chapter 11 plan for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Plan Proponents, including all Exhibits, supplements, amendments, appendices and schedules hereto, either in their present form or as the same may be later filed or further altered, amended or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

1.143                     “Plan Proponents” means, collectively, the Reorganizing Debtors before the Effective Date, the Reorganized Companies after the Effective Date, and MatlinPatterson.

1.144                     “Post-Confirmation Committee” has the meaning ascribed to it in Article 14.3(b) hereof.

1.145                     “Priority Tax Claim” means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

1.146                     “Pro Rata” means, from time to time, unless the Plan specifically provides otherwise, with respect to Classes 6 and 7, the proportion that the Face Amount of a General Unsecured Claim bears to the aggregate Face Amount of all General Unsecured Claims (including Disputed Claims, but excluding Disallowed Claims) in the same Class asserted against any, some, or all of the Reorganizing Debtors or their Estates.  For purposes of determining the Pro Rata share of Convenience Class Distribution, New Shares, Original Warrants, Additional Warrants, distributable to a claimant under Article 4.6 or for participating in the Rights Offering or for voting with respect to multiple Claims that would otherwise be Allowed Claims (“Multiple Claims”) that are asserted against more than one Reorganizing Debtor arising out of the same primary obligation, facts or circumstances (including any circumstance involving one or more guarantees or co-obligations by one or more Reorganizing Debtors of an obligation of another Reorganizing Debtor) only one of such Multiple Claims shall be allowed as a single Allowed Class 6 or Class 7 Claim in the amount of the unsecured claim otherwise allowable against ATA, if ATA is an obligor with respect to one of such Multiple Claims.  If ATA is not an obligor with respect to one of such Multiple Claims, then for purposes

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of calculating a Pro Rata distribution in Class 6 or Class 7, only one of such Multiple Claims shall be allowed as an Allowed Class 6 or Class 7 Claim in the largest amount of any of such Multiple Claims otherwise allowable.  As examples and for purposes of clarifying the foregoing (a) only the ATSB Unsecured Claim, not any Claim held by the ATSB Lenders against any other Reorganizing Debtor who guaranteed or is co-obligated with respect to such ATSB Unsecured Claim, and (b) only the General Unsecured Claims against ATA of the holders of Old Holdings Unsecured Notes, not any Claims by such holders against any other Reorganizing Debtor who guaranteed or is otherwise co-obligated with respect to such Claims against ATA, shall be allowed as Allowed Class 6 or Class 7 Claims for purposes of determining the Pro Rata share of New Shares or the Pro Rata share of $1.5 million maximum Convenience Class Distribution, if applicable, to be distributed with respect to such Claimants’ Allowed Class 6 or Class 7 Claims.  This treatment of “multiple claims” in this Article 1.146 shall be known as the “Multiple Claims Rule”.

1.147                     “Pro Rata Share of Rights Offering New Shares” means with respect to the Basic Subscription Rights of each Qualified Holder the ratio (expressed as a percentage) of such holder’s Rights Participation Claim Amount, as determined as of the Subscription Expiration Date, to $1.1 billion.

1.148                     “Professional” means those Persons retained in the Chapter 11 Cases by separate Bankruptcy Court orders pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include those Persons retained pursuant to the Ordinary Course Professional Order.

1.149                     “Professional Claim” means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred, relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

1.150                     “Professional Fee Orders” means the orders entered by the Bankruptcy Court on December 10, 2004, authorizing the interim payment of Professional Claims.

1.151                     “Qualified Holder(s)” means a Person(s) who (i) holds an Allowed Class 6 Claim or (ii) is listed on Exhibit M in the amount there listed or (iii) obtains an order pursuant to Article 1.163b. and (iv) who qualifies as of the Subscription Commencement Date as an “accredited investor” as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act and (v) who is a U.S. citizen.  Notwithstanding any other restriction (including without limitation Article 7.5) on transferability of a Subscription Right or other provision of this Plan “Qualified Holder(s)” includes one or more Persons, who meet the requirements of (iv) and (v) in the prior sentence, to whom the ATSB, the ATSB Lender Parties, the 1996-1997 EETC Aircraft Creditors (including by and through the indenture trustee for such creditors) and/or the 2000-1 EETC Aircraft Creditors (including by and through the indenture trustee for such creditors) has or have assigned its or their Subscription Rights as a holder or holders of the ATSB Unsecured Claims, 1996-1997 EETC Aircraft Rejection Claim, and/or 2000-1 EETC

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Aircraft Rejection Claims (and the Rights Participation Claim Amounts shown on Exhibit M with respect to such Claims or as otherwise ordered by the Bankruptcy Court) by written assignment provided to the Reorganizing Debtors no later than five Business Days prior to the Subscription Expiration Date.  The right to assign Subscription Rights described in the foregoing sentence for the Persons listed in the foregoing sentence (the “Participation Rights Transfer Parties”) is hereby affirmed.

1.152                     “Reinstated” or “Reinstatement” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the holder of the Claim so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the holder of a Claim to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the holder of a Claim for any damages incurred as a result of any reasonable reliance by such holder of a Claim on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the holder of the Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, “going dark” provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

1.153                     “Release Obligor” has the meaning ascribed to it in Article 11.5 hereof.

1.154                     “Released Parties” means, collectively, (i) all officers of each of the Reorganizing Debtors, all members of the boards of directors of each of the Reorganizing Debtors, and all employees of each of the Reorganizing Debtors, in each case, who are or were serving in such capacities from and after the date of the commencement of the Confirmation Hearing and solely with respect to actions taken or omissions by such Persons in one or more of such capacities with one or more of the Reorganizing Debtors or other facts or circumstances that might otherwise impose liability upon them arising from their serving in such capacities, (ii) the Creditors’ Committee and all members of the Creditors’ Committee in such capacity, (iii) MatlinPatterson, (iv) the New DIP Lender in its capacity as such, (v) Southwest, (vi) the New Investor, (vii) the Reorganizing Debtors, (viii) the 1996-1997 EETC Aircraft Creditors, (ix) the ATSB Lender Parties (solely in such capacity) and BearingPoint, Inc. (formerly KPMG Consulting, Inc.) as Loan Administrator under the ATSB Loan Agreement, (x) the Indenture Trustee, (xi) the City of Chicago (except with respect to the Chicago Release Carve Out), (xii) Wilmington Trust Company, in its capacity as loan trustee, subordination agent, pass through trustee or similar capacity under the Aircraft Equipment finance arrangements concerning the 2000-1 EETC Aircraft and 1996-1997 Aircraft (except with respect to the Wilmington Release Carve Out) and (xiii) except as noted in parentheticals with respect to each of the above-named Persons, such

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Person’s affiliates, principals, employees, agents, officers (but not with respect to Reorganizing Debtors beyond those described in (i)), directors (but not with respect to Reorganizing Debtors beyond those described in (i)), professionals, financial advisors, attorneys and other professionals, in their capacities as such.

1.155                     “Reorganized . . .” means the applicable Reorganizing Debtor from and after the Effective Date.

1.156                     “Reorganized Company” or “Reorganized Companies” means individually each of ATA (as it exists after the Merger of Leisure and Cargo into ATA), Execujet, New Holding Company, New Parent Company and New ATA Holdings and, collectively, all of ATA, Execujet, New Holding Company, New Parent Company and New ATA Holdings from and after the Effective Date.

1.157                     “Restructuring Term Sheet” means the Term Sheet as defined in the 1996-1997 EETC Approval Order.

1.158                     “Retained Actions” means all Causes of Action which any Reorganizing Debtor may hold against any Person (other than Released Parties), including, without limitation, (a) any Causes of Action brought prior to the Confirmation Date, (b) any Causes of Action against any Persons for failure to pay for products or services provided or rendered by the Reorganizing Debtors, (c) any Causes of Action relating to strict enforcement of the Reorganizing Debtors’ intellectual property rights, including patents, copyrights and trademarks, and (d) any Causes of Action seeking the recovery of the Reorganizing Debtors’, the Reorganized Companies’, or Reorganized Holdings’ accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Reorganizing Debtors’, the Reorganized Companies’ or Reorganized Holdings’ businesses.  A nonexclusive list of Retained Actions is attached hereto as Exhibit I.

1.159                     “Rights Offering Claim Amount List” means the Claim Amounts listed on Exhibit M with respect to the claimants’ Rights Participation Claim Amount for purposes of Article VII of the Plan.  Such claimants will be allowed to participate in the amounts listed on Exhibit M or such higher amounts as otherwise ordered by the Bankruptcy Court notwithstanding any subsequent allowance, disallowance, reclassification, or modification of the amount of such claimants’ Allowed Claims.

1.160                     “Rights Offering” means the offering of Subscription  Rights to Qualified Holders to subscribe for Rights Offering New Shares, as described in Article VII.

1.161                     “Rights Offering Consideration” means an amount equal to the Per Share Value multiplied by the number of Rights Offering New Shares issued to Qualified Holders in respect of Subscription Rights.

1.162                     “Rights Offering New Shares” means the 2,500,000 New Shares issued pursuant to the Rights Offering.

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1.163                     “Rights Participation Claim Amount” means:

a.                                       if an Allowed Class 6 Claim, the amount of such Allowed Class 6 Claim;

b.                                      if a Claim is on the Rights Offering Claim Amount List, the amount, if any, of such Claim set forth thereon in the column entitled “Rights Offering Claim Amount”, unless the holder of such Claim has obtained an order of the Bankruptcy Court on motion or by stipulation at least five (5) days prior to the Subscription Expiration Date, otherwise determining the amount of the Claim for purposes of the Rights Offering; and

c.                                       other than in the circumstances described in (a) or (b) above, the Rights Participation Claim Amount shall be zero.

Notwithstanding anything contained herein to the contrary, under no circumstances shall any holder of a General Unsecured Claim that was not timely filed or deemed timely filed have any Rights Participation Claim Amount, unless such General Unsecured Claim is otherwise an Allowed Claim pursuant to the terms of this Plan.

1.164                     “Scheduled” means, with respect to any Claim or Interest, the status, priority and amount, if any, of such Claim or Interest as set forth in the Schedules.

1.165                     “Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Reorganizing Debtors, as such schedules or statements have been or may be further modified, amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

1.166                     “Secured Claim” means a Claim that is secured by a security interest in or a Lien on property in which a Reorganizing Debtor’s Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claim holder’s interest in the applicable Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) (and if applicable section 1129(b))of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Reorganizing Debtors and the holder of the Claim.

1.167                     “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77c-77aa, as now in effect or hereafter amended.

1.168                     “Security” shall have the meaning ascribed to it in section 101(49) of the Bankruptcy Code.

1.169                     “Servicer” has the meaning ascribed to it in Article 6.10 hereof.

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1.170                     “Solicitation Procedures Order” means the order of the Bankruptcy Court, approved on December 14, 2005 that sets forth the procedures for the solicitation of votes to accept or reject the Plan.

1.171                     “Southwest” means Southwest Airlines Co., a Texas corporation.

1.172                     “Southwest Bid” means the December 15, 2004 “Bid Proposal to Purchase Assets from, Provide a DIP Facility and Exit Facility to, and Codeshare with, ATA Holdings Corp.” agreed to and accepted by Holdings as of December 22, 2004 and approved by an order of the Bankruptcy Court dated December 22, 2004, as amended and modified from time to time.

1.173                     “Southwest Codeshare Agreement” means the Southwest ATA Codeshare Agreement made as of December 22, 2004 by and between Southwest and ATA as amended and restated by the Amended and Restated Southwest Codeshare Agreement dated as of December [6], 2005 or as thereafter amended or modified from time to time.

1.174                     “Southwest DIP Credit Agreement” means that certain Secured Debtor-in-Possession Credit and Security Agreement, as amended from time to time, entered into as of December 22, 2004 between Debtors and Southwest.

1.175                     “Southwest DIP Facility” means the debtor-in-possession secured financing facility provided to the Debtors by Southwest pursuant to the Southwest DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the Southwest DIP Facility Order.

1.176                     “Southwest DIP Facility Claim” means all Secured and Administrative Claims of Southwest arising under or pursuant to the Southwest DIP Facility including, without limitation, principal and interest on the Southwest DIP Facility, plus all fees and expenses (including professional fees and expenses) arising under the Southwest DIP Facility, as it may have been reduced or otherwise satisfied.

1.177                     “Southwest DIP Facility Order” means, collectively, the interim order that was approved by the Bankruptcy Court from the bench on December 21, 2004 and entered by the Bankruptcy Court on December 21, 2004, and the final order that was approved by the Bankruptcy Court from the bench on January 10, 2005 and entered by the Bankruptcy Court on January 10, 2005, authorizing and approving the Southwest DIP Facility and the agreements related thereto.

1.178                     “Subordinated Securities Claim” means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, and any Claim for or that arises from the rescission of a purchase, sale, issuance or offer of a Security of Holdings, or for damages arising from the purchase or sale of such a Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

1.179                     “Subscription Commencement Date” means December 21, 2005, subject to the Reorganizing Debtors’ right to delay the Subscription Commencement Date upon the consent of

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the Plan Proponents and the Creditors’ Committee, provided, however, that the Subscription Commencement Date shall be not less than twenty (20) days prior to the Subscription Expiration Date.

1.180                     “Subscription Documents” shall have the meaning ascribed to it in Article 7.4 hereof.

1.181                     “Subscription Expiration Date” means January 23, 2006, subject to the Reorganizing Debtors’ right to extend the Subscription Expiration Date upon the consent of the Plan Proponents and Creditors’ Committee, and which shall be the final date by which a Qualified Holder may elect to subscribe to Rights Offering New Shares in the Rights Offering.

1.182                     “Subscription Form” means the form to be used by a Qualified Holder of Subscription Rights to exercise such Subscription Rights, in substantially the form attached as Exhibit L.

1.183                     “Subscription Purchase Price” means, with respect to any Qualified Holder, the amount equal to the Per Share Value multiplied by the number of shares of Rights Offering New Shares for which such Qualified Holder subscribes pursuant to Article VII.

1.184                     “Subscription Rights” means the non-transferable, non-certificated rights, which include both the Basic Subscription Rights and the Supplemental Subscription Rights, offered to Qualified Holders to subscribe, for the Rights Offering New Shares pursuant to the Rights Offering at the Per Share Value.  Upon exercise and payment, a holder of each Subscription Right will receive the number of Rights Offering New Shares to which such holder is entitled under the Rights Offering.

1.185                     “Subsidiary Common Stock” means, with respect to each Subsidiary Debtor, shares of common stock of such Subsidiary Debtor that were authorized, issued and outstanding prior to the Effective Date.

1.186                     “Subsidiary Debtor(s)” means ATA, Leisure, Execujet, and Cargo.

1.187                     “Subsidiary Interests” means the Old Subsidiary Common Stock.

1.188                     “Supplemental Subscription Rights” has the meaning ascribed to it in Article 7.1 herein.

1.189                     “TWU” means the Transport Workers Union.

1.190                     “Unimpaired” refers to any Claim or Interest which is not Impaired.

1.191                     “Unsecured Convenience Class Claim” means (a) a General Unsecured Claim that is equal to or less than $1,000,000 (after application of the Claims Aggregation Rule), or (b) a General  Unsecured Claim (after application of the Claims Aggregation Rule) in an amount more

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than $1,000,000 but not more than $2,000,000 which the holder thereof, pursuant to such holder’s Ballot or such other election accepted by the Reorganizing Debtors, elects to reduce to the amount of $1,000,000 and to be treated as an Unsecured Convenience Class Claim, provided, however, that an Unsecured Convenience Class Claim does not include the ALPA Claim, or the 1996-1997 EETC Aircraft Rejection Claim, or the Claims of holders under the 2000-1 EETC Aircraft Financing.

1.192                     “Unsecured Creditors New Shares” means the 752,688 New Shares to be issued to the holders of Allowed Class 6 Claims pursuant to this Plan without regard to the Rights Offering, the Original Warrants and the Additional Warrants.

1.193                     “Voting Deadline” means 4:00 p.m. on January 20, 2006 (Eastern Standard time).

1.194                     “Voting Record Date” means December 12, 2005 the record date for voting on the Plan as established by the Solicitation Procedures Order.

1.195                     “Warrant Agent” means the warrant agent set forth in the Warrant Agreement.

1.196                     “Warrant Agreement” means the Warrant Agreement which will be entered into between the Warrant Agent and New Holding Company substantially on the terms set forth in the Warrant Term Sheet.

1.197                     “Warrant Term Sheet” means the term sheet attached as Exhibit Q, pursuant to which the Original Warrants and the Additional Warrants are issuable.

1.198                     “Wilmington Release Carve Out” means (a) any Claim that the Reorganizing Debtors and/or Reorganized Companies may have or might assert as a set off or recoupment against the 2000-1 EETC Aircraft Rejection Claim or 1996-1997 EETC Aircraft Rejection Claim or (b) any obligation of the 1996-1997 EETC Aircraft Creditors under the Restructuring Term Sheet (or any lease or document executed pursuant thereto) or related documents.

1.199                     “503 Deadline” shall have the meaning ascribed to it in Article 10.3 hereof.

1.200                     “1113 Compromise” means the compromise between ATA and ALPA regarding the Motion To Reject Collective Bargaining Agreement Pursuant To 11 U.S.C. § 1113 approved by the order of the Bankruptcy Court dated October 12, 2005.

1.201                     “1996-1997 EETC Aircraft” means the five Boeing 757-200ER aircraft described in Exhibit 1 to the 1996-1997 EETC Approval Order.

1.202                     “1996-1997 EETC Aircraft Creditors” means the Aircraft Creditors as defined in the 1996-1997 EETC Approval Order.

1.203                     “1996-1997 EETC Aircraft Rejection Claim” means the claim of the 1996-1997 EETC Aircraft Creditors on account of the rejection of the leases for the 1996-1997 EETC

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Aircraft.  Participation in the Rights Offering will be permitted with respect to the 1996-1997 EETC Aircraft Rejection Claim in the amounts set forth on Exhibit M.

1.204                     “1996-1997 EETC Approval Order” means the Order Authorizing and Approving Entry into a Restructuring Term Sheet, Amendment to Adequate Protection Stipulation (1996 and 1997 (EETCS), and Related Relief entered on March 21, 2005, and any subsequent orders approving any amendments or supplements to the relief granted, the underlying Restructuring Term Sheet and/or the Adequate Protection Stipulation.

1.205                     “2000-1 EETC Aircraft” means the seven Boeing 757-200ER aircraft (including engines) described with the following aircraft registration nos.: N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, and N528AT.

1.206                     “2000-1 EETC Aircraft Creditors” means Wilmington Trust Company, not in its individual capacity except as expressly provided in the documents relating to the aircraft financing arrangements, but solely as Loan Trustee under each Trust Indenture and Mortgage included in the 2000-1 EETC Documents, Subordination Agent under each of the Intercreditor Agreements included in the 2000-1 EETC Documents, and Trustee under each of the Pass Through Trust Agreements included in the 2000-1 EETC Documents.

1.207                     “2000-1 EETC Aircraft Rejection Claim” means the claim of the 2000-1 EETC Aircraft Creditors on account of the rejection of the leases for the 2000-1 EETC Aircraft.  Participation in the Rights Offering will be permitted with respect to the 2000-1 EETC Aircraft Rejection Claim in the amounts set forth on Exhibit M.

“2005 Senior Unsecured Notes” means the 9 5/8% Senior Notes of Holdings due in December 2005 issued and outstanding under the Indenture, dated as of December 11, 1998, by and among Amtran, Inc. (n/k/a ATA Holdings Corp.), as issuer, American Trans Air, Inc. (n/k/a ATA Airlines, Inc.), Ambassadair Travel Club, Inc., ATA Vacations, Inc. (n/k/a ATA Leisure Corp.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air Execujet, Inc. and Amber Air Freight Corporation (n/k/a ATA Cargo, Inc.), as guarantors, and First Security Bank, N.A., as trustee, as supplemented.

1.208                     “2009 Senior Unsecured Notes” means those certain Senior Notes of Holdings due 2009 issued and outstanding under the Indenture, dated as of January 30, 2004, among ATA Holdings Corp. (f/k/a Amtran, Inc.), as issuer, ATA Airlines, Inc. (f/k/a American Trans Air, Inc.), Ambassadair Travel Club, Inc., ATA Leisure Corp. (f/k/a ATA Vacations, Inc.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air Execujet, Inc., ATA Cargo, Inc. (f/k/a Amber Air Freight Corporation), and Chicago Express Airlines, Inc., as guarantors and Wells Fargo Bank Northwest, National Association, as trustee.

1.209                     “2010 Senior Unsecured Notes” means those certain Senior Notes of Holdings due 2010 issued and outstanding under the Indenture, dated as of January 30, 2004, among ATA Holdings Corp. (f/k/a Amtran, Inc.), as issuer, ATA Airlines, Inc. (f/k/a American Trans Air,

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Inc.), Ambassadair Travel Club, Inc., ATA Leisure Corp. (f/k/a ATA Vacations, Inc.), Amber Travel, Inc., American Trans Air Training Corporation, American Trans Air Execujet, Inc., ATA Cargo, Inc. (f/k/a Amber Air Freight Corporation), and Chicago Express Airlines, Inc., as guarantors, and Wells Fargo Bank Northwest, National Association, as trustee.

C.                                    Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein:  (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (d) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (e) any reference to a Person as a holder of a Claim or Interest includes that Person’s successors and assigns; (f) all references in this Plan to Articles and Exhibits are references to Articles and Exhibits of or to this Plan; (g) the words “herein,” “hereof,” “hereunder” and “hereto” unless limited by further reference refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) subject to the provisions of any contract, articles of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Plan Proponents, the Creditors’ Committee, Southwest, the New DIP Lender, ATSB Lenders, the New Investor and certain other creditors and constituencies.  Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, and the documents ancillary thereto.  Accordingly, the general rule of contract construction known as “contra preferentem” shall not apply to the construction or interpretation of any provision of this Plan, the Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

D.                                    Computation of Time

In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.  A period described as a number of “days” (as opposed to “Business Days”) means calendar days.

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E.                                      References to Monetary Figures

All references in the Plan to monetary figures shall refer to United States of America currency, unless otherwise expressly provided.

F.                                      Exhibits

All Exhibits are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date.  After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to The BMC Group, Inc. (“BMC”), claims and voting agent to the Reorganizing Debtors or by downloading such exhibits from BMC’s website (www.bmccorp.net/ata) or the Court’s website (www.insb.uscourts.gov).  To the extent any Exhibit is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-Exhibit portion of the Plan shall control.

ARTICLE II

UNCLASSIFIED CLAIMS

2.1                                 Administrative Claims.  Except as expressly provided in Articles 2.2 through 2.3 below, Administrative Claims shall be paid in full in Cash as soon as practicable after the Effective Date of the Plan.  Subject to the provisions of Article X of this Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between the Reorganizing Debtors or the Reorganized Companies and the holder of such Administrative Claim, each holder of an Allowed Administrative Claim in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which one or more of the Plan Proponents and the holder of such Claim shall have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by the Reorganizing Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business by the Reorganizing Debtors or the Reorganized Companies in accordance with the terms and conditions of any agreements relating thereto.

2.2                                 Southwest DIP Facility Claim.  On the Effective Date, Southwest, as the holder of the Southwest DIP Facility Claim shall receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Southwest DIP Facility Claim Cash equal to the unpaid balance of such Allowed Southwest DIP Facility Claim.

2.3                                 New DIP Facility Claims.  As of the Effective Date, the remaining obligations of the Debtors under the New DIP Facility shall be satisfied in full by issuance of the DIP New

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Shares pursuant to Article 6.1 b.vi.  Upon compliance with the foregoing, all liens and security interests granted to secure the New DIP Facility Claim shall be satisfied, cancelled and shall be of no further force or effect.

2.4                                 Priority Tax Claims.  At the sole option of the Plan Proponents, each holder of an Allowed Priority Tax Claim shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (b) such other treatment agreed to by the holder of an Allowed Priority Tax Claim and the Plan Proponents, provided such treatment is on more favorable terms to the Plan Proponents than the treatment set forth in clause (a) hereof, or (c) payment in full in Cash.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1                                 Introduction.

a.                                       Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Reorganizing Debtors.  A Claim or Interest is placed in a particular Class for purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise satisfied prior to the Effective Date.  In accordance with section 1123(a)(1) of the Bankruptcy Code, Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II above.

b.                                      The classification of Claims and Interests for purposes of the distributions to be made under the Plan shall be governed solely by the terms of the Plan.  The classifications set forth on the Ballots tendered to or returned by holders of Claims and Interests in connection with voting on the Plan: (a) are set forth on the Ballots solely for purposes of voting to accept or reject the Plan; (b) do not necessarily represent, and in no event shall be deemed to modify or otherwise affect, the actual classification of such Claims under the Plan for distribution purposes; (c) may not be relied upon by any holder of a Claim or Interest as representing the actual classification of such Claims or Interests under the Plan for distribution purposes; and (d) shall not be binding on the Reorganizing Debtors or the Reorganized Companies.

3.2                                 Classification of Claims Against and Interests in the Reorganizing Debtors.

a.                                       Class 1:  ATSB Secured and ATSB Super-Priority Claim

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Class 1 consists of the ATSB Secured Claim and ATSB Super-Priority Claim.

b.                                      Class 2:  Fleet Secured Claim A

Class 2 consists of the Fleet Secured Claim A.

c.                                       Class 3: Fleet Secured Claim B

Class 3 consists of the Fleet Secured Claim B.

d.                                      Class 4:  Other Secured Claims

Class 4 consists of subclasses, if any, for each of the Other Secured Claims against any of the Reorganizing Debtors, if any.  Each subclass is deemed to be a separate Class for all purposes under the Bankruptcy Code.

e.                                       Class 5: Other Priority Claims

Class 5 consists of all Other Priority Claims, if any, against any, some or all of the Reorganizing Debtors.

f.                                         Class 6:  General Unsecured Claims

Class 6 consists of all General Unsecured Claims.

g.                                      Class 7:  Unsecured Convenience Class Claims

Class 7 consists of all Unsecured Convenience Class Claims.

h.                                      Class 8:  Old Holdings Preferred Stock Interests

Class 8 consists of all Old Holdings Preferred Stock Interests.

i.                                          Class 9:  Old Holdings Common Stock Interests

Class 9 consists of all Old Holdings Common Stock Interests.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS

4.1                                 Class 1 - ATSB Secured Claim and ATSB Super-Priority Claim.  ATA shall (i) on or before the earlier of (a) December 31, 2005 and (b) the Effective Date pay in Cash, in full, to the ATSB Agent for the benefit of the ATSB Lenders the Section 9(m) Payment (as defined in the ATSB Lenders Settlement Agreement) in the amount of $4,500,000 and (ii) on the Effective

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Date pay in Cash, in full, to the ATSB Agent any outstanding unpaid Quarterly Payments (as defined in the ATSB Lenders Settlement Agreement), or the pro rata portion thereof, and together with the other Reorganized Companies execute and deliver to the ATSB Agent for the benefit of the ATSB Lenders the Amended and Restated ATSB Loan Documents in full satisfaction, settlement, release and discharge of and in exchange for the ATSB Secured Claim and ATSB Super-Priority Claim.  The Amended and Restated ATSB Loan Documents shall govern the terms and conditions of the New ATSB Loan Obligations, and shall contain such terms and conditions as are mutually agreeable to the ATSB Lenders and Reorganized ATA.  In addition, this Plan expressly incorporates the terms and conditions of the ATSB Lenders Settlement Agreement, and no provision of this Plan is intended to be, or shall be deemed to be, inconsistent with the ATSB Lenders Settlement Agreement.  On the Effective Date, the ATSB Secured Claim will be satisfied by the execution and delivery of the Amended and Restated ATSB Loan Documents.  The New ATSB Loan Obligations will include interest payable at a non-default rate of three month LIBOR plus (a) 8% per annum with a 1% prepayment penalty or (b) 9% per annum but without prepayment penalty for prepayment during the six months from and after the Effective Date.  The Amended and Restated ATSB Loan Agreement will provide for amortization of the principal obligations and will include other terms as provided under the ATSB Secured Claim Term Sheet which is attached as Exhibit 5 to this Disclosure Statement.

4.2                                 Class 2 - Fleet Secured Claim A.  As soon as practicable after the Effective Date, at the election of the Plan Proponents, in full satisfaction, settlement, release and discharge of and in exchange for such Fleet Secured Claim A, holders of the Allowed Fleet Secured Claim A shall receive or retain the New Fleet Note A secured by the security interest provided for under the Fleet Stipulation.

4.3                                 Class 3 - Fleet Secured Claim B.  As soon as practicable after the Effective Date, at the election of the Plan Proponents, in full satisfaction, settlement, release and discharge of and in exchange for such Fleet Secured Claim B, holders of the Allowed Fleet Secured Claim B shall receive or retain the New Fleet Note B secured by the security interest provided for under the Fleet Stipulation.

4.4                                 Class 4 - Other Secured Claims.  As soon as practicable after the Effective Date, at the election of the Reorganizing Debtors, either (a) the Allowed Other Secured Claim shall be Reinstated or (b) the holder of an Allowed Other Secured Claim shall receive, in full satisfaction, settlement, release and discharge of and in exchange for such Other Secured Claim, either (1) the property of the Estates that constitutes collateral for such Allowed Other Secured Claim; or (2) such other treatment as to which the Reorganizing Debtors or the Reorganized Companies and the holder of such Allowed Other Secured Claim have agreed upon in writing.  The Reorganizing Debtors’ or the Reorganized Companies’ failure to object to such Other Secured Claims in their Chapter 11 Cases shall be without prejudice to the Reorganized Companies’ right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of the Reorganized Companies) when and if such Claims are sought to be enforced by the holder of an Other Secured Claim.  However, Other Secured Claims timely filed by the United States shall be deemed allowed unless the Reorganizing Debtors or

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Reorganized Companies object thereto.  If no objections are filed to such an Other Secured Claim filed by the United States by the Claims Objection Deadline, any such Other Secured Claim is allowed and no final order allowing such Claim is needed.

4.5                                 Class 5 - Other Priority Claims.  Other Priority Claims against the Reorganizing Debtors shall be Unimpaired under the Plan.  Except as otherwise provided in and subject to Article 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between the Reorganizing Debtors or Reorganized Companies and the holder of such other Priority Claim, the Disbursing Agent shall deliver to the holder of an Allowed Other Priority Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Other Priority Claim, (a) Cash equal to the amount of such Allowed Other Priority Claim or (b) such other treatment as to which the Reorganizing Debtors or Reorganized Companies and the holder of such Claim shall have agreed in writing.

4.6                                 Class 6 - General Unsecured Claims.  Except as otherwise provided in the Plan and subject to Articles 6.10 and 9.3 below, on the first Periodic Distribution Date occurring after the date a General Unsecured Claim becomes an Allowed Class 6 Claim, the Disbursing Agent shall distribute to the holder of such Allowed Class 6 Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such General Unsecured Claim, a Pro Rata share of (i) the Unsecured Creditors New Shares, (ii) the Original Warrants and, (iii) if issuable, the Additional Warrants to be issued pursuant to this Plan.

4.7                                 Class 7 - General Unsecured Claims-Convenience Class.  Except as otherwise provided in Article 9.8 below, on the first Periodic Distribution Date occurring after the date an Unsecured Convenience Class Claim becomes an Allowed Unsecured  Convenience Class Claim, the Disbursing Agent shall deliver to the holder of such Allowed Unsecured Convenience Class Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Unsecured Convenience Class Claim, a Convenience Distribution.

4.8                                 Class 8 - Old Holdings Preferred Stock Interests.  Holders of Old Holdings Preferred Stock Interests shall not receive or retain any property under the Plan on account of such Interests.  On the Effective Date, all of the Old Holdings Preferred Stock Interests shall be deemed cancelled and extinguished.

4.9                                 Class 9 - Old Holdings Common Stock Interests.  Holders of Old Holdings Common Stock Interests shall not receive or retain any property under the Plan on account of such Interests.  On the Effective Date, all of the Old Holdings Common Stock Interests shall be deemed cancelled and extinguished.

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ARTICLE V

ACCEPTANCE OR REJECTION OF THE PLAN;
EFFECT OF REJECTION BY ONE OR MORE
IMPAIRED CLASSES OF CLAIMS OR INTERESTS

5.1                                 Impaired Classes of Claims and Interests Entitled to Vote.  Except as otherwise provided in Articles 5.3 and 5.4 of the Plan, holders of Allowed Claims or Interests in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

5.2                                 Acceptance by an Impaired Class.  Pursuant to section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the holders of at least two-thirds (2/3) in dollar amount and more than one-half (½) in number of the Allowed Claims of such Class actually voting on the Plan have voted to accept the Plan.

5.3                                 Presumed Acceptances by Unimpaired Classes.  Claims in Class 5 and Reinstated Claims, if any, in any Class 4 subclass are Unimpaired by the Plan.  Pursuant to section 1126(f) of the Bankruptcy Code and/or the Solicitation Procedures Order, holders of Claims in Class 5 and holders of Claims in Class 4 that are Reinstated are conclusively presumed to have accepted the Plan, and the votes of such holders of such Other Secured Claims will not be solicited.

5.4                                 Classes Deemed to Reject Plan.  Holders of Interests in Classes 8 and 9 are not entitled to receive or retain any property under the Plan.  Pursuant to section 1126(g) of the Bankruptcy Code, holders of Class 8 and Class 9 Interests are deemed to reject the Plan and the votes of holders of such Interests will not be solicited.

5.5                                 Election to Class 7 Unsecured Convenience Class Claims.  Election by the holder of a General Unsecured Claim held in an amount more than $1,000,000 but not more than $2,000,000 (after applying the Claims Aggregation Rule, see Article 1.53) to be treated under the Plan as Class 7 Unsecured Convenience Class Claim is deemed an acceptance of the Plan.

5.6                                 Summary of Classes Voting on the Plan.  As a result of the provisions of Articles 5.3 and 5.4 of this Plan, and except as provided in Article 5.5 and the first sentence of Article 5.3, the votes of holders of Claims in Classes 1, 2, 3, 4, 6, and 7 will be solicited with respect to this Plan.

5.7                                 Presumed Acceptances by Classes Entitled to Vote with No Voting Holders.  Should no Holder of an Allowed Claim, from a Class of Claims entitled to vote, vote to accept or reject the Plan, such Class will be deemed to accept the Plan.

5.8                                 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code.  To the extent that any Impaired Class entitled to vote rejects the Plan or is deemed to have rejected the Plan, the Plan Proponents will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

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ARTICLE VI

MEANS FOR IMPLEMENTATION OF THE PLAN

6.1                                 New Holding Company Formation and Exchange.

a.                                       On or prior to the Effective Date, the Plan Proponents shall cause the following transactions to occur in the following order:

New Holding Company will be incorporated.

New Holding Company will cause New Parent Company to be incorporated as a wholly owned subsidiary of New Holding Company.

New Parent Company will cause New ATA Holdings to be incorporated as a wholly owned subsidiary of New Parent Company.

b.                                                                                      On the Effective Date and immediately following the satisfaction, discharge and release of Claims as provided in Section 11.2 the following transactions will occur in the following order:

(i)                                     New Holding Company will issue the New Investor New Shares to the New Investor in exchange for the New Investor Equity.

(ii)                                  New Holding Company will contribute the Rights Offering New Shares subscribed to by Qualified Holders, the Unsecured Creditors New Shares, the Original Warrants, the Additional Warrants (if issuable), the DIP New Shares and the New Investor Equity to the New Parent Company.

(iii)                               New Parent Company will contribute the Rights Offering New Shares subscribed to by Qualified Holders, the Unsecured Creditors New Shares, the Original Warrants, the Additional Warrants (if issuable), the DIP New Shares and the New Investor Equity to New ATA Holdings.

(iv)                              New ATA Holdings will transfer the Unsecured Creditors New Shares, the Original Warrants, Additional Warrants (if issuable) and Cash in an amount sufficient to satisfy the Convenience Distribution, to Holdings in exchange for 100% of the outstanding shares of common stock of ATA and Execujet held by Holdings (the “Exchange”).  Without further action by Holdings, (A) the Unsecured Creditors New Shares, the Original Warrants, and the Additional Warrants (if issuable) shall be distributed to the holders of Allowed Class 6 Claims and (B) the Convenience Distribution shall be made to the holders of Allowed Class 7 Claims, in each case in accordance with this Plan.

(v)                                 New ATA Holdings will contribute to ATA (A) the DIP New Shares, and (B) the New Investor Equity less the Convenience Distribution.

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(vi)                              ATA will deliver the DIP New Shares to the New DIP Lender in discharge of the New DIP Facility Claim.

(vii)                           New ATA Holdings will transfer Rights Offering New Shares to Qualified Holders exercising their Subscription Rights in exchange for the Subscription Purchase Price in accordance with the Rights Offering described in Article VII of this Plan.

c.                                       On or before the Distribution Date, New Holding Company will issue certificates for, or make appropriate book entries in its stock transfer records to evidence ownership of, the Unsecured Creditors New Shares as instructed by Holdings.

d.                                      After the Effective Date, Holdings and New ATA Holdings shall make an election pursuant to section 338(h)(10) of the Internal Revenue Code of 1986 and under any applicable similar provisions of state or local law with respect to the Exchange, to treat the Exchange as a sale of ATA’s and Execujet’s assets.

e.                                       Thereafter, (i) Reorganized Holdings shall file a Form 15 with the Securities and Exchange Commission to deregister its equity securities under the Exchange Act, and (ii) Reorganized Holdings shall be dissolved pursuant to the Indiana Business Corporation Law, and any assets of Holdings available for distribution after the payment of all then existing creditors, other than those assets which the New Investor determines to reject, shall be transferred to New ATA Holdings.  New Holding Company will not be a successor to Reorganized Holdings (including without limitation a successor registrant under the Exchange Act) and accordingly will not have any successor liability with respect to Reorganized Holdings’ acts or omissions (including without limitation any filings made or required to be made by it under the Exchange Act).

6.2                                 Continued Corporate Existence.  Each of Reorganized Holdings (until its dissolution pursuant to Section 6.1(e) above) and the Reorganized Companies will continue to exist after the Effective Date each as a separate corporate entity, with all the powers of a corporation under the applicable laws of Indiana or Delaware and pursuant to their respective articles of incorporation and bylaws in effect prior to the Effective Date, except to the extent such articles of incorporation and bylaws are amended pursuant to the terms of such documents.

6.3                                 Directors and Officers of the Reorganized Companies and Holdings.

a.                                       Except as otherwise provided by written notice filed by the Plan Proponents with the Bankruptcy Court on a date that is not less than seven (7) Business Days prior to the Voting Deadline, the senior officers of New Holding Company and ATA as of the Effective Date will be those Persons currently serving as the senior officers of Holdings and ATA respectively.

b.                                      On the Effective Date, the term of the current members of the board of directors of each of the Reorganizing Debtors will expire. The initial board of directors of the New Holding Company shall consist of seven (7) members.  The New Investor will have the

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right to appoint five (5) of such members, the Creditors’ Committee may appoint one (1) member, who must be acceptable to the New Investor and after consultation with those Qualified Holders who have subscribed for a majority of the Rights Offering New Shares, and the seventh member shall be the Chief Executive Officer of ATA.  Subsequent boards of directors of New Holding Company will consist of the Chief Executive Officer of ATA and six (6) members appointed by the New Investor, subject to the terms of the Minority Shareholder Protection Term Sheet.  The initial board of directors of each of the other Reorganized Companies will consist of such directors selected as provided in the Investment Agreement.  The Plan Proponents will file with the Bankruptcy Court written notice of the identities of the proposed directors for the Reorganized Companies not less than one (1) Business Day prior to the Confirmation Hearing.

c.                                       On the Effective Date, the articles of incorporation of Holdings shall be amended to reduce the size of its board of directors to one director and Brian Hunt, Holdings’ Vice President, General Counsel and Secretary, is hereby designated as the sole director of Holdings from and after the Effective Date.

6.4                                 Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs.  Subject to (i) Article 8.4, 8.7, and 8.8 hereof and (ii) where applicable, approval before the Effective Date by ALPA, AFA, TWU and IAMAW, each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and other benefit arrangements not subject to ERISA (together, “Benefit Plans”) sponsored by the Reorganizing Debtors shall remain in place, terminate as of the Effective Date, or terminate as of such date not later than 180 days after the Effective Date, as determined by ATA with respect to each such Benefit Plan.  Thereafter, each director, officer and employee then employed by the Reorganized Companies shall participate in those Benefit Plans sponsored by the Reorganized Companies and available to directors, officers and employees of ATA and Holdings.

6.5                                 Articles of Incorporation.  The articles of incorporation of the Reorganized Companies (other than New Holding Company) will be amended as may be required in order that they are consistent with the provisions of the Investment Agreement, the Plan and the Bankruptcy Code and will be reasonably satisfactory to the New Investor, the ATSB Lender Parties and the Creditors’ Committee.

6.6                                 Corporate Action.  Each of the matters provided for under the Plan involving the corporate structure of the Reorganized Debtors or corporate action to be taken by or required of the Reorganizing Debtors will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Reorganizing Debtors.

6.7                                 Management Stock Option Plan and ALPA Stock Option Plan.  On the Effective Date, the Management Stock Option Plan and ALPA Stock Option Plan shall become effective.  The Management Incentive Shares and ALPA Option Shares shall be reserved for issuance under the Management Stock Option Plan and ALPA Stock Option Plan.  The solicitation of votes on

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the Plan shall be deemed to be a solicitation for approval of the Management Stock Option Plan and ALPA Stock Option Plan by Persons who will be entitled to receive and hold New Shares as of the Effective Date.

6.8                                 Preservation of Causes of Action.  In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions and all other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code.  The Reorganizing Debtors or the Reorganized Companies will determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action.  The Reorganized Companies or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Companies or any successors holding such rights of action.  A nonexclusive list of the Retained Actions will be filed as Exhibit I hereto on or before the Exhibit Filing Date.

6.9                                 Other Assumed Obligations.  Except as otherwise limited or proscribed in this Plan, all obligations imposed on the Reorganizing Debtors by an order of the Bankruptcy Court approving any agreements or stipulations entered into during the Chapter 11 Cases that are not fully performed by the Effective Date or have not been rejected or terminated or have not expired by their own terms and are not subject to an unperformed condition precedent that can only occur within the Chapter 11 cases will be assumed obligations of the applicable Reorganized Company to the extent such obligations have not been performed, rejected, or terminated by the Reorganizing Debtors.  Without limiting the foregoing, Reorganized ATA agrees that it will be obligated with respect to the Restructuring Term Sheet, the 1996-1997 EETC Approval Order and to fully pay the City Loans in accordance with their original contractual terms as provided in the Amended Midway Term Sheet.  Notwithstanding the preceding sentence or anything in this Plan to the contrary, that certain Severance Agreement dated August 31, 2005 and that certain Non-competition and Confidentiality Agreement dated August 31, 2005, both of which were executed by and among J. George Mikelsons, the Reorganizing Debtors, Ambassadair Travel Club, Inc., Amber Travel Inc., American Trans Air Execujet, Inc. and C8 Airlines, Inc. as authorized by the Bankruptcy Court in the Chapter 11 Cases, are hereby incorporated by reference into this Plan and will be assumed obligations of the Reorganized Companies as of the Effective Date.

6.10                           Cancellation of Existing Equity Securities and Agreements.  On the Effective Date, except as otherwise specifically provided for in the Plan or the Confirmation Order (a) the Old Holdings Common Stock, Old Holdings Preferred Stock, the Old Holdings Unsecured Notes and any other note, bond, indenture, pass through trust agreement, pass through trust certificate, equipment trust certificate guarantee, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Reorganizing Debtors, except such notes, other instruments or documents evidencing indebtedness or obligations of the Reorganizing Debtors that are Reinstated under the Plan, will

36

be cancelled solely as to the Reorganizing Debtors, and the Reorganizing Debtors shall not have any continuing obligations thereunder, and (b) the obligations of, Claims against, and/or Interests in the Reorganizing Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Old Holdings Common Stock, Old Holdings Preferred Stock, the Old Holdings Unsecured Notes and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Reorganizing Debtors, except such agreements or notes or other instruments evidencing indebtedness or obligations of the Reorganizing Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged; provided, that any such agreement that governs the rights of the holder of a Claim will continue in effect solely for purposes of (i) allowing an indenture trustee, an agent or a servicer (each hereinafter referred to as a “Servicer”) to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan, (ii) permitting such Servicer to maintain any rights or liens it may have against property other than the Reorganized Companies’ property for fees, costs, and expenses under such Indenture or other agreement, and (iii) governing the rights and obligations of non-Reorganizing Debtor parties to such agreements, vis-à-vis each other and (iv) preserving any claims by or on behalf of bondholders, indenture trustee, loan trustee, subordination agents, pass through trustees or similarly situated parties against any Person (other than the Reorganizing Debtors or Reorganized Companies) that arise under or are related to such agreements; provided, further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Reorganizing Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Reorganized Companies.  The Reorganized Companies will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in Article 9.5 hereof.

6.11                           Exclusivity Period.  The Plan Proponents will retain the exclusive right to amend or modify the Plan, subject to the prior written approval of Southwest, the ATSB Lender Parties and the Creditors’ Committee (not to be unreasonably denied), in accordance with the terms hereof, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.

6.12                           Substantive Consolidation.  The Plan is premised upon the substantive consolidation of the Estates of Holdings, Leisure, Cargo, and Execujet into the Estate of ATA for purposes only of voting, confirmation and distribution.  The Plan does not provide for the substantive consolidation of the Estates for any other purpose, nor (as of the Effective Date) does the Plan provide for the merger of any Reorganizing Debtor entity into another or the transfer or commingling of any asset of any Reorganizing Debtor.  Substantive consolidation of the other Estates into the ATA Estate shall not (other than for the purposes set forth in the first sentence of this Article 6.12) (a) affect the legal and corporate structures of the Reorganized Debtors or affect or modify in any way the ownership of any asset of any particular Reorganizing Debtor, (b) cause any Reorganizing Debtor to be liable for any Claim or Unimpaired Claim under the Plan for which it otherwise is not liable and the liability of any Reorganizing Debtor for such Claim shall not be affected by such substantive consolidation, (c) affect Intercompany Claims, or

37

(d) affect Subsidiary Interests.  On the Effective Date, (x) the Intercompany Claims shall be Reinstated or discharged, at the option of the Reorganized Companies, (y) except as otherwise expressly provided for in this Plan, the Interests in the Subsidiary Debtors shall remain outstanding and (z) no distributions shall be made on account of Intercompany Claims or Interests.

6.13                           Effectuating Documents; Further Transactions.  Each of (a) the Chairman and Chief Executive Officer, (b) the Chief Financial Officer, (c) the Chief Restructuring Officer, and (d) the Senior Vice President, General Counsel and Corporate Secretary of each of the Reorganizing Debtors, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The secretary or assistant secretary of each of the Reorganizing Debtors will be authorized to certify or attest to any of the foregoing actions.

6.14                           Exemption From Certain Transfer Taxes and Recording Fees.  Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Reorganizing Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan or pursuant to any agreement regarding the transfer of title to or ownership of any of the Reorganizing Debtors’ aircraft, in the United States will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, Federal Aviation Administration filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

6.15                           Section 1145 Exemption.  Pursuant to section 1145 of the Bankruptcy Code and applicable non-bankruptcy laws, the New Shares issued pursuant to the Plan, the Subscription Rights, the Original Warrants, the Original Warrants Shares, the Additional Warrants (if issuable), the Additional Warrants Shares (if issuable), the options granted under the ALPA Stock Option Plan, the ALPA Option Shares, the options granted under the Management Stock Option Plan, the Management Incentive Shares issued pursuant to this Plan, to the extent applicable, the New Leases, the Pass Through Certificates, the Restructuring Participation Agreements (each as defined in the Restructuring Term Sheet), and all other documents, instruments and agreements entered into in connection with the transactions contemplated by the Restructuring Term Sheet are exempt from, among other things, registration under the Securities Act and any offering, issuance and distribution of any securities contemplated under or by the Plan and any state or local law requiring registration prior to the offering, distribution or sale of securities.

6.16                           Management and Key Employee Contracts.  The Reorganized Companies will enter into employment agreements with members of senior management or other “key

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employees” satisfactory to the New Investor to satisfy the conditions of the Investment Agreement.

6.17                           Minority Shareholder Protection.  The Bylaws of New Holding Company (or alternatively a Shareholders Agreement among the New Investor and certain persons who hold Allowed Class 6 Claims) will include the provisions set forth in the Minority Shareholder Protection Term Sheet.  Such provisions will be applicable to any person (“Participation Rights Transferee”) to whom any of the Participation Rights Transfer Parties (as defined in Article 1.151) transfer Subscription Rights in accordance with Article 1.151 with respect to Rights Offering New Shares acquired by any such Participation Rights Transferee by participation in the Rights Offering.

ARTICLE VII

THE RIGHTS OFFERING

7.1                                 Issuance of Subscription Rights.  Each Qualified Holder shall have a Subscription Right entitling such Qualified Holder to subscribe for its Pro Rata Share of Rights Offering New Shares to be offered by New ATA Holdings (the “Basic Subscription Rights”).  If the Rights Offering New Shares have not been fully subscribed for through the exercise of Basic Subscription Rights (the “Initially Unsubscribed Rights Offering New Shares”), then Qualified Holders will be entitled to subscribe for all or part of the Initially Unsubscribed Rights Offering New Shares (the “Supplemental Subscription Rights”).  To exercise Supplemental Subscription Rights, a Qualified Holder will be required to indicate on the Subscription Form the aggregate dollar amount (specified as a whole number and in increments of $500,000) of any Initially Unsubscribed Rights Offering New Shares such Qualified Holder is committed to purchase based on the Per Share Value.  Any such commitment shall be irrevocable and may not be for less than $500,000 or more than $25,000,000.  An aggregate of 2,500,000 New Shares will be eligible for purchase in the Rights Offering.  Qualified Holders have the right, but not the obligation, to participate in the Rights Offering as provided herein.  If, after the Voting Record Date but at least five (5) Business Days prior to the Subscription Expiration Date, a Qualified Holder is permitted to participate in the Rights Offering as a result of a Bankruptcy Court order estimating such Claim for the purpose of determining such holder’s Rights Participation Claim Amount, such Qualified Holder shall be permitted to participate in the Rights Offering to the same extent as a holder of a Rights Participation Claim Amount as of the Voting Record Date.

7.2                                 Subscription Period.  The Rights Offering shall commence on the Subscription Commencement Date and shall expire on the Subscription Expiration Date.  Each Qualified Holder intending to participate in the Rights Offering must affirmatively elect to exercise Subscription Right(s) on or prior to the Subscription Expiration Date.  After the Subscription Expiration Date, unexercised Subscription Rights shall be treated as acquired by the New Investor and any exercise of such Subscription Rights by any entity other than the New Investor shall be null and void and neither the Reorganizing Debtors nor New ATA Holdings shall be obligated to honor any such purported exercise received by the Disbursing Agent after the

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Subscription Expiration Date, regardless of when the documents relating to such exercise were sent.

7.3                                 Subscription Purchase Price.  To purchase Rights Offering New Shares, a Qualified Holder shall pay in Cash the Subscription Purchase Price.

7.4                                 Exercise of Subscription Rights.  In order to exercise the Subscription Rights, each Qualified Holder must: (a) return a duly completed (i) Subscription Form, (ii) Accredited Investor Certification, and (iii) Certificate of U.S. Citizenship (collectively, the “Subscription Documents”) to the Disbursing Agent so that such documents are actually received by the Disbursing Agent on or before the Subscription Expiration Date; and (b) pay to the Disbursing Agent (for the account of New ATA Holdings) on or before the Subscription Expiration Date, such Qualified Holder’s Subscription Purchase Price (for both the Basic Subscription Rights and Supplemental Subscription Rights subscribed for) in accordance with the wire instructions set forth on the Subscription Form or by bank or cashier’s check delivered to the Disbursing Agent.  If, on or prior to the Subscription Expiration Date, the Disbursing Agent for any reason does not receive from a given Qualified Holder of Subscription Rights both the duly completed Subscription Documents and funds in an amount equal to such holder’s Subscription Purchase Price, such holder shall be deemed to have relinquished and waived its right to participate in the Rights Offering.  The payments made in accordance with the Rights Offering shall be deposited and held by the Disbursing Agent in a trust account, or similarly segregated account or accounts which shall be separate and apart from the Disbursing Agent’s general operating funds and any other funds subject to any Lien or any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at the option of the Reorganized Companies, but not later than twenty (20) days after the Effective Date.  The Disbursing Agent shall not use such funds for any other purpose prior to such date and shall not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.  Notwithstanding the foregoing, in order for a Qualified Holder that is held in the name of a bank, broker or other nominee to participate in the Rights Offering, such Qualified Holder must provide its instruction to its bank, broker, or other nominee or to its agent.  The bank, broker, or other nominee or its agent, in turn, must then convey the instruction on a master subscription form, and arrange for the proper payment of the Subscription Purchase Price either through the Depository Trust Company (“DTC”) or, if DTC is unable to act as intermediary for subscription instructions and payments, by following the instructions outlined in the Subscription Documents.

Each Qualified Holder may exercise all or any portion of such Qualified Holder’s Subscription Rights pursuant to the Subscription Form but the exercise of any Subscription Rights shall be irrevocable.  In order to facilitate the exercise of the Subscription Rights, on the Subscription Commencement Date, the Reorganizing Debtors will mail the Subscription Documents to each holder of an Allowed Class 6 Claim as of the Voting Record Date together with appropriate instructions for the proper completion, due execution and timely delivery of the Subscription Documents, as well as instructions for the payment of the Subscription Purchase Price for the Subscription Rights sought to be acquired by such holder.  As promptly as

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practicable (and, in any event, not later than ten (10) Business Days) following the Subscription Expiration Date, the Reorganizing Debtors will deliver to each Qualified Holder that has sought to exercise its Subscription Rights a written statement specifying the portion of the Subscription Rights that was validly and effectively acquired by such holder giving effect to this Article VII hereof.  The Reorganizing Debtors, with the consent of the Creditors’ Committee, may adopt such additional detailed procedures consistent with the provisions of this Article VII to more efficiently administer the exercise of the Subscription Rights.

7.5                                 Transfer Restrictions; Permitted Transfers; Revocation.  The Subscription Rights are not transferable except that the ATSB, ATSB Lender Parties, 2000-1 EETC Aircraft Creditors and 1996/1997 EETC Aircraft Creditors (as holder of the 1996/1997 EETC Aircraft Rejection Claim or 2000-1 Aircraft Rejection Claim) may sell, transfer, assign or distribute the Subscription Rights subject to the provisions of Article 1.151.  Any such transfer or attempted transfer other than an assignment by the ATSB, ATSB Lender Parties, the holders of the 1996-1997 EETC Aircraft Rejection Claim, or the holders of 2000-1 EETC Aircraft Rejection Claim (see Article 1.151) shall be null and void and neither the Reorganizing Debtors nor New ATA Holdings shall treat any purported transferee as the holder of any Subscription Rights.  Once a Qualified Holder has properly exercised its Subscription Right, such exercise will not be permitted to be revoked.  Notwithstanding anything herein to the contrary, provided such assignee, transferee or distributee is a Participation Rights Transferee (see Article 6.17), at the direction or instruction of the Controlling Party (as defined in and in accordance with the governing documents with respect to Aircraft Equipment financing arrangements concerning the 1996-1997 Aircraft and 2000-1 Aircraft), the indenture trustees, pass-through trustees, loan trustees and subordination agents thereunder are permitted to sell, transfer, assign and/or otherwise distribute, or direct the sale, transfer, assignment or other distribution of, the Subscription Rights in accordance with the governing Aircraft Equipment financing documents including transferring, assigning or distributing, or directing the transfer, assignment or distributing, to the Beneficial Holders of the certificates of the pass-through trusts on a pro rata basis in such tranch of certificates entitled, in accordance with the underlying financing documents, to such distribution; provided, however, such Controlling Party provides direction to Wilmington Trust Company, in its capacities as loan trustee and/or subordination agent, in accordance with the underlying Aircraft Equipment financing documents on or before the Fifteenth (15th) day before the Subscription Expiration Date.  Wilmington Trust Company, in its capacity as applicable Aircraft Creditor, is authorized and empowered to perform and otherwise sell, assign, transfer or distribute Subscription Rights of the 1996-1997 EETC Aircraft Creditors and 2000-1 EETC Aircraft Creditors in accordance with this Plan.  Notwithstanding any other provision in the Plan, the rights of Qualified Holders (including permitted Participation Rights Transferees) shall not be reduced, altered or limited by any subsequent modification, disallowance or reclassification of the applicable Class 6 Claim and the Rights Offering Claim Amount shall be fixed for purposes of the Rights Offering only except as otherwise provided herein and without prejudice to the rights of any party as to the allowance or amount of the 1996/1997 Aircraft Rejection Claim or 2000-1 Aircraft Rejection Claim.

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7.6                                 Backstop Purchaser.  Any Rights Offering New Shares not subscribed for pursuant to the Rights Offering shall be purchased on the Effective Date by the New Investor pursuant to the Investment Agreement at the same price provided in the Rights Offering.

7.7                                 Recalculation of Pro Rata Share as of the Subscription Expiration Date.  The Pro Rata Share of Rights Offering New Shares shall be recalculated on the Subscription Expiration Date to account for any allowances or disallowances, as applicable, of Allowed Class 6 Claims and each properly exercising Qualified Holder under the Rights Offering shall only be entitled to purchase the amount so calculated on such date pursuant to its Basic Subscription Rights and any amounts paid by such holders in excess of the amount authorized to be purchased shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

7.8                                 Distribution of the Rights Offering New Shares.  On, or as soon as reasonably practicable after, the Effective Date, the Disbursing Agent shall distribute the Rights Offering New Shares purchased by each Qualified Holder that has properly exercised its Subscription Rights to such holder.

7.9                                 Subsequent Adjustments.  If, as a result of subsequent allowances of Allowed Class 6 Claims for purposes of participating in the Rights Offering or otherwise, or, if as a result of the exercise of Supplemental Subscription Rights described in Article 7.1, more than all of the Rights Offering New Shares have been subscribed for, then the amount of New Shares subscribed for by all properly exercising Qualified Holders shall be reduced to the number of Rights Offering New Shares.  In the event any such reduction is required, such reduction shall be applied first against the Rights Offering New Shares subscribed for in connection with Supplemental Subscription Rights and then, to the extent necessary, against the Rights Offering New Shares subscribed for in connection with Basic Subscription Rights.  Rights Offering New Shares otherwise issuable to properly exercising Qualified Holders in connection with Supplemental Subscription Rights will be reduced on a pro rata basis based upon the dollar amounts of Initially Unsubscribed Rights Offering New Shares that each Qualified Holder participating in the Supplemental Subscription Rights committed to purchase to the aggregate dollar amount of Initially Unsubscribed Rights Offering New Shares that all such Qualified Holders committed to purchase.  Rights Offering New Shares otherwise issuable to properly exercising Qualified Holders in connection with Basic Subscription Rights will be reduced on a pro rata basis based upon the number of Rights Offering New Shares properly subscribed for by such Qualified Holder.  The difference between the price actually paid by an exercising Qualified Holder and the amount of the Subscription Purchase Price with respect to the Rights Offering New Shares that such Qualified Holder is entitled to acquire after giving effect to the foregoing cut backs, if any, shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

7.10                           No Interest.  In the event all or any portion of the Subscription Purchase Price is repaid to the entity making such payment, no interest shall be paid thereon.

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7.11                           Validity of Exercise of Subscription Rights.  All questions concerning the timeliness, validity, form and eligibility of any exercise of Subscription Rights shall be determined by the Plan Proponents in consultation with the Creditors’ Committee, whose good faith determinations shall be final and binding.  The Plan Proponents, in their discretion reasonably exercised in good faith in consultation with the Creditors’ Committee, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such times as they may determine, or reject the purported exercise of any Subscription Rights.  Subscription Documents shall be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Plan Proponents determine in their discretion reasonably exercised in good faith.  The Plan Proponents in consultation with the Creditors’ Committee will use commercially reasonable efforts to give notice to any Qualified Holder of any defect or irregularity in connection with any purported exercise of Subscription Rights by such Qualified Holder and, with the consent of the New Investor and the Creditors’ Committee, may permit such defect or irregularity to be cured within such time as they may determine in good faith to be appropriate; provided, however, that neither the Plan Proponents nor the Disbursing Agent shall incur any liability for failure to give such notification.

ARTICLE VIII

UNEXPIRED LEASES AND EXECUTORY CONTRACTS

8.1                                 Assumed Contracts And Leases.  Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, each executory contract and unexpired lease listed on Exhibit H shall be deemed automatically assumed and the proposed Cure established in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Confirmation Date unless such executory contract or unexpired lease (i) shall have been previously assumed or rejected by the Reorganizing Debtors by order of the Bankruptcy Court, (ii) shall have previously expired or terminated pursuant to its own terms, or (iii) is the subject of a motion to reject pending on or before the Confirmation Date.  The counterparty to any executory contract or unexpired lease listed on Exhibit H who contests the cure listed on Exhibit H must file and serve an objection to such cure no later than the Plan Objection Deadline or be barred from contesting such cure.  Notwithstanding the foregoing or any other provision of this Plan, if the amount and the timing for payment of Cure with respect to an unexpired lease or executory contract is not agreed on or before five (5) Business Days before the Confirmation Date by agreement between the Reorganizing Debtors and the counterparty to such unexpired lease or executory contract or an order of the Bankruptcy Court in an amount and manner that is satisfactory to the Plan Proponents, the Plan Proponents reserve the right to reject any such unexpired lease or executory contract by a motion filed with the Bankruptcy Court on or before the Confirmation Date or by amending Exhibit H and/or Exhibit G to the Plan on or before the Confirmation Date.  Except as limited above, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code.  Each executory contract and unexpired lease assumed pursuant to this Article 8.1 shall vest in and be fully enforceable by the applicable Reorganized Company in

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accordance with its terms, except as modified by the provisions of this Plan, any order of the Bankruptcy Court authorizing or providing for its assumption, or applicable federal law, or by agreement between the Reorganizing Debtor and the counterparty.

8.2                                 1996-1997 EETC Transactions and Survival and Continued Effect for 1996-1997 EETC Documents.  Notwithstanding any other provision of this Plan to the contrary, ATA/Reorganized ATA shall be entitled to retain the use of the 1996-1997 Aircraft in accordance with the terms of the Restructuring Term Sheet, as it may have been amended by agreement and originally as approved by the 1996-1997 Approval Order.  On the Effective Date, (i) each of the Original Leases (as defined in the Restructuring Term Sheet) shall be rejected, (ii) the Original Leases shall be deemed terminated by such rejection, (iii) the 1996-1997 EETC Aircraft shall be deemed constructively returned to the 1996-1997 EETC Aircraft Creditors, and (iv) the applicable indenture trustees will, subject to the fulfillment of all conditions precedent as the same may have been amended contained in the Restructuring Term Sheet,  including, without limitation, the payment of all fees and expenses provided therein, direct the existing lessors or their newly formed special purpose entities to concurrently therewith enter into new leases of the 1996-1997 EETC Aircraft and related transaction documents with Reorganized ATA.  Such new leases and related transaction documents will comply in all respects with the terms contained in the Restructuring Term Sheet.  New ATA Holdings will guarantee the obligations of Reorganized ATA arising from such new leases.  Notwithstanding any other provision of this Plan, the Confirmation Order or Plan Exhibit to the contrary (other than with respect to the Reorganizing Debtors’ obligations under the Original Leases which will be governed by the Plan and Confirmation Order), nothing in the Plan, the Confirmation Order or any of the Plan Exhibits (including any provision that purports to be preemptory, discharging or supervening) other than the Restructuring Term Sheet and the 1996-1997 EETC Approval Order shall in any way operate to, or have the effect of, or be deemed impairing, effecting, modifying or releasing in any respect the legal, equitable, or contractual rights of the 1996-1997 EETC Aircraft Creditors (including the beneficial holders of certificates issues thereunder and indenture trustees for such certificate holders) under the 1996-1997 EETC documents (other than the Original Leases) and any documents ancillary thereto, including the terms of any and all intercreditor and subordination agreements, or provisions of any of them governing the relationships of the respective Indenture Trustees, the Note Trustees, the Subordination Agent, and their respective beneficial holders, including those provisions relating to distributions, the rights of the Indenture Trustees, the Subordination Agents and the Note Trustees to certain payments and (to the extent applicable) indemnity from the applicable holders, and liens on property to be distributed to any holders to secure the payment of the fees and expenses of the Indenture Trustees, the Subordination Agents and the Note Trustees shall not be affected by confirmation of the Plan.  The 1996-1997 EETC documents (other than the Original Leases), subject only to the terms of the Restructuring Term Sheet, shall remain in full force and effect and shall be fully binding, valid and enforceable between and among the parties and beneficiaries thereto.  To the extent that the Plan, Confirmation Order or any Plan Exhibit is inconsistent with the 1996-1997 EETC documents (other than the Original Leases) and any documents ancillary thereto including the Restructuring Term Sheet, the 1996-1997 EETC documents (other than the Original Leases), the 1996-1997 EETC Approval Order and Restructuring Term Sheet shall be controlling so that the Plan and the

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effectiveness thereof will not affect the rights of the parties under the 1996-1997 EETC documents (other than the Original Leases), the 1996-1997 EETC Approval Order, and Restructuring Term Sheet (other than with respect to the Reorganizing Debtors’ obligations under the Original Leases which will be governed by the Plan and Confirmation Order).”

Upon the Effective Date (and the full execution of the New Leases, as defined in the Restructuring Term Sheet), the 1996/1997 EETC Aircraft Rejection Claim shall be allowed as a Class 6 Allowed Claim for all purposes in the amounts specified in the Restructuring Term Sheet.

8.3                                 Payments Related To Assumption Of Contracts And Leases.  The provisions (if any) of each executory contract and unexpired lease to be assumed under the Plan which are or may be in default shall be satisfied solely by the Cure listed on Exhibit H.  In the event of a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption and the Plan Proponents have not withdrawn the proposed assumption prior to the Confirmation Date, Cure shall occur as soon as practicable following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.

8.4                                 Rejected Contracts And Leases.  Except with respect to executory contracts and unexpired leases that (i) are listed on Exhibit H, (ii) have previously been assumed or rejected, (iii) shall have previously expired or terminated pursuant to their own terms on or before the Confirmation Date, (iv)  are the subject of a motion to assume or reject filed on or before the Confirmation Date, or (v) are the subject of a notice of assumption or rejection served, pursuant to order of the Bankruptcy Court, on or before the Confirmation Date, all executory contracts and unexpired leases listed on Exhibit G shall be deemed automatically rejected as of the Confirmation Date or such earlier date as the Reorganizing Debtors may have unequivocally terminated their performance under such lease or contract; provided, however, that neither the exclusion nor inclusion of a contract or lease by the Reorganizing Debtors on Exhibit G or Exhibit H hereto, nor anything contained herein, shall constitute an admission by the Reorganizing Debtors that any such lease or contract is an unexpired lease or executory contract or that any Reorganizing Debtor, or its respective Affiliates, has any liability thereunder.  The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions and rejections contemplated herein (including the rejections pursuant to Section 8.2 hereof), pursuant to sections 365 and 1123 of the Bankruptcy Code.  The Reorganizing Debtors reserve the right to (a) file a motion on or before the Confirmation Date to assume or reject any executory contract or unexpired lease and (b) modify or supplement Exhibit G or Exhibit H hereto at any time prior to the Confirmation Date, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from Exhibit G or Exhibit H hereto.

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8.5                                 Rejection Damages Bar Date.  If the rejection by a Reorganizing Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Reorganizing Debtors or the Reorganized Debtors or the properties of any of such parties unless a proof of claim is filed with the Claims Agent and served upon counsel to the Reorganizing Debtors and the Creditors’ Committee or the Post-Confirmation Committee, as applicable, within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order, or (b) other notice that the executory contract or unexpired lease has been rejected.  This provision does not apply to the 1996-1997 EETC Aircraft Rejection Claim which shall be allowed by the Confirmation Order without any further action by its holders or to any claim agreed to under an 1110(b) Stipulation approved by order of the Bankruptcy Court.

8.6                                 Contracts and Leases Not Listed on Exhibits G or H.  Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, any executory contract or unexpired lease not listed on either Exhibit G or Exhibit H shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Confirmation Date unless such executory contract or unexpired lease (i) shall have been previously assumed or rejected by the Reorganizing Debtors by order of the Bankruptcy Court, (ii) shall have previously expired or terminated pursuant to its own terms, (iii) is the subject of a motion to assume or reject pending on or before the Confirmation Date, or (iv) is the subject of an 1110(b) Stipulation approved by order of the Bankruptcy Court allowing for later rejection.

8.7                                 Amended ALPA Agreement.  Pursuant to the 1113 Compromise, Reorganized ATA shall assume the ALPA Agreement as amended pursuant to the 1113 Compromise as of the Effective Date.  Upon the assumption of the Amended ALPA Agreement, the grievance claims asserted in claim No. 1023 filed by ALPA are reinstated subject to all defenses and only to the extent that such claims have merit.

8.8                                 Other Collective Bargaining Contracts.  Except to the extent ATA has filed a motion to reject the collective bargaining agreement pursuant to Bankruptcy Code § 1113 on or before the Voting Deadline, ATA shall assume the collective bargaining agreements (as they may have been amended or modified) with AFA, IAM and TWU.

8.9                                 Southwest Codeshare Agreement.  Reorganized ATA shall assume the Southwest Codeshare Agreement as of the Effective Date.

ARTICLE IX

PROVISIONS GOVERNING DISTRIBUTIONS

9.1                                 Time of Distributions.  Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on a Periodic Distribution Date.

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9.2                                 No Interest on Claims.  Unless otherwise specifically provided for in the Plan, 11 U.S.C. § 506 (b), the Confirmation Order, the New DIP Credit Agreement, a Bankruptcy Court order or a postpetition agreement in writing between the Reorganizing Debtors and a holder of a Claim, postpetition interest shall not accrue or be paid on Claims, and no holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.  Provided, however, that nothing in this Article 9.2 shall constitute a waiver by an agency or entity of the United States to assert the right to receive postpetition interest with respect to any Administrative Claims.

9.3                                 Disbursing Agent.  The Disbursing Agent shall make all distributions required under this Plan except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.

9.4                                 Cancellation of Securities or Instruments As to Reorganized Debtors.  As of the Effective Date, each instrument evidencing a Claim (a “Certificate”) shall be cancelled solely with respect to the Reorganized Debtors and such cancellation shall not alter the obligations or rights of any non-Reorganizing Debtor third parties vis-à-vis one another to such instruments; provided, however, that this Article 9.4 shall not apply to any Claims Reinstated pursuant to the terms of the Plan.

9.5                                 Services of Indenture Trustees, Agents and Servicers.  The services, with respect to consummation of the Plan, of Servicers under the relevant agreements that govern the rights of holders of Claims shall be as set forth in this Plan, and the Reorganized Companies shall reimburse any Servicer (including the Indenture Trustee) for reasonable and necessary services performed by it (including reasonable attorneys’ fees) as contemplated by, and in accordance with this Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.  The payments shall be made in full in Cash on the Effective Date.

9.6                                 Claims Administration Responsibility.

a.                                       The Reorganizing Debtors and Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims against and Interests in the Reorganizing Debtors.

b.                                      Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be served and filed on or before the Claims Objection Deadline.  Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the holder of a Claim if the Reorganizing Debtors or the Reorganized Debtors effect service in any

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of the following manners:  (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for the holder of a Claim is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on behalf of the holder of a Claim in the Chapter 11 Cases.

c.                                       Any Claim determined and liquidated pursuant to (i) an order of the Bankruptcy Court, or (ii) applicable non-bankruptcy law (which determination has not been stayed, reversed or amended and as to which determination (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed, to the extent applicable, an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan (provided that, to the extent a Claim is an Allowed Insured Claim, such Allowed Claim shall be paid from the insurance proceeds available to satisfy such liquidated amount).  Nothing contained in this Article 9.6 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Reorganizing Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

9.7                                 Delivery of Distributions.  Distributions to holders of Allowed Claims shall be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such holders of Claims (or at the last known addresses of such holders of Claims if no proof of claim is filed or if the Reorganizing Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of a change of address delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a holder of a Claim whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer.  If any distribution to a holder of a Claim is returned as undeliverable, no further distributions to such holder of a Claim shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of the then-current address of such holder of a Claim, at which time all missed distributions shall be made to such holder of a Claim without interest.  Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed.  All funds or other undeliverable distributions returned to the Reorganized Debtors and not claimed within six (6) months of return shall be distributed to the other creditors of the Class of which the creditor to whom the distribution was originally made is a member in accordance with the provisions of the Plan applicable to distributions to that Class.  If, at the conclusion of distributions to a particular Class under the Plan and after consultation with the Post-Confirmation Committee (solely with respect to General Unsecured Claims), the Reorganized Debtors reasonably determine that any remaining distributions allocated for such class are immaterial and would thus be too impractical to distribute or would be of no benefit to its respective distributees, any such remaining distributions will revert to the Reorganized Debtors.  Upon such reversion, the Claim of any

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Claim holder or its successor with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

9.8                                 Procedures for Treating and Resolving Disputed and Contingent Claims.

a.                                       No Distributions Pending Allowance.  No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim.  Distribution with respect to Allowed Claims of each individual agency or entity of the United States shall be made in accordance with the terms of the Plan as soon as all of the Claims of that individual agency or entity are resolved.

b.                                      Distribution Reserve.  Prior to making any distributions to holders of General Unsecured Claims, the Disbursing Agent shall establish an appropriate Distribution Reserve for Disputed General Unsecured Claims (“Distribution Reserve”) to withhold from any such distributions 100% of distributions to which holders of Disputed General Unsecured Claims would be entitled under the Plan as of such date if such Disputed General Unsecured Claims were Allowed Claims in their Disputed Claim Amount.  Notwithstanding the foregoing, the Disbursing Agent shall have the right to request estimation of any Disputed General Unsecured Claim and authority from the Bankruptcy Court to withhold less than 100% of the Disputed Claim Amount of any Disputed General Unsecured Claims from distributions to holders of Allowed General Unsecured Claims.  The holder of a Disputed General Unsecured Claim shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim.  The Disbursing Agent shall also establish appropriate reserves for Disputed Claims in other Classes, as it determines are necessary and appropriate.

c.                                       Distributions After Allowance.  On each Periodic Distribution Date, the Disbursing Agent will make distributions from the Distribution Reserve (a) on account of any Disputed General Unsecured Claim that has become an Allowed General Unsecured Claim during the time period since the immediately-preceding Periodic Distribution Date and (b) on account of previously Allowed General Unsecured Claims, of property that would have been distributed to the holders of such Claims on the dates distributions were previously made to holders of Allowed General Unsecured Claims had the Disputed General Unsecured Claims that have become Allowed General Unsecured Claims been Allowed on such dates.  Such distributions will be made pursuant to the provisions of the Plan governing Class 6, or such other Classes as may be applicable.

9.9                                 Withholding and Reporting Requirements.  In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Reorganizing Debtors and Reorganized Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.  The Reorganizing Debtors and Reorganized Debtors shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.  Notwithstanding any

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other provision of the Plan, (i) each holder of an Allowed Claim or Allowed Interest that is to receive a distribution under the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations or has, to the Reorganized Debtors’ satisfaction, established an exemption therefrom.  Any distribution to be distributed pursuant to the Plan shall, pending implementation of such arrangements, be treated as undeliverable pursuant to Article 9.7 hereof, except that any distribution made shall not be deemed a waiver of the requirement.

9.10                           Fractional Securities; Fractional Dollars and De Minimis Distributions.  Any other provision of the Plan notwithstanding, payments of fractions of shares of any equity securities to be distributed under the Plan will not be made and shall be rounded (up or down) to the nearest whole number, with fractions equal to or less than ½ being rounded down.  Any other provision of this Plan notwithstanding, neither the Reorganized Debtors nor the Disbursing Agent or Servicer shall be required to make distributions or payments of fractions of dollars.  Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.

Neither the Disbursing Agent nor any Servicer shall have an obligation to make a distribution on account of an Allowed Claim from the New Shares or otherwise if the amount to be distributed to the specific holder of an Allowed Claim on the particular Periodic Distribution Date has an economic value less than $25.00.

9.11                           Surrender of Canceled Instruments or Securities.

a.                                       As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by Old Holdings Unsecured Notes, other notes, instruments, securities or other documentation canceled with respect to the Reorganizing Debtors pursuant to Article 9.4, the holder of such Claim must tender, as specified in this Article 9.11, the applicable notes, instruments, securities or other documentation that evidence such Claim to the Disbursing Agent, or with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective agreement with the Servicer together with any letter of transmittal required by such Disbursing Agent.  Except as provided in Article 9.11.b. below, all such notes, instruments, securities or other documentation will be marked as canceled solely with respect to the Reorganizing Debtors and will be held by the Disbursing Agent.  Pending such surrender, any distributions pursuant to the Plan on account of such Claim will be treated as an undeliverable distribution pursuant to Article 9.7.

b.                                      Except as provided in Article 9.11.c. for lost, stolen, mutilated or destroyed Old Holdings Unsecured Notes, each holder of an Old Holdings Unsecured Note must tender the applicable Old Holdings Unsecured Notes to the Disbursing Agent in accordance with

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a letter of transmittal to be provided to such holders by the Disbursing Agent as promptly as practicable following the Effective Date.  The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of the applicable Old Holdings Unsecured Notes to act and the authenticity of any signatures required thereon.  The Disbursing Agent will hold the Old Holdings Unsecured Notes until (a) the effective date of a chapter 11 plan confirmed for the Liquidating Debtors has occurred, (b) the bankruptcy cases of all Liquidating Debtors are dismissed or otherwise terminated and (c) any nondebtor obligors or guarantors have been dissolved or made final distribution to their creditors, at which time the disbursing Agent will mark the Old Holdings Unsecured Notes as fully canceled and transfer the Old Holdings Unsecured Notes to the Reorganized Companies.  The foregoing shall not apply to the Indenture Trustee, who shall, instead, abide by the procedures and deadlines, established in the relevant indenture with respect to such surrender.

c.                                       Any holder of a Claim based upon an Old Holdings Unsecured Note with respect to which the underlying Old Holdings Unsecured Note has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Old Holdings Unsecured Note, deliver to the Disbursing Agent: (a) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction and (b) such security or indemnity as may be required by the Disbursing Agent to hold the Disbursing Agent and the Reorganizing Debtors and Reorganized Debtors, as applicable, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Old Holdings Unsecured Note.  Upon compliance with this Article 9.11.c. by a holder of a Claim based upon an Old Holdings Unsecured Note, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Old Holdings Unsecured Note.  The foregoing shall not apply to the Indenture Trustee, who shall, instead, abide by the procedures and deadlines, established in the relevant indenture with respect to such surrender.

d.                                      Any holder of a claim based upon an Old Holdings Unsecured Note that fails to surrender or be deemed to have surrendered the applicable Old Holdings Unsecured Notes to the Disbursing Agent or to the Indenture Trustee within two years after the Effective Date will have its right to distributions pursuant to the Plan on account of such Old Holdings Unsecured Note deemed satisfied and will be forever barred from asserting any such Claim against the Reorganized Companies or their respective property.  In such case, any New Shares held for distribution on account of such claim based upon an Old Holdings Unsecured Note will be treated as undeliverable pursuant to the provisions set forth in Article 9.7.

ARTICLE X

ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS

10.1                           Professional Claims.

a.                                       Final Fee Applications.  All final requests for payment of Professional Claims must be filed no later than sixty (60) days after the Effective Date.  After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders

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of the Bankruptcy Court, the allowed amounts of such Professional Claims shall be determined by the Bankruptcy Court.

b.                                      Payment of Interim Amounts.  Subject to the terms of the Professional Fee Order, on the Effective Date, the Reorganizing Debtors or Reorganized Debtors shall pay all amounts owing to Professionals for all outstanding amounts payable relating to prior periods through the Effective Date.  In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to the Reorganizing Debtors, counsel for the Reorganizing Debtors, and the Creditors’ Committee no later than 5 Business Days prior to the Effective Date.  Within forty-five (45) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order.  Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against amounts retained by the Reorganizing Debtors as a holdback on payments of Professional Claims  for such Professional pursuant to the Professional Fee Order or, if such amount is insufficient, disgorged by such Professional.

c.                                       Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Companies will employ and pay Professionals in the ordinary course of business.

10.2                           Substantial Contribution Compensation and Expenses Bar Date.  Any Person (other than the Indenture Trustee with respect to the Indenture Trustee’s Fees and Expenses) who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before the Administrative Claim Bar Date, and serve such application on counsel for the Reorganized Debtors, the Creditors’ Committee and the ATSB and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the Administrative Claim Bar Date, or be forever barred from seeking such compensation or expense reimbursement.

10.3                           Other Administrative Claims.  All other requests for payment of an Administrative Claim (other than as set forth in Articles 10.2 and 10.3 of this Plan and subject to the final sentence of this Article 10.3) must be filed with the Claims Agent and served on counsel for the Reorganizing Debtors, and the Post-Confirmation Committee on or before the Administrative Claim Bar Date.  Any request for payment of an Administrative Claim pursuant to this Article 10.3 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Reorganizing Debtors or the Reorganized Companies.  The Reorganized Companies may settle an Administrative Claim without further Bankruptcy Court approval.  Unless the Reorganizing Debtors or the Reorganized Companies object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be

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deemed allowed in the amount requested.  In the event that the Reorganizing Debtors or the Reorganized Companies object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim.  Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is (i) for goods or services (including wages, salaries, commissions, and trade payables) paid or payable by the Reorganizing Debtors in the ordinary course of business, (ii) governmental fees, including without limitation, security and inspection fees paid or payable by the Reorganized Debtors in the ordinary course of business, or (iii) previously has been allowed by Final Order of the Bankruptcy Court, including, without limitation, the ATSB Super-Priority Claim except that if such Administrative Claim was unliquidated at the time it became an Allowed Administrative Claim, a notice shall be filed listing the amount of the administrative claim.  Provided, however, that nothing in this Article 10.3 shall constitute a waiver by the United States of any right it may have to assert that any statute or regulation precludes judicial review of the validity or amount of any Administrative Claim filed or asserted by the United States.  Notwithstanding the foregoing, the Reorganized Companies may and shall pay the Indenture Trustee’s Fees and Expenses upon submission by the Indenture Trustee to the Reorganized Companies of invoices and without the need for the filing by the Indenture Trustee of any other request for payment.

ARTICLE XI

EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

11.1                           Revesting of Assets.  Except as otherwise explicitly provided in this Plan, on the Effective Date all property comprising the Estates (excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Reorganizing Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, Liens, charges, encumbrances, rights and Interests of creditors and equity security holders (other than as expressly provided herein).  As of the Effective Date, the Reorganized Companies may operate their business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

11.2                           Discharge of the Reorganizing Debtors.  Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Reorganizing Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors

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prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code, (b) a Claim or Interest based upon such debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan.  The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Reorganizing Debtors, subject to the Effective Date occurring.  Solely with respect to the United States (which term shall include for the purposes of this Plan, all agencies and entities of the United States), the discharge provisions set forth in this Article 11.2 shall not operate to expand the Reorganizing Debtors’ discharge rights beyond those established by the Bankruptcy Code.  The discharge provisions set forth in this Article 11.2 are not intended and shall not be construed, to bar the United States from pursuing any police or regulatory action against the Reorganizing Debtors or Reorganized Debtors.

11.3                           Compromises and Settlements.  In accordance with Article 9.6 of this Plan, pursuant to Bankruptcy Rule 9019(a), without further order of the Bankruptcy Court, the Reorganizing Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons.  The Reorganizing Debtors expressly reserve the right to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date.  After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Article 11.1 of this Plan.

11.4                           Releases by Reorganizing Debtors.

a.                                       Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Reorganizing Debtor, in its individual capacity and as a debtor-in-possession, for and on behalf of its Estate, shall release and discharge and be deemed to have released and discharged all Released Parties for and from any and all Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Reorganizing Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Reorganizing Debtor and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Cases.  Notwithstanding the foregoing, nothing in this Plan releases or shall be deemed to release any of the Reorganizing Debtors, the ATSB Lender Parties, the New Investor, Southwest, the ATSB Lenders or their respective Affiliates from their obligations under the Plan, the Investment Agreement, the Southwest Codeshare Agreement, the Southwest Bid, the Amended and Restated ATSB Loan Documents, the ATSB Lenders Settlement Agreement or the transactions contemplated thereby, to release Southwest from any other contracts between Reorganizing Debtors and Southwest, or to release the City of Chicago with respect to the Chicago Release Carve Out.

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b.                                      No provision of this Plan or of the Confirmation Order, including, without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

c.                                       The Reorganized Debtors and any newly-formed entities that will be continuing the Reorganizing Debtors’ businesses after the Effective Date shall be bound, to the same extent the Reorganizing Debtors are bound, by all of the releases set forth above.

11.5                           Releases by Holders of Claims and Interests.  On the Effective Date each Person that votes to accept the Plan, to the fullest extent permissible under applicable law, in consideration for the obligations of the Reorganizing Debtors and the Reorganized Debtors under the Plan and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan (each a “Release Obligor”), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that this Article 11.5 shall not release any Released Party from any Cause of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, or (iii) any criminal laws of the United States or any domestic state, city or municipality.  Nothing set forth in this Plan or the Confirmation Order shall be construed to preclude the United States from pursuing any cause of action against any of the Released Parties based upon any civil laws of the United States.  Nothing in this Section 11.5 is intended to permit the United States to assert any claim against any of the Reorganizing Debtors, or Reorganized Debtors for the payment of money for acts or omissions occurring prior to the Confirmation Date.  A vote by any governmental agency or entity in favor of the Plan does not constitute acceptance of the Plan by any other government agency or entity or by the United States as a whole.

11.6                           Setoffs.  The Reorganizing Debtors may, but shall not be required to, set off against any Claim (except for the 1996-1997 EETC Aircraft Rejection Claim), and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Reorganizing Debtors may have against the holder of such Claim; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Reorganizing Debtors or the Reorganized Debtors of any such claim that the Reorganizing Debtors or the Reorganized Debtors may have against the holder of such Claim.

11.7                           Satisfaction of Subordination Rights.  All Claims against the Reorganizing Debtors and all rights and claims between or among the holders of Claims relating in any manner whatsoever to distributions on account of Claims against the Reorganizing Debtors, based upon any subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed

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satisfied by the distributions under the Plan to the holders of Claims having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date.  Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by the holder of any Claim by reason of any subordination rights or otherwise, so that each holder of a Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.

11.8                           Exculpation and Limitation of Liability.  Except as otherwise specifically provided in this Plan (including Article 11.5), the Reorganizing Debtors, the Reorganized Debtors, the Creditors’ Committee, the members of the Creditors’ Committee in their capacities as such, the New DIP Lenders, Southwest, the New Investor, the ATSB Lender Parties (solely in such capacity) and BearingPoint, Inc. (formerly KPMG Consulting, Inc.), as Loan Administrator under the ATSB Loan Agreement, the Indenture Trustee and Wilmington Trust Company, in its capacity as loan trustee, subordination agent, pass through trustee or similar capacity under the Aircraft Equipment financing arrangements concerning the 2000-1 EETC Aircraft and 1996-1997 EETC Aircraft (except with respect to the Wilmington Release Carve Out) and any of such parties’ respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors (including Jefferies), investment bankers, or agents and any of such parties’ successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any holder of a Claim or an Interest, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Reorganizing Debtors’ Chapter 11 Cases, negotiation and filing of the Plan, filing the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.  Notwithstanding the foregoing, nothing in this Plan releases or shall be deemed to release any of the Reorganizing Debtors, the Reorganized Debtors, the ATSB, the New Investor, Southwest, the ATSB Lender Parties or their respective Affiliates from their obligations under the Plan, the Investment Agreement, the Southwest Codeshare Agreement, the Southwest Bid, the Amended and Restated ATSB Loan Documents, the ATSB Lenders Settlement Agreement or the transactions contemplated thereby or to release Southwest from any other contracts between Reorganizing Debtors and Southwest.

11.9                           Indemnification Obligations.  Except as specifically provided in this Plan, in satisfaction and compromise of the Indemnitees’ Indemnification Rights, all Indemnification Rights, except (i) those based upon any act or omission arising out of or relating to any Indemnitee’s service with, for, or on behalf of the Reorganizing Debtors on or after the Petition Date, and (ii) those held by Persons who served during the Chapter 11 Cases as the Reorganizing Debtors’ respective officers, directors, or employees and/or serve in such capacities (or similar capacities) after the Effective Date, shall be released and discharged on and as of the Effective Date; provided that the Indemnification Rights excepted in subparts (i) and (ii) shall remain in

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full force and effect on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases.

11.10                     Injunction.  The satisfaction, release, and discharge pursuant to this Article XI shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.  Notwithstanding the foregoing, nothing in this Plan shall enjoin or otherwise impair any right of setoff and/or recoupment that the United States may otherwise have or be construed to preclude the United States from pursuing any regulatory or police action against any Reorganizing Debtor or Reorganized Debtor.

ARTICLE XII

CONDITIONS PRECEDENT

12.1                           Conditions to Confirmation.  The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Article 12.3 of the Plan:

a.                                     The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance acceptable to the Plan Proponents, the New Investor, Southwest, ATSB, and the Creditors’ Committee.

b.                                    The Confirmation Order shall be in form and substance reasonably acceptable to the Plan Proponents, the New Investor, Southwest, ATSB, and the Creditors’ Committee.

12.2                           Conditions to Consummation.  The Effective Date shall occur on or prior to February 28, 2006, unless such date is extended by the Plan Proponents, the New Investor, Southwest, the Creditors’ Committee, and the ATSB.  The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with Article 12.3 of the Plan:

a.                                     The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption or rejection of unexpired leases and executory contracts (as the case may be) by the Reorganizing Debtors as contemplated by Article 8.1 hereof.

b.                                    The Reorganizing Debtors and the New Investor shall have executed the Investment Agreement, which shall remain in full force and effect.

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c.                                     All conditions precedent to the closing of the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof and the closing of the Investment Agreement shall have occurred.

d.                                    The Confirmation Order shall have been entered by the Bankruptcy Court and shall remain unstayed.

e.                                     The Confirmation Date shall have occurred.

f.                                       All documents effectuating the transactions contemplated by the Restructuring Term Sheet shall have been executed and delivered by all parties thereto, and all conditions precedent to the effectiveness of each such document shall have been satisfied or waived in accordance with the terms thereof.

g.                                    All other actions, documents, consents and agreements necessary to implement the Plan shall have been effected, obtained and/or executed.

h.                                    All conditions precedent to the closing of the Amended and Restated ATSB Loan Documents shall have been satisfied or waived in accordance with the terms thereof.

12.3                           Waiver of Conditions to Confirmation or Consummation.  The conditions set forth in Articles 12.1, and 12.2 of the Plan may be waived by the Plan Proponents, such waiver to be acceptable to the New Investor in its sole and absolute discretion, and with the consent of Southwest, ATSB and the Creditors’ Committee, not to be unreasonably withheld, without any notice to other parties-in-interest or the Bankruptcy Court and without a hearing.  The failure of the Plan Proponents in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

ARTICLE XIII

RETENTION OF JURISDICTION

13.1                           Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

a.                                     to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Reorganizing Debtors are a party or with respect to which the Reorganizing Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

b.                                    to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the

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Plan, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

c.                                     to adjudicate any and all disputes arising from or relating to the distribution or retention of the New Shares, or other consideration under the Plan;

d.                                    to ensure that distributions to holders of Allowed Claims and holders of Allowed Interests are accomplished as provided herein;

e.                                     to hear and determine any and all objections to the allowance of Claims and Interests and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

f.                                       to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

g.                                    to issue orders in aid of execution, implementation, or consummation of the Plan;

h.                                    to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

i.                                        to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

j.                                        to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

k.                                     to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, or the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

l.                                        to hear and determine all suits or adversary proceedings to recover assets of the Reorganizing Debtors and property of their Estates, wherever located;

m.                                  to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

n.                                    to hear any other matter not inconsistent with the Bankruptcy Code;

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o.                                    to hear and determine all disputes involving the existence, nature, or scope of the Reorganizing Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

p.                                    to enter a final decree closing the Chapter 11 Cases; and

q.                                    to enforce all orders previously entered by the Bankruptcy Court.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests and Retained Actions.  Notwithstanding the foregoing, the Reorganizing Debtors and any party may agree in writing that the jurisdiction of the Bankruptcy Court, as delineated in Article XII, shall not be exclusive, but concurrent with other courts of competent jurisdiction.  Provided, however, that nothing herein shall constitute a waiver by the United States of any right it may have to assert that the Bankruptcy Court lacks jurisdiction over any matter set forth in Article XIII.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1                           Binding Effect.  The Plan shall be binding upon and inure to the benefit of the Reorganizing Debtors, the Reorganized Debtors, the New Investor, Southwest, the ATSB Lender Parties, all present and former holders of Claims and Interests, other parties-in-interest and their respective heirs, successors, and assigns.

14.2                           Modification and Amendments.  The Plan Proponents, with the consent of Southwest, the Creditors’ Committee and the ATSB (not to be unreasonably withheld), may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing.  After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Plan Proponents may, under section 1127(b) of the Bankruptcy Code, with the consent of Southwest, the Creditors’ Committee and the ATSB  (not to be unreasonably withheld), institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

14.3                           Committees.

a.                                     Dissolution of Creditors’ Committee.  Effective on the Effective Date, the Creditors’ Committee and any other committee appointed in the Chapter 11 Cases shall dissolve automatically as official committees appointed in the Chapter 11 Cases (but shall except to the extent provided by some other order of the Bankruptcy Court remain intact in the chapter 11 cases of the Liquidating Debtors), whereupon its members, professionals, and agents shall be

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released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims or reimbursement of expenses incurred as a member of the Creditors’ Committee and any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order or appeals therefrom.

b.                                    Post-Confirmation Committee.  On the Effective Date, there shall be formed a Post-Confirmation Committee (the “Post-Confirmation Committee”) with its duties limited to:  overseeing the General Unsecured Claims reconciliation and settlement process conducted by or on behalf of the Reorganized Companies; formulating with the Reorganized Companies appropriate procedures for the settlement of General Unsecured Claims; overseeing the distributions to the holders of General Unsecured Claims under the Plan; to appear before and be heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and such other matters as may be agreed upon between the Plan Proponents and the Post-Confirmation Committee or specified in this Plan.  The Post-Confirmation Committee shall consist of not less than three (3) nor more than five (5) members to be appointed by the Creditors’ Committee and may adopt by-laws governing its conduct.  For so long as the General Unsecured Claims reconciliation process shall continue, the Reorganized Companies shall make regular reports to the Post-Confirmation Committee as and when the Reorganized Companies and the Post-Confirmation Committee may reasonably agree upon.  The Post-Confirmation Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Reorganization Cases, and the Reorganized Companies shall pay the reasonable costs and expenses of the Post-Confirmation Committee, including reasonable professional fees, in the ordinary course without further order of the Court, which are not anticipated to exceed $50,000.

14.4                           Amendment, Revocation, Withdrawal, or Non-Consummation.

a.                                     Right to Revoke or Withdraw.  The Plan Proponents reserve the right to amend, revoke or withdraw the Plan at any time prior to the Effective Date.

b.                                    Effect of Withdrawal, Revocation, or Non-Consummation.  If the Plan Proponents revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement, or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void.  In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Reorganizing Debtors or any other Person, to prejudice in any manner the rights of the Reorganizing Debtors or any Person in any further proceedings involving the Reorganizing Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

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Notices. Any notice required or permitted to be provided to the Reorganizing Debtors, the Reorganizing Companies, the New Investor, Southwest, the Creditors’ Committee or the ATSB under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

If to the Reorganizing Debtors or the Reorganized Debtors:

ATA Holdings Corp.

7337 Washington Street

Indianapolis, IN 46231

Attention:  General Counsel

with a copy to:

Baker & Daniels LLP

300 North Meridian Street, Suite 2700

Indianapolis, Indiana 46204

Attention:  James M. Carr, Esq.

If to the Creditors’ Committee:

John Hancock Funds

101 Huntington Avenue

Boston, Massachusetts 02199-7603

Attention:  Arthur Calavritinos

Flying Food Group, LLC

212 North Sangamon Street - Suite 1-A

Chicago, Illinois  60601

Attention:  David Cotton

with a copy to:

Akin Gump Strauss Hauer & Feld LLP

590 Madison Avenue

New York, New York  10022

Attention:  Lisa Beckerman

If to the New Investor, New DIP Lender, or MatlinPatterson:

MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention:  David Matlin

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and

MatlinPatterson Global Advisers LLC
520 Madison Avenue, 35th Floor
New York, New York 10022
Attention:  Michael Watzky

with a copy to:

Sidley Austin Brown and Wood LLP
787 Seventh Avenue
New York, New York  10019
Attention:  Duncan N. Darrow
                  Gilles Sion

and

Sidley Austin Brown and Wood LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:  Shalom L. Kohn

If to Southwest

Southwest Airlines Co.

P.O. Box 36611

2702 Love Field Drive

Dallas, Texas 75235

Attention:  Laura Wright

with a copy to:

Bell, Boyd & Lloyd LLC

70 W. Madison St., 3100

Chicago, IL  60602

Attention:  David F. Heroy

If to the ATSB:

Air Transportation Stabilization Board

1120 Vermont Avenue, N.W.

Washington, D.C. 20020

Attention: Mark R. Dayton, executive Director

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with a copy to:

United States Department of Justice

Commercial Litigation Branch

Civil Division

P.O. Box 875, Ben Franklin Station

Washington, D.C. 20044

For Overnight Delivery:

1100 L Street, NW

Room 10006

Washington, DC 20005

Fax:  (202) 307-0494

 (202) 514-9163

Attn:                    Andrea Horowitz Handel

Matthew J. Troy

andrea.handel@usdoj.gov

matthew.troy@usdoj.gov

and

Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue

New York, NY 10178-0061

Fax:  (212) 697-1559

Attn:                    Steven J. Reisman

Andrew M. Thau

sreisman@cm-p.com

athau@cm-p.com

14.5                           Allocation of Plan Distributions Between Principal and Interest.  To the extent that any Allowed Claim entitled to a distribution under the Plan is composed of indebtedness and accrued but unpaid interest thereon, such distribution shall, to the extent permitted by applicable law, be allocated for United States federal income tax purposes to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the Claim, to the portion of the Claim representing accrued but unpaid interest.

14.6                           Term of Injunctions or Stays.  Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date; provided, however, that any injunctions or stays related to any interest in property that has not revested with the Reorganizing Debtors as of the Effective Date shall remain in full force and effect beyond the Effective Date until such

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time as such property revests in the Reorganizing Debtors in accordance with Article 11.1 of the Plan.

14.7                           Governing Law.  Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Indiana shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control).  Corporate governance matters shall be governed by the laws of the state of incorporation of the applicable Reorganizing Debtor or Reorganized Company.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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Dated:             Indianapolis, Indiana

December 14, 2005

ATA HOLDINGS CORP.
ATA AIRLINES, INC.,
ATA LEISURE CORP.,
ATA CARGO, INC., and
EXECUJET
DEBTORS AND DEBTORS-IN-POSSESSION AS PROPONENTS

By:	/s/ John G. Denison
John G. Denison
Chairman and Chief Executive Officer
ATA Holdings Corp.
And authorized signatory for each of the other Reorganizing Debtors

MATLINPATTERSON GLOBAL ADVISERS, LLC,
AS CO-PROPONENT ON BEHALF OF THE NEW
INVESTOR

By:	/s/ David Matlin
Chief Executive Officer

James M. Carr

Terry E. Hall
Stephen A. Claffey
Jeffrey C. Nelson

BAKER & DANIELS LLP

300 North Meridian Street

Suite 2700

Indianapolis, Indiana 46204

(317) 237-1190

Jerald I. Ancel
Michael O’Neil
Jeffrey J. Graham
SOMMER BARNARD ATTORNEYS, PC
1 Indiana Square, Suite 3500
Indianapolis, IN 46204
Telephone: 317-713-3500
Facsimile: 317-713-3699

Wendy W. Ponader (#14633-49)
PONADER & ASSOCIATES, LLP
5241 North Meridian Street
Indianapolis, Indiana 46208
Telephone: (317) 496-3072
Facsimile: (317) 257-5776

ATTORNEYS FOR: ATA HOLDINGS CORP., ATA AIRLINES, INC., ATA LEISURE CORP., ATA CARGO, INC. AS REORGANIZING DEBTORS

PLAN EXHIBIT A

INVESTMENT AGREEMENT

Exhibit A

INVESTMENT AGREEMENT

dated as of [     ], 2005

among

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS II, L.P.,

MATLINPATTERSON GLOBAL OPPORTUNITIES PARTNERS II (CAYMAN), L.P.

ATA HOLDINGS CORP.

and

ATA AIRLINES, INC.

[NOTE:  This draft is subject to revision following review by MatlinPatterson of the Disclosure Schedule prepared by ATA]

i

SECTION 10.08. Successors and Assigns	31

SECTION 10.09. No Third-Party Beneficiaries	31

SECTION 10.10. General Interpretive Principles	31

EXHIBITS:

EXHIBIT A - Capitalization

EXHIBIT B - ATSB Term Sheet

EXHIBIT C – Exit Loan Term Sheet

SCHEDULES:

SCHEDULE I – Glossary and Definitions

SCHEDULE II – Disclosure Schedule

v

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (together with all exhibits and schedules hereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the “Agreement”), dated as of [     ], 2005, by and among [MATLINPATTERSON GLOBAL OPPORTUNITIES FUND II, L.P., A Delaware limited partnership, MATLINPATTERSON GLOBAL OPPORTUNITIES FUND II (CAYMAN) L.P., a Cayman Islands limited partnership, ATA HOLDINGS LLC, a Delaware limited liability company and       ] (together, or the assignee(s) thereof pursuant to Section 2.06, the “New Investors”), ATA HOLDINGS CORP., an Indiana corporation (“Holdings”), ATA AIRLINES, INC., an Indiana corporation and its successors (including, as the context may require, on or after the Effective Date, as reorganized pursuant to chapter 11 of the United States Code (the “Bankruptcy Code”)) (“ATA” and together with Holdings, the “Companies”), ATA Leisure Corp., an Indiana corporation (“Leisure”), ATA Cargo, Inc., an Indiana corporation (“Cargo”) and American Trans Air Execujet, Inc., an Indiana corporation (“Execujet”).

RECITALS

1.  Holdings, ATA, Leisure, Cargo and Execujet (the “Reorganizing Debtors”) are engaged in the business of operating an airline providing scheduled passenger, military and other government transport services (the “Business”).

2.  On October 26, 2004 (the “Petition Date”), the Reorganizing Debtors filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Indiana (the “Bankruptcy Court”) for relief, and commenced cases (the “Cases”) under the Bankruptcy Code to enable the Reorganizing Debtors to be restructured pursuant to a plan of reorganization.

3.  The Reorganizing Debtors have continued in the possession of their assets and in the management of their Business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

4.  On November 28, 2005, the New Investors and the Companies executed a Commitment Letter and Term Sheet (the “Term Sheet”) pursuant to which the New Investors committed, on the terms and subject to the conditions set forth therein (including without limitation the execution of definitive documentation), to provide the Reorganizing Debtors with debt and equity financing, including: (i) $30 million in the form of a debtor-in-possession term loan ( the “New DIP Facility”), whose terms and conditions are set forth in a Debtor-in-Possession Credit and Security Agreement dated as of [December 9, 2005] (the “New DIP Credit Agreement”), (ii) $45 million in the form of an equity investment to be made on the Closing Date, (iii) $25 million in the form of a standby commitment to purchase any Unsubscribed RO Shares (as defined below), and (iv) $20 million in the form of a term loan to be made to New Holding Company (as defined below) on the Closing Date (the” Exit Loan”).

5.  The Bankruptcy Court approved the Term Sheet by entry of an order dated November 29, 2005 (the “Term Sheet Order”).

6.  On November 11, 2005, the Reorganizing Debtors filed with the Bankruptcy Court a motion for approval of the New DIP Credit Agreement which was subsequently granted by the Bankruptcy Court on [December 9, 2005] (the “DIP Approval Order”).

7.  On November 16, 2005, ATA filed with the Bankruptcy Court its Motion for Approval of (1) Midway Gate Restructuring Agreement to Transfer Certain Lease Rights to Southwest and to Resolve Certain Issues with the City of Chicago, (2) Amendment to Codeshare Agreement and (3) Amendments to Southwest Bid and Southwest DIP Loan Agreement (the “Transfer and Settlement Motion”) seeking, among other things, approval of (A) an Amended and Restated Codeshare Agreement between ATA and Southwest Airlines (the “Amended Codeshare Agreement”) and (B) a Term Sheet in respect of the proposed restructuring of certain gates at Midway Airport (the “Gates Restructuring Term Sheet”).  On [December 9, 2005], the Bankruptcy Court granted the Transfer and Settlement Motion (the “Transfer and Settlement Order”).

8.  On [December     , 2005], the Reorganizing Debtors filed with the Bankruptcy Court (i) a First Amended Joint Chapter 11 Plan for Reorganizing Debtors (the “Plan”), with the Reorganizing Debtors and MatlinPatterson Global Advisers LLC, an affiliate of the New Investors, as co-proponents; and (ii) a Disclosure Statement With Respect to the First Amended Plan (the “Disclosure Statement”); and requested an order approving the Disclosure Statement (such order, together with the DIP Approval Order and the Transfer and Settlement Order, being referred to herein as the “Bankruptcy Court Approval Order”).

9.  The New Investors and the Reorganizing Debtors are entering into this Agreement (a draft of which was attached as Exhibit A to the Plan) to set forth the terms and conditions of the New Investors’ proposed investment in the Reorganizing Debtors and the Reorganized Companies.

10.  The Reorganizing Debtors and the New Investors desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

In consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

FORMATION OF HOLDING COMPANIES AND EXCHANGE

SECTION 1.01.                 New Holding Company Formation and Exchange.

(a)                  Promptly following the date hereof, and in any event on or prior to the Closing Date, the Plan Proponents shall cause the following transactions to occur in the following order:

(i)                                     A corporation (“New Holding Company”) will be incorporated by the New Investors in Indiana or Delaware.

2

(ii)                                  New Holding Company will cause a corporation (“New Parent Company”) to be incorporated by the New Investors in Indiana or Delaware as a wholly owned subsidiary of New Holding Company.

(iii)                               New Parent Company will cause a corporation (“New ATA Holdings”) to be incorporated by the New Investors in Indiana or Delaware as a wholly owned subsidiary of New Parent Company.

New Holding Company, New Parent Company and New ATA Holdings are referred to collectively herein as the “Holding Companies”.

(b)                 On the Closing Date and immediately following the satisfaction, discharge and release of Claims as provided in Section 11.2 of the Plan, the following transactions will occur in the following order:

(i)                                     New Holding Company will issue to the New Investors the New Investors New Shares and the Unsubscribed RO Shares, pursuant to Sections 2.02 and 2.03 below.

(ii)                                  New Holding Company will contribute the Subscribed RO Shares, the Unsecured Creditors New Shares, the Original Warrants, the Additional Warrants (if issuable), the DIP New Shares and the Total Purchase Price to New Parent Company.

(iii)                               New Parent Company will contribute the Subscribed RO Shares, the Unsecured Creditors New Shares, the Original Warrants, the Additional Warrants (if issuable), the DIP New Shares and the Total Purchase Price to New ATA Holdings.

(iv)                              New ATA Holdings will transfer the Unsecured Creditors New Shares, the Original Warrants, the Additional Warrants (if issuable) and cash sufficient to fund the Convenience Distribution (the “Convenience Class Cash”) to Holdings in exchange for 100% of the outstanding shares of common stock of ATA and Execujet held by Holdings on the Effective Date (the “Exchange”).  Without further action by Holdings, (A) the Unsecured Creditors New Shares, the Original Warrants and the Additional Warrants (if issuable) shall be distributed to the holders of Allowed Class 6 Claims in accordance with the Plan and (B) the Convenience Class Cash shall be distributed to the holders of Class 7 Claims in accordance with the Plan.

(v)                                 New ATA Holdings will contribute to ATA (A) the DIP New Shares, and (B) the Total Purchase Price less the Convenience Class Cash.

(vi)                              ATA will deliver the DIP New Shares to the New Investors pursuant to Section 2.01.

(vii)                           New ATA Holdings will transfer the Subscribed RO Shares to Qualified Holders in accordance with the Rights Offering Documents.

(c)                  On or before the Closing Date, New Holding Company will issue certificates for, or make appropriate book entries in its stock transfer records to evidence

3

ownership of, the Unsecured Creditors New Shares as instructed by Holdings, consistent with the Plan. [Note: Revise if shares are to be uncertificated]

SECTION 1.02.                 Section 338(h)(10) Election.  No later than fifteen (15) days after the Effective Date, Holdings and New ATA Holdings shall make an election pursuant to section 338(h)(10) of the Code and under any applicable similar provisions of state or local law with respect to the Exchange, to treat the Exchange as a sale of all the assets of ATA and Execujet.

SECTION 1.03.                 Deregistration; Dissolution of Holdings.  Within (i) two (2) Business Days following the Effective Date, Holdings shall file a Form 15 with the SEC to deregister its capital stock under the Exchange Act, and (ii) forty five (45) days following the tax election described in Section 1.02, Holdings shall file for dissolution and shall be dissolved pursuant to the Indiana Business Corporation Law.  Any assets of Holdings available for distribution after the payment of all then existing creditors of Holdings, other than the Rejected Holdings Assets. shall be transferred to New ATA Holdings.  It is understood and agreed that New Holding Company will not be a successor to Holdings (including without limitation a successor registrant under the Exchange Act) and accordingly will not have any successor liability with respect to Holdings’ acts or omissions (including without limitation, any filings made or required to be made by it under the Exchange Act).

ARTICLE II

DELIVERY, ISSUANCE AND PURCHASE OF NEW COMMON STOCK

SECTION 2.01.                 Issuance of DIP New Shares In Satisfaction of New DIP Facility Claim.  Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, ATA will deliver to the New Investors, and the New Investors will accept in full satisfaction of the New DIP Facility Claim, the DIP New Shares.

SECTION 2.02.                 Issuance and Purchase of New Investors New Shares In Consideration of New Shares Purchase Price.  Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, New Holding Company will issue, sell and deliver to the New Investors, and the New Investors will purchase for the New Shares Purchase Price, the New Investors New Shares.

SECTION 2.03.                 Issuance and Purchase of Unsubscribed RO Shares In Consideration of RO Purchase Price.  Subject to Section 2.06, upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, New Holding Company will issue, sell and deliver to the New Investors, and the New Investors will purchase for the RO Purchase Price, the Unsubscribed RO Shares.

SECTION 2.04.                 Payment of Total Purchase Price.  At the Closing, the New Investors will pay the New Shares Purchase Price to New Holding Company, and the New

4

Investors will pay (or will cause the RO Assignees to pay) the RO Purchase Price to New Holding Company,  by wire transfer of immediately available funds to an account designated in writing by New Holding Company no later than two (2) Business Days prior to the Closing.   The New Investors may reduce the Total Purchase Price by any amounts due to the New Investors as of the Closing Date pursuant to Section 10.01 hereof (it being understood that the New Investors shall continue to be entitled to seek reimbursement for other amounts properly reimbursable pursuant to Section 10.01 hereof after the Closing Date).

SECTION 2.05.                 Exit Loan.  At the Closing, the New Investors (or one or more Qualified Funding Entities) will make the Exit Loan to New Holding Company, in accordance with the Exit Loan Term Sheet, subject to the conditions set forth therein and to definitive legal documentation necessary to consummate the transactions contemplated therein.

SECTION 2.06.                 Assignment of RO Purchase Obligation.  Notwithstanding anything to the contrary contained herein, the parties agree that there shall be no restriction on the New Investors’ ability to assign their right (but not their obligation) to purchase the Unsubscribed RO Shares, provided that such assignment by the New Investors shall be made only to Persons the New Investors reasonably believe to be (i)  accredited investors (as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act), and (ii)  U.S. Citizens) (each such person, an “RO Assignee”).  Upon written notice by the New Investors to New Holding Company of such assignment (the “RO Notice”) given no later than ten (10) Business Days prior to the Closing, New Holding Company shall issue at the Closing to such RO Assignee(s) as may be designated by the New Investors in the RO Notice, in lieu of the New Investors, that number of Unsubscribed RO Shares specified in such RO Notice.

SECTION 2.07.                 Potential Modifications to Transaction Structure.  Notwithstanding the provisions of this Article II, the New Investors may modify the foregoing transaction structure in a manner which will not alter the contemplated economic consequences to the Reorganizing Debtors, in order to take into account Tax, regulatory or other considerations as the New Investors may deem appropriate.

SECTION 2.08.                 Closing.

(a)                  Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 8.01 and 8.02 hereof, the Closing shall take place, at the election of the New Investors made at least five (5) Business Days prior to the Closing Date (x) at the offices of Baker & Daniels LLP, 300 N. Meridian Street, Indianapolis,  Indiana, or (y) at the offices of Sidley Austin Brown & Wood LLP at 787 Seventh Avenue, New York, New York, at 10:00 a.m. local time on the Effective Date, or at such other time and place as the parties may agree (the date on which the Closing occurs being sometimes referred to herein as the “Closing Date”).

(b)                 At the Closing, (i) New Holding Company shall deliver to the New Investors certificates representing the New Investors Total Shares registered in the names (including without limitation the names of one or more Qualified Funding Entities) and in the denominations designated by the New Investors at least two (2) Business Days prior to the Closing Date, together with the other documents and certificates to be delivered pursuant to

5

Section 8.01 hereof][Note: To be revised if shares will not be certificated]; and (ii) the New Investors, in full payment for such New Investors Total Shares, shall (A)  cancel the New DIP Facility Claim, and (B) pay to New Holding Company the amounts specified in Section 2.04 hereof.

SECTION 2.09.                 Determination of Appropriate Ownership Structure.  The New Investors, in consultation with the Companies, shall determine an appropriate ownership structure for the New Investors Total Shares so that ATA will remain a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 of the United States Code or any similar legislation of the United States enacted in substitution or replacement therefor, following the Closing.  The parties hereby acknowledge that implementing such an ownership structure may involve an assignment of the rights and obligations of the New Investors under this Agreement to one or more Qualified Funding Entities, and the Reorganizing Debtors hereby consent to such assignment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF HOLDINGS AND ATA

The Reorganizing Debtors hereby jointly and severally represent and warrant to the New Investors as follows:

SECTION 3.01.                 Corporate Organization and Qualification.  Each of the Reorganizing Debtors (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate power and authority to own or lease its assets and carry on its business, (c) has all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and (d) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c) or (d) that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  As of the date hereof, Holdings has made available to the New Investors a complete and correct copy of the articles of incorporation and the by-laws or comparable governing instruments of each of the Reorganizing Debtors, each as amended to date and each of which as so delivered is in full force and effect.  ATA is an “air carrier” within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49 and air carrier operating certificates issued pursuant to Chapter 447 of Title 49.  ATA is a “citizen of the United States” as defined in Section 40102(a)(15) of Title 49 and possesses all necessary certificates, franchises, licenses, permits, rights, authorizations and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted.

SECTION 3.02.                 Authorization; No Contravention; Enforceability.  Subject and after giving effect to any required approvals of the Bankruptcy Court, the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions of such documents and the consummation of the Plan are within the corporate or other power of

6

each of the Reorganizing Debtors (including, as applicable, the reorganized Holdings and the reorganized Subsidiaries), have been duly authorized by all necessary corporate or other organizational action and do not and will not (i) contravene the terms of any articles of incorporation or by-laws or comparable governing instruments of any of the Reorganizing Debtors (assuming such instruments will be amended as of the Effective Date as contemplated in the Plan), (ii) conflict with or result in the breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any Post Petition Contractual Obligation or contracts assumed in connection with the consummation of the Plan to which any of the Reorganizing Debtors is a party or affecting any of the Reorganizing Debtors or the properties of any of the Reorganizing Debtors that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) any order, injunction, writ or decree of any Governmental Entity or any arbitral award to which any of the Reorganizing Debtors or its property is subject that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (iii) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of any articles of incorporation or by-laws or any agreement or instrument applicable to any of the Reorganizing Debtors or (iv) violate any Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each Transaction Document when delivered will constitute, subject, in the case of the Reorganizing Debtors, to approval by the Bankruptcy Court where such approval is required, a legal, valid and binding obligation of the Reorganizing Debtors, enforceable against each of such Reorganizing Debtors in accordance with its terms.  The board of directors of Holdings has approved the entry by Holdings into this Agreement and the other Transaction Documents and has approved the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

SECTION 3.03.                 Regulatory Approvals and Contractual Consents.  No material Regulatory Approval (other than approval by the Bankruptcy Court) or material Contractual Consent is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any of the Reorganizing Debtors of this Agreement or any other Transaction Documents, or for the consummation of any of the transactions contemplated hereby and thereby or for the consummation of the Plan, except for such Regulatory Approvals and Contractual Consents as are listed on the Disclosure Schedule.  Except as indicated on the Disclosure Schedule, all of the Regulatory Approvals and Contractual Consents listed on such schedule have been duly obtained, taken, given or made and are in full force and effect.

SECTION 3.04.                 Bankruptcy Court Orders.  The Bankruptcy Court Approval Order has been duly entered and remains in full force and effect and has not been modified in a manner adverse to the interests of the New Investors without the New Investors’ prior written consent, nor has it been reversed, vacated or stayed.  The Reorganizing Debtors have complied with (a) all terms of the Bankruptcy Court Approval Order and (b) all terms of all other orders of the Bankruptcy Court issued in the Cases.

SECTION 3.05.                 Capitalization; Securities.

(a)                  Upon the Closing and after giving effect to the Confirmation Order and the issuance of the Plan Securities, the authorized capital stock of New Holding Company will

7

consist of (i) a sufficient number of shares of New Common Stock so that all shares of New Common Stock contemplated to be issued pursuant to the Plan will be duly authorized, (ii) a sufficient number of shares of New Common Stock so that the Management Incentive Shares, the ALPA Option Shares and the Warrants Shares can be issued, (iii) such number of additional shares of New Common Stock as the New Investors may specify and (iv) such number of shares of “blank check” preferred stock as the New Investors may specify.

(b)                 Upon the Closing and after giving effect to the Confirmation Order and the issuance of the Plan Securities, all the outstanding capital stock of ATA and Execujet will be owned beneficially and of record directly or indirectly by New Holding Company.

(c)                  Upon the Closing and after giving effect to the Confirmation Order and the consummation of the Plan, except for the Stock Options and the Warrants or as otherwise consented to by the New Investors: (i) there will be no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions (other than as imposed by applicable Laws) or other agreements, instruments or understandings (whether oral, formal or informal) relating to any capital stock or Stock Purchase Rights of any of the Holding Companies or any Subsidiary (x) to which the Holding Companies or any Subsidiary is a party or by which it is bound or (y) to the knowledge of the Reorganizing Debtors, among or between any Persons other than the Holding Companies or any Subsidiary (as the case may be), (ii) there will be no outstanding Stock Purchase Rights to which the Holding Companies or any Subsidiary is a party, or by which the Holding Companies or any Subsidiary is bound and (iii) neither Holdings nor any Subsidiary will otherwise be under any obligation to purchase or redeem any capital stock or Stock Purchase Rights of Holdings or any Subsidiary or to issue or sell any shares of such capital stock or Stock Purchase Rights.  The rights, preferences and privileges of the capital stock of New Holding Company are set forth in the articles of incorporation of New Holding Company as in effect upon the Closing.

SECTION 3.06.                 Subsidiaries; Equity Investments.

(a)                  (i) As of the date hereof, Holdings does not have any direct or indirect subsidiaries other than as set forth in the Disclosure Schedule; (ii) as of the Closing Date and after giving effect to the consummation of the Plan and the Confirmation Order, New Holding Company will not have any direct or indirect subsidiaries other than ATA, Execujet and the Holding Passive Subsidiaries.  All of the capital stock of, or other equity interests in, each such subsidiary (described in item (ii) above) will have been validly issued, will be fully paid and non-assessable and will be owned by New Holding Company, directly or indirectly, free and clear of all Liens and free of any other restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest other than those arising under applicable Law).

(b)                 The Disclosure Schedule sets forth a complete and accurate list of the Equity Securities, and any other equity interest, equity investment or other ownership interest in any other Person, Beneficially Owned by any of the Reorganizing Debtors, other than Cash Equivalents and Equity Securities of the Subsidiaries.  None of the Reorganizing Debtors has any equity investments in any other corporation or entity other than those specifically disclosed in the Disclosure Schedule.  Other than as set forth on the Disclosure Schedule, as of

8

the date hereof, none of the Reorganizing Debtors is obligated, pursuant to any agreement or instrument applicable to any Reorganizing Debtor, to purchase any Equity Securities of, or make any other equity investment in, any Person.

SECTION 3.07.                 SEC Reports.  (a)  As of their respective dates, the SEC Reports (i) were timely filed with the SEC; (ii) complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act; (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iv) presented fairly, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto), the financial position and results of operations of the entity to which such report applies as of the date and for the period set forth therein.  Other than the SEC Reports, neither Holdings nor ATA has filed or been required to file any other reports or statements with the SEC since December 31, 2003.

(b)                 Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof; and each of the consolidated statements of income (or statements of results of operations), stockholders’ equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the SEC.

(c)                  Except as disclosed in the SEC Reports, there were no material liabilities or obligations of any nature of the Reorganizing Debtors required under GAAP or the rules and regulations of the SEC to be disclosed as of the date of such SEC Reports.  Since the date of the most recently filed SEC Report, except as set forth in the Disclosure Schedule or the SEC Reports, the Reorganizing Debtors have not incurred any material liabilities or obligations other than those incurred in the ordinary course of such company’s business and other than in connection with the New DIP Credit Agreement.

(d)                 All representations and warranties made by the Reorganizing Debtors in this Agreement, and all information set forth in the Disclosure Statement and the SEC Reports, are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.  To the extent that any such information contained projections, such projections were prepared in good faith on the basis of (i) assumptions, methods and tests believed by the Reorganizing Debtors to be reasonable and (ii) information believed by the Reorganizing Debtors to have been accurate based upon information available to the Reorganizing Debtors at the time such projections were furnished to the New Investors.

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SECTION 3.08.                 No Undisclosed Liabilities.  Except as set forth in the Disclosure Schedule, the Reorganizing Debtors are not subject to any material liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Interim Balance Sheet, other than (i) as disclosed in the SEC Reports, (ii) liabilities incurred since September 30, 2005 in the ordinary course of business, (iii) liabilities under the Plan Documents or incurred in connection with the transactions contemplated hereby or thereby and (iv) liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.09.                 Absence of Certain Changes or Events.  Except for the filing of the Cases, the transactions contemplated by the Transaction Documents or as otherwise disclosed in this Agreement, the Disclosure Schedule or the SEC Reports (i) the Reorganizing Debtors, taken as a whole, have in all material respects conducted their respective businesses in the ordinary course of business since September 30, 2005, and (ii) the Reorganizing Debtors have not taken any actions, and no events have occurred since September 30, 2005, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 3.10.                 Property.

(a)                  Except as set forth in the Disclosure Schedule, Holdings does not (i) own or lease any property other than the shares of those companies listed in the Disclosure Schedule or (ii) conduct any business.

(b)                 Except as set forth in the Disclosure Schedule, the Disclosure Statement or the SEC Reports, each of the Reorganizing Debtors owns or has a right to use all of the assets used by its business, and has good and valid title to its assets, free and clear of any Liens.

(c)                  Except as set forth in the Disclosure Schedule, the Subsidiaries have valid leasehold or subleasehold interests in all real property necessary to or used in the ordinary conduct of its business.  Except as disclosed on the Disclosure Schedule, the leasehold or subleasehold interests in the Leased Real Property are subject to no material Liens.  None of the Subsidiaries has any interests in real property other than the Leased Real Property.

(d)                 Each of the Subsidiaries has good title to all tangible personal property necessary or used in the ordinary conduct of its business.

(e)                  Each of the Subsidiaries owns all right, title and interest in and to, or possesses the rights to use, all Intellectual Property that is used or reasonably necessary for the conduct of its business.

(f)

(i)                                     To the knowledge of the Reorganizing Debtors, the operation of the Subsidiaries’ respective businesses as currently conducted and as contemplated to be conducted, and the use of the Intellectual Property in connection therewith, do not and will not infringe, misappropriate, conflict with, or otherwise violate the rights of any

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other Person.  The Intellectual Property is subsisting and has not been adjudicated invalid or unenforceable in whole or in part, and to the knowledge of the Subsidiaries, is valid and enforceable in all material respects and will not cease to be in full force and effect in accordance with its terms by virtue of the consummation of the transactions contemplated by the Plan and the Transaction Documents.

(ii)                                  Except as specifically disclosed in the Disclosure Schedule, no claim or litigation has been asserted or is pending or, to the knowledge of the Reorganizing Debtors, threatened, alleging that the Subsidiaries’ rights in or use of the Intellectual Property or the operation of the businesses of the Subsidiaries infringe, misappropriate, or otherwise violate the rights of any other Person.  To the knowledge of the Reorganizing Debtors, no Person is engaging in any activity that infringes, misappropriates, or otherwise violates the Intellectual Property.

(iii)                               With respect to each material agreement, permit, consent, order and franchise relating to the license, development, use or disclosure of any of the Intellectual Property with respect to which any of the Subsidiaries, now or hereafter, is a party or a beneficiary (collectively, the “IP Agreements”): (A) such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) none of the Subsidiaries has received any notice of termination, cancellation or received any notice of a breach or default under such IP Agreement; (iv) except as set forth on the Disclosure Schedule, none of the Subsidiaries has granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (v) none of the Subsidiaries and, to the Reorganizing Debtors’ knowledge, no other party to such IP Agreement, is in breach or default thereof in any material respect, and, to the Companies’ knowledge, no event has occurred that, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration under such IP Agreement.

SECTION 3.11.                 Litigation.  Except for the Cases and except as set forth in the Disclosure Schedule, there are no actions, suits, proceedings, claims or disputes (each, a “Proceeding”) pending or, to the knowledge of the Reorganizing Debtors, threatened, at law, in equity, in arbitration or before any Governmental Entity, by or against any of the Reorganizing Debtors or against any of their properties or revenues.  The performance of any action by any of the Reorganizing Debtors required or contemplated under the Plan or any of the Transaction Documents has not been restrained or enjoined (either temporarily, preliminary or permanently) in any material respect.  There are no material actions, suits or proceedings pending that challenge the validity of the Plan or any Transaction Documents or the applicability or enforceability of any Transaction Documents.

SECTION 3.12.                 Compliance with Laws; Business Related Regulatory Approvals.  (a)  Each of the Reorganizing Debtors is in compliance with the requirements of all

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applicable Laws, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect.

(b)                 Each of the Reorganizing Debtors has obtained, and is in compliance in all material respects with the terms and conditions of, all Regulatory Approvals required to conduct their respective businesses and all such Regulatory Approvals are in full force and effect, except (i) as set forth in the Disclosure Schedule, (ii) if, on or prior to the Effective Date, such failure to obtain, or to comply with, any Regulatory Approval is excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court, or (iii) if, after the Effective Date, such failure to obtain, or to comply with, any Regulatory Approval is permanently excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court.

SECTION 3.13.                 Taxes.

(a)                  Except as disclosed in the Disclosure Schedule, the Reorganizing Debtors have filed all material U.S. federal, state, local, foreign and other Tax returns (including any information returns, reports and statements) (the “Tax Returns”) that are required to have been filed by them with the appropriate taxing authorities, and all information provided in such Tax Returns is complete and accurate in all material respects. Except as disclosed in the Disclosure Schedule, the Reorganizing Debtors have paid all material Taxes owed by them (whether or not actually shown on such Tax Returns).  Except as disclosed in the Disclosure Schedule, there is no material Tax liability proposed by any taxing authority to be imposed upon the Reorganizing Debtors.

(b)                 Except as disclosed in the Disclosure Schedule, no audits or investigations relating to any Taxes for which any of the Reorganizing Debtors may be liable are pending or threatened in writing by any taxing authority.  Except as disclosed in the Disclosure Schedule, there are no agreements or applications by any of the Reorganizing Debtors for the extension of the time for filing any material Tax Return or paying any material Tax nor have there been any waivers of any statutes of limitation for the assessment of any material Taxes.

(c)                  Except as disclosed in the Disclosure Schedule, none of the Reorganizing Debtors is a party to any agreements with any Person other than one or more of the other Reorganizing Debtors relating to the sharing or allocation of Taxes, except for tax indemnification agreements in leasing transactions.

(d)                 Except as disclosed in the Disclosure Schedule, the Reorganizing Debtors have withheld from their employees and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects through all periods in compliance in all material respects with all employee Tax withholding provisions of all applicable Laws.

SECTION 3.14.                 ERISA and Other Employment Matters.

(a)                  Except as set forth on the Disclosure Schedule, none of the Reorganizing Debtors is or, within the preceding six years, has been obligated to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.  Except as set forth on the Disclosure Schedule, none of the Reorganizing Debtors has an express or implied commitment (i) to create or incur and material liability with respect to or cause to exist any employee

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benefit plan, program or arrangement other than the Employee Plans or (ii) except for amendments necessary or appropriate to comply with applicable Law, to modify, change or terminate any Employee Plan.

(b)                 Except as set forth in the Disclosure Schedule, neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will materially accelerate the time of payment, vesting or funding of, or materially increase or modify the amount or terms of, any compensation or benefits that are or may become payable from or by any of the Reorganizing Debtors to or in respect of any current or former executive officer or other key employee of any such Person.

(c)                  Except as set forth on the Disclosure Schedule, all employer and employee contributions, and material premiums and expenses due and payable to or in respect of any Employee Plan or required by Law or any Employee Plan or labor agreement or arrangement have been timely paid, or, if not yet due, have been fully and adequately accrued as a liability on Holdings’ most recent financial statements in accordance with applicable Law.

(d)                 Except as set forth on the Disclosure Schedule, (i) no trade or business, whether or not incorporated, is or has been treated as a single employer together with Holdings for any purpose under ERISA or Section 414 of the Code other than Holdings’ Subsidiaries, (ii) no material liability under Sections 406, 409, 502(i), 502(l), or Part 6 of Title I, of ERISA or Title IV of ERISA (other than premiums to the PBGC which have been timely paid) or the penalty or excise tax provisions of the Code relating to employee benefit plans or employee compensation has been incurred (directly or indirectly, including as a result of any indemnification obligation or agreement) by any of the Reorganizing Debtors and is still outstanding, and no event, transaction or condition has occurred or exists which could reasonably be expected to result in any such material liability, (iii) no material reportable event, within the meaning of Section 4043 of ERISA and the regulations of the PBGC promulgated thereunder (other than a reportable event as to which notice is waived) has occurred, or will occur, in connection with the consummation of the transactions contemplated by the Transaction Documents, with respect to any Employee Plan, and (iv) no Employee Benefit Plan has an accumulated funding deficiency, whether or not waived, within the meaning of Section 412 of the Code or Section 302 of ERISA.

(e)                  Each Employee Plan has been operated and administered, and is in compliance with, all applicable Laws in all material respects.  Except as set forth in the Disclosure Schedule, each Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service as to its qualification or an initial application for a determination letter is pending with the Internal Revenue Service and, to the knowledge of the Reorganizing Debtors, no event or condition has occurred or exists since the date of such letter that could reasonably be expected to result in the disqualification of such Employee Plan.

(f)                    No Employee Plan is or has ever been subject to Title IV of ERISA, and none of Holdings or the Subsidiaries has any liability with respect to any plan subject to Title IV of ERISA.

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SECTION 3.15.                 Labor Matters.

(a)                  Except as set forth on the Disclosure Schedule or disclosed in the Disclosure Statement, none of the Reorganizing Debtors is a party to or bound by any labor agreement or collective bargaining agreement respecting the employees in or relating to its business.  The Disclosure Statement also contains a summary of the modifications to the labor agreements and collective bargaining agreements since the Petition Date.  Except as set forth on the Disclosure Schedule, none of the Reorganizing Debtors has received any written notification of any efforts to organize employees in respect of any labor or union organization in or relating to its business.  Except as set forth in the Disclosure Schedule, there is no unfair labor practice or similar charge or complaint against any of the Reorganizing Debtors relating to its business pending, or to the knowledge of the Reorganizing Debtors, threatened.  Each of the Reorganizing Debtors is in compliance in all material respects with all applicable Laws respecting employment practices, terms and conditions of employment, employee classification, collective bargaining agreements and wages and hours and is not engaged in any unfair labor practice.

(b)                 Except as set forth in the Disclosure Schedule, neither the consummation of the Plan nor the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the breach of, constitute a default or a change in control under, or otherwise provide any Person with a right to terminate, rescind, amend, renegotiate or be released from any labor agreement or collective bargaining agreement, or any provisions thereof, to which any of the Reorganizing Debtors is a party.

SECTION 3.16.                 Contracts.

(a)                  The Disclosure Schedule hereto sets forth as of the date hereof each material contract or agreement to which any of the Reorganizing Debtors is a party and by or to which any of the Reorganizing Debtors or any of their properties is currently bound or subject or may be bound or subject (either because such contract or agreement includes Pre Petition Contractual Obligations which have been or may be assumed or Post Petition Contractual Obligations), including without limitation all contracts between any of the Reorganizing Debtors and the [U.S. government] with respect to the transportation of military personnel or equipment (the “Military Contracts”).

(b)                 Except as set forth in the Disclosure Schedule, none of the Reorganizing Debtors has entered into any material Post Petition contracts, none of the Reorganizing Debtors is in breach or violation of, or in default under or with respect to any Post Petition Contractual Obligation (unless such breach, violation or default will be cured prior to such assumption), and, except as set forth in the Disclosure Schedule, all of such contracts are valid, binding and enforceable in accordance with their respective terms.

(c)                  Except as set forth in the Disclosure Schedule, neither the consummation of the Plan, the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the breach of, constitute a default or a change in control under, or otherwise provide any Person with a right to terminate, rescind,

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amend, renegotiate or be released from any Employment Agreement, or any provisions thereof.

(d)                 Except as set forth on the Disclosure Schedule, none of the Reorganizing Debtors is a party or subject to any of the following (whether written or oral, express or implied):  (i) any Post Petition Employment Agreement, understanding or obligation with respect to severance, termination, retention or change in control, to pay liabilities or fringe benefits, with any present or former Representative of any of the Reorganizing Debtors, or any such agreement, understanding or obligation, the assumption of which has been approved by the Bankruptcy Court, or (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar payment or benefit with respect to any present or former Representative of any of the Reorganizing Debtors.

SECTION 3.17.                 Financial Advisors and Brokers.  Except for Jefferies & Co. and SkyWorks Capital, LLC or as otherwise set forth on the Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of any of the Reorganizing Debtors in connection with the Transaction Documents or the transactions contemplated thereby, and except for Jefferies & Co. and SkyWorks Capital, LLC and any Person listed on the Disclosure Schedule, no Person acting for or on behalf of the Reorganizing Debtors is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any of the Reorganizing Debtors.  True and correct copies of Reorganizing Debtors’ agreement with Jefferies & Co. and SkyWorks Capital, LLC and all agreements between any of the Reorganizing Debtors, on the one hand, and each Person listed on the Disclosure Schedule (or any of their respective Affiliates), on the other, have been delivered to the New Investors.

SECTION 3.18.                 Insurance.  All policies of insurance of any kind or nature owned by or issued to the Reorganizing Debtors, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are in full force and effect, are issued by financially sound and reputable insurance companies not Affiliates of the Reorganizing Debtors and are of a nature and provide such coverage, including, without limitation, war risk and terrorism liability insurance, that is in an amount that is no less than the greater of (i) the maximum amount available to ATA from the DOT under the Federal Aviation Insurance Program, as amended by the Air Transportation Stabilization Act and further amended by the Homeland Security Act of 2002 and the maximum (to the extent requested by the New Investors) amount available under programs established pursuant to the Terrorism Risk Insurance Act of 2002 and (ii) such amount as is customarily carried by major United States air carriers in the United States domestic airline industry; and the Reorganizing Debtors maintain other insurance policies that are in their judgment sufficient and in such amounts as are customary in the United States domestic airline industry for major United States air carriers.

SECTION 3.19.                 Environmental Matters.  Except as set forth on the Disclosure Schedule, the Reorganizing Debtors (i) are in compliance in all material respects with any and all applicable Environmental Laws, (ii) have received and are in compliance with all permits, licenses or other approvals required under applicable Environmental Laws for the

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conduct of their respective businesses, and such permits, licenses or other approvals remain in full force and effect, (iii) have not received notice of any unpaid penalty or liability or any pending or threatened enforcement action associated with any previously corrected violation of any Environmental Law and (iv) have not received notice of any actual or potential liability for the investigation, removal, remediation or cleanup of any disposal or release of Hazardous Materials.

SECTION 3.20.                 Controls.  Each of the Reorganizing Debtors maintains internal information systems, cash management systems and other controls sufficient to provide reasonable assurance that material transactions are executed in accordance with management’s general or specific authorizations and are recorded in a manner that permits the preparation of financial statements in accordance with GAAP.

SECTION 3.21.                 Business Plan.  The Reorganizing Debtors continue to implement and conduct their business in accordance with the Business Plan.

SECTION 3.22.                 Sarbanes-Oxley Compliance.

(a)                  Holdings maintains the disclosure controls and procedures required by the Exchange Act Rule 13a-15 and Rule 15d-15, as applicable.  Such controls and procedures are effective to ensure that all material information concerning Holdings and its Subsidiaries required to be disclosed in SEC Reports is made known on a timely basis to the individuals responsible for the preparation of Holdings’ filings with the SEC and other public disclosure documents, and the conclusions regarding the effectiveness of the disclosure controls and procedures set forth in the SEC Reports are true and correct in all material respects.

(b)                 The chief executive officer and the chief financial officer of Holdings have signed, and Holdings has filed with or furnished to the SEC, as applicable, all certifications required by Section 302 and Section 906 of the Sarbanes-Oxley Act of 2002 with respect to the SEC Reports filed since such certifications have been required and such certifications were true and correct when filed and have not been modified or withdrawn.

(c)                  Neither Holdings nor any of its officers has received any notice from the SEC or any other Governmental Entity that any of its accounting policies or practices are the subject of any review, inquiry, investigation or challenge other than comments from the SEC on Holdings filings, which comments have either been satisfied or withdrawn by the SEC.

(d)                 At the time of the signing of the audit report for any audit period commencing on or after January 1, 2000, as required by applicable law at the time the financial statements were signed by the auditor of Holdings, the auditor of Holdings’ financial statements for each such period was qualified as an “independent accountant” as required by the Exchange Act, as amended (and the rules and regulations promulgated thereunder).

(e)                  For purposes of this Section 3.22, the Sarbanes-Oxley Act of 2002 shall include the rules and regulations promulgated thereunder.

SECTION 3.23.                 Slot Utilization.  The Reorganizing Debtors are utilizing their Slots at DCA and LGA, other than the AIR-21 Slots, in a manner consistent with applicable

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regulations and contracts in order to preserve the value of such Slots, taking into account any waivers or other relief granted to the Reorganizing Debtors by the FAA.  None of the Reorganizing Debtors has received any notice from the FAA, or is aware of any other event or circumstance, that would be reasonably likely to impair such Slots or the value thereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE NEW INVESTORS

Each of the New Investors hereby severally represents and warrants to the Reorganizing Debtors as follows:

SECTION 4.01.                 Organization.  Such New Investor is a limited partnership having all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Transaction Documents.

SECTION 4.02.                 Authorization of Agreements.  The execution, delivery and performance by such New Investor of its obligations under the Transaction Documents to which it is a party, to the extent that such documents have been delivered as of the date hereof, and the consummation of the transactions contemplated by the Transaction Documents, are within such New Investor’s powers and have been duly authorized by all necessary action and do not and will not contravene the terms of its governing documents.  Each Transaction Document when executed and delivered by such New Investor will constitute a legal, valid and binding obligation of such New Investor, enforceable against such New Investor in accordance with its terms.

SECTION 4.03.                 Financial Advisors and Brokers.  Except for [     ], no Person has acted directly or indirectly as a broker, finder or financial advisor of such New Investor in connection with the Transaction Documents or the transactions contemplated thereby, and no Person acting for or on behalf of such New Investor is entitled to receive any broker’s, finder’s or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of such New Investor.

SECTION 4.04.                 Ownership of Equity Securities; Purpose of Investment.  Such New Investor is acquiring the New Investors Total Shares to be acquired by it under this Agreement solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or applicable state securities or “blue sky laws”.  Such New Investor is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act.

SECTION 4.05.                 Financing.  Such New Investor has sufficient and adequate resources to consummate its participation in the transactions contemplated by this Agreement.

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ARTICLE V

GOVERNANCE

SECTION 5.01.                 Board of Directors.  From and after the Closing Date, the size and composition of the Board of New Holding Company and of each of its Subsidiaries shall be as determined by the New Investors from time to time in their discretion (subject to any contractual commitments of the New Investors with respect to such matters); provided, however, that the initial Board of New Holding Company, as constituted immediately after the Closing, will consist of seven members, as follows: (i) five members appointed by the New Investors, (ii) John Denison, Chief Executive Officer, and (iii) one member appointed by the Creditors’ Committee (who must be acceptable to the New Investors).  At all times, at least two-thirds of the members of the Board and at least two-thirds of the members of the board of directors of ATA must consist of citizens of the United States.

SECTION 5.02.                 Directors’ Liability, Indemnification and Insurance.

(a)                  Upon and at all times after consummation of the Plan, the articles of incorporation of New Holding Company shall contain provisions that (i) eliminate the personal liability of New Holding Company’s former, present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable Law and (ii) require New Holding Company, subject to appropriate procedures, to indemnify New Holding Company’s former, present and future directors and executive officers to the fullest extent permitted by applicable Law.

(b)                 On or prior to the Effective Date, New Holding Company shall procure directors’ and officers’ liability insurance in the amount of at least $25,000,000 covering such risks as is customary for a corporation comparable to New Holding Company.

ARTICLE VI

PRE-CLOSING COVENANTS

SECTION 6.01.                 Actions to Implement Agreement.

(a)                  Promptly after the execution of this Agreement, each of the parties hereto agrees to use its commercially reasonable best efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms hereof (including, without limitation, the preparation, negotiation, execution and delivery of the Transaction Documents).  Without limiting the foregoing, the New Investors and the Reorganizing Debtors will use their commercially reasonable best efforts to make all filings (including filings under the HSR Act, if applicable) with respect to, and to obtain, all consents or other approvals required pursuant to Sections 8.01(c) and (d) or, in the reasonable opinion of the New Investors or Holdings, otherwise advisable, to permit the consummation of the transactions contemplated hereby.

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(b)                 Without limiting the generality of the foregoing, the parties hereto shall furnish to each other such necessary information and reasonable assistance, as each may request in connection with preparation and filing of applications and motion papers needed to obtain Bankruptcy Court approval of the transactions contemplated by this Agreement.

SECTION 6.02.                 Notifications.  At all times prior to the Closing Date, the New Investors shall promptly notify the Reorganizing Debtors, and the Reorganizing Debtors shall promptly notify the New Investors, in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that will or is reasonably likely to result in the failure to satisfy the conditions to be complied with or satisfied by them hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to any party giving or receiving such notice.

SECTION 6.03.                 No Alternative Transaction.  From and after the execution of this Agreement, the Reorganizing Debtors (i) shall not solicit, encourage, initiate or participate in any negotiations or discussions with any Person with respect to any Alternative Transaction, (ii) shall not endorse, support, propose, recommend, or file any motion seeking approval of, any Alternative Transaction, (iii) shall not enter into any agreement with any Person relating to any Alternative Transaction, (iv) except as is required by law or order of the Bankruptcy Court, shall not provide any potential sponsor or proponent of an Alternative Transaction with any information concerning the businesses or properties of the Reorganizing Debtors or afford any such Person with access to the properties, books or records of the Reorganizing Debtors or (v) otherwise negotiate with or cooperate with any Person for the purpose of enabling such Person to enter into an Alternative Transaction with any of the Reorganizing Debtors.  In the event that the Reorganizing Debtors receive an offer to enter into an Alternative Transaction or other offer on an unsolicited basis, they shall provide the New Investors with a copy thereof no later than one (1) Business Day after receiving it.

SECTION 6.04.                 Assumption and Rejection of Contracts or Licenses.  The Reorganizing Debtors shall not assume or reject any Pre Petition Contractual Obligation following the date hereof without the prior written consent of the New Investors.

SECTION 6.05.                 Conduct of Business.  From the date hereof until the Closing Date, each of the Reorganizing Debtors shall:

(a)                  Carry on its business diligently and in the ordinary course of business (taking into account that the Reorganizing Debtors are involved in a bankruptcy proceeding), and shall use its commercially reasonable best efforts to preserve the current business organization intact, to keep available the services of its current officers, agents or employees, and to preserve its current relationships with customers and other Persons having business dealings with the Reorganizing Debtors;

(b)                 Not directly or indirectly (through any merger, consolidation, reorganization, issuance of securities or rights, license, lease, encumbrance or otherwise), sell, assign, convey, transfer, license, lease or otherwise dispose of any assets or any interest therein other than in the ordinary course of business; it being understood that Leisure and Cargo will be merged into ATA before the Closing Date;

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(c)                  Neither issue or redeem securities, nor make any payments of (or commitments to pay) dividends or distributions to any members, shareholders or Affiliates, or make any commitments to pay on or after the Closing Date any bonuses or other benefits to employees other than in the ordinary course of business (and then only to the extent that such bonuses or benefits are not in excess of $50,000);

(d)                 Use their respective commercially reasonable best efforts to preserve the goodwill of all persons dealing with the Reorganizing Debtors (including, without limitation, all of the Reorganizing Debtors’ employees, agents, brokers, representatives, suppliers, distributors and customers);

(e)                  Notify the New Investors promptly of any material adverse development affecting any of the Reorganizing Debtors, their assets or their business (or any material part or portion of any thereof);

(f)                    (i) Notify the New Investors promptly of any information contained in their representations and warranties or the Disclosure Schedule which, because of an event occurring after the date hereof, is incomplete or is no longer correct, and (ii) provide, in any event, to the New Investors copies of any press releases and Form 8-K’s, no later than one (1) Business Day after such press releases or Form 8-K’s have been released or filed with the SEC; provided, however, that none of such notifications shall be deemed to modify the representations and warranties of the Reorganizing Debtors or the Disclosure Schedule for the purpose of Article III hereof, unless the New Investors shall have consented thereto in writing;

(g)                 Not enter into any material settlement agreement without the written consent of the New Investors with respect to any suit, claim or legal proceeding against any of the Reorganizing Debtors;

(h)                 Not change any accounting methods or practices followed by the Reorganizing Debtors or its Subsidiaries or risk measurement (including any value-at-risk metrics) or margin requirements;

(i)                     Use commercially reasonable efforts to maintain the safety, confidentiality, integrity and use of the assets related to the business of the Reorganizing Debtors;

(j)                     Not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Returns, enter into any closing agreement, settle any Tax claim or assessment of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Reorganizing Debtors or their business, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have a materially adverse impact on the Tax position of the New Investors or their Affiliates after the Closing Date, without the written consent of the New Investors (which consent shall not be unreasonably withheld or delayed);

(k)                  Not request the Bankruptcy Court to approve or authorize the Reorganizing Debtors to take or omit to take any action which would breach the Reorganizing

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Debtors’ covenants under or any other provisions of this Agreement, or consent to any such approval or authorization;

(l)                     Not amend or otherwise revise any by-laws, articles of association or other charter document of the Subsidiaries, without the consent of the New Investors;

(m)               Not enter into any Post Petition aircraft lease except as set forth the Disclosure Schedules or enter into any other material contract not contemplated by the Business Plan without the consent of the New Investors; and

(n)                 Observe and comply with the Securities Act and the Exchange Act and the regulations promulgated thereunder and all other requirements of applicable Laws in connection with the purchase or sale of any security of the Reorganizing Debtors, including all requirements of applicable Laws relating to the use of insider information or the trading of securities while in the possession of nonpublic information, and shall ensure that their respective affiliates, directors and employees comply so as well.

SECTION 6.06.                 Identification of Rejected Holdings Assets.  Prior to the Closing Date, the New Investors shall identify, with the cooperation of Holdings, the assets of Holdings (if any) which shall not be transferred to New ATA Holdings following the Effective Date pursuant to Section 1.03 hereof (the “Rejected Holdings Assets”).

ARTICLE VII

ADDITIONAL COVENANTS

SECTION 7.01.                 Publicity.  Except as required by Law or order of the Bankruptcy Court, the Reorganizing Debtors (nor any of their Affiliates) shall not, without the prior written consent of the New Investors, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement; provided, however, that if the Reorganizing Debtors have provided to the New Investors a copy of the announcement or press release, and the New Investors have not responded within one (1) Business Day, the Reorganizing Debtors may proceed with issuance of such announcement or press release.  Prior to making any public disclosure required by applicable Law or order of the Bankruptcy Court, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

SECTION 7.02.                 Tax Contests.  Holdings shall keep the New Investors apprised of any material Tax audits, examinations, assessments, administrative or court proceedings, or other disputes with respect to any material Tax matter of Holdings or any of its Subsidiaries (“Contests”).  Holdings shall thereafter provide the New Investors with copies of all written materials received from any relevant taxing authority in respect of any Contest, shall consult with the New Investors in good faith regarding the conduct of such Contest, and shall consider in good faith suggestions made by the New Investors and their Representatives regarding the conduct of such Contest.

SECTION 7.03.                 Access to Information.  From the date hereof until the Closing Date, the Reorganizing Debtors shall allow New Investors’ employees and other

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representatives during regular business hours (and in a manner so as not to interfere with the normal business operations of the Reorganizing Debtors) to make such investigation of the Reorganizing Debtors’ employees, the Business and the Reorganizing Debtors’ books and records related thereto, as Investor reasonably deems necessary or advisable, and the Reorganizing Debtors shall instruct their employees to cooperate in any such investigation.  New Investors shall be permitted to make extracts from or to make copies of such books and records.

ARTICLE VIII

CONDITIONS

SECTION 8.01.                 Conditions to New Investors’ Obligations.  The obligations of the New Investors to accept the DIP New Shares in repayment of the New DIP Facility Claim pursuant to Section 2.01 and to purchase the New Investors New Shares and Unsubscribed RO Shares pursuant to Section 2.02 and Section 2.03 hereof, respectively, are subject to satisfaction or waiver of each of the following conditions precedent:

(a)                  Representations and Warranties; Covenants.  The representations and warranties of the Reorganizing Debtors set forth in Article III hereof shall have been true and correct in all material respects on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms “at Closing,” in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct as of such date).  The Reorganizing Debtors shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by them hereunder or under the other Transaction Documents at or prior to the Closing, and the Reorganizing Debtors shall have delivered to the New Investors at the Closing a certificate in form and substance reasonably satisfactory to the New Investors dated the Closing Date and signed by the chief executive officer and the chief financial officer of each of the Reorganizing Debtors to the effect that the conditions set forth in this Section 8.01(a) have been satisfied.

(b)                 Compliance with Laws; No Adverse Action or Decision.  Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents or the consummation of any of the transactions contemplated thereby or by the Plan; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents or the consummation of any of the transactions contemplated thereby or by the Plan or the Plan Documents shall have been issued and remain in effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents or the consummation of any of the transactions contemplated thereby or by the Plan.

(c)                  Regulatory and Other Approvals.  The New Investors and the Reorganizing Debtors shall have received (i) all material Regulatory Approvals (other than

22

waiting periods imposed by applicable Law as referred to later in this subsection), each of which shall have become final (provided that, if an appeal of any such Regulatory Approval is pending and such appeal has a significant possibility of being resolved adversely to the Reorganizing Debtors in a manner that would reasonably be expected to have a Material Adverse Effect, the New Investors may elect to treat such Regulatory Approval as not having become final until such appeal has been denied or dismissed) and (ii) all other material Contractual Consents, approvals, permits, authorizations, exemptions, consents, licenses and agreements from other third parties that are necessary to permit the consummation of the transactions contemplated by the Plan and the Transaction Documents and to permit the Reorganizing Debtors to carry on their respective businesses following such consummation in a manner not materially inconsistent with the manner in which such businesses were carried on prior to the Effective Date (including without limitation the consent of the [U.S. government] to the continuation or novation of any Military Contract) (together with the Regulatory Approvals, the “Required Approvals”), which Required Approvals shall not contain any condition or restriction that, in the New Investors’ reasonable judgment, materially impairs the Reorganized Companies’ ability to carry on their respective businesses consistent with the Business Plan.  All waiting periods imposed by applicable Law (including, without limitation, under the HSR Act and with respect to the Amended Codeshare Agreement, under 49 U.S.C. § 41720) in connection with the consummation of the transactions contemplated by the Plan and the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.

(d)                 Bankruptcy Court Orders.  The Bankruptcy Court shall have entered the Bankruptcy Court Approval Order and an order confirming the Plan and the transactions contemplated by the Transaction Documents (the “Confirmation Order”) no later than [January 31, 2006], and neither the Bankruptcy Court Approval Order nor the Confirmation Order, once entered, shall have been modified without the New Investors’ prior written consent, reversed or vacated, and each such order shall be in effect and not be stayed or subject to appeal.

(e)                  Plan.  The Plan (including all Plan Securities), the Disclosure Statement, the Bankruptcy Court Approval Order, the Confirmation Order and the Plan Documents shall be reasonably satisfactory in form and substance to the New Investors, and such Plan as confirmed by the Bankruptcy Court shall, among other things, (i) accommodate and incorporate the Transaction Documents and the transactions contemplated thereby, to the extent applicable or appropriate, (ii) reflect the concessions obtained and to be obtained from the Reorganizing Debtors’ employees, creditors, lessors and other claimants not materially inconsistent with the projections attached as Exhibit [2] to the Disclosure Statement, and (iii) reflect a corporate and capital structure that is as described in Section 1.01 hereof or is otherwise reasonably satisfactory to the New Investors.  Any further amendment to the Plan shall be approved by the New Investors.

(f)                    Disclosure Statement.  The Disclosure Statement, as approved by the Bankruptcy Court Approval Order with such modifications as the New Investors may approve, shall have been distributed according to the Plan in a manner reasonably satisfactory to the

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New Investors and the Plan approval process in general shall have been effected in a manner satisfactory to the New Investors.

(g)                 Effective Date.  The Effective Date shall have occurred under the Plan.

(h)                 Articles of Incorporation and By-Laws.  The articles of incorporation and by-laws of each of the Holding Companies, as provided for in the Plan, shall be in form and substance reasonably satisfactory to the New Investors, and each such articles of incorporation shall have been filed with and accepted by the Secretary of State of the State of [Indiana] [Delaware] and shall have become effective.  On or prior to the Closing Date, Holdings shall have made available to the New Investors a complete and correct copy of the articles of incorporation and by-laws or comparable governing instruments of ATA and Execujet as in full force and effect as of the Closing Date.

(i)                     Corporate Action.  All corporate and other proceedings to be taken by the Reorganizing Debtors in connection with the Transaction Documents and the consummation of the transactions contemplated thereby and by the Plan and all documents incident thereto shall have been completed in form and substance reasonably satisfactory to the New Investors, and the New Investors shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

(j)                     Board Composition and Insurance.  (i) As contemplated by Section 5.01 hereof, such persons as shall have been designated by the New Investors to become directors of the Holding Companies and its Subsidiaries shall have been elected or appointed to the Board effective as of the Closing Date, and (ii) directors’ and officers’ liability insurance shall be available to such directors on terms and in amount of coverage reasonably satisfactory to the New Investors.

(k)                  No Material Adverse Effect.  Since the DIP Funding Date, except for the transactions contemplated by the Transaction Documents or as otherwise disclosed in the SEC Reports or the Disclosure Schedule to this Agreement, no event, circumstance or matter shall have occurred or arisen, or come to the attention of the New Investors, that has had, or could reasonably be expected to have, a Material Adverse Effect, and the Reorganizing Debtors shall have delivered to the New Investors at the Closing a certificate in form and substance satisfactory to the New Investors dated the Closing Date and signed by the chief executive officer and the chief financial officer of each of the Reorganizing Debtors to the effect that the condition set forth in this Section 8.01(k) has been satisfied.

(l)                     Foreign Ownership.  Holdings shall be in material compliance with the applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers.  In addition, the DOT shall have definitively advised the New Investors and Holdings, in writing, that the transactions contemplated hereby are not inconsistent with applicable law and rules and DOT practice.

(m)               Litigation.  There shall be no threatened or pending suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Cases or any other proceeding disclosed by Holdings to the New Investors in

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writing prior to the execution of this Agreement) which is likely to have a Material Adverse Effect.

(n)                 DIP Loan Closing Conditions and Absence of Default.  Each of the conditions to effectiveness set forth in the New DIP Credit Agreement shall have been satisfied or shall have been waived by the New Investors, the DIP Loan shall have been funded, and no Event of Default (as defined in the New DIP Credit Agreement) shall have occurred and be continuing under the New DIP Credit Agreement.

(o)                 Labor Agreements.  There shall be no threatened or pending strike, work stoppage or slowdown or other labor action which could materially disrupt the normal operations of the Reorganizing Debtors, and the Reorganizing Debtors shall have delivered to the New Investors at the Closing a certificate in form and substance satisfactory to the New Investors dated the Closing Date and signed by the chief executive officer of each of the Reorganizing Debtors to the effect that the conditions set forth in this Section 8.01(o) have been satisfied.

(p)                 Amended Codeshare Agreement.  ATA and Southwest shall have entered into the Amended and Restated Codeshare Agreement and related documentation, on terms acceptable to the New Investors. The Amended Codeshare Agreement shall have remained in full force and effect, shall not have been terminated and shall have become effective (or will become effective as of the Effective Date), and shall not have been further amended without the New Investors’ prior written consent.

(q)                 Business Plan.  The Reorganizing Debtors shall have continued to implement the Business Plan, as contemplated therein.

(r)                    ATSB.  The ATSB Lender Parties shall have entered into an agreement, the terms and conditions of which shall be satisfactory to the New Investors, pursuant to which the ATSB Lender Parties agree that the ATSB Secured Claim shall be restructured on the Effective Date as provided in the ATSB Term Sheet, and any matters which are unresolved in the ATSB Term Sheet shall have been resolved to the satisfaction of the New Investors.

(s)                  Aircraft Leases.  The Reorganizing Debtors’ aircraft leases shall have been amended by agreement or by order of the Bankruptcy Court (in form and substance reasonably satisfactory to the New Investors) substantially in accordance with the schedule for such amendments heretofore delivered by the Reorganizing Debtors to the New Investors and in accordance with the Business Plan.

(t)                    Key Employees.  No members of the senior management of the Reorganizing Debtors or other key employees of the Reorganizing Debtors shall have resigned or otherwise had their employment with the Reorganizing Debtors terminated, and the Reorganizing Debtors and such employees shall have entered into agreements in form and substance satisfactory to the New Investors with respect to retention of such employees by Reorganized Companies following the effective date of an Plan.

(u)                 Capitalization.  At Closing, the number of shares of New Common Stock issued to the New Investors and the Unsecured Creditors as DIP New Shares, New Investors

25

New Shares, Unsubscribed RO Shares, Subscribed RO Shares and Unsecured Creditors New Shares, and the percentage of the New Common Stock represented by each of the foregoing, both on a non-diluted and fully-diluted basis, shall be as set forth in Exhibit A hereto.

(v)                 Merger of Cargo and Leisure.  On or before the Effective Date, Cargo and Leisure shall have been merged into ATA on terms and conditions satisfactory to the New Investors.

(w)               Resolution of Dispute with Chicago re Midway.  ATA shall have resolved, to the New Investors satisfaction, the dispute between ATA and the City of Chicago concerning the right of the City of Chicago to assert a cross default under the “Training Center Lease” referenced in Section B.1 of the Gates Restructuring Term Sheet.

SECTION 8.02.                 Conditions to Holdings’ Obligations.  The obligations of Holdings to make the Exchange are subject to satisfaction or waiver of each of the following conditions precedent:

(a)                  Representations and Warranties; Covenants.  The representations and warranties of the New Investors set forth in Article IV hereof shall have been true and correct in all material respects, on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms “at Closing,” in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date).  The New Investors shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by them at or prior to the Closing, and the New Investors shall have delivered to the Reorganizing Debtors at the Closing a certificate in form and substance satisfactory to the Reorganizing Debtors dated the Closing Date and signed on behalf of an officer of the general partner of the New Investors to the effect that the conditions set forth in this Section 8.02(a) have been satisfied.

(b)                 Compliance with Laws; No Adverse Action or Decision.  Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing, except to the extent that the non-performance thereof, individually and in the aggregate, could not be reasonably expected to have a Material Adverse Effect; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which have a significant possibility of being brought to a conclusion which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

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(c)                  Regulatory and Other Approvals.  The New Investors and the Reorganizing Debtors shall have received (i) all material Regulatory Approvals (other than waiting periods imposed by applicable Law as referred to later in this paragraph), each of which shall have become final (provided that, if an appeal of such Regulatory Approval is pending and such appeal has a significant possibility of being resolved adversely to the Reorganizing Debtors in a manner that would reasonably be expected to have a Material Adverse Effect, the Reorganizing Debtors may elect to treat such Regulatory Approval as not having become final until such appeal has been denied or dismissed), and (ii) all other Required Approvals, which approvals shall not contain any condition or restriction that, in Holdings’ reasonable judgment, materially impairs the Reorganized Companies ability to carry on their respective businesses consistent with the Business Plan.  All waiting periods imposed by applicable Law (including, without limitation, under the HSR Act, if applicable) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.

(d)                 Confirmation Order.  The Confirmation Order, satisfactory in form and substance in all respects to Holdings, shall have been entered by the Bankruptcy Court and, once entered, shall not have been modified without the Reorganizing Debtors’ prior written consent, shall be in effect and shall not have been stayed.

(e)                  Effective Date.  The Effective Date shall have occurred under the Plan.

(f)                    Citizenship.  The Reorganizing Debtors shall have received reasonably satisfactory assurances that ATA will remain a “citizen of the United States,” as the term is used in Section 40102(a)(15) of Title 49 or any similar legislation of the United States enacted in substitution or replacement therefore, following the Closing.

(g)                 Exit Loan.  At the Closing, the New Investors (or one or more Qualified Funding Entities) shall make the Exit Loan to New Holding Company, in accordance with the Exit Loan Term Sheet, subject to the conditions set forth therein and to definitive legal documentation necessary to consummate the transactions contemplated therein.

ARTICLE IX

TERMINATION

SECTION 9.01.                 Termination of Agreement.  Subject to Section 9.02 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

(a)                  the New Investors, if (i) the Closing shall not have occurred on or before [March 15, 2005], (ii) the Confirmation Order shall not have been entered by [January 31, 2006]; or (iii) the Bankruptcy Court Approval Order shall not have been entered by [December 9, 2005];

(b)                 the New Investors, if (i) there shall have been a breach by the Reorganizing Debtors of any material representation, warranty, covenant or agreement of the

27

Reorganizing Debtors contained in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 8.01 hereof and that has not been cured within ten (10) days following receipt by the Reorganizing Debtors of written notice from the New Investors of such breach or if such breach is not capable of being cured, immediately upon such breach, or (ii) any condition set forth in Section 8.01 hereof to the New Investors’ obligations is not capable of being satisfied;

(c)                  the New Investors, if the Bankruptcy Court or any court of competent jurisdiction to which a decision relating to the Cases has been appealed modifies the [Bankruptcy Court Approval Order or the Term Sheet Order] without the prior written consent of the New Investors in a manner materially adverse to the New Investors, or reverses, vacates or stays any such order;

(d)                 the New Investors, upon the maturity (whether by acceleration, termination or mandatory prepayment) of the New DIP Credit Agreement prior to the Effective Date; or

(e)                  the Companies, if (i) there shall have been a breach by the New Investors of any material representation, warranty, covenant or agreement of the New Investors contained in this Agreement which breach would result in the failure to satisfy any condition set forth in Section 8.02 hereof and that has not been cured within ten (10) days following receipt by the New Investors of written notice from the Reorganizing Debtors of such breach or if such breach is not capable of being cured, or (ii) any condition set forth in Section 8.02 hereof to Holdings’ obligations is not capable of being satisfied;

(f)                    the Reorganizing Debtors, if the Confirmation Order shall not have been entered by [January 31, 2006];

(g)                 mutual agreement in writing by the Reorganizing Debtors and the New Investors.

SECTION 9.02.                 Effect of Termination.  If this Agreement is terminated in accordance with Section 9.01 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this Section 9.02, Section 7.01 and Article X hereof shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01.           Fees and Expenses.  The Reorganizing Debtors will reimburse to the New Investors all fees and expenses (including without limitation the fees and expenses of legal counsel and consultants) reasonably incurred by them in connection with (a) any due diligence investigation of the Reorganizing Debtors, (b) the negotiation, execution and delivery of the Transaction Documents and any amendments thereto, (c) participation in the Bankruptcy Court proceedings and Plan formation process, (d) the consummation of the

28

transactions contemplated by the Term Sheet and the Transaction Documents, (e) making any filings and obtaining any approvals which may be required or which may be deemed desirable, such as under the Hart-Scott-Rodino Antitrust Improvements Act and any other State or Federal law (including without limitation any fees payable in connection with the making of such filings or obtaining of such approvals), (f) litigation, contested matters or adversary proceedings, relating to the New Investors financing or the Chapter 11 Cases and (g) enforcement of the rights of the New Investors under the Transaction Documents (the “Expenses”).  The New Investors will render invoices to Holdings (which the New Investors may submit every two weeks following [the date of the Term Sheet Order]) for Expenses reimbursable hereunder, and Holdings shall pay to the New Investors or their designated affiliates all amounts due under any such invoice within five (5) days of receipt thereof.

SECTION 10.02.           Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Closing Date.

SECTION 10.03.           Specific Performance.  The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

SECTION 10.04.           Notices.  All notices and other communications hereunder to be effective shall be in writing and shall be deemed to have been duly given upon delivery when delivered by hand or by overnight courier with receipt of delivery or two (2) Business Days after being sent by registered or certified first class mail postage prepaid, or, in the case of facsimile transmission, when received and telephonically confirmed, in each case addressed to the parties at the addresses set below (or to such other person or address as the parties shall have notified each other in writing, provided that notices of a change of address shall be effective only upon receipt thereof):

(a)	If to Reorganizing Debtors to:	ATA Holdings Corp. ATA Airlines Inc. 7337 West Washington Street Indianapolis, IN 46231-1300 Attention: John Denison, CEO Fax: (317) 282-7211

	With a copy to:	Baker & Daniels LLP 300 North Meridian Street, Suite 2700 Indianapolis, IN 46204 Attention: James M. Carr Fax: (317) 237-8326

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(b)	If to New Investors, to:	MatlinPatterson Advisors LLC
520 Madison Avenue, 35th Floor New York, New York 10022 Attention: General Counsel Fax: (212) 651-4011

	With a copy to:	Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, NY 10019 Attn: Duncan N. Darrow L. Gilles Sion Fax: (212) 839-5599

SECTION 10.05.           Entire Agreement; Amendment.  This Agreement and the documents described herein (including the Plan) or attached or delivered pursuant hereto (including, without limitation, the other Transaction Documents) set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement.  Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.  No investigation by a party hereto of any other party hereto prior to or after the date hereof shall stop or prevent the exercise of any right hereunder or be deemed to be a waiver of any such right.

SECTION 10.06.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

SECTION 10.07.           Governing Law.  To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.  The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Reorganizing Debtors and the New Investors shall be the Bankruptcy Court, or if such court will not hear any such suit, the U.S. District Court for the Southern District of New York, and the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction.  The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts.  Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 10.04 hereof.  The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the Law or to obtain execution of judgment in any other jurisdiction.  The parties further agree, to the extent permitted by Law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be

30

enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness.  THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.

SECTION 10.08.           Successors and Assigns.  Except as provided in Section 2.06 and otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Reorganizing Debtors and the New Investors and their respective successors and assigns, and neither this Agreement nor any rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto.  Following a permitted assignment by either or both of the New Investors, the term “New Investors,” as used in this Agreement (other as used in this sentence and the second proviso in the immediately preceding sentence), shall be deemed to refer to the applicable assignee(s) and, to the extent that either of the New Investors has so assigned all of its interests and rights hereunder to one or more assignees, shall no longer be deemed to refer to such assigning New Investor.

SECTION 10.09.           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

SECTION 10.10.           General Interpretive Principles.  Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders.  The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof.  Unless otherwise specified, any references to a party’s “judgment”, “satisfaction” or words of a similar import shall mean in such party’s sole judgment.  Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the Exhibits and Schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

[signatures are on the next page]

31

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized representatives, all as of the date first above written.

MATLINPATTERSON GLOBAL OPPORTUNITIES FUND II, L.P.
By:	MatlinPatterson Global Opportunities II LLC, general
partner

By:
Name:
Title:

MATLINPATTERSON GLOBAL OPPORTUNITIES FUND II (CAYMAN), L.P.
By:	MatlinPatterson Global Opportunities II LLC, general
partner

By:
Name:
Title:

ATA HOLDINGS CORP.

By:
Name:
Title:

By:
Name:
Title:

ATA AIRLINES, INC.

By:
Name:
Title:

By:
Name:
Title:

32

ATA LEISURE CORP.

By:
Name:
Title:

By:
Name:
Title:

ATA CARGO, INC.

By:
Name:
Title:

By:
Name:
Title:

AMERICAN TRANS AIR EXECUJET, INC.

By:
Name:
Title:

By:
Name:
Title:

33

EXHIBIT A
to
Investment Agreement

Capitalization

[being reviewed]

1.                                       At the Effective Date, prior to dilution of management and ALPA shares and assuming rights offering not fully subscribed, the numbers are as follows:

69.75%	MP	7,500,000	shares
23.25%	Rights Offering	2,500,000
7.00%	Creditors	752,688
100%		10,752,688

Fully Diluted

62.20%	MP	7,500,000
20.73%	Rights Offering	2,500,000
6.24%	Creditors	752,688
1.82%	Original Warrants	219,443
5.00%	Management	602,864
4.00%	ALPA	482,291
100%		12,057,286

2.                                       At the Effective Date, prior to dilution of management and ALPA option shares and assuming rights offering fully subscribed by unsecured creditors, the numbers are as follows:

69.75%	MP	7,500,000	shares
23.25%	Rights Offering	2,500,000
7.00%	Creditors	752,688
100%		10,752,688

Fully Diluted

60.93%	MP	7,500,000
20,31%	Rights Offering	2,500,000
6.12%	Creditors	752,688
3.64%	Warrants	448,029
5.00%	Management	615,424
4.00%	ALPA	492,339
100%		12,308,480

34

EXHIBIT B
to
Investment Agreement

ATSB Term Sheet

EXHIBIT C
to
Investment Agreement

Exit Loan Term Sheet

SCHEDULE I

GLOSSARY OF DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below.  [Any capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Plan.]

“Additional Warrants” has the meaning set forth in the Plan*.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

“Agreement” has the meaning set forth in the preamble hereto.

“Allowed Class 6 Claims” has the meaning as set forth in the Plan.

“ALPA Option Shares” has the meaning as set forth in the Plan.

 “Alternative Transaction” means a plan of reorganization, recapitalization transaction or sale of any substantial part of the business or operations of the Reorganizing Debtors (whether by merger, consolidation or otherwise) to any Person other than pursuant to the Plan, or any other form of debt or equity financing transaction, business combination, joint venture, asset sale or other transaction involving the Reorganizing Debtors pursuant to which the control of the business of ATA is sold, merged, combined, consolidated or otherwise disposed of in a single transaction or a series of related transactions either pursuant to 11 U.S.C. Section 363 or pursuant to a Chapter 11 plan of reorganization.

“Amended Codeshare Agreement” has the meaning set forth in the Recitals hereto.

“ATA” has the meaning set forth in the preamble hereto.

“ATSB Lender Parties” has the meaning assigned to such term in the “Second Interim and Final Order Authorizing Debtors’ Use of Cash Collateral and Use, Sale and Lease of Other Pre-Petition Collateral dated December 10, 2004” (Docket No. 718) entered by the Bankruptcy Court with respect to the Cases as such order may be extended, amended or modified from time to time.

“ATSB Secured Claim” means the “Secured Claim” as defined in the Order Approving Motion on Shortened and Limited Notice to Approve ATSB Lenders Settlement Agreement entered by the Bankruptcy Court on April 19, 2005.

“ATSB Term Sheet” means the Term Sheet for Potential Reinstatement of ATSB-Backed Loan to the Borrower, a copy of which is attached hereto as Exhibit B.

*  Plan definitions will be incorporated into this document in a subsequent draft.

“Bankruptcy Code” has the meaning set forth in the preamble hereto.

“Bankruptcy Court” has the meaning set forth in the Recitals hereto.

“Bankruptcy Court Approval Order” has the meaning set forth in the Recitals hereto.

“Bankruptcy Schedules” means the schedules of assets and liabilities and the statements of financial affairs filed in the Cases by the Reorganizing Debtors.

“Beneficial Ownership” with respect to any securities has the meaning set forth in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to have Beneficial Ownership of all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time. The term “Beneficially Own” has a correlative meaning.

 “Board” means the board of directors of New Holding Company.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York or the State of Indiana are authorized by law or executive order to close.

“Business Plan” means “Op Plan 6”, as such plan may be modified from time to time with the consent of the New Investors.

“Cargo” has the meaning set forth in the preamble hereto.

“Cases” has the meaning set forth in the Recitals hereto.

[“Cash Equivalents” means any of the following types of investments, to the extent owned by any of the Reorganizing Debtors free and clear of all Liens: (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency or instrumentality of the United States government, the obligations of which are backed by the full faith and credit of the United States government, in each case maturing no more than 180 days after such date; (ii) commercial paper issued by domestic corporations or institutions, states or municipalities maturing no more than 180 days after such date if such commercial paper, at the time of the acquisition thereof, has a rating of at least A-1 from Standard & Poor’s or at least P-1 from Moody’s; (iii) time deposits, certificates of deposit or bankers’ acceptances maturing no more than 180 days after such date and issued or accepted by any lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has net assets of not less than $1,000,000,000 and that has a rating of at least AA from Standard & Poor’s or at least Aa2 from Moody’s; (iv) shares of any money market mutual fund registered with the SEC under Rule 2a-7 that guarantees 100% same day liquidity and has net assets not less than $1,000,000,000; (v) marketable medium term notes maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from Standard & Poor’s or at least A3 from Moody’s; (vi) corporate bonds maturing no more

2

than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from Standard & Poor’s or at least A3 from Moody’s; and (vii) asset-backed securities maturing no more than 90 days after such date and issued by an originator that has a rating of at least A from Standard & Poor’s or A2 from Moody’s; provided, however, that in the case of Cash Equivalents set forth in clauses (ii) through (vii) above, such Cash Equivalents shall not have a yield of more than the yield on treasury securities with a maturity comparable to such Cash Equivalents plus 1.50% per annum.]

“CERCLA” has the meaning set forth in the definition of “Environmental Laws” herein.

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Claims” has the meaning set forth in the Plan.

“Closing” means the closing of the sale and purchase of the New Investors Total Shares pursuant to Sections 2.01,  2.02 and 2.03 hereof and the funding of the Exit Loan pursuant to Section 2.05 hereof.

“Closing Date” has the meaning set forth in Section 2.08(a) hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Codeshare Agreement” means a Codeshare Agreement entered into as of December 22, 2004 between ATA and Southwest Airlines, as in effect on the date hereof.

“Companies” means Holdings and ATA.

“Confirmation Order” has the meaning set forth in Section 8.01(d) hereof.

“Contests” has the meaning set forth in Section 7.03 hereof.

“Contractual Consent” applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in the occurrence of a default or event of default, the creation of any lien, the triggering of any decrease in the rights of such first Person, any increase in the obligations of such first Person or any other consequence adverse to the interests of such first Person, under any provision of such Contractual Obligation.  For the avoidance of doubt, any consent required by the terms of any such Contractual Obligation which is rendered unnecessary by the Confirmation Order shall not be deemed to be “required” for the purposes of this definition.

“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

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“Convenience Class Cash” has the meaning set forth in Section 1.01(b)(iv)

“Convenience Distribution” has the meaning set forth in the Plan.

“Creditors’ Committee” means the Official Committee of Unsecured Creditors appointed by the United States Trustee in the Cases.

“DIP Approval Order” has the meaning set forth in the Recitals hereto.

“DIP New Shares”  has the meaning set forth in the Plan.

 “Disclosure Schedule” means the schedule attached as Schedule II to this Agreement, which will be provided to the New Investors at least [four (4) Business Days] prior to the date hereof.

“Disclosure Statement” has the meaning set forth in the Plan.

“Distribution Date” has the meaning set forth in the Plan.

“DOT” means the United States Department of Transportation.

“Effective Date” means the effective date of the Plan; provided that, unless the New Investors agree otherwise, in no event shall the Effective Date occur (a) earlier than eleven (11) days after the Bankruptcy Court approves and enters the Confirmation Order, (b) before all Approvals are obtained and have become final (provided that, if an appeal of any Regulatory Approval included in such Approvals is pending and such appeal has a significant possibility of being resolved adversely to the Reorganizing Debtors in a manner that would reasonably be expected to have a Material Adverse Effect, the New Investors may elect to treat the related Approval as not having become final until such appeal has been denied or dismissed) and (c) before all applicable waiting periods imposed by Law in connection with the transactions contemplated by the Transaction Documents have expired or have been terminated.

“Employee Plans” means all material employee benefit plans (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and all material bonus, incentive or deferred compensation, stock option or other equity based, severance, termination, or fringe benefit or other material benefit, plans, programs or policies, maintained, sponsored or contributed to by any of the Reorganizing Debtors or to which any such Person is or has been obligated to contribute.

“Employment Agreement” means any employment, consulting, retention, change in control or severance agreement or other similar arrangement between any of the Reorganizing Debtors, on the one hand, and any Representative thereof, on the other.

“Environmental Laws” means any federal, state or local law, statute, ordinance, order, decree, rule, regulation or permit or other binding determination of any Governmental Entity relating to, or otherwise imposing standards of conduct or liability with respect to (i) actual or threatened releases, discharges, emissions, spills, leaks, migrations, injections or disposals to air, water, land or groundwater of any Hazardous Material; (ii) the use, handling,

4

storage, treatment, management, transportation or disposal of any Hazardous Material, including but not limited to, polychlorinated by phenyls, asbestos or urea formaldehyde; (iii) exposure to any Hazardous Material or any other toxic, hazardous or controlled, prohibited or regulated substances; or (iv) the investigation, remediation, removal, cleanup or compensation for any conditions resulting from the presence of any Hazardous Materials in air, water, land or groundwater.  Environmental Laws shall include, but shall not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. (“CERCLA”), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (“RCRA”), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. (“TSCA”), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C.  1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. (“HMTA”), the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 2601 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. (“EPCRA”), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

“EPCRA” has the meaning set forth in the definition of “Environmental Laws” herein.

“Equity Securities” shall mean, with respect to a specified Person, (i) capital stock of, or other voting securities or equity interests in, such Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire any of the securities described in clauses (i) or (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

“Exchange” has the meaning set forth in Section 1.01(b)(iv).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

 “Execujet” has the meaning set forth in the preamble hereto.

 “Exit Loan” has the meaning set forth in the Recitals hereto.

“Exit Loan Term Sheet” means the Outline of Proposed Terms and Conditions re the Exit Loan, dated [             ] and attached hereto as Exhibit C.

 “Expenses” has the meaning set forth in Section 10.01 hereof.

“Event of Default” has the meaning set forth in the New DIP Credit Agreement.

 “FAA” means the Federal Aviation Administration.

5

“GAAP” means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

“Gate Restructuring Agreement” means an agreement among ATA, Southwest Airlines and [the City of Chicago] with respect to the restructuring of gates at Midway Airport, consistent with the Gates Restructuring Term Sheet.

“Gates Restructuring Term Sheet” has the meaning set forth in the Recitals hereto.

“Governmental Entity” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

“Hazardous Materials” shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws.  Without limiting the generality of the foregoing, the term includes: “hazardous substances” as defined in CERCLA; “extremely hazardous substances” as defined in EPCRA; “hazardous waste” as defined in RCRA; “hazardous materials” as defined in HMTA; “chemical substance or mixture” as defined in TSCA; crude oil, petroleum or petroleum-derived products or wastes or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; polychlorinated biphenyls, dioxins, asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

“HMTA” has the meaning set forth in the definition of “Environmental Laws” herein.

“Holding Companies” has the meaning set forth in Section 1.01(a).

“Holding Passive Subsidiaries” means New Parent Company and New ATA Holdings.

“Holdings” means ATA Holdings Corp.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights including, but not limited to, patents, patent rights, trade secrets, know-how, trademarks, service marks, trade names, copyrights, licenses and proprietary processes and formulae.

“Interim Balance Sheet” means the unaudited consolidated balance sheet of the Reorganizing Debtors dated as of [September 30, 2005] and filed with the Company’s Quarterly Report Form on Form 10-Q.

“IP Agreements” has the meaning set forth in Section 3.10(f)(iii) hereof.

6

“Law” means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

“Leased Real Property” means the real property leased by any of the Subsidiaries, as tenants, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property leased by any of the Subsidiaries attached or appurtenant to such real property and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leisure” has the meaning set forth in the preamble hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Management Incentive Shares” has the meaning as set forth in the Plan.

“Material Adverse Effect” means a material adverse change in the business, assets, liabilities (actual and contingent), operations, performance conditions (financial or otherwise) or prospects (financial or otherwise) of the Reorganizing Debtors, including without limitation (i) no amendment to, or termination of, the Codeshare Agreement, except as approved in writing by the New Investors or except as reflected in the Amended Codeshare Agreement, (ii) no resignation of the senior management and other key employees of the Reorganizing Debtors, and (iii) the ability of the Holding Companies, Holdings or any Subsidiary to consummate any of the transactions contemplated by the Transaction Documents or to perform its obligations thereunder.

“Military Contracts” has the meaning set forth in Section 3.16.

“MP Funding Fee” means the Funding Fee payable to the New Investors pursuant to the New DIP Credit Agreement.

“New ATA Holdings” has the meaning set forth in Section 1.01(a).

 “New Common Stock” means the New Common Stock, par value $[0.01] per share, of New Holding Company.

 “New DIP Credit Agreement” means the agreement entered into as of [December 9, 2005] by which the New DIP Facility is made available to the Reorganizing Debtors.

“New DIP Facility” has the meaning set forth in Recitals hereto.

“New DIP Facility Claim” has the meaning set forth in the Plan.

7

 “New DIP Interest” means interest payable pursuant to the New DIP Credit Agreement.

“New Holding Company” has the meaning set forth in Section 1.01(a).

“New Investors” has the meaning set forth in the preamble hereto.

“New Investors New Shares” means the number of shares of New Common Stock, to be issued to the New Investors, set forth in Exhibit A hereto.

“New Investors Total Shares” means, collectively, the DIP New Shares, the New Investors New Shares and the Unsubscribed RO Shares.

“New Parent Company” has the meaning set forth in Section 1.01(a).

“New Shares Purchase Price” means $45,000,000, less any portion of the New DIP Interest and the MP Funding Fee which are outstanding on the Closing Date.

“OpPlan 6” means the operating plan for scheduled airline passenger services dated as of October 8, 2005.

“Original Warrants” has the meaning set forth in the Plan.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means any individual, corporation, Holdings, association, partnership, limited liability Holdings, joint venture, trust, unincorporated organization, or Governmental Entity.

“Petition Date” has the meaning set forth in the Recitals hereto.

“Plan” has the meaning set forth in the Recitals hereto.

“Plan Documents” means the Transaction Documents, the Rights Offering Documents, the Stock Option Plan, the Warrant Agreement, the Exit Loan, the Gate Restructuring Agreement and                           .

“Plan Proponents” has the meaning set forth in the Plan.

“Plan Securities” means the New Investors Total Shares, the options to be granted pursuant to the Management Stock Option Plan, the Management Incentive Shares, the options to be granted pursuant to the ALPA Stock Option Plan, the ALPA Option Shares, the Subscribed RO Shares, the Unsecured Creditors New Shares, the Original Warrants, the Original Warrants Shares, the Additional Warrants and the Additional Warrants Shares.

“Post Petition”, when used with respect to any agreement, instrument or any obligation arising thereunder, any claim or proceeding or any other matter, means an agreement or instrument that was first entered into or first became effective, an obligation, claim or

8

proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

“Pre Petition”, when used with respect to any agreement, instrument or any obligation arising thereunder, any claim or proceeding or any other matter, means an agreement or instrument that was first entered into or first became effective, an obligation, claim or proceeding that first arose or was first instituted, or another matter that first occurred, before the commencement of the Cases.

“Proceeding” has the meaning set forth in Section 3.11 hereof.

 “Qualified Funding Entity” means any corporation, partnership, limited liability company, joint venture, trust or other entity formed and capitalized by one or more of the New Investors (and/or one or more co-New Investors) for the purpose of acquiring some or all of the New Investors Total Shares and/or interests in the Exit Loan.

“Qualified Holders” has the meaning set forth in the Plan.

“RCRA” has the meaning set forth in the definition of “Environmental Laws” herein.

“Regulatory Approvals” means, to the extent necessary in connection with the consummation of the transactions contemplated by the Plan and the Transaction Documents, any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Entities (and shall not include waiting periods under the HSR Act or otherwise imposed by Law).

“Rejected Holdings Assets” shall have the meaning set forth in Section 6.06 hereof.

“Reorganized Companies” means, collectively, the Holding Companies, ATA and Execujet.

“Reorganizing Debtors” has the meaning set forth in the Recitals hereto.

 “Representatives” means, with respect to any Person, such Person’s officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such a Person.

“Required Approvals” has the meaning set forth in Section 8.01(c).

“Rights Offering” has the meaning set forth in the Plan.

“Rights Offering Documents” means the Disclosure Statement and the Subscription Documents (as defined in the Plan).

“RO Assignee” has the meaning set forth in Section 2.06.

9

“RO Notice” has the meaning set forth in Section 2.06.

“RO Purchase Price” means the number of Unsubscribed RO Shares multiplied by $[10.00], but shall in no event exceed $25,000,000.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” means (i) the Annual Reports on Form 10-K of Holdings and, if applicable, the Annual Report of ATA for each of the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000; (ii) the Quarterly Reports on Form 10-Q of Holdings for each of the periods ended March 31, 2005, June 30, 2005 and September 30, 2005; and (iii) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement required to be filed by Holdings with the SEC since December 31, 2000 and prior to the date hereof, in each case, in the form (including exhibits and any amendments thereto) filed with the SEC.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

[“Standard & Poor’s” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.]

“Stock Option Plans” means the ALPA Stock Option Plan and the Management Stock Option Plan, as such terms are defined in the Plan.

“Stock Options” means the options granted under the Stock Option Plans to purchase the Management Incentive Shares and the ALPA Option Shares, as such terms are defined under the Plan.

“Stock Purchase Rights” means any warrants, options, securities, rights, calls, commitments or agreements of any character granting to any Person the right to purchase or otherwise acquire any capital stock of New Holding Company or securities or rights which are or may become convertible into or exchangeable for shares of capital stock of the Holding Companies, Holdings or any Subsidiary.

“Subscribed RO Shares” means those shares of New Common Stock subscribed by Qualified Holders in accordance with the Rights Offering Documents.

“Subsidiaries” means ATA, Leisure, Cargo and Execujet, and each a “Subsidiary”.

“Tax” means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, income taxes (including, but not limited to, U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, goods and services taxes, excise taxes, transportation excise taxes, passenger facility charges, transportation security charges, ticket taxes, franchise taxes, gross or net receipts taxes,

10

occupation taxes, real property taxes, personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers’ compensation, and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date.

“Tax Returns” has the meaning set forth in Section 3.13(a) hereof.

“Term Sheet” has the meaning set forth in the Recitals.

“Term Sheet Order” has the meaning set forth in the Recitals.

“Title 14” means Title 14 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereunder.

“Title 49” means Title 49 of the Code of Federal Regulations, as amended and in effect from time to time.

“Total Purchase Price” shall mean the sum of the New Shares Purchase Price and the RO Purchase Price.

“Transaction Documents” mean, collectively, this Agreement and each other agreement or document contemplated to be executed and delivered pursuant hereto or in connection herewith.

“Transfer and Settlement Motion” has the meaning set forth in the Recitals.

“Transfer and Settlement Order” has the meaning set forth in the Recitals.

“TSCA” has the meaning set forth in the definition of “Environmental Laws” herein.

“Unsecured Creditors New Shares” has the meaning set forth in the Plan.

“Unsubscribed RO Shares” means those shares of New Common Stock not subscribed by Qualified Holders pursuant to the Rights Offering, which shall in no event exceed [2,500,000] shares of New Common Stock.

“U.S. Citizen” means [a citizen of the United States, as the term is used in Section 40102(a)(15) of Title 49 of the U.S. Code or any similar legislation of the United States enacted in substitution or replacement therefor.]

“Warrant Agreement” has the meaning set forth in the Plan.

“Warrants” means the Original Warrants and the Additional Warrants.

“Warrant Shares” means the shares issued pursuant to the Warrants.

11

SCHEDULE II

DISCLOSURE SCHEDULE

12

PLAN EXHIBIT B

AMENDED AND RESTATED ATSB LOAN AGREEMENT

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit B

PLAN EXHIBIT C

NEW INVESTOR EXIT FACILITY SECURED NOTE

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit C

PLAN EXHIBIT D

NEW INVESTOR EXIT FACILITY SECURITY AGREEMENT

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit D

PLAN EXHIBIT E

NEW FLEET NOTE A

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit E

PLAN EXHIBIT F

NEW FLEET NOTE B

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit F

PLAN EXHIBIT G

NONEXCLUSIVE SCHEDULE OF REJECTED EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit G

PLAN EXHIBIT H

EXCLUSIVE SCHEDULE OF ASSUMED
EXECUTORY CONTRACTS AND UNEXPIRED LEASES

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit H

PLAN EXHIBIT I

NONEXCLUSIVE LIST OF RETAINED ACTIONS
AND NONEXCLUSIVE LIST OF AVOIDANCE ACTIONS

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit I

PLAN EXHIBIT J

ALPA STOCK OPTION PLAN

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit J

PLAN EXHIBIT K

MANAGEMENT STOCK OPTION PLAN

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit K

PLAN EXHIBIT L

SUBSCRIPTION FORMS

Exhibit L

INSTRUCTIONS TO MASTER NOMINEE SUBSCRIPTION FORM FOR

RIGHTS OFFERING IN CONNECTION WITH

THE FIRST AMENDED JOINT CHAPTER 11 PLAN FOR REORGANIZING DEBTORS

The Subscription Expiration Date is 4:00 p.m. (prevailing Eastern time)

on January 23, 2006, unless extended by the Debtors.

To Nominees:

On December   , 2005, ATA Holdings Corp., ATA Airlines, Inc., ATA Leisure Corp. ATA Cargo, Inc. and American Trans Air ExecuJet, Inc., as debtors and debtors-in-possession (collectively, the “Reorganizing Debtors”), filed the First Amended Joint Chapter 11 Plan for Reorganizing Debtors (as it may be amended, the “Plan of Reorganization”) and the Disclosure Statement with Respect to First Amended Joint Chapter 11 Plan for Reorganizing Debtors (as it may be amended, the “Disclosure Statement”).  Pursuant to the Plan of Reorganization, each Qualified Holder(1) as of the Voting Record Date has the right to subscribe for Rights Offering New Shares of New Holding Company based on such Qualified Holder’s Rights Participation Claim Amount and, to the extent the Rights Offering is not fully subscribed, additional Rights Offering New Shares to which such Qualified Holder elects to subscribe.  See Article VII of the Plan of Reorganization and Section IX of the Disclosure Statement for a complete description of the Rights Offering.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan of Reorganization.

This Master Nominee Subscription Form is being sent to brokers, dealers, commercial banks, trust companies and other nominees (the “Nominees”) designated as holders of Allowed Class 6 Claims.  Nominees are requested to deliver to the persons and entities (the “Beneficial Holders”) for whom the Nominee holds such Allowed Class 6 Claims the enclosed copies of the Beneficial Holder Subscription Form, Accredited Investor Certification and Certificate of U.S. Citizenship (collectively the “Beneficial Holder Subscription Documents”) to determine the extent to which such Beneficial Owners, to the extent they qualify as a Qualified Holder, would like to participate in the Rights Offering.  Upon receipt of the completed Beneficial Holder Subscription Documents, please complete and return the attached Master Nominee Subscription Form and any required payment to the Disbursing Agent - The BMC Group, on or before the Subscription Expiration Date set forth above.

Questions.  If you have any questions about the Subscription Documents or the subscription procedures described herein, please contact the Disbursing Agent - The BMC Group attention Stephenie Kjontvedt at 212-310-5909 or Kevin Martin at 310-321-5541.

If the Master Nominee Subscription Form and payment is not received by the Disbursing Agent by the Subscription Expiration Date, the Subscription Rights will terminate and be cancelled.

Nothing herein or in the enclosed Beneficial Holder Subscription Documents shall constitute the Nominee or any other person as an agent of the Reorganizing Debtors, or authorize the Nominee or any other person to make any statements on behalf of the Reorganizing Debtors with respect to the Plan, the Disclosure Statement or the Rights Offering, except for statements expressly made in the Plan, the Disclosure Statement or the Beneficial Owner Subscription Documents

(1) Qualified Holder means a Person(s) who holds Allowed Class 6 Claims or is listed on the Rights Offering Claim Amount List and (i) who qualifies as of the Subscription Commencement Date as an “accredited investor” as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act and (ii) who is a U.S. Citizen.

In order for a Nominee to properly subscribe for any Rights Offering New Shares pursuant to the Rights Offering, on behalf of those eligible Beneficial Owners electing to participate in the Rights Offering, the Nominee must:

1.                                       Insert in Column A of Item 1 of the attached Master Nominee Subscription Form, the Pro Rata Share of Rights Offering New Shares for each participating Beneficial Owner which appears in Item 2a of such Beneficial Holder’s Subscription Form.

2.                                       Insert in Column B of Item 1 of the attached Master Nominee Subscription Form, the Subscription Purchase Price for the number of Rights Offering New Shares for which each participating Beneficial Holder wishes to subscribe in connection with such Beneficial Holder’s Basic Subscription Rights, which appears in Item 2b of such Beneficial Holder’s Subscription Form.

3.                                       Insert in Column C of Item 1 of the attached Master Nominee Subscription Form, the aggregate dollar amount of additional Rights Offering New Shares, if any, for which each participating Beneficial Holder commits to subscribe in connection with such Beneficial Holder’s Supplemental Subscription Rights.

4.                                       Calculate in Column D of Item 1 of the attached Master Nominee Subscription Form, the aggregate Subscription Purchase Price for each participating Beneficial Owner, which amount shall be equal to the sum of the amounts indicated in Columns B and C of Item 1.

5.                                       Provide for payment in accordance with Item 3 of the attached Master Nominee Subscription Form.

6.                                       Read and Complete the certification in Item 4 of the attached Master Nominee Subscription Form.

6.                                       Return the Master Nominee Subscription Form and the Total Subscription Purchase Price (If Not by Wire Transfer) in the pre-addressed envelope so that it is received by the Disbursing Agent on or before the Subscription Expiration Date.  Do not fax the Master Nominee Subscription Form.

MASTER NOMINEE SUBSCRIPTION FORM FOR

RIGHTS OFFERING IN CONNECTION WITH

THE FIRST AMENDED JOINT CHAPTER 11 PLAN

FOR REORGANIZING DEBTORS

SUBSCRIPTION EXPIRATION DATE

The Subscription Expiration Date is 4:00 p.m. (prevailing Eastern time)

on January 23, 2006, unless extended by the Reorganizing Debtors.

Item 1.  Aggregate Subscription Amount.

In accordance with the instructions attached hereto, please complete the information in the table below with respect to each Beneficial Holder for whom the Nominee holds an Allowed Class 6 Claim and has received completed Beneficial Holder Subscription Documents.

Customer Account Number	A Pro Rata Share of Rights Offering New Shares (#)	B Basic Subscription Right Subscription Amount ($)	C Supplemental Subscription Right Subscription Amount ($)	D Subscription Purchase Price ($)
1.
2.
3.
4.
5.
6.
7.
8.
9.
10.
11.
12.
13.
14.
15.

3

Item 2.  Exercise and Payment for Subscription Amount.

In order to exercise Subscription Rights on behalf of its Beneficial Owners, Nominees must:  (i) return this duly completed Master Nominee Subscription Form to the Disbursing Agent so that such form is actually received on or before the Subscription Expiration Date and (ii) remit (for the account of New ATA Holdings) the Total Subscription Purchase Price (equal to the sum of all dollar amounts indicated in Column D) on or before the Subscription Expiration Date in accordance with the wire instructions set forth below or, to the extent the Nominee received bank or cashier’s checks from Beneficial Owners, by delivering such checks along with the Master Nominee Subscription Form.

Wire Instructions:

Wells Fargo Bank

204 W. Meeker

Kent, WA 98032

206-394-3463

ABA/Routing # 121000248

Account Number 4121227417

If, on or prior to the Subscription Expiration Date, the Disbursing Agent for any reason does not receive both the duly completed Master Nominee Subscription Form and payment in an amount equal to the Total Subscription Purchase Price, the right to participate in the Rights Offering will be deemed to have been relinquished and waived.

Item 3.  Subscription Certifications.

By signing this Master Nominee Subscription Form, the undersigned certifies that:

(i)                                                                                     (a) it has delivered a copy of the Disclosure Statement, the Plan and other materials contained in the Solicitation Package to each Beneficial Holder whose Subscription Rights are being transmitted by this Master Subscription Form, (b) it has received a properly completed and originally signed Subscription Form from each such Beneficial Holder listed in Item 1 above, (c) it has received a properly completed and originally signed Accredited Investor Certification Form from each such Beneficial Holder, (d) it has received a properly completed and originally signed Certificate of U.S. Citizenship from each such Beneficial Holder, and (e) it has received payment of each Beneficial Holder’s Subscription Purchase Price and transferred such funds in accordance with the instructions herein;

(ii)                                                                                  it has accurately transcribed in Item 1 above all applicable information from the Subscription Form received from each of its Beneficial Holders; and

(iii)                                                                               it will maintain Subscription Documents returned by the Beneficial Holders for disclosure to the Bankruptcy Court or the Reorganized Debtors (if so ordered) for one year from the Subscription Expiration Date (or such other date as is set by subsequent Bankruptcy Court order).

4

Dated:	, 2006

DTC Participant #

Name:
(Print or Type)

Signature:

By:
(If Appropriate)

Title:
(If Appropriate)

Telephone Number:

Street Address:

City, State and Zip Code:

PLEASE NOTE:  NO SUBSCRIPTION RIGHT EVIDENCED HEREBY WILL BE VALID UNLESS A PROPERLY COMPLETED AND SIGNED MASTER NOMINEE SUBSCRIPTION FORM ALONG WITH PAYMENT OF THE TOTAL SUBSCRIPTION PURCHASE PRICE ARE RECEIVED BY THE DISBURSING AGENT ON OR BEFORE 4:00 P.M. (PREVAILING EASTERN TIME) ON JANUARY 23, 2006.  Payment of an amount insufficient to cover the stated aggregate subscription amount will be treated as a subscription to purchase the number of Rights Offering New Shares to the extent of the payment made (excluding fractional shares).  Overpayments will be refunded to the Nominee, without interest.  IF THE PLAN OF REORGANIZATION IS NOT CONFIRMED, ALL PAYMENTS IN RESPECT OF THE RIGHTS OFFERING WILL BE REFUNDED, WITHOUT INTEREST.

5

INSTRUCTIONS TO SUBSCRIPTION FORM FOR

RIGHTS OFFERING IN CONNECTION WITH

THE FIRST AMENDED JOINT CHAPTER 11 PLAN FOR REORGANIZING
DEBTORS

[Class 6 Beneficial Holder Form]

The Subscription Expiration Date is 4:00 p.m. (prevailing Eastern time)

on January 23, 2006, unless extended by the Debtors.

To Qualified Holders:(1)

On December    , 2005, ATA Holdings Corp., ATA Airlines, Inc., ATA Leisure Corp. ATA Cargo, Inc. and American Trans Air Execujet, Inc., as debtors and debtors-in-possession (collectively, the “Reorganizing Debtors”), filed the First Amended Joint Chapter 11 Plan for Reorganizing Debtors (as it may be amended, the “Plan of Reorganization”) and the Disclosure Statement with Respect to First Amended Joint Chapter 11 Plan for Reorganizing Debtors (as it may be amended, the “Disclosure Statement”).  Pursuant to the Plan of Reorganization, each Qualified Holder as of the Voting Record Date has the right to subscribe for Rights Offering New Shares of New Holding Company based on such Qualified Holder’s Rights Participation Claim Amount and, to the extent the Rights Offering is not fully subscribed, additional Rights Offering New Shares to which such Qualified Holder elects to subscribe in Item 2c of the attached Subscription Form.  See Article VII of the Plan of Reorganization and Section IX of the Disclosure Statement for a complete description of the Rights Offering.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan of Reorganization.

This material is being sent to you as the beneficial owner of all or part of an Allowed Class 6 Claim held by a broker, dealer, commercial bank, trust company or other nominee (a “Nominee”) for your account.  The exercise of your Subscription Rights can be made only through your Nominee as the holder of the Allowed Class 6 Claim and pursuant to your instructions.  If you are a Qualified Holder and you would like to participate in the Rights Offering, please follow the instructions below to complete and return the attached Subscription Form, Accredited Investor Certification and Certificate of U.S. Citizenship (collectively the “Subscription Documents”) and any required payment to your Nominee with ample time to permit the Nominee to process your election to participate in the Rights Offering and submit a Master Nominee Subscription Form to the Disbursing Agent on or before the Subscription Expiration Date set forth above.

(1) Qualified Holder means a Person(s) who holds Allowed Class 6 Claims or is listed on the Rights Offering Claim Amount List and (i) who qualifies as of the Subscription Commencement Date as an “accredited investor” as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act and (ii) who is a U.S. Citizen.

Questions.  If you have any questions about the Subscription Documents or the subscription procedures described herein, please contact your Nominee or the Disbursing Agent - The BMC Group, Attention:  Stephenie Kjontvedt at 212-310-5909 or Kevin Martin 310-321-5541.

If the Disbursing Agent does not receive the Master Nominee Subscription Form and payment from your Nominee by the Subscription Expiration Date, your Subscription Right will terminate and be cancelled.

To subscribe for Rights Offering New Shares pursuant to the Rights Offering:

1.                                       Insert in Item 1 of the attached Subscription Form, the aggregate dollar amount of the Rights Participation Claim Amount held by the Nominee that is beneficially owned by you.

2.                                       Calculate in accordance with Item 2a of the attached Subscription Form your Pro Rata Share of Rights Offering New Shares to which you are entitled to subscribe in connection with your Basic Subscription Rights.

3.                                       Complete Item 2b of the attached Subscription Form, indicating the whole number of Rights Offering New Shares for which you wish to subscribe, and the total Subscription Purchase Price, in connection with your Basic Subscription Rights.

4.                                       Complete Item 2c of the attached Subscription Form, indicating the aggregate dollar amount of additional Rights Offering New Shares, if any, for which you commit to subscribe in connection with your Supplemental Subscription Rights.

5.                                       Provide for payment in accordance with Item 3 of the attached Subscription Form.

6.                                       Read and Complete the certification in Item 4 of the attached Subscription Form.

7.                                       Return the Subscription Documents and Applicable Payment (If Not by Wire Transfer) to your Nominee in the envelope provided.  Do not fax Subscription Documents..

2

SUBSCRIPTION FORM FOR

RIGHTS OFFERING IN CONNECTION WITH

THE FIRST AMENDED JOINT CHAPTER 11 PLAN

FOR REORGANIZING DEBTORS

SUBSCRIPTION EXPIRATION DATE

The Subscription Expiration Date is 4:00 p.m. (prevailing Eastern time)

on January 23, 2006, unless extended by the Debtors.

Please consult the Plan of Reorganization and accompanying Disclosure Statement for additional information with respect to this Subscription Form.

Item 1.  Rights Participation Claim Amount.  Pursuant to the Plan of Reorganization, each Qualified Holder as of the Voting Record Date is entitled to subscribe for its Pro Rata Share of Rights Offering New Shares and such additional Rights Offering New Shares to which such Qualified Holder elects to subscribe for herein.  A Qualified Holder is a person who holds an Allowed Class 6 Claim or is listed on the Rights Offering Claim Amount List who (a) is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (b) is a U.S. Citizen.  Pro Rata Share of Rights Offering New Shares means the ratio (expressed as a percentage) of such Qualified Holders’ Rights Participation Claim Amount, as determined as of the Subscription Expiration Date, to $1,100,000,000.  For purposes of this Subscription Form, the Rights Participation Claim Amount held by your Nominee is:

(i)                             if such Claim is Allowed, the amount of each Allowed Class 6 Claim;

(ii)                          if such Claim is on the Rights Offering Claim Amount List, the amount, if any, of such Claim set forth on such list in the column entitled “Rights Offering Claim Amount,” unless you have obtained an order of the Bankruptcy Court at least five (5) days prior to the Subscription Expiration Date, otherwise determining the amount of the Claim for purposes of the Rights Offering; and

(iii)                       other than in the circumstances described in (i) and (ii) above, the amount is zero.

Rights Participation Claim Amount Held by Nominee:

$

Indicate below, the aggregate dollar amount of the above Rights Participation Claim Amount that is beneficially owned by you.  This amount should be the aggregate principal amount of any bonds, rights participation claims, securities or other instruments, held by the Nominee for your account, with respect to which the Claim relates.  If you do not know the amount of the Rights Participation Claim which you beneficially own, contact your Nominee.

$

(Aggregate Beneficial Ownership)

3

Item 2.

2a.  Calculation of Pro Rata Share of Rights Offering New Shares.  To calculate the maximum number of Rights Offering New Shares for which you may subscribe in connection with your Basic Subscription Rights, complete the following:

	x	2,500,000	=
(Aggregate Beneficial Ownership from Item 1 above divided by $1,100,000,000)				(Pro Rata Share of Rights Offering New Shares) Round Down to Nearest Whole Number

2b.  Basic Subscription Right Subscription Amount.  By filling in the following blanks, you are agreeing to purchase in connection with your Basic Subscription Rights the number of Rights Offering New Shares specified below (specify a whole number of Rights Offering New Shares not greater than the figure in Item 2a), at a price of $10.00 per share, on the terms and subject to the conditions set forth in the Plan of Reorganization.

	x	$10.00	=	$
(Indicate number of Rights Offering New Shares you elect to purchase)				(Subscription Purchase Price)

2c.  Supplemental Subscription Right Subscription Amount.  In the event the Rights Offering is not fully subscribed following the exercise of the Basic Subscription Rights, indicate below the maximum dollar amount (specified as a whole number in $500,000 increments), if any, of additional Rights Offering New Shares you commit to subscribe for in connection with your Supplemental Subscription Rights.  By filling in the following blank, you are agreeing to purchase the number of additional Rights Offering New Shares (rounded down to the nearest whole share) determined by dividing your aggregate dollar amount by the per share price of $10.00, on the terms and subject to the conditions set forth in the Plan of Reorganization.

$

(Aggregate Dollar Amount of

Additional Rights Offering New Shares)

Item 3.  Payment for Subscription.  In order to exercise the Subscription Rights, each Qualified Holder must:  (i) return this duly completed Subscription Form, the Accredited Investor Certification and the Certificate of U.S. Citizenship (collectively, the “Subscription Documents”) to its Nominee with ample time to permit the Nominee to process your election to participate in the Rights Offering and submit a Master Nominee Subscription Form to the Disbursing Agent on or before 4:00 p.m. (prevailing Eastern time) on the Subscription Expiration Date; and (ii) pay to the Nominee (for the account of New ATA Holdings) on or before the Subscription Expiration Date such Qualified Holder’s Subscription Purchase Price (equal to the sum of the Subscription

4

Purchase Price indicated in Item 2b and the dollar amount indicated in Item 2c) via wire transfer or by delivery of a bank or cashier’s check to the Nominee along with the Subscription Documents.  For payment instructions, please contact your Nominee.

If, on or prior to the Subscription Expiration Date, the Disbursing Agent for any reason does not receive from your Nominee both the Master Nominee Subscription Form evidencing your exercise of Subscription Rights and your payment in an amount equal to your applicable Subscription Purchase Price, you will be deemed to have relinquished and waived your right to participate in the Rights Offering.  The payments made in accordance with the Rights Offering will be deposited and held by the Disbursing Agent in a trust account, or similarly segregated account or accounts which will be separate and apart from the Disbursing Agent’s general operating funds and any other funds subject to any Lien or any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at the option of the Reorganized Companies, but not later than twenty (20) days after the Effective Date.  The Disbursing Agent will not use such funds for any other purpose prior to such date and will not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.

Your Pro Rata Share of Rights Offering New Shares will be recalculated on the Subscription Expiration Date to account for any allowances or disallowances, as applicable, of Allowed Class 6 Claims and each properly exercising Qualified Holder under the Rights Offering will only be entitled to purchase the amount so calculated on such date pursuant to your Basic Subscription Rights.  Any amounts paid by you in excess of the amount authorized to be purchased will be refunded, without interest, as soon as reasonably practicable after the Effective Date.

If, as a result of subsequent allowances of Allowed Class 6 Claims for purposes of participating in the Rights Offering or otherwise, or, if as a result of the exercise of Supplemental Subscription Rights, more than all of the Rights Offering New Shares have been subscribed for, then the amount of New Shares subscribed for by each properly exercising Qualified Holder shall be reduced to the number of Rights Offering New Shares.  In the event any such reduction is required, such reduction shall be applied first against the Rights Offering New Shares subscribed for in connection with Supplemental Subscription Rights and then, to the extent necessary, against the Rights Offering New Shares subscribed for in connection with Basic Subscription Rights.  Rights Offering New Shares otherwise issuable to properly exercising Qualified Holders in connection with Supplemental Subscription Rights will be reduced on a pro rata basis based upon the dollar amount of Initially Unsubscribed Rights Offering New Shares that each Qualified Holder participating in the Supplemental Subscription Rights committed to purchase to the aggregate dollar amount of Initially Unsubscribed Rights Offering New Shares that all the Qualified Holders committed to purchase.  Rights Offering New Shares otherwise issuable to properly Qualified Holders in connection with Basic Subscription Rights will be reduced on a pro rata basis based upon the number of Rights Offering New Shares properly subscribed for by such Qualified Holder.  The difference between the price actually paid by an exercising Qualified Holder and the amount of the Subscription Purchase Price with respect to the Rights

5

Offering New Shares that such Qualified Holder is entitled to acquire after giving effect to the foregoing cut backs, if any, shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

Item 4.  Subscription Certifications.  I certify that (i) I am the Qualified Holder, or the authorized signatory of the Qualified Holder, and (ii) I am, or such Qualified Holder is, entitled to participate in the Rights Offering.  This certification is not an admission as to the ultimate allowed amount of such Allowed Class 6 Claim.

Date:

Name of Qualified Holder:

Social Security or Federal Tax I.D. No.:
(Optional)

Signature:

Name of Person Signing:
(If other than the Qualified Holder)

Title (if corporation, partnership, or LLC):

Street Address:

City, State, Zip Code:

Telephone Number:

Email address:
(Optional)

PLEASE NOTE:  NO SUBSCRIPTION RIGHT WILL BE VALID UNLESS A PROPERLY COMPLETED AND SIGNED SUBSCRIPTION FORM, ACCREDITED INVESTOR CERTIFICATION AND CERTIFICATE OF U.S. CITIZENSHIP ALONG WITH PAYMENT OF YOUR TOTAL SUBSCRIPTION PURCHASE PRICE ARE RECEIVED BY THE NOMINEE AND PROCESSED WITH THE DISBURSING AGENT ON OR BEFORE 4:00 P.M. (PREVAILING EASTERN TIME) ON JANUARY 23, 2006.  Payment of an amount insufficient to cover the stated subscription will be treated as subscriptions to purchase the number of Rights Offering New Shares to the extent of the payment made (excluding fractional shares).  Overpayments will be refunded, without interest.  IF THE PLAN OF REORGANIZATION IS NOT CONFIRMED, ALL PAYMENTS IN RESPECT OF THE RIGHTS OFFERING WILL BE REFUNDED, WITHOUT INTEREST.

6

INSTRUCTIONS TO SUBSCRIPTION FORM FOR

RIGHTS OFFERING IN CONNECTION WITH

THE FIRST AMENDED JOINT CHAPTER 11 PLAN FOR REORGANIZING
DEBTORS

[Class 6 General Form]

The Subscription Expiration Date is 4:00 p.m. (prevailing Eastern time)

on January 23, 2006, unless extended by the Debtors.

To Qualified Holders:(1)

On December    , 2005, ATA Holdings Corp., ATA Airlines, Inc., ATA Leisure Corp. ATA Cargo, Inc. and American Trans Air Execujet, Inc., as debtors and debtors-in-possession (collectively, the “Reorganizing Debtors”), filed the First Amended Joint Chapter 11 Plan for Reorganizing Debtors (as it may be amended, the “Plan of Reorganization”) and the Disclosure Statement with Respect to First Amended Joint Chapter 11 Plan for Reorganizing Debtors (as it may be amended, the “Disclosure Statement”).  Pursuant to the Plan of Reorganization, each Qualified Holder as of the Voting Record Date has the right to subscribe for Rights Offering New Shares of New Holding Company based on such Qualified Holder’s Rights Participation Claim Amount and, to the extent the Rights Offering is not fully subscribed, additional Rights Offering New Shares to which such Qualified Holder elects to subscribe in Item 2c of the attached Subscription Form.  See Article VII of the Plan of Reorganization and Section IX of the Disclosure Statement for a complete description of the Rights Offering.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan of Reorganization.

If you are a Qualified Holder and you would like to participate in the Rights Offering, please follow the instructions below to complete and return the attached Subscription Form, Accredited Investor Certification and Certificate of U.S. Citizenship (collectively the “Subscription Documents”) and any required payment to the Disbursing Agent, The BMC Group, on or before the Subscription Expiration Date set forth above.

Questions.  If you have any questions about the Subscription Documents or the subscription procedures described herein, please contact the Disbursing Agent - The BMC Group, Attention Stephenie Kjontvedt at 212-310-5909 or Kevin Martin at 310-321-5541.

If your Subscription Documents and payment are not received by the Disbursing Agent by the Subscription Expiration Date, your Subscription Right will terminate and be cancelled.

(1) (1) Qualified Holder means a Person(s) who holds Allowed Class 6 Claims or is listed on the Rights Offering Claim Amount List and (i) who qualifies as of the Subscription Commencement Date as an “accredited investor” as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act and (ii) who is a U.S. Citizen.

To subscribe for Rights Offering New Shares pursuant to the Rights Offering:

1.                                       Calculate in accordance with Item 2a of the attached Subscription Form your Pro Rata Share of Rights Offering New Shares to which you are entitled to subscribe in connection with your Basic Subscription Rights.

2.                                       Complete Item 2b of the attached Subscription Form, indicating the whole number of Rights Offering New Shares for which you wish to subscribe, and the total Subscription Price, in connection with your Basic Subscription Rights.

3.                                       Complete Item 2c of the attached Subscription Form, indicating the aggregate dollar amount of additional Rights Offering New Shares, if any, for which you commit to subscribe in connection with your Supplemental Subscription Rights.

4.                                       Provide for payment in accordance with Item 3 of the attached Subscription Form.

5.                                       Read and Complete the certification in Item 4 of the attached Subscription Form.

6.                                       Return the Subscription Documents and Applicable Payment (If Not by Wire Transfer) in the pre-addressed envelope so that it is received by the Disbursing Agent on or before the Subscription Expiration Date.  Do not fax Subscription Documents.  If payment is to be made by wire transfer, call the Disbursing Agent, The BMC Group, Attention Stephenie Kjontvedt at 212-310-5909 or Kevin Martin at 310-321-5541, to confirm receipt of payment.

2

SUBSCRIPTION FORM FOR

RIGHTS OFFERING IN CONNECTION WITH

THE FIRST AMENDED JOINT CHAPTER 11 PLAN

FOR REORGANIZING DEBTORS

SUBSCRIPTION EXPIRATION DATE

The Subscription Expiration Date is 4:00 p.m. (prevailing Eastern time)

on January 23, 2006, unless extended by the Debtors.

Please consult the Plan of Reorganization and accompanying Disclosure Statement for additional information with respect to this Subscription Form.

Item 1.  Rights Participation Claim Amount.  Pursuant to the Plan of Reorganization, each Qualified Holder as of the Voting Record Date is entitled to subscribe for its Pro Rata Share of Rights Offering New Shares and such additional Rights Offering New Shares to which such Qualified Holder elects to subscribe for herein.  A Qualified Holder is a person who holds an Allowed Class 6 Claim or is listed on the Rights Offering Claim Amount List who (a) is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (b) is a U.S. Citizen.  Pro Rata Share of Rights Offering New Shares means the ratio (expressed as a percentage) of such Qualified Holders’ Rights Participation Claim Amount, as determined as of the Subscription Expiration Date, to $1,100,000,000.  For purposes of this Subscription Form, your Rights Participation Claim Amount is:

(i)                             if such Claim is Allowed, the amount of each Allowed Class 6 Claim;

(ii)                          if such Claim is on the Rights Offering Claim Amount List, the amount, if any, of such Claim set forth on such list in the column entitled “Rights Offering Claim Amount,” unless you have obtained an order of the Bankruptcy Court at least five (5) days prior to the Subscription Expiration Date, otherwise determining the amount of the Claim for purposes of the Rights Offering; and

(iii)                       other than in the circumstances described in (i) and (ii) above, the amount is zero.

Rights Participation Claim Amount:  $

3

Item 2.

2a.  Calculation of Pro Rata Share of Rights Offering New Shares.  To calculate the maximum number of Rights Offering New Shares for which you may subscribe in connection with your Basic Subscription Rights, complete the following:

	x	2,500,000	=
(Rights Participation Claim Amount from Item 1 above divided by $1,100,000,000)				(Pro Rata Share of Rights Offering New Shares) Round Down to Nearest Whole Number

2b.  Basic Subscription Right Subscription Amount.  By filling in the following blanks, you are agreeing to purchase in connection with your Basic Subscription Rights the number of Rights Offering New Shares specified below (specify a whole number of Rights Offering New Shares not greater than the figure in Item 2a), at a price of $10.00 per share, on the terms and subject to the conditions set forth in the Plan of Reorganization.

	x	$10.00	=	$
(Indicate number of Rights Offering New Shares you elect to purchase)				(Subscription Purchase Price)

2c.  Supplemental Subscription Right Subscription Amount.  In the event the Rights Offering is not fully subscribed following the exercise of the Basic Subscription Rights, indicate below the maximum dollar amount (specified as a whole number in $500,000 increments), if any, of additional Rights Offering New Shares you commit to subscribe for in connection with your Supplemental Subscription Rights.  By filling in the following blank, you are agreeing to purchase the number of additional Rights Offering New Shares (rounded down to the nearest whole share) determined by dividing your aggregate dollar amount by the per share price of $10.00, on the terms and subject to the conditions set forth in the Plan of Reorganization.

$

(Aggregate Dollar Amount of

Additional Rights Offering New Shares)

Item 3.  Payment for Subscription.  In order to exercise the Subscription Rights, each Qualified Holder must:  (i) return this duly completed Subscription Form, the Accredited Investor Certification and the Certificate of U.S. Citizenship (collectively, the “Subscription Documents”) to the Disbursing Agent so that such forms are actually received by the Disbursing Agent on or before 4:00 p.m. (prevailing Eastern time) on the Subscription Expiration Date; and (ii) pay to the Disbursing Agent (for the account of New ATA Holdings) on or before the Subscription Expiration Date such Qualified Holder’s Subscription Purchase Price (equal to the sum of the Subscription Purchase Price indicated in Item 2b and the dollar amount indicated in Item 2c) in

4

accordance with the wire instructions set forth below or by bank or cashier’s check delivered to the Disbursing Agent along with the Subscription Documents.

Wire Instructions:

Wells Fargo Bank

204 W. Meeker

Kent, WA 98032

206-394-3463

ABA/Routing # 121000248

Account Number 4121227417

Check Instructions:

Make Bank Check or Cashier’s Check payable to:  BMC Group ITF ATA Holdings Corp. SRO.

Send your Subscription Documents and, if applicable, check in the envelope provided OR by mail, to the Disbursing Agent at the following address:  PO Box 911, El Segundo, CA 90245-911. If by overnight delivery, courier or hand delivery send to the Disbursing Agent at the following address:  1330 E Franklin Ave, El Segundo, CA 90245, Attn: Kevin Martin.

If, on or prior to the Subscription Expiration Date, the Disbursing Agent for any reason does not receive both your duly completed Subscription Documents and your payment in an amount equal to your applicable Subscription Purchase Price, you will be deemed to have relinquished and waived your right to participate in the Rights Offering.  The payments made in accordance with the Rights Offering will be deposited and held by the Disbursing Agent in a trust account, or similarly segregated account or accounts which will be separate and apart from the Disbursing Agent’s general operating funds and any other funds subject to any Lien or any cash collateral arrangements and which segregated account or accounts will be maintained for the purpose of holding the money for administration of the Rights Offering until the Effective Date, or such other later date, at the option of the Reorganized Companies, but not later than twenty (20) days after the Effective Date.  The Disbursing Agent will not use such funds for any other purpose prior to such date and will not encumber or permit such funds to be encumbered with any Lien or similar encumbrance.

Your Pro Rata Share of Rights Offering New Shares will be recalculated on the Subscription Expiration Date to account for any allowances or disallowances, as applicable, of Allowed Class 6 Claims and each properly exercising Qualified Holder under the Rights Offering will only be entitled to purchase the amount so calculated on such date pursuant to your Basic Subscription Rights.  Any amounts paid by you in excess of the amount authorized to be purchased will be refunded, without interest, as soon as reasonably practicable after the Effective Date.

If, as a result of subsequent allowances of Allowed Class 6 Claims for purposes of participating in the Rights Offering or otherwise, or, if as a result of the exercise of Supplemental Subscription

5

Rights, more than all of the Rights Offering New Shares have been subscribed for, then the amount of New Shares subscribed for by each properly exercising Qualified Holder shall be reduced to the number of Rights Offering New Shares.  In the event any such reduction is required, such reduction shall be applied first against the Rights Offering New Shares subscribed for in connection with Supplemental Subscription Rights and then, to the extent necessary, against the Rights Offering New Shares subscribed for in connection with Basic Subscription Rights.  Rights Offering New Shares otherwise issuable to properly exercising Qualified Holders in connection with Supplemental Subscription Rights will be reduced on a pro rata basis based upon the dollar amount of Initially Unsubscribed Rights Offering New Shares that each Qualified Holder participating in the Supplemental Subscription Rights committed to purchase to the aggregate dollar amount of Initially Unsubscribed Rights Offering New Shares that all the Qualified Holders committed to purchase.  Rights Offering New Shares otherwise issuable to properly Qualified Holders in connection with Basic Subscription Rights will be reduced on a pro rata basis based upon the number of Rights Offering New Shares properly subscribed for by such Qualified Holder.  The difference between the price actually paid by an exercising Qualified Holder and the amount of the Subscription Purchase Price with respect to the Rights Offering New Shares that such Qualified Holder is entitled to acquire after giving effect to the foregoing cut backs, if any, shall be refunded, without interest, as soon as reasonably practicable after the Effective Date.

6

Item 4.  Subscription Certifications.  I certify that (i) I am the Qualified Holder, or the authorized signatory of the Qualified Holder, and (ii) I am, or such Qualified Holder is, entitled to participate in the Rights Offering.  This certification is not an admission as to the ultimate allowed amount of such Allowed Class 6 Claim.

Date:

Name of Qualified Holder:

Social Security or Federal Tax I.D. No.:
(Optional)

Signature:

Name of Person Signing:
(If other than the Qualified Holder)

Title (if corporation, partnership, or LLC):

Street Address:

City, State, Zip Code:

Telephone Number:

Email address:
(Optional)

PLEASE NOTE:  NO SUBSCRIPTION RIGHT WILL BE VALID UNLESS A PROPERLY COMPLETED AND SIGNED SUBSCRIPTION FORM, ACCREDITED INVESTOR CERTIFICATION AND CERTIFICATE OF U.S. CITIZENSHIP ALONG WITH PAYMENT OF YOUR TOTAL SUBSCRIPTION PURCHASE PRICE ARE RECEIVED BY THE DISBURSING AGENT ON OR BEFORE 4:00 P.M. (PREVAILING EASTERN TIME) ON JANUARY 23, 2006.  Payment of an amount insufficient to cover the stated subscription will be treated as subscriptions to purchase the number of Rights Offering New Shares to the extent of the payment made (excluding fractional shares).  Overpayments will be refunded, without interest.  IF THE PLAN OF REORGANIZATION IS NOT CONFIRMED, ALL PAYMENTS IN RESPECT OF THE RIGHTS OFFERING WILL BE REFUNDED, WITHOUT INTEREST.

7

PLAN EXHIBIT M

RIGHTS OFFERING CLAIM AMOUNT LIST

Exhibit M

PREFACE TO RIGHTS OFFERING CLAIM AMOUNT LIST

The Rights Offering Claim Amount List attached hereto lists the Rights Participation Claim Amount for creditors of the Reorganizing Debtors for purposes of participation in the Rights Offering.(1)  Inclusion on the Rights Offering Claim Amount List is not itself sufficient to entitle a creditor to participate in the Rights Offering.  The Rights Offering and the requirements to participate therein are described fully in Article VII of the First Amended Joint Chapter 11 Plan for Reorganizing Debtors (as it may be amended, the “Plan of Reorganization”) and Section IX of the Disclosure Statement with Respect to First Amended Joint Chapter 11 Plan for Reorganizing Debtors.

If a creditor is not listed on the Rights Offering Claim Amount List such creditor’s Rights Participation Claim Amount is zero (0).  If a creditor is listed on the Rights Offering Claim Amount List, but has asserted claims not listed thereon, then the creditor’s Rights Participation Claim Amount related to such unlisted claims is zero (0).

If a creditor disagrees with the Rights Participation Claim Amount for it listed on the Rights Offering Claim Amount List (or with its exclusion, or the exclusion of certain of its claims, from the Rights Offering Claim Amount List) and wishes to participate in the Rights Offering on a basis other than its listed Rights Participation Claim Amount, the creditor must obtain an order of the Bankruptcy Court on motion or by stipulation at least five (5) days prior to the Subscription Expiration Date otherwise determining its Rights Participation Claim Amount.

Certain of the Rights Participation Claim Amounts listed on the Rights Offering Claim Amount List represent aggregate amounts held by trustees on behalf of various beneficial holders.  The determination of a Rights Participation Claim Amount for individual beneficial holders is the responsibility of the applicable trustee or nominee.

Unless otherwise allowed by order of the Bankruptcy Court or by settlement agreement with the Reorganizing Debtors, each Rights Participation Claim Amount listed on the Rights Offering Claim Amount List is provided solely for purposes of the Rights Offering and shall only be used for that purpose.  The Rights Offering Claim Amount List shall not be construed as or deemed an acknowledgment or admission by the Reorganizing Debtors of liability for any matter or as a precedent upon which any liability may be asserted.  By listing a Rights Participation Claim Amount the Reorganizing Debtors do not: (i) agree to the allowance of any claim for any purpose, including, without limitation, for purposes of voting or receiving a distribution from the Reorganizing Debtors’ estate; (ii) agree to the use of the Rights Participation Claim Amount for purposes other than the Rights Offering; or (iii) acknowledge or admit to any factual or legal claim or position underlying any claim on which the Rights Participation Claim Amount is based and reserve the right to object thereto on any basis.

The Reorganizing Debtors Reserve the right to amend the Rights Offering Claim Amount List.

(1) Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan of Reorganization.

RIGHTS OFFERING CLAIM AMOUNT LIST

I.  Rights Participation Claim Amounts Based on Claims not Related to Aircraft or Engine Financing or Leasing

	Filed or Scheduled	Rights Participation
Creditor	Claim Numbers	Claim Amount

Aviation Financial Services LLC	2038

The Rights Participation Claim Amount for Aviation Financial Services LLC based on the foregoing claim is:		$17,000,000.00

Airline Pilots Association	1023

The Rights Participation Claim Amount for the Airline Pilots Association based on the foregoing claim is:		$128,850,000.00

The Boeing Company	1238

The Rights Participation Claim Amount for the Boeing Company based on the foregoing claim is:		$3,468,629.89

Callahan, Ronald	276
Callahan, Ronald	277

The total Rights Participation Claim Amount for Ronald Callahan based on the foregoing claims is:		$0.00

Citibank NA as Agent (ATSB Loan)	1334

The Rights Participation Claim Amount for Citibank NA as Agent based on the foregoing claim is:		$30,564,059.75

City of Chicago	1995
City of Chicago	1997
City of Chicago	2000
City of Chicago	1996

The total Rights Participation Claim Amount for City of Chicago based on the foregoing claims is:		$6,855,302.14

Continental Airlines	1696

The Rights Participation Claim Amount for Continental Airlines based on the foregoing claim is:		$0.00

Flying Food Fare Midway LLC	867
Flying Food Group LLC	881
Flying Food Servair San Francisco LLC	967
Flying Food Services Inc.	866

The total Rights Participation Claim Amount for the Flying Food Group and affiliates based on the foregoing claims is:		$1,111,327.94

GE Commercial Aviation Training Ltd.	2039
GE Engines Services	1372

The total Rights Participation Claim Amount for GE Engine Services and affiliates based on the foregoing claims is:		$1,277,850.70

Goodrich Corporation	1354
Goodrich Corporation	69
Goodrich Corp. (Simmonds Precision Products)	s3696
Goodrich Corp. d/b/a Aircraft Seating Products	1353

The total Rights Participation Claim Amount for the Goodrich Corporation and its affiliates based on the foregoing claims is:		$0.00

Greater Orlando Airport Authority	2052
Greater Orlando Airport Authority	139

The total Rights Participation Claim Amount for the Greater Orlando Airport Authority based on the foregoing claims is:		$881,839.00

Hodges, Horton	1102

The Rights Participation Claim Amount for Horton Hodges based on the foregoing claim is:		$0.00

Illinois Department of Commerce and Community Affairs	1987
Illinois Department of Commerce and Community Affairs	1988
Illinois Department of Commerce and Community Affairs	1989

The total Rights Participation Claim Amount for the Illinois Department of Commerce and Community Affairs based on the foregoing claims is:		$1,607,758.00

Kelly Scott and Madison, Inc.	s3163

The Rights Participation Claim Amount for Kelly Scott and Madison, Inc. based on the foregoing claim is:		$0.00

Key Equipment Finance	1300
Key Equipment Finance	1302
Key Equipment Finance	1346
Key Equipment Finance	1348
Key Equipment Finance	1301
Key Equipment Finance	1303
Key Equipment Finance	1347
Key Equipment Finance	1349

The total Rights Participation Claim Amount for Key Equipment Finance based on the foregoing claims is:		$0.00

National City Bank	1106
National City Bank	1104

The total Rights Participation Claim Amount for National City Bank based on the foregoing claims is:		$0.00

Rolls Royce PLC	1357
Rolls Royce North America Inc.	1356

The total Rights Participation Claim Amount for Rolls Royce PLC and its affiliates based on the foregoing claims is:		$22,147,829.00

Sabre Inc.	1307

The Rights Participation Claim Amount for Sabre Inc. based on the foregoing claim is:		$2,727,451.37

SBC Capital Services	1210
SBC Advanced Solutions	1518
SBC Capital Services	1211
SBC Corporation Midwest	1519
SBC Catacomb	2028

The total Rights Participation Claim Amount for SBC Capital Services and its affiliates based on the foregoing claims is:		$0.00

US Bank National Association ND	1035

The Rights Participation Claim Amount for US Bank National Association ND based on the foregoing claim is:		$0.00

U.S. Department of Labor	1980
U.S. Department of Labor	1981
U.S. Department of Labor	1983

The total Rights Participation Claim Amount for the U.S. Department of Labor based on the foregoing claims is:		$0.00

Wells Fargo Bank Northwest NA (13% Notes)	755
Wells Fargo Bank Northwest NA (12.125% Notes)	756
Wells Fargo Bank Northwest NA (9.625% Notes)	757
Wells Fargo Bank Northwest NA (12.125% Notes)	1898
Wells Fargo Bank Northwest NA (12.125% Notes)	1899
Wells Fargo Bank Northwest NA (12.125% Notes)	1901
Wells Fargo Bank Northwest NA (12.125% Notes)	1904
Wells Fargo Bank Northwest NA (9.625% Notes)	1906
Wells Fargo Bank Northwest NA (9.625% Notes)	1909
Wells Fargo Bank Northwest NA (9.625% Notes)	1911
Wells Fargo Bank Northwest NA (9.625% Notes)	1912
Wells Fargo Bank Northwest NA(13% Notes)	1914
Wells Fargo Bank Northwest NA(13% Notes)	1915
Wells Fargo Bank Northwest NA(13% Notes)	1918
Wells Fargo Bank Northwest NA(13% Notes)	1920
Wells Fargo Bank Northwest NA (9.625% Notes)	1953
Wells Fargo Bank Northwest NA (9.625% Notes)	2032
Wells Fargo Bank Northwest NA (9.625% Notes)	2034
Wells Fargo Bank Northwest NA (9.625% Notes)	2037

The total Rights Participation Claim Amount for Wells Fargo Bank Northwest NA based on the foregoing claims relating to the 13% notes is:		$168,069,158.89

The total Rights Participation Claim Amount for Wells Fargo Bank Northwest NA based on the foregoing claims relating to the 9.625% notes is:		$20,705,662.23

The total Rights Participation Claim Amount for Wells Fargo Bank Northwest NA based on the foregoing claims relating to the 12.125% notes is:		$115,096,648.37

Whitver, Frank	1840

The Rights Participation Claim Amount for Frank Whitver based on the foregoing claim is:		$0.00

Total Rights Participation Claim Amount for all creditors based on claims not related to aircraft or engine financing or leasing is:		$520,363,517.28

II. Rights Participation Claim Amounts Based on Claims Related to Aircraft or Engine Financing or Leasing

	Filed or
	Scheduled
	Claim		Rights Participation
Creditor	Numbers	Tail No./Engine No.	Claim Amount

N514AT

GATX Third Aircraft Corporation	2054	N514AT

U.S. Bank, National Association, solely in its capacity as owner trustee pursuant to that certain Trust Agreement between US Bank and Banc One Arizona Leasing Corporation, dated September 1, 1995	948	N514AT

U.S. Bank, National Association, solely in its capacity as owner trustee pursuant to that certain Trust Agreement between US Bank and Banc One Arizona Leasing Corporation, dated September 1, 1995	949	N514AT

The total Rights Participation Claim Amount for GATX Third Aircraft Corporation based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for U.S. Bank, National Association, solely in its capacity as owner trustee based on the foregoing claims is:			$0.00

N324TZ - N330TZ

Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1008	N324TZ
Wilmington Trust Company, not in its individual capacity, but solely as loan trustee	1016	N324TZ
AFS Investments XII, Inc.	987	N324TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1022	N325TZ
Wilmington Trust Company, not in its individual capacity, but solely as loan trustee	1017	N325TZ
AFS Investments XII, Inc.	988	N325TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1003	N326TZ

Wilmington Trust Company, not in its individual capacity, but solely as loan trustee	1012	N326TZ
AFS Investments XLI, LLC	982	N326TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1004	N327TZ
Wilmington Trust Company, not in its individual capacity, but solely as loan trustee	1013	N327TZ
AFS Investments XLI, LLC	983	N327TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1005	N328TZ
Wilmington Trust Company, not in its individual capacity, but solely as loan trustee	1014	N328TZ
AFS Investments XLI, LLC	984	N328TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1006	N329TZ
Wilmington Trust Company, not in its individual capacity, but solely as loan trustee	1015	N329TZ
AFS Investments XLI, LLC	985	N329TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1007	N330TZ
AFS Investments XLI, LLC	986	N330TZ

Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1021	N302TZ, N303TZ, N306TZ, N307TZ, N309TZ, N311TZ, N312TZ, N313TZ, N316TZ, N320TZ, N322TZ, N324TZ, N325TZ, N326TZ, N327TZ, N328TZ, N329TZ, N330TZ, N513AT, Engines 31811, 31870
Wilmington Trust Company, not in its individual capacity, but solely as loan trustee	882	N316TZ, N320TZ, N322TZ, N324TZ, N325TZ, N326TZ, N327TZ, N328TZ, N329TZ

Wilmington Trust Company, not in its individual capacity, but solely in its capacity as indenture or loan trustee, senior pass through trustee, subordinated pass through trustee and subordination agent for the 2002-1 series of ATA EETCs	1242	N316TZ, N320TZ, N322TZ, N324TZ, N325TZ, N326TZ, N327TZ, N328TZ, N329TZ

Wilmington Trust Company, not in its individual capacity, but solely in its capacity as indenture or loan trustee, senior pass through trustee, subordinated pass through trustee and subordination agent for the 2002-1 series of ATA EETCs	1243	N316TZ, N320TZ, N322TZ, N324TZ, N325TZ, N326TZ, N327TZ, N328TZ, N329TZ
AFS Investments XII, Inc.	934	N316TZ, N320TZ, N322TZ, N324TZ, N325TZ
AFS Investments XLI, LLC	935	N326TZ, N327TZ, N328TZ, N329TZ, N330TZ

AFS Investments XLI, LLC	937	N326TZ, N327TZ, N328TZ, N329TZ

The total Rights Participation Claim Amount for Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee for the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for AFS Investments XII, Inc. based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for AFS Investments XLI, LLC. based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for Wilmington Trust Company, not in its individual capacity, but solely as loan trustee based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for Wilmington Trust Company, not in its individual capacity, but solely in its capacity as indenture or loan trustee, senior pass through trustee, subordinated pass through trustee and subordination agent for the 2002-1 series of ATA EETCs based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for General Electric Capital Corporation based on all claims relating to N324TZ - N330TZ:			$31,411,100.00

N301TZ, N304TZ, N305TZ, N308TZ, N310TZ, N314TZ, N315TZ, N317TZ - N319TZ, N321TZ, N323TZ, N331TZ - N333TZ

International Lease Finance Corporation	1164	N301TZ, N304TZ, N305TZ, N308TZ, N310TZ, N314TZ, N315TZ, N317TZ N318TZ, N319TZ, N321TZ, N323TZ, N331TZ, N332TZ, N333TZ

International Lease Finance Corporation	1165	N301TZ, N304TZ, N305TZ, N308TZ, N310TZ, N314TZ, N315TZ, N317TZ N318TZ, N319TZ, N321TZ, N323TZ, N331TZ, N332TZ, N333TZ

The total Rights Participation Claim Amount for International Lease Finance Corporation based on the foregoing claims is:			$0.00

N550TZ - N561TZ

Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as Owner Trustee	1358	N550TZ, N551TZ, N552TZ, N553TZ, N554TZ, N555TZ, N556TZ, N557TZ, N558TZ, N559TZ, N560TZ, N561TZ

BCC Equipment Leasing Corporation as Owner Participant	2129	N550TZ. N551TZ, N552TZ, N553TZ, N554TZ, N555TZ, N556TZ, N557TZ, N558TZ, N559TZ, N560TZ, N561TZ

The total Rights Participation Claim Amount for BCC Equipment Leasing Corporation as Owner Participant based on the foregoing claim number is:			$247,745,333.00

The total Rights Participation Claim Amount for Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as Owner Trustee based on the foregoing claim number is:			$0.00

N162AT & N163AT

Fleet National Bank	1172	N162AT, N163AT
Fleet National Bank	1173	N162AT, N163AT

The total Rights Participation Claim Amount for Fleet National Bank based on the foregoing claims is:			$5,000,000.00

N194AT

US Bank National Association, solely in its capacity as sublessor and registered owner	947	N194AT

The total Rights Participation Claim Amount for US Bank National Association, solely in its capacity as sublessor and registered owner based on the foregoing claim number is:			$0.00

N300CE, N301CE, 14539, 14603, 14609, 14767, 14768, 14854, 31749

Key Equipment Finance	1294	14539
Key Equipment Finance	1340	14539
Key Equipment Finance	1295	14603
Key Equipment Finance	1341	14603
Key Equipment Finance	1296	14609
Key Equipment Finance	1342	14609
Key Equipment Finance	1291	14767
Key Equipment Finance	1337	14767
Key Equipment Finance	1292	14768
Key Equipment Finance	1338	14768
Key Equipment Finance	1293	14854
Key Equipment Finance	1339	14854
Key Equipment Finance	1297	31749
Key Equipment Finance	1343	31749
Key Equipment Finance	1298	N300CE
Key Equipment Finance	1344	N300CE
Key Equipment Finance	1299	N301CE
Key Equipment Finance	1345	N301CE

The total Rights Participation Claim Amount for Key Equipment Finance based on the foregoing claims is:			$9,169,551.94

31698, 31701

U.S. Bancorp Equipment Finance, Inc.	1221	31698
U.S. Bancorp Equipment Finance, Inc.	1234	31698
U.S. Bancorp Equipment Finance, Inc.	1224	31701
U.S. Bancorp Equipment Finance, Inc.	1231	31701

The total Rights Participation Claim Amount for U.S. Bancorp Equipment Finance, Inc. based on the foregoing claims is:			$0.00

N13AT, N1AT, N116AT, N100AT

BETACO	1859	N13AT
BETACO	2156	N1AT, N116AT, N100AT
BETACO	2157	N1AT, N116AT, N100AT

The total Rights Participation Claim Amount for BETACO based on the foregoing claims is:			$2,324,182.03

N302CE - N308CE

U.S. Bancorp Equipment Finance, Inc., successor by merger to Firstar Bank, N.A.	1220	N302CE

U.S. Bancorp Equipment Finance, Inc., successor by merger to Firstar Bank, N.A.	1226	N302CE
U.S. Bancorp Equipment Finance, Inc., f/k/a US Bancorp Leasing & Financial	1227	N303CE
U.S. Bancorp Equipment Finance, Inc., f/k/a US Bancorp Leasing & Financial	1235	N303CE
U.S. Bancorp Equipment Finance, Inc., f/k/a US Bancorp Leasing & Financial	1229	N304CE
U.S. Bancorp Equipment Finance, Inc., f/k/a US Bancorp Leasing & Financial	1233	N304CE

U.S. Bancorp Equipment Finance, Inc., successor by merger to Firstar Bank, N.A.	1222	N305CE

U.S. Bancorp Equipment Finance, Inc., successor by merger to Firstar Bank, N.A.	1237	N305CE
U.S. Bancorp Equipment Finance, Inc., f/k/a US Bancorp Leasing & Financial	1223	N306CE
U.S. Bancorp Equipment Finance, Inc., f/k/a US Bancorp Leasing & Financial	1230	N306CE

U.S. Bancorp Equipment Finance, Inc., successor by merger to Firstar Bank, N.A.	1225	N307CE

U.S. Bancorp Equipment Finance, Inc., successor by merger to Firstar Bank, N.A.	1232	N307CE
U.S. Bancorp Equipment Finance, Inc., f/k/a US Bancorp Leasing & Financial	1228	N308CE
U.S. Bancorp Equipment Finance, Inc., f/k/a US Bancorp Leasing & Financial	1236	N308CE

The total Rights Participation Claim Amount for U.S. Bancorp Equipment Finance, Inc. based on the foregoing claims is:			$5,335,510.17

N312CE, N314CE - N318CE

AMR Leasing Corporation	1278	N312CE, N314CE, N315CE, N316CE, N317CE, N318CE
AMR Leasing Corporation	1331	N312CE, N314CE, N315CE, N316CE, N317CE, N318CE
AMR Leasing Corporation	2059	N312CE, N314CE, N315CE, N316CE, N317CE, N318CE
AMR Leasing Corporation	2058	N312CE, N314CE, N315CE, N316CE, N317CE, N318CE
AMR Leasing Corporation	2061	N312CE, N314CE, N315CE, N316CE, N317CE, N318CE
AMR Leasing Corporation	2063	N312CE, N314CE, N315CE, N316CE, N317CE, N318CE

The total Rights Participation Claim Amount for AMR Leasing Corporation based on the foregoing claims is:			$4,276,702.51

N512TZ & N513AT

AFS Investments IX LLC	936	N512TZ
AFS Investments IX LLC	938	N512TZ
Windy City Holdings, Inc.	932	N513AT
Windy City Holdings, Inc.	973	N513AT

The total Rights Participation Claim Amount for AFS Investments IX LLC based on the forgoing claims is:			$0.00

The total Rights Participation Claim Amount for Windy City Holdings, Inc. based on the forgoing claims is:			$0.00

The total Rights Participation Claim Amount for General Electric Capital Corporation based on all claims relating to N512TZ and N513AT:			$23,567,282.00

N516AT and 31449

Wachovia Bank, National Association (FINOVA Capital Corporation)	1270	N516AT
Wachovia Bank, National Association (FINOVA Capital Corporation)	1271	N516AT
Wachovia Bank, National Association (FINOVA Capital Corporation)	1272	N516AT, 31449
Wachovia Bank, National Association (FINOVA Capital Corporation)	1273	N516AT, 31449

John Hancock Life Insurance Company	1276	N516AT, 31449

John Hancock Life Insurance Company	1277	N516AT, 31449

John Hancock Life Insurance Company	1286	N516AT

John Hancock Life Insurance Company	1289	N516AT

John Hancock Life Insurance Company	1379	N516AT

John Hancock Life Insurance Company	1381	N516AT
Wachovia Bank, National Association (FINOVA Capital Corporation)	1993	N516AT

The total Rights Participation Claim Amount for FINOVA Capital Corporation based on the foregoing claims is:			$10,325,114.10

The total Rights Participation Claim Amount John Hancock Life Insurance Company based on the foregoing claims is:			$0.00

N515AT, N523AT - N528AT

ICX Corporation	950	N515AT, N525AT
ICX Corporation	960	N515AT, N525AT
ICX Corporation	964	N515AT, N525AT
ICX Corporation	966	N515AT, N525AT
Ambac Assurance Corporation	1056	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Ambac Assurance Corporation	1057	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 2000-1 Series of ATA EETCs	1246	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Citibank, N.A. as guaranteed party	1280	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Citibank, N.A. as guaranteed party	1288	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Citibank, N.A. as liquidity provider	1336	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 2000-1 Series of ATA EETCs	1811	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 2000-1 Series of ATA EETCs	1813	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 2000-1 Series of ATA EETCs	1815	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT
Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 2000-1 Series of ATA EETCs	1816	N515AT, N523AT, N524AT, N525AT, N526AT, N527AT, N528AT

Banc of America Commercial Finance Corporation	1167	N523AT, N524AT
Banc of America Commercial Finance Corporation	1168	N523AT, N524AT
Banc of America Commercial Finance Corporation	1170	N523AT, N524AT
Banc of America Commercial Finance Corporation	1171	N523AT, N524AT
The Provident Bank	1107	N526AT
The Provident Bank	1108	N526AT
Fleet National Bank	1175	N527AT
Fleet National Bank	1176	N527AT
Fleet National Bank	1178	N527AT
Fleet National Bank	1179	N527AT
Transamerica Commercial Finance Corporation I, as successor in interest to TA Air XIX, Corp	1158	N528AT
Transamerica Commercial Finance Corporation I, as successor in interest to TA Air XIX, Corp	1159	N528AT
Transamerica Commercial Finance Corporation I, as successor in interest to TA Air XIX, Corp	1161	N528AT
Transamerica Commercial Finance Corporation I, as successor in interest to TA Air XIX, Corp	1162	N528AT

The total Rights Participation Claim Amount for Ambac Assurance Corporation based on the foregoing claims is:			$80,000,000.00

The total Rights Participation Claim Amount for Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 2000-1 Series of ATA EETCs based on the foregoing claims is:			$35,000,000.00

The total Rights Participation Claim Amount for Citibank, N.A. as liquidity provider based on the foregoing claims is:			$5,000,000.00

The total Rights Participation Claim Amount for ICX Corporation based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for Citibank, N.A. as guaranteed party based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for Banc of America Commercial Finance Corporation based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for The Provident Bank based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for Fleet National Bank based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for Transamerica Commercial Finance Corporation I based on the foregoing claims is:			$0.00

N302TZ, N303TZ, N306TZ, N307TZ, N309TZ, N311TZ - N313TZ, N316TZ, N320TZ, N322TZ

General Electric Capital Corporation	931	N302TZ, N303TZ, N306TZ, N307TZ, N309TZ, N311TZ, Engines 31811, 31870
General Electric Capital Corporation	974	N302TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	995	N302TZ
General Electric Capital Corporation	968	N303TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	989	N303TZ
General Electric Capital Corporation	972	N306TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	993	N306TZ
General Electric Capital Corporation	970	N307TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	990	N307TZ
General Electric Capital Corporation	975	N309TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	996	N309TZ
General Electric Capital Corporation	976	N311TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	997	N311TZ
Silvermine River Finance Two, Inc.	933	N312TZ, N313TZ
Silvermine River Finance Two, Inc.	977	N312TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	998	N312TZ
Silvermine River Finance Two, Inc.	978	N312TZ

Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	999	N313TZ
AFS Investments XII, Inc.	979	N316TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1000	N316TZ
Wilmington Trust Company, solely as loan trustee	1009	N316TZ
AFS Investments XII, Inc.	980	N320TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1001	N320TZ
Wilmington Trust Company, solely as loan trustee	1010	N320TZ
AFS Investments XII, Inc.	981	N322TZ
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1002	N322TZ
Wilmington Trust Company, solely as loan trustee	1011	N322TZ

The total Rights Participation Claim Amount for General Electric Capital Corporation based on the foregoing claims is:			$83,233,617.00

The total Rights Participation Claim Amount for Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for Silvermine River Finance Two, Inc. based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for AFS Investments XII, Inc. based on the foregoing claims is:			$0.00

The total Rights Participation Claim Amount for Wilmington Trust Company, solely as loan trustee based on the foregoing claims is:			$0.00

Engines 31811 & 31870

General Electric Capital Corporation	969	31811
Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	991	31811
General Electric Capital Corporation	971	31870

Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	992	31870

The total Rights Participation Claim Amount for General Electric Capital Corporation based on the foregoing claims is:			$3,776,595.00

The total Rights Participation Claim Amount for Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee based on the foregoing claims is:			$0.00

N775

John Hancock Leasing Corporation	1274	N775AT
John Hancock Leasing Corporation	1275	N775AT
John Hancock Leasing Corporation	1284	N775AT
John Hancock Leasing Corporation	1285	N775AT
John Hancock Leasing Corporation	1378	N775AT
John Hancock Leasing Corporation	1380	N775AT

The total Rights Participation Claim Amount for John Hancock Leasing Corporation based on the foregoing claims is:			$2,000,188.27

N517AT - N520AT, N522AT

FINOVA Capital Corporation	1189	N517AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1996-1 Series of ATA EETCs	1244	N517AT, N518AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1996-1 Series of ATA EETCs	1797	N517AT, N518AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1996-1 Series of ATA EETCs	1799	N517AT, N518AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1996-1 Series of ATA EETCs	1801	N517AT, N518AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1996-1 Series of ATA EETCs	1802	N517AT, N518AT

General Electric Capital Corporation	928	N518AT, N519AT

General Electric Capital Corporation	930	N518AT

General Electric Capital Corporation	929	N519AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1997-1 Series of ATA EETCs	1245	N519AT, N520AT, N522AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1997-1 Series of ATA EETCs	1804	N519AT, N520AT, N522AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1997-1 Series of ATA EETCs	1806	N519AT, N520AT, N522AT

Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1997-1 Series of ATA EETCs	1808	N519AT, N520AT, N522AT

A-F Leasing, Ltd.	863	N520AT

A-F Leasing, Ltd.	864	N520AT

Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1203	N520AT

Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee	1204	N520AT

debis Financial Services, Inc.	956	N522AT

The total Rights Participation Claim Amount for Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1996-1 Series of ATA EETCs based on the foregoing claims as they relate to N517AT is:			$14,960,089.00

The total Rights Participation Claim Amount for Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1996-1 Series of ATA EETCs based on the foregoing claims as they relate to N518AT is:	$12,840,147.00

The total Rights Participation Claim Amount for Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1997-1 Series of ATA EETCs based on the foregoing claims as they relate to N519AT is:	$11,794,779.06

The total Rights Participation Claim Amount for Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1997-1 Series of ATA EETCs based on the foregoing claims as they relate to N520AT is:	$14,825,301.61

The total Rights Participation Claim Amount for Wilmington Trust Company, solely in its capacity as Indenture or Loan Trustee, Senior Pass Through Trustee, Subordinated Pass Through Trustee and Subordination Agent for the 1997-1 Series of ATA EETCs based on the foregoing claims as they relate to N522AT is:	$15,338,684.98

The total Rights Participation Claim Amount for FINOVA Capital Corporation based on the foregoing claims is:	$0.00

The total Rights Participation Claim Amount for General Electric Capital Corporation based on the foregoing claims is:	$0.00

The total Rights Participation Claim Amount for A-F Leasing, Ltd. based on the foregoing claims is:		$0.00

The total Rights Participation Claim Amount for Wells Fargo Bank Northwest, N.A. not in its individual capacity, but solely as owner trustee based on the foregoing claims is:		$0.00

The total Rights Participation Claim Amount for debis Financial Services, Inc. based on the foregoing claims is:		$0.00

	Total Rights Participation Claim Amount for all creditors based on all claims related to aircraft or engine financing or leasing is:	$617,924,177.67

	Total Rights Participation Claim Amount for all creditors based on all claims is:	$1,138,287,694.95

PLAN EXHIBIT N

ARTICLES OF INCORPORATION AND BYLAWS

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit N

PLAN EXHIBIT O

ACCREDITED INVESTOR CERTIFICATION

Exhibit O

ACCREDITED INVESTOR CERTIFICATION

The information contained herein is being furnished to New ATA Holdings, Inc. (“New ATA Holdings”) in order to enable New ATA Holdings to determine my suitability as an investor in connection with the proposed offer and sale of common stock of New Holding Company (the “Rights Offering New Shares”) in the Rights Offering.

I hereby certify that I am an “accredited investor” as the term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended, because I satisfy one or more of the criteria listed below.

Please INITIAL or CHECK whichever of the following statements, (a) - (o), is applicable to you:

☐     (a)          The undersigned certifies that the undersigned has an individual net worth,(1) or the undersigned’s spouse and the undersigned have a joint net worth, in excess of $1,000,000.

☐     (b)          The undersigned certifies that the undersigned had an individual income(2) in excess of $200,000 in each of calendar years 2005 and 2004, and the undersigned reasonably expects to have an individual income in excess of $200,000 in calendar year 2006.

☐     (c)          The undersigned certifies that the undersigned had joint income(3) with the undersigned’s spouse in excess of $300,000 in each of the calendar years

(1)           For purposes of this form, “net worth” (except as otherwise specifically defined) means the excess of total assets at fair market value, including home and personal property, over total liabilities, including mortgage and income taxes on unrealized appreciation of assets.

(2)           For purposes of this form, “individual income” means “adjusted gross income” as reported for Federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amount (but not including any amounts attributable to a spouse or to property owned by a spouse):  (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) any deduction claimed for depletion under Section 611 et seq. of the Code, and (iii) any amount by which capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Code.

(3)           For purposes of this form, “joint income” means “adjusted gross income” for a person and his or her spouse as reported for Federal income tax purposes, increased by the following amount:  (i) the amount of any interest income received which is tax-exempt under Section 103 of the Code, and (ii) any deduction claimed for depletion under Section 611 et seq. of the Code and (iii) any amount by which capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Code.

2005 and 2004, and the undersigned reasonably expects to have joint income with the undersigned’s spouse in excess of $300,000 in calendar year 2006.

☐     (d)          The undersigned certifies that the undersigned is a director or executive officer of New Holding Company.

☐     (e)          The undersigned certifies that the undersigned is a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) thereof, whether acting in an individual or fiduciary capacity.

☐     (f)           The undersigned certifies that undersigned is a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

☐     (g)          The undersigned certifies that the undersigned is an insurance company as defined in Section 2(13) of the Securities Act.

☐     (h)          The undersigned certifies that the undersigned is an investment company registered under the Investment Company Act of 1940, as amended, or a business development company as defined in Section 2(a)(48) thereof.

☐     (i)           The undersigned certifies that the undersigned is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958, as amended.

☐     (j)           The undersigned certifies that the undersigned is a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if the plan has total assets in excess of $5,000,000;

☐     (k)          The undersigned certifies that the undersigned is an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) thereof, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self directed plan, with investment decisions made solely by persons that are accredited investors.

☐     (l)           The undersigned certifies that the undersigned is a private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940, as amended.

2

☐     (m)         The undersigned certifies that the undersigned is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, a corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000.

☐     (n)          The undersigned certifies that the undersigned is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D.

☐     (o)          The undersigned certifies that the undersigned is an entity in which all of the equity owners are accredited investors.

The information certified to above shall be true and correct on and as of the date my Subscription Form is accepted by New ATA Holdings in connection with the above-referenced Rights Offering of Rights Offering New Shares as if made on and as of such date and if there should be any change in such information prior to such date, I will immediately notify New ATA Holdings.

Very truly yours,

(Signature of Investor)

(Name of Investor)

(Signature of Co-Subscriber)

(Name of Co-Subscriber)

DATED:

3

PLAN EXHIBIT P

CERTIFICATE OF U.S. CITIZENSHIP

Exhibit P

CERTIFICATE OF U.S. CITIZENSHIP

The undersigned hereby certifies under penalty of perjury that he/she/it is a citizen of the United States under the laws of the United States of America as defined in Title 49 US Code, section 40102(15) (the relevant portions of which are set forth below), in accordance with applicable precedent of the U.S. Department of Transportation.  This certification is given in connection with the undersigned’s subscription for Rights Offering New Shares in the Rights Offering which is a part of the First Amended Joint Chapter 11 Plan for the Reorganizing Debtors.

(Signature of Investor)

(Name of Investor)

(Signature of Co-Subscriber)

(Name of Co-Subscriber)

Dated:

“Citizen of the United States” means—

(A)  an individual who is a citizen of the United States;

(B)  a partnership each of whose partners is an individual who is a citizen of the United States; or

(C)  a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75 percent of the voting interest is owned or controlled by persons that are citizens of the United States.

49 U.S.C. Section 40102(a)(15).  In addition, the U.S. Department of Transportation has interpreted subsection (B) to permit any entity other than an individual to be a partner so long as the entity is a citizen of the United States.

PLAN EXHIBIT Q

WARRANT AGREEMENT

TO BE FILED ON OR BEFORE
THE EXHIBIT FILING DATE

Exhibit Q

PLAN EXHIBIT R

MINORITY SHAREHOLDER PROTECTION TERM SHEET

MINORITY SHAREHOLDER PROTECTIONS

TERM SHEET

Note:  The following provisions will be included in a Shareholders Agreement or similar document to be executed between the New Investor and the Qualified Shareholders or in the charter documents of New Holding Company

Steering Committee; Qualified Shareholders

On or immediately prior to the Effective Date, the Committee will establish a post-Effective Date Steering Committee (the “Steering Committee”). The Steering Committee will be composed of not less than three Qualified Shareholders from among the five largest Qualified Shareholders from time to time. For purposes of this Term Sheet, the term “Qualified Shareholder” means a holder of New Shares which received such New Shares on account of its Allowed Class 6 Claims or any direct or indirect transferee thereof.

Board of Directors

The New Investor will vote its shares to re-appoint, annually, the director appointed by the Committee to the initial Board of Directors of New Holding Company. If, during or following the initial term or any subsequent term of such director or any successor (the “Committee Director”), the New Investor wishes to dismiss the Committee Director or does not wish to have the Committee Director re-appointed to the Board, or if the Committee Director resigns or is no longer able to serve on the Board, the Steering Committee will appoint a successor to such Committee Director (who must be acceptable to the New Investor).

Amendment of Charter Documents

New Holding Company will not, without the unanimous consent of its Board of Directors, amend any of its charter documents in a manner which would materially and adversely affect the rights of its shareholders.

Related Party Transactions

New Holding Company will not, without the consent of the Committee Director (i) sell any of its assets (or permit any of its controlled subsidiaries to sell any of their assets) to the New Investor or any related entity, or (ii) pay any management fees to the New Investor or any related entity, or (iii) reimburse any professionals retained by the New Investor or any related entity. Nothing herein will limit the payment of principal, interest or fees by New Holding Company to the New Investor under the Exit Loan.

Issuance and	Except as contemplated in the Plan, New Holding Company will not,

Redemption of Securities

without the unanimous consent of its Board of Directors (i) issue any securities except for fair value (which shall be cash, tangible assets or the assets of a bona fide business enterprise), or (ii) redeem any of its equity or debt securities, by whomever held, if such redemption were to impair its ability or the ability of ATA to borrow additional funds or would cause New Holding Company to become insolvent or unable to satisfy its obligations in the ordinary course, or (iii) redeem any of its equity securities held by the New Investor unless all equity securities of the same class are redeemed proportionately on the same terms.

Preemptive Rights

Each of New Holding Company’s shareholders will have the right to purchase its pro rata share of any new equity securities issued by New Holding Company; provided that such preemptive rights shall not attach to the issuance of shares (i) in respect of ALPA Options, Management Options or Warrants, pursuant to the Plan, (ii) at fair value in connection with any business acquisition, or (iii) in an initial public offering (“IPO”).

Piggy-Back Registration Rights

In the event New Holding Company registers under the Securities Act any equity securities held by the New Investor (including in connection with an initial public offering of such securities), it shall register all other equity securities of the same class, as well as warrants with respect to such securities, held by other shareholders.

Tag-Along Rights

In the event the New Investor engages in a Qualified Sale to a purchaser, each other shareholder shall have the right (a “Tag-Along Right”) to sell (retroactively if such Qualified Sale is achieved through a series of transactions) a pro-rata portion of its shares to such purchaser on the same terms as the New Investor. A “Qualified Sale” shall mean either of the following occurring in one or a series of transactions: (i) a sale of shares of New Holding Company in which the purchaser acquires shares representing 20% or more of the then-outstanding shares of New Holding Company, or (ii) a sale of less than 20% of the then-outstanding shares of New Holding Company if such sale confers on the purchaser the power to appoint a majority of the members of the Board.

Anti-Dilution	Customary anti-dilution protection for shareholders in the event of stock splits and stock dividends.

Financial Reporting	Until such time as it becomes a reporting company under the Exchange Act, New Holding Company shall provide to each shareholder the same financial statements which it is obligated to

2

provide to the New Investor under the Exit Loan (regardless of whether such loan is repaid).

Rights Non-Transferable

The rights conferred on the Steering Committee pursuant to this Term Sheet shall not be transferable or assignable and shall lapse and be of no further force or effect upon any attempted transfer or assignment.

Termination; Limitation

Unless otherwise provided herein, the rights granted to the Steering Committee and New Holding Company shareholders pursuant to this Term Sheet will terminate on the earlier of (i) the occurrence of a Qualified IPO, and (ii) the date on which the New Investor no longer holds a majority of the voting equity securities, or the right to elect a majority of the Board of Directors, of New Holding Company. A “Qualified IPO” shall mean an IPO of New Holding Company shares which results in a float of New Holding Company shares with a market value of at least $75 million (excluding any such securities held directly or indirectly by the New Investor). All Piggy-Back Registration and Tag-Along Rights may be restricted or rescinded for a period not to exceed 90 days on account of public securities markets conditions and conditions established by any nationally-recognized underwriter.

3

Exhibit 2

ATA AIRLINES

SIGNIFICANT BUSINESS AND ECONOMIC ASSUMPTIONS

For purposes of developing the Plan and evaluating its feasibility, the following financial projections for 2005 through 2008 (the “Projections”) were prepared.  Attached is a projected income statement, projected balance sheet and a projected cash flow statement, each of which consist of nine months of actual results through September 30, 2005 and three months of projected results through December, 31 2005, and three years of additional projections through December 31, 2008 (the “Projected Period”).  Accordingly, the Projections reflect management’s judgment of expected future operating and business conditions, which are subject to change.

THE PROJECTIONS HAVE BEEN PREPARED BY THE REORGANIZING DEBTORS’ MANAGEMENT WITH THE ASSISTANCE OF THEIR FINANCIAL ADVISORS.  SUCH PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS AND THE RULES AND REGULATIONS OF THE SEC.  THE DEBTOR’S INDEPENDENT ACCOUNTANT HAS NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING PROJECTIONS AND ACCORDINGLY, DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE PROJECTIONS AND DISCLAIM ANY ASSOCIATION WITH THE PROJECTIONS.  CONSEQUENTLY, THE PROJECTIONS MAY BE SUBJECT TO FUTURE RECONCILLIATION AND ADJUSTMENTS AND MAY BE DIFFERENT FROM THE FINANCIAL INFORMATION REFLECTED IN FINANCIAL STATEMENTS OR REPORTS FILED PURUSANT TO THE EXCHANGE ACT.  EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT PUBLISH PROJECTIONS OF THEIR ANITICPATED FINANCIAL POSITION OR RESULTS OF OPERATION.

MOREOVER, THE PROJECTIONS CONTAIN CERTAIN STATEMENTS THAT ARE “FORWARD-LOOKING STATEMENTS” WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.  THESE STATEMENTS ARE SUBJECT TO A NUMBER OF ASSUMPTIONS, RISKS, AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND THE CONTROL OF THE REORGANIZING DEBTORS, INCLUDING WITHOUT LIMITATION (I) THE IMPLEMENTATION OF THE PLAN, (II) THE ABILITY TO DEVELOP AND EXECUTE THE REVISED BUSINESS PLAN FOR PROFITABLE OPERATIONS (III) THE CONTINUED AVAILABILITY OF FINANCING TO FUND OPERATIONS (IV) THE ABILITY TO OBTAIN THE NEW CAPITAL AS PART OF THE PLAN; (V) THE ABILITY TO ACHIEVE THE PROJECTED PROFITABILITY OF THE CODESHARE AGREEMENT WITH SOUTHWEST; (VI) MAINTAINING GOOD EMPLOYEE RELATIONS, (VII) THE ABILITY TO MAINTAIN CONTRACTS THAT ARE CRITICAL TO ITS OPERATIONS; (VIII) DEMAND FOR TRANSPORTATION IN MARKETS IN WHICH REORGANIZED ATA WILL OPERATE, (IX) EXISTING AND FUTURE GOVERNMENTAL REGULATIONS AND ACTIONS OF GOVERNMENTAL BODIES, (X) NATURAL DISASTERS AND UNUSUAL WEATHER CONDITIONS, (XI) ACTS OF TERRORISM OR WAR, (XII) INDUSTRY-SPECIFIC RISK FACTORS (AS DETAILED IN SECTION XI OF THE DISCLOSURE STATEMENT ENTITLED “CONSIDERATIONS AND RISK FACTORS”) AND (XIII) OTHER MARKET AND COMPETITIVE CONDITIONS.  HOLDERS OF CLAIMS ARE CAUTIONED THAT THE FORWARD-LOOKING STATEMENTS SPEAK AS OF THE DATE MADE AND ARE NOT GUARANTEES FUTURE PERFORMANCE, ACTUAL RESULTS OR DEVELOPMENTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED OR IMPLIED IN THE FORWARD-LOOKING STATEMENTS, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY SUCH STATEMENTS.

THE PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE REORGANIZING DEBTORS, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE REORGANIZING DEBTORS’ CONTROL.  THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE PROJECTIONS OR TO THE REORGANIZING DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS.  SOME ASSUMPTIONS INEVITABLY WILL BE INCORRECT.  MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THESE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.  THE DEBTORS AND REORGANIZED COMPANIES DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS DISCLOSURE STATEMENT IS INITIALLY FILED OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.  THE PROJECTIONS THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR.  IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE PROJECTIONS. (SEE, SECTION XI OF THE DISCLOSURE STATEMENT, “CONSIDERATIONS AND RISK FACTORS.”)

The significant assumptions used in the preparation of the Projections are stated below.  The Projections assume that the Reorganizing Debtors will emerge from Chapter 11 on February 28, 2006 (the “Effective Date”), and are based on, and assume the successful implementation of the Reorganizing Debtors’ business plan.  Although the Reorganizing Debtors presently intend to cause the Effective Date to occur as soon as practical following confirmation of the Plan, there can be no assurance as to when the Effective Date will actually occur. The Projections should be read in conjunction with the significant assumptions, qualifications and notes set forth below and elsewhere in the Disclosure Statement.

Capitalized terms that are not otherwise defined herein shall have the meaning ascribed to them in the Plan or Disclosure Statement, as applicable.

Glossary of Terms

Available Seat Mile (ASM): The primary industry measure of airline capacity.  This metric is calculated by multiplying the number of aircraft miles flown by the number of available seats on the aircraft.

Average Fare: An indicator of the value of a single passenger.  This metric is calculated by dividing passenger revenue by the total number of passengers.

Block Hour: The primary industry measure of time.  This metric is measured by tracking the amount of time between the point when the blocks are pulled away from an aircraft before takeoff and the point when the blocks are reset after landing.

Cost per Available Seat Mile (CASM): The primary measure of relative cost in the airline industry.  This metric is calculated by dividing total operating expenses incurred over a select period by the aggregate number of ASMs produced during the same period.

Load Factor: An indicator of the utilization of the fleet’s capacity.  This metric is calculated by dividing the number of passengers carried by the number of seats available.

Passenger Revenue: Revenue generated by the direct sale of tickets to individual scheduled service passengers as well as the direct contractual revenue generated by military and other third-party charter flights.

Revenue per Available Seat Mile (RASM): The primary measure of relative revenue in the airline industry.  This metric is calculated by dividing total revenue incurred over a select period by the aggregate number of ASMs produced during the same period.

Total Revenue: The sum of flight revenue and certain revenue adders including aged sales, business class upgrades and fuel price reimbursements.  In the Projections provided herein, the revenue numbers displayed for Scheduled Service, Military and Charter are Total Revenue figures, unless otherwise noted.

General Assumptions

The Reorganized Companies will continue to provide scheduled service, military and charter operations throughout the Projected Period.  In 2006, The Reorganized Companies plan to retrench their scheduled service operations around a smaller, more profitable business model through exiting the Indianapolis market and substantially reducing its presence in the Chicago market at Midway airport.  Upon implementation of this Plan, the Reorganized Companies plan to derive 56% of their business from Military and Charter Operations and 44% from Scheduled Service operations in 2006.  In the period from 2007 – 2008, the Reorganized Companies project to maintain their Military and Charter businesses at their current fleet and capacity levels while resuming growth in the Scheduled Service business.

The Projections are based on, among other things: (a) current and projected market conditions in each of the Reorganized Companies’ respective markets; (b) the ability to maintain sufficient working capital and fund operations; (c) continuation of certain business arrangements with Southwest, including codesharing, the sale of local traffic through Southwest distribution channels and the integration of frequent flyer programs; (d) final approval of new equity financing; (e) final conclusion on amended loan agreements with the ATSB and Matlin Patterson with terms substantially similar to those contemplated in these projections; (f) the acquisition of new aircraft of the type and specifications contemplated in the Projections; (f) the completion of certain asset sales including the gates at Midway airport; and (g) confirmation of the Plan.

For planning purposes and for purposes of these Projections, the Reorganized Companies break out the following lines of business:

Scheduled Service

•                  Midway Domestic – all domestic passenger travel from Chicago Midway airport to domestic locations

•                  Hawaii – all passenger travel from the West Coast to the Hawaiian islands

•                  Other Domestic – all domestic passenger travel not linked to Midway airport

•                  International – all international passenger travel to Mexican or Caribbean destinations

Military – all global commercial airlift provided to U.S. Military operations

Charter – all aircraft charter activities not associated with Military operations

Fleet Plan

Through its restructuring efforts, the Reorganizing Debtors have been reducing their fleet of jet aircraft from approximately 60 jets in January 2005 to a targeted fleet of approximately 30 jet aircraft in 2006.  Upon completion of these efforts, the Reorganized Companies expect to have approximately 12 aircraft dedicated to its Military and Charter operations and 18 aircraft dedicated to its Scheduled Service operations.  Of these 30 aircraft, 26 are currently in operation for ATA today.  To bring the total to 30, Management intends to add three 737-300 aircraft and one 767-300 aircraft to the fleet in 2006.  Also, the Projections contemplate the addition of five new aircraft in July 2007 and an additional five aircraft in July 2008.  However, there can be no assurance that the refleeting of aircraft will be successfully implemented.

Revenue Assumptions

Scheduled Service

Management has generated market specific capacity and revenue projections based upon the assumed aircraft allocation for the Reorganized Companies’ projected lines of business.  Consistent with the change in fleet size, total scheduled service revenue is projected to decrease from $636 million in 2005 to $353 million in 2006, a 44% decrease.  After normalizing in 2006, scheduled service revenue is then forecast to grow to $505 million by 2008, driven primarily by an increase in the size of the scheduled service fleet and therefore capacity.  Over this period, total revenue increases by 43% and capacity, or ASMs, increases by 39%.  The remainder of the revenue increase is due to a 3% increase in RASM from $0.073 in 2006 to $0.075 in 2008.  These RASM figures can be attributed to an assumed average fare of $136 in 2006 growing to $157 in 2008, and a constant average load factor of 81%.

Military

Management has generated capacity and revenue projections based upon an assumed volume of flying and an assumed rate charged to the Military for that flying.  In regards to volume, Management has used an estimate of the number of block hours of Military service that each allocated aircraft can perform per month, approximately 300 hours, which is consistent with actual activity during 2005.  For the period from 2006 – 2008, the Projections estimate the total volume of activity by multiplying this utilization metric by the number of allocated aircraft. The rates charged for Military flying have been contractually determined through the end of the Military’s fiscal 2006, ending September 30, 2006 and reflect a preliminary estimate of the contractual rates for the Military’s fiscal 2007, ending September 30, 2007.  The 2007 rate is expected to fall approximately 2% from the 2006 rate and then increase by 3% in 2008.  Consistent with these assumptions, total Military revenue is projected to increase from $395 million in 2005 to $438 million in 2006, an 11% increase.  After normalizing in 2006, Military revenue is then forecast to grow to $453 million by 2008, driven entirely by changes in the rate package.

Charter

Management has generated capacity and revenue projections based upon an assumed volume of flying and an assumed rate charged to a third party for that flying.  In regards to volume, Management has used an estimate of the number of block hours of charter service that each allocated aircraft can perform per month, approximately

270 hours, which is consistent with historical activity.  For the period from 2006 – 2008, the Projections estimate the total volume of activity by multiplying this utilization metric by the number of allocated aircraft. The 2006 rates charged for Charter flying has been estimated based on a review of current market conditions and is expected to increase by 3% annually in 2007 and 2008.  Consistent with these assumptions, total Charter revenue is projected to increase from $18 million in 2005 to $31 million in 2006, a 76% increase, and reflective of an 89% increase in capacity.  After normalizing in 2006, Charter revenue is then forecast to grow to $36 million by 2008, driven entirely by the growth in rates.

Other Revenue

The Reorganized Companies collect additional revenue not associated with either passenger ticket sales or military/charter contracts.  These revenues include, among other things, business class upgrade revenue, fees collected on the sale of liquor and headsets, cancellation and administrative fees, excess baggage and pet fees, as well as cargo revenue.  All Other Revenue categories are forecast at historic average rates per passenger or per dollar of revenue as appropriate with the following exceptions: liquor/headset/food revenue was increased by approximately $1 million per year for the impact of introducing cashless cabin technology; partnership revenue of approximately $3 million annually was added to the forecast to account for new efforts to develop corporate partnerships; and, first-class upgrade revenue of approximately $600 per B737-800 departure was added to relevant departures in the Hawaii market.  Cumulatively, Other Revenue tracks total revenue throughout the Projected Period at a rate of approximately 2% of total revenue.

Operating Expenses

Salaries, Wages & Benefits

Cockpit Crew (Crew): Management has generated a specific 2006 crew headcount forecast based on the planned schedule for the year.  In 2007 – 2008, headcount is calculated using the 2006 ratio of headcount to aircraft with a 2% annual improvement to incorporate efficiency gains from a larger network.  Crew pay rates are based on the recently renegotiated collective bargaining agreements with the Airline Pilots Association (“ALPA”) and incorporate the effects of changes in wage rates, seniority levels and work rules.  Average pay rates per crewmember are expected to increase by 3% in 2007 and 5% in 2008.

Flight Attendants (FA): Management has generated a specific 2006 flight attendant headcount forecast based on the planned schedule for the year.  In 2007 – 2008, headcount is calculated using the 2006 ratio of headcount to aircraft with a 2% annual improvement to incorporate efficiency gains from a larger network.  FA pay rates are based on the recently renegotiated collective bargaining agreements with the Association of Flight Attendants (“AFA”) and incorporate the effects of seniority levels and work rules.  Average pay rates per FA are expected to increase by 2% in 2007 and 2% in 2008.

Stations: Management has generated a specific 2006 station headcount (customer service agents and ramp workers) forecast based on the planned schedule for the year.  In 2007 – 2008, headcount is calculated using the 2006 ratio of headcount to departures with a 2% annual improvement to incorporate efficiency gains from a larger network.  Station pay rates are based on current levels, and average pay rates per station employee are expected to increase by 4% in 2007 and 3% in 2008.

Maintenance: Management has generated a specific 2006 maintenance headcount (base and line maintenance workers) forecast based on the planned schedule for the year.  In 2007 – 2008, headcount is calculated using the 2006 ratio of headcount to aircraft with a 2% annual improvement to incorporate efficiency gains from a larger network.  Maintenance pay rates are based on current levels, and average pay rates per station employee are expected to increase by 2% in 2007 and 3% in 2008.

Reservations: The Projections assume that substantially all reservation duties will be outsourced to a third party vendor, resulting in no projected reservations salary expense from 2006 - 2008.  The cost of outsourced labor for reservations is recorded to “Other Operating Expenses”.

Benefits: The 2006 benefit forecast incorporates an assumed 30% per-person expense increase over actual 2005 levels for medical, dental and other insurance premiums.  It also includes the expense of resuming a 401k match of 65 cents on the dollar up to 6% of salary for most employees.  Thereafter, total benefit cost per employee is forecast to increase by 10% per year for 2007 – 2008.

Payroll Taxes: Based on 2005 actual rates throughout the Projected Period.

Fuel

Fuel expense is calculated based on the average rate at which each aircraft type burns fuel, measured in a gallon per block hour figure.  This assumed rate is multiplied by the total projected block hours for that aircraft type and the projected price of jet fuel per gallon.  In the Projections, the average expected Into-plane fuel price per gallon is projected to be $2.02 in 2006, $1.99 in 2007 and $2.00 in 2008.  The Into-plane fuel price is calculated by adding the projected price of jet fuel as predicted by the BP jet fuel pricing curve to the estimated amount of taxes and handling and storage fees associated with its purchase.  On average, the Reorganizing Debtors pay 19.5 cents in taxes and fees on every gallon of jet fuel.  As a point of reference, these fuel price assumptions correlate to a projected crude price per barrel of $58.70 in 2006, $58.23 in 2007 and $57.24 in 2008.

Aircraft Rent

The projected aircraft rent in 2006 is based on the restructured contractual rents for the planned fleet.  Aircraft rents in 2007 – 2008 are based on the planned acquisition of new aircraft and assume these additional aircraft rents are equal to the average rental cost for that aircraft type in 2006.

Handling/Landing/Navigation

The business plan incorporates projected rates for handling, landing, navigation, security and de-icing expense based on the changes to the Reorganizing Debtors’ projected schedule and all information available regarding rate changes at various airports.  The average rates per departure were held constant through 2008 and drive the projected expense based on the increase in projected departures.

Depreciation and Amortization

The depreciation forecast for 2006 is prepared by the accounting department and reflects the Reorganizing Debtors current balance sheet and projected capital expenditures.  Depreciation increases through 2008 based on an assumed asset life and projected capital expenditures.

Crew and Employee Travel

The business plan incorporates updated block hour rates based on current trends for crew positioning, crew hotels, meal per diems and fixed training.  These rates per block hour are held constant through 2008.  The majority of this expense is related to Military activity and the forecast correlates primarily with the level of Military activity throughout the Projected Period.

Maintenance

Wheels/Tires/Brakes: The business plan incorporates updated per departure rates for wheels, tires and brakes based on current trends and existing or restructured contracts.  The variable rates are increased by 5% per year through 2008 and are multiplied by the Reorganizing Debtors’ growth in departures to estimate this expense.

Outsourcing Expense: Management provided a specific forecast for outsourced labor expense in 2006 based on a detailed projection of major maintenance activities and the contractual rates for outsourced labor.  The Projections assume that the volume of outsourcing activity is constant through 2008 and that the rate increases by 5% per year through 2008.

Reserves: Maintenance reserve calculations are based on the contractual rates defined in specific aircraft leases.  In addition, the Reorganizing Debtors pay for 737-800 engine maintenance under a power-by-the-hour agreement.  Management does not accrue in advance for any other major maintenance, and they assume that new aircraft added to the fleet in 2007 and 2008 will not require maintenance reserves.

Selling

The Reorganizing Debtors distribution expense is forecasted based upon updated assumptions on their projected distribution channels, contemplating the codesharing agreement with Southwest airlines, the sale of the Reorganizing Debtors’ local traffic on Southwest.com, and the Reorganizing Debtors’ traditional distribution channels such as ATA.com and its reservations center.  For each distribution channel, the expected volume of passengers and the expense per passenger are estimated and then multiplied by the projected passenger volume.  The forecasted rates are held constant through 2008.

Passenger Service

The projected passenger service cost per passenger has been updated to reflect the lower cost of service offerings on the Reorganizing Debtors’ flights due to a new package of food offerings and a decision to charge for larger food offerings.  The rates are held constant through 2008.

Insurance

The business plan reflects the Reorganizing Debtors’ negotiated insurance premiums for 2006.  The insurance premiums are projected to grow with the size of the fleet in 2007 to 2008.

Commissions

Commission costs are primarily related to Military activity, and in 2006, the Military is expected to be responsible for 96% of all commission expenses.  The rate paid on Military commissions is projected to remain at its current level through 2008.

Facility Rents

The facility budget for 2006 is based on current rates at the stations that Management intends to operate in 2006 and includes assumed costs for new markets.  The expense forecast is increased in 2007 – 2008 for new markets entered at the current average cost per station.

Other

Revenue Accounting Provider: The projected revenue accounting provider expense has been updated to reflect changes to the charged rate per enplaned passenger.  The rate is held constant through 2008.

Information Systems (“IS”): The Reorganizing Debtors’ IS department provided a specific expense forecast that reflects system needs and planned projects for 2006.  IS expense is increased by 2% per year through 2008.

Reservations Outsourcing: Projected reservations expense is based upon a contractual formula with the outsourcing vendor based on projected call volume.  The outsourcing rates per unit of call time are expected to increase by 3% annually during the Projected Period.

Other: This category includes multiple other expense categories that largely relate to the Reorganizing Debtors’ corporate overhead and related activities.  For example, this category includes, among other items, the cost of stationary and printing, utilities at the corporate headquarters and normal course professional fees.  The Projections incorporates an approximate 20% reduction for most of these expense categories in 2006.  All other expense categories grow in 2007 and 2008 with the growth in corporate overhead headcount.

Income Taxes

Total income taxes are calculated at 38.5% of pre-tax earnings and assumed to be paid in cash in the period in which incurred.  Taxes do not reflect any potential benefit or detriment due to the Reorganizing Debtors’ net operating loss carry-forward or gains on the discharge of debt.

Balance Sheet Assumptions

Working Capital

Working Capital is comprised of restricted cash, receivables, inventories, prepaid and other current assets, accounts payable, air traffic liabilities, and other accrued liabilities.  The Projections assume that working capital will adjust to the size of operations in a manner generally consistent with historical results.  However, the Reorganizing Debtors’ credit card processors currently withhold approximately 100% of all air traffic liabilities that were recorded upon the purchase of a ticket using a credit card.  This holdback is reflected on the balance sheet in accounts receivable.  Management has assumed for purposes of these Projections that by year-end 2007 only 75% of the total credit card exposure will be withheld, decreasing to 50% in 2008.  This assumption has a positive impact on cash balance.

Property and Equipment

Net property and equipment is projected to decrease by approximately $27 million from 2005 to 2006, driven largely by an assumed completion of $30 million in asset sales, partially offset by additional investment in the fleet.  Thereafter, net property and equipment is projected to increase by $5 million from 2006 to 2008, including an additional projected asset sale of $10 million in 2007.  This increase is driven primarily by investments in leasehold improvements on both new and existing aircraft in the aircraft fleet, as well as investments in new information technology systems to support growth strategies.

New Goodwill

New goodwill is estimated by subtracting the estimated fair market value of the Reorganized Companies’ identifiable tangible and intangible assets from the sum of the projected reorganized equity value plus adjusted total liabilities.

Capital Structure

Upon exit, the Reorganized Companies’ long-term capital structure is assumed to consist of a combination of long-term debt and common equity.  A description of these elements is as follows:

•                  Debt – The Plan projects that the Reorganized Companies will exit bankruptcy with approximately $125.7 million in long-term debt that will amortize down to $46.5 million by 2008.  At emergence, this debt contains the following elements:

a)              $97.2 million of ATSB related secured debt.  This balance assumes that the negotiated face value of this debt of $112.5 million is reduced by $15.3 million in adequate projection payments and pay downs from the proceeds of asset sales.  The Projections assume that the loan amortizes to zero by September 30, 2009 based on a negotiated payment schedule.  Principal payments by year in the Projections are as follows: $30 million in 2006, $16 million in 2007, and $18 million in 2008.  Also, the Projections assume an interest rate of 12.4%.  At this time, the Projections reflect Management’s best estimate of the terms for the treatment of this loan although final agreement has not yet been reached with the ATSB.

b)             $20 million term loan from the New Investor.  The Projections assume that the loan amortizes to zero by October 10, 2009 based on a negotiated payment schedule.  Principal payments by year in the Projections are as follows: $1 million in 2006, $6 million in 2007, and $6.5 million in 2008 and 2009.  Also, the Projections assume an interest rate of 14.4%.

c)              $6.8 million construction loan due to the City of Chicago at 5.8% interest.

d)             $1.7 million promissory note on two owned L1011-500 aircraft at 8.0% interest.

•                  Common Equity of $100 million from New Investor at $10 per share

Fresh Start Accounting and Emergence Issues

Transaction adjustments reflect the estimated impact of various transactions as described in the Plan that are expected to occur upon the effective date of the Plan.  These adjustments include:

•                  The sale of $70 million in common equity to New Investor

•                  The exchange of a $20 million term loan from New Investor for $20 million in DIP financing from Southwest Airlines

•                  The conversion of $30 million in DIP financing provided by New Investor into $30 million in common equity

•                  The sale of four gates at Midway airport to Southwest Airlines in exchange for $20 million in debt forgiveness on their DIP loan.  In addition, ATA projects to replace the $7 million guarantee on the construction loan due to the city of Chicago by moving $7 million in cash to a restricted account and to deliver cash payment to Southwest for $1 million in transaction fees

•                  The reinstatement of the ATSB loan at a value of $97.2 million.  This balance represents an initial face value of $112.5 million, reduced by $15.3 million in adequate protection and asset sale proceeds

•                  The payment of approximately $9.7 million in transaction related fees

•                  The payment of approximately $18.6 million in contract cure payments, damage claims, priority taxes, accrued professional fees, and other administrative claims

•                  The write-off of old goodwill

•                  The recording of new goodwill to a value consistent with the equity value of the Reorganized Companies at emergence

•                  The write-off of the value of an interest in BATA, a joint venture with Boeing

•                  The reinstatement of a $6.8 million construction loan with the City of Chicago

•                  The reinstatement of a $1.7 million promissory note on two owned L1011-500’s

•                  The conversion of all remaining liabilities subject to compromise into common equity

•                  The cancellation of old ATA equity

Preliminary fresh-start reporting adjustments have been made to reflect the estimated adjustments necessary to adopt fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization under the Bankruptcy Code (“SOP 90-7”).  Compliance with this ruling mandates that the enterprise value of the Reorganized Companies be allocated to its assets in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141, Business Combinations.  The Reorganizing Debtors have not yet obtained independent valuations on all of its asset categories, and therefore additional write-downs may be necessary to reflect any differences between book and market value.

The reorganization value is subject to adjustment to reflect any fluctuations in the Projections on which the valuation is based.  The allocation of the reorganization value to individual assets and liabilities is subject to change after the Effective Date and could result in material differences to the allocated values estimated in the Projections.

Cash Flow Assumptions

Cash Flow from Operating Activities

The net cash flow provided from operating activities from 2006 to 2008 is $116 million, reflecting the Reorganized Companies’ operating profits and changes to working capital balances.  This amount includes an inflow of $1 million at emergence, incorporating the impact of the Midway Gate sale and cash pay downs of liabilities subject to compromise.

Cash Flow from Investing Activities

The net cash flow used by investing activities in 2006 – 2008 is $82 million, reflecting the Reorganized Companies’ capital investment in new and existing aircraft as well as the proceeds from asset sales.  This amount includes no investing cash flows at emergence.  Projected capital expenditures include:

•                  Aircraft-Related – The Reorganizing Debtors’ maintenance department provided a specific capital expenditure forecast by aircraft type that incorporates all planned spend, totaling approximately $38 million for 2006.  The forecast includes $20 million in engine overhauls, $12 million in growth capex for new 733’s and 767’s, and approximately $6 million in general maintenance capex.

•                  Other – The business plan includes $2.6 million in capital expenditures primarily for planned IS projects to support operations.

Investing cash flows also include net inflows from asset sales of $30 million in 2006 and $10 million in 2007.

Cash Flow from Financing Activities

The net cash flow used by financing activities from 2006 to 2008 is $47 million.  This amount includes an inflow of $32 million at emergence, incorporating the proceeds from the issuance of new debt and equity securities offset by the pay down of the Reorganized Companies’ DIP loans and restricted cash requirements.  Also, these cash flows include post emergence debt amortization payments of $32 million in 2006, $22 million in 2007, and $25 million in 2008.

INSERT EXHIBITS

1.              Income Statement

2.              Balance Sheet

3.              Statement of Cash Flows

4.              Transaction/Fresh Start Bridge

ATA HOLDINGS CORP.

Projected Income Statement

($ 000)

	2005
	Jan - Sep	Oct-05	Nov-05	Dec-05	Total 2005	2006	2007	2008
	Actual	Actual	Forecast	Forecast	Act / Forecast	Forecast	Forecast	Forecast
Operating revenues:
Scheduled service	505,968	45,247	41,230	44,015	636,460	353,344	401,710	504,608
Charter	10,581	2,313	1,270	3,656	17,820	31,405	35,120	36,173
Military	313,676	29,698	26,050	25,355	394,778	438,398	439,787	452,818
Ground package	11,527	948	876	626	13,977	—	—	—
Other	28,179	2,276	1,545	1,476	33,476	17,436	18,223	21,220
Total operating revenues	869,931	80,482	70,971	75,128	1,096,512	840,583	894,840	1,014,819

Operating expenses:
Salaries, wages, and benefits	224,264	21,003	21,700	19,837	286,804	194,504	200,620	231,314
Fuel and oil	249,116	27,741	22,876	20,700	320,432	240,507	253,422	285,072
Aircraft rentals	118,169	10,881	10,027	9,398	148,475	92,022	103,647	122,878
Handling, landing and navigation fees	73,096	5,782	5,695	5,637	90,210	59,541	61,603	68,007
Depreciation and amortization	28,004	2,878	2,683	2,764	36,330	32,525	33,916	36,100
Crew and employee travel	36,069	2,571	3,014	2,898	44,552	36,916	39,705	43,324
Aircraft maintenance, materials and repairs	34,335	3,859	3,061	2,647	43,902	38,916	44,469	50,422
Other selling expenses	22,829	2,253	1,626	1,653	28,361	14,043	15,855	19,730
Advertising	8,599	535	1,028	543	10,705	8,862	10,075	12,655
Passenger service	29,465	2,832	2,036	2,183	36,516	26,624	28,260	31,261
Insurance	11,104	1,077	1,184	1,173	14,538	13,902	15,488	17,171
Ground package cost(1)	9,539	848	—	—	10,387	—	—	—
Commissions	20,999	2,038	1,792	1,811	26,639	29,265	29,502	30,587
Facility and other rentals	16,280	1,548	1,637	1,296	20,762	9,405	7,649	9,022
Aircraft impairments and retirements	403	—	—	—	403	—	—	—
Other	43,562	3,381	5,024	4,456	56,424	37,933	39,133	42,240

Total operating expenses	925,833	89,226	83,382	76,997	1,175,439	834,965	883,342	999,780

Operating Income	(55,902)	(8,744)	(12,411)	(1,869)	(78,927)	5,618	11,498	15,039

Reorganization Expenses	495,447	771	1,035	4,380	501,633	2,540	—	—
Interest Income	(1,770)	(287)	(105)	(103)	(2,266)	(1,108)	(1,108)	(987)
Interest Expense, Debt Fees & Preferred Dividends	4,753	380	594	760	6,487	12,519	11,293	8,679
Other	520	127	75	75	797	224	(444)	(444)

Total Income Before Taxes	(554,852)	(9,735)	(14,010)	(6,981)	(585,578)	(8,557)	1,758	7,791

Income Taxes	—	—	—	—	—	—	677	3,000

Net Income	(554,852)	(9,735)	(14,010)	(6,981)	(585,578)	(8,557)	1,081	4,792

EBITDA	(523,345)	(6,637)	(10,763)	(3,485)	(544,230)	35,603	45,414	51,138
EBITDARR (Restructuring & A/C Rent)	90,271	5,015	299	10,293	105,878	130,165	149,061	174,016

Total ASM (000)
Scheduled Service	7,772,237	689,501	559,754	549,723	9,571,216	4,863,231	5,359,479	6,756,695
Charter	139,493	18,785	11,733	36,779	206,791	390,130	423,569	423,569
Military	2,830,653	245,468	228,788	231,186	3,536,095	3,676,591	3,722,111	3,722,111
Total	10,742,383	953,754	800,275	817,689	13,314,102	8,929,951	9,505,159	10,902,376

RASM ($0.01)
Scheduled service	6.5	6.6	7.4	8.0	6.6	7.3	7.5	7.5
Charter	7.6	12.3	10.8	9.9	8.6	8.0	8.3	8.5
Military	11.1	12.1	11.4	11.0	11.2	11.9	11.8	12.2
Total RASM	8.1	8.4	8.9	9.2	8.2	9.4	9.4	9.3

Total operating CASM	8.6	9.4	10.4	9.6	8.8	9.3	9.2	9.1

(1)  Ground package cost relates to Ambassadair, which was sold in the 4th quarter of 2005.

ATA HOLDINGS CORP.

Projected Balance Sheet

($ 000)

		Emergence
	2005	Feb-06	2006	2007	2008
	Forecast	Forecast	Forecast	Forecast	Forecast

ASSETS

CURRENT ASSETS
Cash and cash equivalents	68,320	67,263	69,572	59,133	54,508
Receivables, net of allowance for doubtful accounts	75,855	78,804	77,868	72,268	68,905
Inventories, net	32,485	30,645	32,726	35,744	40,224
Prepaids and other current assets	23,142	23,142	21,609	22,263	23,955

TOTAL CURRENT ASSETS	199,803	199,855	201,775	189,408	187,591

PROPERTY AND EQUIPMENT
Flight equipment	191,875	201,870	199,915	234,485	269,682
Facilities and ground equipment	144,611	145,303	147,228	149,562	152,179
	336,486	347,173	347,143	384,047	421,861
Accumulated depreciation	(189,083)	(194,408)	(221,609)	(255,524)	(291,624)

PROPERTY AND EQUIPMENT, NET	147,403	152,765	125,535	128,523	130,237

OTHER ASSETS
Restricted cash	30,662	34,596	34,596	34,596	34,596
Goodwill	6,987	18,709	18,709	18,709	18,709
Prepaid aircraft rent	154	154	154	154	154
Investment in BATA	4,886	—	—	—	—
Deposits and other assets	27,689	27,689	27,689	27,689	27,689

TOTAL OTHER ASSETS	70,378	81,148	81,148	81,148	81,148

TOTAL ASSETS	417,584	433,768	408,458	399,079	398,976

LIABILITIES

CURRENT LIABILITIES
Short-term debt	71,000	0	0	0	0
Accounts payable	3,061	2,703	2,621	3,444	3,922
Air traffic liability	42,814	47,364	42,478	48,956	60,816
Accrued expenses & other current liabilities	119,882	106,979	108,930	113,623	121,534

TOTAL CURRENT LIABILITIES	236,757	157,046	154,030	166,023	186,272

Long-term debt, less current maturities	—	125,700	94,144	71,691	46,548
Other deferred items	31,201	51,021	51,021	51,021	51,021

TOTAL LIABILITIES	267,958	333,768	299,195	288,735	283,841

Liabilities subject to compromise	1,496,725	—	—	—	—

Convertible redeemable preferred stock	30,000	—	—	—	—

SHAREHOLDERS’ EQUITY
Common stock, without par value	66,013	100,000	100,000	100,000	100,000
Treasury stock	(24,778)	—	—	—	—
Additional paid-in capital	18,166	—	—	—	—
Retained earnings	(1,436,499)	—	9,262	10,343	15,135

TOTAL SHAREHOLDERS’ EQUITY	(1,377,099)	100,000	109,262	110,343	115,135

TOTAL LIBILITIES AND SHAREHOLDERS’ EQUITY	417,584	433,768	408,458	399,079	398,976

ATA HOLDINGS CORP.

Projected Statement of Cash Flows

($ 000)

	Pre Emergence	Pre Emergence	Pre Emergence	Emergence	Post Emergence
	Jan-Sep 2005	Oct-Dec 2005	Jan - Feb 2006	28-Feb-06	Mar - Dec 2006	2007	2008
	Actual	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast

OPERATING ACTIVTIES

Net income (loss)	(554,852)	(30,726)	(17,820)	—	9,262	1,081	4,792
Adjustments to reconcile net income (loss) to net cash
Depreciation and amortization	28,004	8,326	5,325	—	27,201	33,916	36,100
Asset impairments, write-offs, and other non-cash items	31,975	—	—	—	—	—	—
Changes in operating assets and liabilities:
Accounts receivable	(3,638)	46,590	(2,949)	—	936	5,600	3,363
Other Deferred Items	—	(270)	(180)	20,000	—	—	—
Prepaids and Other Current Assets	16,128	10,744	0	—	1,533	(655)	(1,692)
Inventories	(1,517)	9,406	1,840	—	(2,080)	(3,018)	(4,480)
Aircraft held for sale	(2,000)	2,000	—	—	—	—	—
Accounts payable	(1,350)	(3,152)	(357)	—	(82)	823	477
Air traffic liability	(1,658)	(45,415)	4,550	—	(4,886)	6,478	11,861
Items Subject to Compromise	357,203	(10,867)	(7,367)	(16,100)	—	—	—
Accrued expenses	2,566	(4,738)	(10,403)	(2,500)	1,951	4,693	7,911

Net cash provided by (used in) operating activities	(129,139)	(18,102)	(27,361)	1,400	33,836	48,917	58,332

INVESTING ACTIVITIES

Proceeds from sales of property and equipment	8,457	—	—	—	30,000	10,000	—
Capital expenditures - Aircraft-related	(13,370)	(15,875)	(9,995)	—	(28,045)	(44,570)	(35,197)
Capital expenditures - Other	—	(1,922)	(692)	—	(1,925)	(2,334)	(2,617)
Non-Current Prepaid Aircraft Rent	67,707	—	—	—	—	—	—
(Additions) reductions to other assets	(2,695)	(1,149)	3,290	—	—	—	—

Net cash provided by (used in) investing activities	60,099	(18,946)	(7,396)	—	30	(36,904)	(37,814)

FINANCING ACTIVITIES

Proceeds (paydown) of short-term debt	—	30,000	—	(71,000)	—	—	—
Proceeds (paydown) of long-term debt	—	—	—	20,000	(31,556)	(22,453)	(25,143)
Issuance of new Common Stock, net of fees	—	—	—	90,300	—	—	—
Restricted Cash	4,756	—	—	(7,000)	—	—	—

Net cash provided by (used in) financing activities	4,756	30,000	—	32,300	(31,556)	(22,453)	(25,143)

Increase (decrease) in cash and cash equivalents	(64,285)	(7,047)	(34,757)	33,700	2,310	(10,440)	(4,625)
Cash and cash equivalents at beginning of period	139,652	75,367	68,320	33,563	67,263	69,572	59,133

Cash and cash equivalents at end of period	75,367	68,320	33,563	67,263	69,572	59,133	54,508

ATA HOLDINGS CORP.

Projected Emergence Bridge

($ 000)

	Projected	New Equity	Southwest	Gate	ATSB	Transaction	Cure	Fresh Start &	Projected
	Feb 2006	Financing	Financing	Transaction	Loan	Costs	Claims	Debt Discharge	Emergence
BALANCE SHEET
ASSETS

Current Assets
Cash and cash equivalents	33,563	90,000	(28,000)	—	—	(9,700)	(18,600)	—	67,263
Receivables	78,804	—	—	—	—	—	—	—	78,804
Inventories, net	30,645	—	—	—	—	—	—	—	30,645
Other	23,142	—	—	—	—	—	—	—	23,142
Total Current Assets	166,155	90,000	(28,000)	—	—	(9,700)	(18,600)	—	199,855

Net PPE	152,765	—	—	—	—	—	—	—	152,765
Restricted cash	27,596	—	7,000	—	—	—	—	—	34,596
Old Goodwill	6,987	—	—	—	—	—	—	(6,987)	—
New Goodwill	—	—	—	—	—	—	—	18,709	18,709
Other (prepaid rent, BATA, dep & other assets)	32,504	—	—	—	—	—	—	(4,661)	27,843

Total Assets	386,007	90,000	(21,000)	—	—	(9,700)	(18,600)	7,061	433,768

LIABILITIES

Current Liabilities
Short-term debt	71,000	(30,000)	(21,000)	(20,000)	—	—	—	—	0
Accounts payable	2,703	—	—	—	—	—	—	—	2,703
Air traffic liability	47,364	—	—	—	—	—	—	—	47,364
Accrued expenses & other current liabilities	109,479	—	—	—	—	—	(2,500)	—	106,979
Total Current Liabilities	230,546	(30,000)	(21,000)	(20,000)	—	—	(2,500)	—	157,046

Long-term debt, less current maturities	—	20,000	—	—	97,200	—	—	8,500	125,700
Other deferred items	31,021	—	—	20,000	—	—	—	—	51,021

Total Liabilities	261,568	(10,000)	(21,000)	—	97,200	—	(2,500)	8,500	333,768

Liabilities subject to compromise	1,489,358	—	—	—	(94,700)	—	(16,100)	(1,378,558)	—

Preferred Stock - New	—	—	—	—	—	—	—	—	—
Preferred Stock - Old	30,000	—	—	—	—	—	—	(30,000)	—

Shareholders Equity
Common stock, new	—	100,000	—	—	—	—	—	—	100,000
Common stock, old	66,013	—	—	—	—	—	—	(66,013)	—
Treasury stock	(24,778)	—	—	—	—	—	—	24,778	—
Additional paid-in capital	18,166	—	—	—	—	—	—	(18,166)	—
Retained earnings	(1,454,319)	—	—	—	(2,500)	(9,700)	—	1,466,519	—
Total Shareholders Equity	(1,394,919)	100,000	—	—	(2,500)	(9,700)	—	1,407,119	100,000

Total Liabilities & Shareholder Equity	386,007	90,000	(21,000)	—	—	(9,700)	(18,600)	7,061	433,768

Exhibit 3

ATA Holdings Corp., et al.
Going Concern Valuation Report

ATA

December 9, 2005

NAVIGANT
CAPITAL ADVISORS

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Table of Contents

		Page
I.	Enterprise Value Conclusion	3
II.	Methodology	5
III.	Company/Industry Analysis	7
IV.	Valuation Analysis	11
V.	Appendices	19

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NAVIGANT CAPITAL ADVISORS

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Navigant Capital Advisors, LLC

I. Enterprise Value Conclusion

Page 3

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Enterprise Valuation

Summary Enterprise Valuation

Summary of Business Enterprise Value
2006 EBITDAR Multiples
2006 Revenue Multiples
DCF Methodology
Conclusion of BEV
$100
$150
$200
$250
$300
$350
BEV (millions)

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NAVIGANT CAPITAL ADVISORS

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Navigant Capital Advisors, LLC

II. Methodology

Page 5

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Navigant Capital Advisors, LLC

III. Company/Industry Analysis

Page 7

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Navigant Capital Advisors, LLC

IV. Valuation Analysis

Page 11

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Discounted Cash Flow Analysis

Discounted Cash Flow Methodology

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NAVIGANT CAPITAL ADVISORS

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Navigant Capital Advisors, LLC

V. Appendices

Page 19

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NAVIGANT
CAPITAL · ADVISORS

Navigant Capital Advisors, LLC. Member NASD/SIPC.

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ATA Holdings Corp., et al.
Going Concern Valuation Report

[GRAPHIC]

December 9, 2005

[GRAPHIC]

[LOGO]

2

Navigant Capital Advisors, LLC	[GRAPHIC]

I.  Enterprise Value Conclusion

3

Enterprise Valuation

Summary Enterprise Valuation

Summary of Business Enterprise Value

[CHART]

Based on the valuation approaches described later, our analysis reached a conclusion of enterprise values in the range of $200 million to $235 million.

These conclusions are based on available information as of December 9, 2005, including management’s business plan dated November 19, 2005.  Any material changes in assumptions could change the conclusions.

4

Navigant Capital Advisors, LLC	[GRAPHIC]

II.  Methodology

5

Methodology

Methods Used –

•                  Discounted Cash Flow – based on management’s three year business plan and forecast

•                  Market Multiples – using management’s three-year forecast and business plan

Methods Not Used –

•                  Transaction Multiples – no prior transactions found that were deemed comparable to ATA

•                  Cost Approach – rejected since it does not adequately capture value of future earnings potential

6

Navigant Capital Advisors, LLC	[GRAPHIC]

III.  Company/Industry Analysis

7

Company Overview

Regional airline, to operate in the following lines of business -

•                  Scheduled Service (44% 2006 revenues) -

•                  Midway Domestic – all domestic passenger travel from Chicago Midway airport to domestic locations

•                  Hawaii – all passenger travel from the West Coast to the Hawaiian islands

•                  Other Domestic – all domestic passenger travel not linked to Midway airport

•                  International – all international passenger travel to Mexican or Caribbean destinations

•                  Military – (52% 2006 revenues)

•                  all global commercial airlift provided to U.S. Military operations

•                  Charter (4% 2006 revenues) –

•                  all aircraft charter activities not associated with Military operations

8

Company – Opportunities & Risk Factors

Opportunities:

•                  Profitable military operations

•                  Codesharing agreement with Southwest

•                  Diversified lines of business

Risk Factors:

•                  Growth plan for scheduled service side is primarily from unproven new routes

•                  High maintenance costs associated with flying big planes

•                  Uncertain future demand for military operations post-Iraq

9

Industry – Valuation Risk Factors

•                  High jet fuel prices driving down industry profit margins

•                  Continued overcapacity in the system puts downward pressure on pricing

•                  Intense competition from low cost carriers

•                  Nine of the ten largest US carriers lost money in 2004

•                  Carriers in bankruptcy may restructure to become even more competitive

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Navigant Capital Advisors, LLC	[GRAPHIC]

IV.  Valuation Analysis

11

Comparable Companies Analysis

•                  7x – 8x 2006E EBITDAR

•                  25% - 30% 2006 Revenues

•                  Comparables focused on low cost and regional airlines

•                  National carriers also considered, but weighted to a lesser extent

•                  Compared Revenues, EBITDAR margins, growth rates, RASM, CASM, load factors and other industry metrics

•                  Maintenance level capex reclassified to operating expense, consistent with accounting policies of competitors

•                  Multiples selected capture substantial growth expected after 2008

12

Comparable Companies Analysis

Guideline Company Methodology

		Low		High
		BEV /	BEV /	BEV /	BEV /
		2006	2006	2006	2006
	Notes	Revenue	EBITDAR	Revenue	EBITDAR

Selected Market Multiple	(3)	0.25	7.0	0.30	8.0

		x	x	x	x
Subject Company Fundamentals
2006 Revenue	(4)	840.583		840.583
2006 EBITDAR	(4)		109.766		109.766

Indicated Business Enterprise Value (“BEV”)		210.146	768.364	252.175	878.130

Less: Capitalized Rent	(5)	na	644.154	na	644.154

Concluded BEV, rounded		210.100	124.200	252.200	234.000

Notes:

(1)           This exhibit has been prepared on the basis of the information and assumptions set forth in our letter and the attached exhibits. It must be read in conjunction with the accompanying letter and all of the other exhibits included herein.

(2)           Based on data provided by Factset Research Systems, Inc.

(3)           Based on our analysis of comparable publicly traded companies. See analysis on following pages.

(4)           Data obtained from various analyst reports.

(5)           Capitalized rent is equal to 2006 aircraft rental expense capitalized at a industry standard multiple of 7.

BEV = Business Enterprise Value

EBITDAR = Earnings Before Interest, Taxes, Depreciation and Amortization and Rent

13

	BEV /	BEV /
	2006	2006
Company Name	Revenue	EBITDAR
Legacy Carriers:
Delta Air Lines	0.80	10.1
UAL Corp.	na	na
Continental Airlines Inc.	0.60	6.5
AMR Corp.	0.75	7.6
Northwest Airlines Corp.	0.75	8.4
High	0.80	10.1
Average	0.72	8.2
Median	0.75	8.0
Low	0.60	6.5
Regional/Low Cost Carriers:
AirTran Holdings Inc.	0.88	8.5
Southwest Airlines Co.	1.87	10.9
JetBlue Airways Corp.	1.84	11.8
Frontier Airlines Inc.	0.78	13.6
Alaska Air Group Inc.	0.65	6.3
ExpressJet Holdings Inc.	na	4.9
Atlas Air Worldwide Holdings	0.49	4.8
World Air Holdings Inc.	0.26	4.4
High	1.87	13.6
Average	0.97	8.2
Median	0.78	7.4
Low	0.26	4.4

Selected Multiple (4)	0.25	7.0

Notes:

(1)           This exhibit has been prepared on the basis of the information and assumptions set forth in our letter and the attached exhibits.  It must be read in conjunction with the accompanying letter and all of the other exhibits included herein.

(2)           Based on data provided by Factset Research Systems, Inc.

(3)           BEV estimates utilized to determine EBITDAR multiples include capitalized aircraft rental expense.

(4)           Based on our informed judgment.  Our selection of an appropriate market multiple takes into account our consideration of the following factors: (i) relative size; (ii) product and regional diversification; (iii) dependence on the local economy; (iv) profit margins and return on assets; (v) liquidity; (vi) leverage; (vii) operating performance; (viii) debt coverage; (ix) capital structure; (x) credit status; (xi) depth of management; (xii) key management; (xiii) personnel turnover; (xiv) dividends; (xv) stage of industry; (xvi) industry levels of net working capital; and (xvii) cash flow.

BEV = Business Enterprise Value

EBITDAR = Earnings Before Interest, Taxes, Depreciation and Amortization and rent

14

Discounted Cash Flow Analysis

•      Based on management’s three year cash flow forecast

•      Terminal value multiple range of 7x – 8x EBITDAR, consistent with comparable companies analysis

•      Terminal multiples selected capture substantial growth expected after 2008

•      Discount rates of 16% - 18%

•      Maintenance level capex reclassified to operating expense, consistent with accounting policies of competitors

15

Discounted Cash Flow Methodology

		Weighted Average Cost
		of Capital (“WACC”)
		16%	17%	18%
EBITDAR	7	$178,100	$175,200	$172,300
Multiple	8	$285,300	$280,200	$275,300

16

Present Value of Cash Flows

Discounted Cash Flow Methodology

		For the 12	For the 10	For the 12
		Mos. Ending,	Mos. Ending,	Months Ending,		Terminal
	Notes	12/31/2005	12/31/2006	12/31/2007	12/31/2008	Year

Scheduled Service Revenue		636,460	301,371	401,710	504,608
Charter Service Revenue		17,820	27,830	35,120	36,173
Military Service Revenue		394,779	367,664	439,787	452,818
Ground Package Revenue		13,977	0	0	0
Other Revenue	(2)	33,475	14,571	18,223	21,220
Total Operating Revenue		$1,096,512	$711,437	$894,840	$1,014,819
Percent Growth		-28.5%	na	6.5%	13.4%

Salaries, Wages & Benefits			157,789	203,152	234,507
Fuel & Oil Expense	(3)		201,060	253,422	285,072
Aircraft Rental Expense			76,493	103,647	122,878
Handling, Landing & Navigation Fees			49,278	61,603	68,007
Crew & Other Employee Travel			30,797	39,705	43,324
Depreciation & Amortization			27,201	34,283	37,062
Less: Maintenance Capital Expenditures			17,053	41,873	28,831
Other Operating Expense	(4)		143,855	182,158	203,519
Total Operating Expense			703,525	919,843	1,023,199
Operating Income (Loss)			7,911	(25,003)	(8,380)
Operating Margin			1.1%	-2.8%	-0.8%

Less: Income Taxes @ 38.5%	(5)		3,046	na	na
After Tax Operating Income			4,866	(25,003)	(8,380)

Add: Depreciation Expense	(6)		27,201	34,283	37,062
Less: Increases in Working Capital	(7)		20,474	(4,341)	(9,598)
Less: Growth Capital Expenditures	(6)		(11,600)	(6,000)	(10,000)
Less: IS & Other Capital Expenditures	(6)		(1,925)	(4,000)	(4,000)
After Tax Debt Free Cash Flow			39,015	(5,060)	5,084

Discount Period	(8)		0.42	1.33	2.33	2.33

17

(1)           Based on forecast provided by ATA Management.

(2)           Includes business class upgrade revenue, liquor sales, cancellation and administrative fees, etc.

(3)           Fuel prices based on estimates of price per gallon, which are somewhat volatile for business lines other than military, which is considered to be risk averse due to the fact that the military reimburses the carrier for increases through predetermined rates.

(4)           Includes aircraft maintenance and repairs, advertising, commission, purchased capacity, etc.

(5)           Based on a blending of the federal and state statutory corporate income tax rates.

(6)           Based on forecast provided by ATA Management.

(7)           Based on our analysis of the Company’s historical and forecasted working capital levels as well as analysis of comparable companies, we have assumed that working capital requirements are equal to approximately 8 percent of the annual increase in revenue.

(8)           Discount period is estimated using mid year convention.

18

Navigant Capital Advisors, LLC	[GRAPHIC]

V.  Appendices

19

Assumptions & Limiting Conditions

1.     Report Distribution – This report has been prepared solely for the purpose stated and should not be used for any other purpose.  Except as specifically stated in the report, neither our report nor its contents is to be referred to or quoted, in whole or in part, in any registration statement, prospectus, public filing, loan agreement, or other agreement or document without our prior written approval.  In addition, except as set forth in the report, our analysis and report presentation are not intended for general circulation or publication, nor are they to be reproduced nor distributed to other third parties without our prior written consent.

2.     Scope of Analysis – The appraisal of any financial instrument or business is a matter of informed judgment.  The accompanying appraisal has been prepared on the basis of information and assumptions set forth in the attached report, associated appendices, our underlying work papers, and these limiting conditions and assumptions.

3.     Nature of Opinion – Neither our opinion nor our report are to be construed as a fairness opinion as to the fairness of an actual or proposed transaction, a solvency opinion, or an investment recommendation, but, instead, are the expression of our determination of the fair market value of the Covenants between a hypothetical willing buyer and a hypothetical willing seller in an assumed transaction on an assumed valuation date.  For various reasons, the price at which the Covenants might be sold in a specific transaction between specific parties on a specific date might be significantly different from the fair market value as expressed in our report.

4.     Going Concern Assumption, No Undisclosed Contingencies – Our analysis: (i) assumes that as of the valuation date the Company and its assets will continue to operate as configured as a going concern; (ii) is based on the past and present financial condition of the Company and its assets as of the valuation date; and (iii) assumes that the Company had no undisclosed real or contingent assets or liabilities, no unusual obligations or substantial commitments, other than in the ordinary course of business, nor had any litigation pending or threatened that would have a material effect on our analysis.

20

5.     Lack of Verification of Information Provided – With the exception of audited financial statements, we have relied on information supplied by the Company without audit or verification.  We have assumed that all information furnished is complete, accurate and reflects Management’s good faith efforts to describe the status and prospects of the Company at the valuation date from an operating and a financial point of view.  As part of this engagement we have relied upon publicly available data from recognized sources of financial information, which have not been verified in all cases.

6.     Reliance on Forecasted Data – Any use of Management’s projections or forecasts in our analysis does not constitute an examination or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (“AICPA”).  We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Further, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and these differences may be material.

7.     Subsequent Events – The terms of our engagement are such that we have no obligation to update this report or to revise the valuation because of events and transactions occurring subsequent to the Valuation Date.

8.     Legal Matters – We assume no responsibility for legal matters including interpretations of either the law or contracts.  We have made no investigation of legal title and have assumed that owner(s) claim(s) to property are valid. We have given no consideration to liens or encumbrances except as specifically stated. We assumed that all required licenses, permits, etc. are in full force and effect.  We assume no responsibility for the acceptability of the valuation approaches used in our report as legal evidence in any particular court or jurisdiction.  The suitability of our report and opinion for any legal forum is a matter for the client and the client’s legal advisor to determine.  We assume that the Employee Agreement provided by Management is legally enforceable and is the most recent document available.

21

9.     Testimony – Neither Navigant Consulting, Inc. nor any individual signing or associated with this report shall be required to give testimony or appear in court or other legal proceedings unless specific arrangements have been made in advance.

10.  USPAP – Unless otherwise stated in our opinion, our engagement is not required to be conducted pursuant to the Uniform Standards of Professional Appraisal Practice.

11.  Verification of Legal Description or Title – As part of this engagement, we will not assume any responsibility for matters of a legal nature.  No investigation of legal description or title to the property will be made and we will assume that your claim to the property is valid.  No consideration will be given to liens or encumbrances which may be against the property, except as specifically stated as part of the financial statements you provide to us as part of this engagement. Full compliance with all applicable federal, state, local zoning, environmental and similar laws and regulations is assumed, unless otherwise stated, and responsible ownership and competent property management are assumed.

12.   Verification of Hazardous Conditions – We will not investigate the extent of any hazardous substances that may exist, as we are not qualified to test for such substances or conditions.  If the presence of such substances, such as asbestos, urea formaldehyde foam insulation or other hazardous substances or environmental conditions may affect the value of the property, the value will be estimated predicated on the assumption that there is no such condition on or in the property or in such proximity thereto that it would cause a loss in value.  No responsibility will be assumed for any such conditions, or for any expertise or engineering knowledge required to discover them.

13.  Condition of Property – We assume no liability whatsoever with respect to the condition of the subject property or for hidden or unapparent conditions, if any, of the subject property, subsoil or structures, and further assume no liability or responsibility whatsoever with respect to the correction of any defects which may now exist or which may develop in the future.  Equipment components considered, if any, were assumed to be adequate for the needs of the property’s improvements, and in good working condition, unless otherwise reported.

22

14.   Zoning – It was assumed that all public and private zoning and use restrictions and regulations had been complied with, unless non-conformity was stated, defined and considered in the report.

15.   The Americans with Disabilities Act (ADA) – The ADA became effective January 26, 1992. The valuation professional will not make a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA.  It is possible that a compliance survey of the property, together with a detailed analysis of the requirements of the ADA, could reveal that the property is not in compliance with one or more of the requirements of the Act.  If so, this fact could have a negative effect upon the value of the property.  Since the valuation professional has no direct evidence relating to this issue, he will not consider possible non-compliance with the requirements of the ADA in estimating the value of the property.

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[GRAPHIC]

Navigant Capital Advisors, LLC. Member NASD/SIPC.

Exhibit 4

ATA Airlines, Inc.

Liquidation Analysis

This Hypothetical Liquidation Analysis (“Analysis”) is being prepared in connection with the Disclosure Statement for ATA Airlines, Inc., et al (“the Debtor”).  This Analysis reflects values for which assets might be liquidated in a Chapter 7 as of December 31, 2005.  The purpose of this Analysis is to demonstrate the recoveries to creditors under liquidation in comparison to those under a reorganization of the Debtors.

This Analysis has been prepared assuming the current Chapter 11 converts to a Chapter 7 on December 31, 2005 and assets are liquidated. This analysis is based upon unaudited book values as of August 30, 2005 and necessarily relies on balance sheet projections for December 31, 2005 included as part of the business plan as of November 2005.  The Analysis also relies on the valuation work performed by Sage Popovich in July 2005 and Huron Consulting Group in October 2004.  Recoveries for certain assets were taken from the Sage Popovich report, while recoveries for other assets were taken from the Huron Consulting Group work.

Some of the liabilities to be satisfied through the liquidation of assets are also taken from the balance sheet projections for December 31, 2005, including ordinary course obligations as of that date.  Other administrative claims taken from analysis performed by ATA include claims for contracts entered post-petition, professional fees, aircraft return condition items, and others.

The Analysis assumes that operations cease immediately on December 31, 2005, with no advance notice to customers, creditors or employees. The hypothetical liquidation assumes a trustee would be appointed by the Bankruptcy Court to convert assets into cash.  The liquidation would need to be completed in a short time frame.  The Analysis reflects an “Upper” and “Lower” recovery rate for each asset, given the potential that there will be more of a market for some assets than others, as well as differing time horizons.

The Analysis represents estimates of recoveries on each asset and estimates of the claims in the cases.  As such, the Debtor and its advisors can make no representation or warranty that the actual results will approximate those reflected in the Analysis.

Each of the asset recovery line items, and the potential claims to be satisfied, are discussed in detail below.

ASSET RECOVERIES

CASH AND CASH EQUIVALENTS – Cash and Cash Equivalents are projected to be $46,068,157 as of December 31, 2005, assuming no additional capital raise occurs.  Included in that amount are funds that are being held in escrow for passenger facility charges and other pass through amounts, which will be used to satisfy those obligations.  The escrow amount is projected to be $9,291,064 as of December 31, 2005 according to

1

the Daily Cash Reporting on November 22, 2005.  The recovery on the Cash and Cash Equivalents is assumed to be 100% and the escrowed funds are assumed to be released under the “Secured Claims” section of the Recovery to Creditors in the Analysis.

NET RECEIVABLES – Net Receivables are also taken from the balance sheet projections, and are reviewed in three general categories, each of which is discussed below:

•                  Credit Card Receivables – This amount of $39,815,130 reflects the 100% holdback by the credit card companies for passengers’ future flights.  The asset recovery is assumed to be 0%, as this is assumed to offset unused ticket claims by customers and is therefore netted against the Air Traffic Liability on the Balance Sheet.

•                  Military Receivables – This asset includes both military flight and fuel receivables, which are subject to the agreement with the Air Mobility Command (“AMC”).  There will likely be a breach of contract claim made by the AMC for the flights that ATA has committed to fly, for which the AMC will have to find alternate carriers.  That breach of contract claim would be for the cost over and above what the AMC would have paid ATA, which is estimated at 10% in the “Upper” case and 20% in the “Lower” case.  This reduction would be for a range of $2 to $4 million.  Additionally, AMC would likely offset other obligations of ATA to the US Government to the extent funds are not held in escrow for those obligations.  The obligations total approximately $7.9 million as of December 31, 2005, $6.8 million of which is assumed to be held in escrow.  Thus, the reduction for this offset is $1.1 million.  Taking those factors into account, the recovery on this $25,130,529 is assumed at between 79% and 87%.

•                  Other Receivables – The recovery on this asset, which includes Cargo receivables, of $3,117,932 is assumed at between 40% and 60% as a result of a few factors, namely; the aging reflecting nearly 30% of this type of AR as being 60 days or more past due, and there would most likely be breach of contract claims and other offsets taken against the amounts due to ATA.

NET INVENTORIES – Net inventories are also taken from the balance sheet projections, and are reflected in two categories, both discussed below:

•                  Repairables and Expendables – The Sage Popovich appraisal as of July 2005 was used for these assets.  The Orderly Liquidation Value was used for the “Upper” recovery rate and the Forced Liquidation Value was used for the “Lower” recovery rate.  Each of the recoveries is net of the costs to liquidate the inventory.

•                  Other Inventories – Other Inventories represents the remaining inventory items that are not “Repairables and Expendables”.  The recovery rates of 38.9% to 43% were assessed based on a detailed review of the inventory in October 2004 by Huron Consulting Group.  Fuel tends to be a significant component of Other Inventory, which causes the recovery to increase due to its relatively high recovery.

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PREPAIDS AND OTHER CURRENT ASSETS – These are taken from the balance sheet projections as of December 31, 2005.  The components of this category are fuel, insurance, maintenance, handling, selling and distribution, short-term lease obligations - aircraft rent, and other.  The recovery is assumed to be 0% for all prepaids aside from fuel.  The recovery for fuel is assumed to be between 60% and 80% due to issues with selling fuel not in the possession of ATA.

NET PROPERTY AND EQUIPMENT – Total Net Property and Equipment balance sheet values are taken from the balance sheet projections.  They are broken into three categories based on the pro rata portion in each of those categories in the August 2005 balance sheet and are explained below:

•                  Rotables – The Sage Popovich appraisal as of July 2005 was used for these assets.  Similar to Repairables and Expendables above, the Orderly Liquidation Value was used for the “Upper” recovery rate and the Forced Liquidation Value was used for the “Lower” recovery rate.  Each of the recoveries is net of the costs to liquidate the inventory.

•                  Aircraft and Engines – The Aircraft and Engines population includes four L1011 aircraft and various engines.  The cost to refurbish the owned engines, which are assumed to be at the end of their useful life, exceeds their value, thus the recovery on those is $0.  Of the four L1011 aircraft, two are pledged as collateral to Fleet Bank and are assumed to be returned to Fleet Bank.  The other two owned L1011 aircraft are pledged to the ATSB.  The recovery value represents the two L1011s.  The “Upper” recovery of $1.44 million is taken from the ATSB Collateral Summary, which has not changed during the bankruptcy.  The “Lower” recovery rate of 1.1% assumes that the liquidation returns 50% of that amount.

•                  Facilities and Ground Equipment – The recovery percentages of 32.8% to 35.5% were assessed based on a detailed valuation of the assets in October 2004 by Huron Consulting Group.

RESTRICTED CASH – Restricted cash of $30.7 million as of December 31, 2005 is taken from the balance sheet projections, and primarily includes cash posted to collateralize letters of credit (“LOCs”) for workers compensation and airport obligations as well as cash posted as collateral for Bonds.  The recovery for the workers compensation LOCs and collateral for bonds of $18.8 million is assumed to be 0% based on claims history and the anticipated action of the workers compensation insurance carriers.  In general, the other LOCs cover an average of three months’ worth of charges for airport facilities and landings.  Most of these leases have 30-day cancellation options and we assume that with other charges that might be assessed by the airport authorities, 50% of those LOCs would be drawn in the “Upper” case.  In the “Lower” case, it is assumed that our landing fees will be further in arrears and the airport authorities will assess additional surcharges, bringing the recovery down to 20%.

GOODWILL – This intangible asset is anticipated to have a recovery rate of 0%.

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PREPAID AIRCRAFT RENT – This asset is anticipated to have a recovery rate of 0%.

INVESTMENT IN BATA – This joint venture with Boeing is projected to result in cash flows to ATA beginning in 2008 and running through 2010 of $8.6 million.  The present value of such cash flows, as of December 31, 2005, using a discount rate of 11.02% (ATA’s blended cost of debt prior to bankruptcy) is $5.6 million.  There are risks in achieving a recovery of $5.6 million, including credit risk, transferability risk and the risk that a buyer would use a higher cost of capital for an asset of this type.  Thus, in the “Upper” recovery, we assume that a buyer would pay 70% of the present value of the cash flows and in a “Lower” case, a buyer would pay only 50%.

DEPOSITS AND OTHER ASSETS – The recovery on these assets, which include unamortized debt issuance costs, ILFC lease deposits, other aircraft and facility deposits, and other miscellaneous items is 0% based on the appraisal performed by Huron Consulting Group in October 2004.

MIDWAY GATES – There are eight remaining gates at MDW.  These gates are non-transferable without the consent of the City of Chicago. Based on negotiations with the City, it is assumed that three gates would need to be returned to the City and thus five gates would be sold.  Based on the bidding that occurred last year and the current proposal received from Southwest Airlines Co., it is assumed those gates would sell for $5 million each.  In the bidding last year, Southwest Airlines Co. ultimately purchased more desirable gates for $5.67 million each.  AirTran Airways, Inc. bid was for all 14 gates, and the 23 arrival and departure slots at Reagan National and LaGuardia airports.  The bid of $87.5 million for all of these assets results in a purchase price per gate of less than $6.25 million.  This sale would require the assumption of the contract, with a cure of approximately $1 million, thus the “Upper” recovery is $24 million, which is net of that cure payment.  In the “Lower” scenario, it is assumed that the City of Chicago would seize all eight gates, leaving no recovery to the ATA estate.

DCA SLOTS – Of the remaining slots that ATA owns at LGA and DCA, there are two to three that are transferable, all of which are at DCA.  These slots must be used to continue to be retained by ATA, thus there would be difficulty in retaining these upon liquidation.  While these are transferable, this would require a very complicated arrangement between ATA and any purchaser.  Based on negotiations with potential bidders for these slots in 2004, the value of the slots would be in a range of $0.5 million to $1.0 million.  However, given the difficulty of transferring these slots and the risk that these might be lost due to the liquidation, those recoveries are discounted in the Analysis.  The Analysis reflects recovery of $0.5 million in the “Lower” case and $1.5 million in the “Upper” case.

PREFERENCES AND OTHER CAUSES OF ACTION – ATA professionals have examined the pre-petition payments to ascertain a reasonable Net Preference Recovery.  The “Upper” case result of $6.9 million is based on transfers to domestic creditors.  The analysis does not include potential preference recoveries from secured or foreign vendors, taxing authorities or employees.  These are not included due to the expected difficulty in

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recovering any of these funds, the potential jurisdictional issues and the relative magnitude of the amount of payments in the ninety days preceding filing.  It is assumed that, in the “Lower” case, there is no recovery on the preference actions.

AIR CERTIFICATE – Based on the experience of ATA management, the air certificate is assumed to be worth $500,000 in the “Upper” case and $0 in the “Lower” case.

FFP CUSTOMER DATABASE – The frequent flyer database is not anticipated to yield a recovery.

INVESTMENT IN SUBSIDIARIES – There is only a remote chance that there will be any recovery from subsidiaries, including C8 Airlines, Ambassadair and Execujet.  Thus, the Analysis reflects a recovery of $0 in both the “Upper” and “Lower” cases.

LIQUIDATION COSTS

TRUSTEE FEES – The trustee fees are estimated at 3% of asset recoveries, net of the recovery on cash.

ADDITIONAL WIND DOWN COSTS – Additional wind down costs are primarily for personnel.  The “Upper” case assumption is that approximately 400 employees remain with the company initially and that number declines evenly over a period of 90 days.  Thus the average number of employees for that period is 200.  Using the average salary, the average number of employees and the timeframe involved results in personnel costs estimated at approximately $3.0 million.  In the “Lower” case, the assumption is that approximately 200 employees remain initially, with an average of 150.  This results in a cost of approximately $2.3 million.  The auction costs and other costs related to the sale of inventory have been netted from the recoveries under those asset categories.

PROFESSIONAL FEES – Professional fees are estimated at $2.0 million.

CLAIMS

ATSB LOAN – The ATSB loan is estimated at $101 million as of December 31, 2005.  This loan is secured by the proceeds from the liquidation of Cash and Cash Equivalents, Military Receivables, Other Receivables, Rotables, and Aircraft and Engines.  The loan is further secured by a replacement lien on most other assets of the estate, to the extent the specific collateral mentioned above is insufficient.

SOUTHWEST AIRLINES LOAN – This reflects the DIP loan on the balance sheet of $41.0 million and the Midway Construction Loan of $6.8 million.  This loan is secured by all assets of the company in a subordinated position to the ATSB for their priority collateral.

CREDITORS WITH ESCROWED FUNDS – These are the funds held in escrow for passenger facility charges and other pass through amounts included in Cash and Cash Equivalents in the Asset Recoveries section of the Analysis.

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WARN ACT CLAIMS – It is assumed, in the “Upper” case, that payroll costs will have to continue for 60 days beyond December 31, 2005, and thus the claim is based on the projections for average salary for 60 days and the number of employees.  In the “Lower” case, it is assumed that ATA is able to eliminate the need for payments under the WARN Act and thus there is no claim.  There is no reduction in this claim for employees remaining as part of the wind down.

ORDINARY COURSE OBLIGATIONS – This is taken from the balance sheet projections as of December 31, 2005, and includes:

•                  Accounts Payable – Post-petition Accounts Payable for ordinary course obligations.

•                  Accrued Salaries/Wages and Vacation – These are included at the full amount as administrative claims and reflect one to two weeks of payroll and accrued vacation pay.

•                  Taxes/Airport/Passenger Fees – These are various obligations to authorities for Federal Excise Taxes, Fuel Taxes, Property Taxes, Security Fees, Visitor Entry Fees, Immigration Fees, Foreign Departure Taxes and other miscellaneous taxes and fees.  The gross amount of approximately $15.3 million is reduced for the $9.3 million held in escrow for these types of obligations and the amount that the US Government will offset against the AR from military operations of $1.1 million.  The net accrued amount for Taxes/Airport/Passenger Fees is $4.9 million.

•                  Service Admin/General Admin/Flying Operations – These include various items for maintenance, passenger service, and other ordinary course operating accruals.

•                  New Indianapolis Lease – The Company has entered into a new lease with the Indianapolis Airport Authority.  It is assumed that it would take the IAA approximately one year to re-lease this space.

•                  Air Traffic Liability – This is the balance of the air traffic liability not eliminated through the credit card receivable offset.

PROFESSIONAL FEES – Professional fees are reflected as administrative expenses and would include the fees for work performed prior to the conversion to Chapter 7.  This includes the holdback on fees submitted in monthly billing statements to the Debtor during the Chapter 11, billing statements outstanding and unpaid by the Debtor and fees incurred but not yet billed to the Debtor.

RETURN CONDITION ITEMS – This reflects management’s assessment of the projected claims that aircraft lessors might have for returned aircraft in a condition that did not meet the terms of the lease agreement.

AIRCRAFT LEASE SIGNED POST-PETITION – This represents three months’ worth of lease payments for new aircraft leases and those aircraft leases that were assumed or otherwise agreed to post-petition, net of security deposits.

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RECLAMATION CLAIMS – This reflects the proposed allowed claims.

CONTRACTS ENTERED POST-PETITION – This reflects the amounts that would be owed as administrative claims for non-aircraft contracts entered post-petition and assumes that there is no mitigation of the damages.

TAX CLAIMS – This represents pre-petition priority tax claims.

GENERAL UNSECURED CLAIMS – The General Unsecured Claims are estimated at between $1.0 billion and $1.5 billion.

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ATA Airlines, Inc.

Liquidation Analysis

Unaudited

Liquidation Analysis Summary

ASSETS

			Upper Liquidation Value		Lower Liquidation Value
	Notes	Net Book Value	Estimated Value	Estimated Realization Rate	Estimated Value	Estimated Realization Rate

Cash and Cash Equivalents		$46,068,157	$46,068,157	100%	$46,068,157	100%
Net Receivables		67,777,222	23,546,741	35%	20,923,154	31%
Net Inventories		32,485,283	20,416,040	63%	13,326,869	41%
Prepaids and Other Current Assets		23,107,911	1,662,866	7%	1,247,150	5%
Net Property and Equipment		124,737,641	31,395,674	25%	19,564,260	16%
Restricted Cash		30,662,340	5,906,977	19%	2,362,791	8%
Goodwill		6,986,675	—	0%	—	0%
Prepaid Aircraft Rent		153,969	—	0%	—	0%
Investment in BATA		4,885,590	3,927,481	80%	2,805,343	57%
Deposits and Other Assets		27,689,112	—	0%	—	0%
Midway Gates		7,892,862	24,000,000	304%	—	0%
Midway Ground Lease		—	—	0%	—	0%
DCA Slots		—	1,500,000	0%	500,000	0%
Preferences and Other Causes of Action		—	6,910,000	0%	—	0%
Air Certificate		—	500,000	0%	—	0%
FFP Customer Database		—	—	0%	—	0%
Investment in Subsidiaries		—	—	0%	—	0%

Total Assets/Proceeds		$372,446,762	165,833,934	45%	106,797,724	29%

Chapter 7 Trustee Fees			(3,592,973)		(1,821,887)
Wind-Down Expenses			(3,121,500)		(2,341,125)
Professional Fees			(2,000,000)		(2,000,000)

Net Proceeds Available to Creditors			$157,119,461		$100,634,712

Recovery to Creditors

		Upper Liquidation Value			Lower Liquidation Value
	Notes	Estimated Allowed Claim	Estimated Total Amount Paid To Creditors	Estimated Percentage of Allowed Claim Paid	Estimated Allowed Claim	Estimated Total Amount Paid to Creditors	Estimated Percentage of Allowed Claim Pool

Net Proceeds Available to Creditors			$157,119,461			$100,634,712

Secured Claims (a)		$158,091,064	(157,119,461)	99%	$158,091,064	(100,634,712)	64%

Administrative Claims		139,279,421	—	0%	183,110,412	—	0%

Priority Claims		1,964,127	—	0%	1,964,127	—	0%

Net Proceeds Available to General Unsecured Creditors			$—			$—

General Unsecured Claims		1,000,000,000	—	0%	1,500,000,000	—	0%

Total Claims and Recoveries		$1,299,334,611	$157,119,461	12%	$1,843,165,603	$100,634,712	5%

(a) This includes certain escrowed funds or cash collateralized claims.

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Exhibit 5

TERM SHEET FOR
POTENTIAL REINSTATEMENT OF
ATSB-BACKED LOAN TO ATA

Borrower	ATA Airlines, Inc. (“ATA”)

Guarantors	All parent holding companies and their respective subsidiaries, and all subsidiaries of ATA (“Affiliate Guarantors”)

Tranche A Lender	Air Transportation Stabilization Board (“ATSB”)

Tranche B Lender	Citibank, N.A., with participation to GECC, BCLC and ILFC (the Tranche A Lender and the Tranche B Lender, including its loan participants, being collectively referred to as the “Lenders”)

Administrative Agent	Citibank, N.A.

Collateral Agent	[To be determined]

Loan Administrator	Capstone

Principal Amount

$110,000,000 plus up to $2,500,000 in respect of the Lenders’ advisor and attorneys fees and expenses and Agent’s fees (Administrative Agent, Collateral Agent and Loan Administrator) incurred in connection with and during the Chapter 11 proceedings and reinstatement of the Loan and not previously paid or reimbursed, less the amount of all adequate protection payments and payments made post-petition and prior to Effective Date of Plan of reorganization with respect to Lenders’ secured claim from proceeds of asset sales in ATA’s Chapter 11 reorganization (collectively, the “Pre-Reorganization Payments”).

Scheduled Amortization

Assuming $19,000,000 in Pre-Reorganization Payments, the required principal installment payments for the remaining balance of the Loan in the amount of $93,500,000 would be as set out below. To the extent the aggregate amount of the Pre-Reorganization Payments is less that $19,000,000, the difference (the “Shortfall Amount”) would be due and payable on September 30, 2006.

	September 30, 2006	Shortfall Amount
	March 31, 2007	$10,000,000
	September 30, 2007	$10,500,000
	March 31, 2008	$15,500,000
	September 30, 2008	$15,500,000

	March 31, 2009	$20,500,000
	September 30, 2009	lesser of $21,500,000 and unpaid principal balance

Optional Prepayment

Prepayment permitted [, except that the following prepayment premium will apply:: One Percent (1%)] [Prepayment premium and term in which prepayment will be applicable is not yet agreed and is to be negotiated by the parties].

Mandatory Prepayments

From net proceeds of (i) Future Issuances (which do not include the proposed $20 million second-lien term loan by MatlinPatterson (the “MP Loan”) or future equity injections by MatlinPatterson, its affiliates and/or existing shareholders on a pro rata basis) subject to certain limited retentions to be agreed and, in the case of equity and unsecured debt issuances, pro rata sharing with the MP Loan, (ii) Asset Sales, including sales of parts not in the ordinary course of business (not including proceeds earmarked for the purchase of replacement assets within nine (9) months) in excess of $1 million in any year, (ii) Insurance or Condemnation Proceeds (not including proceeds earmarked for repairs or the purchase of replacement assets within six (6) months) in excess of $1 million in any year, or upon a Change in Control (not including Change of Control occurring per terms of Plan of Reorganization), essentially as set out in the original Loan Agreement. [The order of application of these mandatory prepayments against the outstanding principal of the Loan is not yet agreed and is to be negotiated by the parties].

Proceeds from sales of spare parts and rotables are to equal not less than 90% of appraised FMV of spare parts and rotables sold per that certain Sage Popovich appraisal report dated July, 2005, or in the case of L-1011 and B727 spare parts and rotables, 80% of such appraised value.

Sale-leasebacks yielding net proceeds equal to 80% or more of appraised FMV will be permitted.

The Loan is to be prepaid also with 50% of the aggregate amount of reductions (up to a maximum required prepayment of $20,000,000) in required credit card processor holdbacks achieved after the Effective Date of the Plan of Reorganization by obtaining agreed reductions in the processors’ holdback percentages or required amounts, subject to a mutually agreeable measurement process (“Holdback Improvement Payments”) Examples: (a)  Assume a processor requires a holdback which essentially equals 100% of credit card purchases of flights not yet flown, and that subsequent to the Effective Date it agrees to adjust the holdback percentage to 80%. This reduction in the required percentage then must be valued, based on anticipated average holdback amounts (perhaps on an annualized basis) to determine the net cash increase achieved by the Borrower by that reduction. The Holdback Improvement Payment is equal to 50% of that net cash increase which is achieved, with a cap of $20,000,000 on all such required payments. (b) Assume that a processor requires a stipulated sum as a

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holdback, with that amount being adjusted from time to time, rather than a percentage. If that processor agrees to reduce the stipulated sum in relation to the amount of the total exposure, then that reduction shall be valued, based on the anticipated average cash increase to the Borrower which will be achieved from this reduction, and 50% of that valuation shall be the Holdback Improvement Payment, again subject to the cap on total required Holdback Improvement Payments. [The order of application of Holdback Improvement Payments against the outstanding principal of the Loan is not yet agreed and is to be negotiated by the parties.]

Lenders to have the right to decline mandatory prepayments.

Interest Rate:

Three-month LIBOR plus [8% per annum with the prepayment premium as stated, or 9% per annum with the prepayment premium as stated, but only for prepayments made after six (6) months from the Effective Date of the Plan of Reorganization], payable quarterly in arrears with the first interest payment date to be March 31, 2006. Default rate to be an additional 2.00% per annum. [The margin to be added to LIBOR, as stated in this paragraph, is not yet agreed and is to be negotiated by the parties.]

Collateral

Perfected, first-priority lien on all otherwise unencumbered assets of ATA and the Affiliate Guarantors, including, without limitation, all cash and cash equivalents, receivables, residual interests in trust accounts, spare parts (rotable, repairable and expendable and fly-away kits), aircraft, spare engines, fuel, simulators, ground support equipment, loading bridges, ownership interests in subsidiaries, general and payment intangibles, and computer systems and software licenses, but not including: trust funds and trust accounts; leases of Section 1110 assets, ATA’s facility leasehold interests at Midway or other leased facilities where collateral assignment or liens are prohibited.

Financial Covenants

Minimum Cash

Maintain consolidated unrestricted cash and equivalents of ATA and the Affiliated Guarantors (as determined in accordance with GAAP) in stated minimum amounts as of the close of each                 [the frequency of compliance testing is to be negotiated by the parties] which occurs on or before each of the dates stated (“Minimum Unrestricted Cash”):

	September 30, 2006	[$	]
	March 31, 2007	[$	]
	September 30, 2007	[$	]
	March 31, 2008	[$	]
	September 30, 2008	[$	]
	March 31, 2009	[$	]
	September 30, 2009	[$	]

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The actual consolidated cash of the ATA consolidated group will be adjusted from time to time by the following amounts: (i)  Subtract the amount of all outstanding advances (on credit card flight purchases not yet flown) by credit card processors and clearing houses in excess of 20% of the Air Traffic Liability for those purchases, (ii)  Subtract the amount which would be necessary to post as collateral to clearing houses for uncleared items (to the extent not posted); (iii)  Subtract the amount of any unrestricted cash or equivalents required to be held on deposit in, and in fact on deposit in, foreign accounts; and (iv) Subtract an amount which would be necessary to fund segregated trust deposit accounts for all collected but unremitted trust taxes and trust funds (to the extent not otherwise funded in a segregated trust account by the member of the ATA consolidated group).

The required Minimum Unrestricted Cash amounts will be adjusted from time to time by subtracting therefrom an amount [to be negotiated by the parties, with the amount being all or a portion of the sum expressed by this formula] by which the unpaid principal balance of the Loan is less than the principal balance of the Loan which would have existed had only the scheduled principal amortization occurred. [This adjustment to the Minimum Unrestricted Cash amounts is subject to negotiation by the parties.]

Unrestricted cash is to be reported weekly and certified quarterly. 13-week rolling cash forecasts to be provided if unrestricted cash falls below 125% of the Minimum Unrestricted Cash then in effect, but only for so long as this shortfall continues.

[The minimum amounts stated are subject to revision based on outcome of negotiations regarding frequency of compliance testing and order of application of mandatory prepayments, and review of monthly pro forma projections for the consolidated group]

EBITDAR to Fixed Charges

[The Fixed Charge covenant is subject to negotiation by the parties, including when the testing of compliance is to begin and the inclusion or exclusion of quarters in 2006 from the compliance calculations for those two dates.]

Debt to EBITDAR

[The Leverage covenant is subject to negotiation by the parties, including when the testing of compliance is to begin and the inclusion or exclusion of quarters in 2006 from the compliance calculations for those two dates.]

In drafting the covenants, the parties will address the ability of MatlinPatterson, its affiliates, and/or existing shareholders on a pro rata basis to make equity injections to cure covenant events of default.

Other Loan Terms and Conditions	Covenants and events of default are to be substantially as in the existing loan documents. All covenants and events of default under the MP Loan will be

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incorporated.

Cash dividends on New Shares (as defined in the Plan of Reorganization) to be prohibited.

ATA to obtain within 9 months of the Effective Date of the Plan of Reorganization and maintain a credit and recovery rating of the Loan from either Moody’s or S&P.

Conditions to Closing

Substantial consummation not later than February 28, 2006 of a POR (including, without limitation, business plan, management, new capital investment, unrestricted liquidity, cash flow projections, industry environment, and other material agreements) acceptable to the ATSB.

Documentation acceptable to ATA, the ATSB and MatlinPatterson, including, without limitation, loan agreement, security agreements and filings, an intercreditor agreement with respect to the MP Loan, certificates and opinions of law.

Receipt of all required regulatory approvals, if any (note that ATSB does not bind any other governmental agency or instrumentality).

Continued agreement with the ATSB on ATA’s use of cash collateral through the Effective Date of the Plan of Reorganization, and no material adverse change in ATA’s actual or projected operating results, liquidity or financial condition, or in the value of the Lenders’ collateral.

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Exhibit 6

ATA AIRLINES INC.

Outline of Proposed Terms and Conditions

Borrower:	ATA Airlines Inc., an Indiana corporation (the “Borrower”).

Lender:	MatlinPatterson Global Opportunities Partnership II, L.P.

Guarantors:	The corporation to which the Borrower is a direct wholly-owned subsidiary (“Holdings”), and all of the present and future subsidiaries of the Borrower.

Facility:	$20,000,000 amortizing secured term loan (the “Term Loan”)

Purpose:	To repay the outstanding balance owed under the Southwest DIP Facility.

Closing Date:	On or prior to March 30, 2006

Final Maturity Date:	October 10, 2009

Scheduled Amortization:

The Borrower will be required to make consecutive semi-annual amortization payments occurring on the days set forth below in pro rata principal amounts based upon the amortization schedule set forth in the ATSB loan documentation:

	Date	Amount
	September 30, 2006	$
	March 31, 2007	$
	September 30, 2007	$
	March 31, 2008	$
September 30, 2008
March 31, 2009
	October 10, 2009	The remaining balance

Interest Rate:

The Term Loan will accrue interest at the per annum rate equal to 2% above the rate of interest under the ATSB loan documentation, payable in cash quarterly in arrears on the [first] business day of each quarter.

During the continuance of any event of default under the loan documentation, the Term Loan will accrue interest at the per annum rate which is      % above the rate of interest that would otherwise be applicable, payable in cash in arrears on demand.

All computations of interest shall be made on the basis of 360-day year and actual number of days elapsed.

Mandatory Prepayments

The Borrower shall prepay the term loan with the net proceeds (net of any required prepayments under the ATSB loan documentation) from future issuances of debt (other than permitted debt) and equity, and (subject to permitted reinvestment) net proceeds (net of any required prepayments under the ATSB loan documentation) from assets sales, insurance and condemnation. The proceeds will be applied to the principal installments of the Term Loan in the inverse order of maturities.

In addition, the Term Loan will be required to be repaid in full upon a Change of Control (to be defined in the loan documentation).

Optional Prepayments:	The Term Loan may be prepaid, without penalty or premium, at any time and from time to time. If any principal amount of the Term Loan is prepaid, no part thereof may be reborrowed.

Collateral:

Perfected second priority lien and security interest on substantially all present and future assets of the Borrower, Holdings and all their subsidiaries, subject only to the first priority lien and security interest on the same assets held by ATSB Lender and customary permitted liens, including without limitation certain cash and cash equivalents, receivables, residual interests in trust accounts, spare parts (rotable, repairable and expendable and fly-away kits), aircraft, spare engines, fuel, simulators, ground support equipment, loading bridges, ownership interests in subsidiaries, general and payment intangibles, and computer systems and software licenses.

Loan Documentation:

The Term Loan will be subject to preparation, execution and delivery of mutually acceptable loan documentation which will contain conditions precedent, representations and warranties, covenants, events of default and other provisions substantially similar to and no more restrictive than those provisions contained in the ATSB loan documentation, including, but not limited to, those noted below.

Conditions Precedent to Term Loan:	Customary for financings of this nature and others appropriate in the judgment of Lender for this transaction, including but not limited to:

• A Plan of Reorganization for the Borrower and the its subsidiaries, in form and substance satisfactory to the Lender, shall be confirmed and in effect.

• The Lender shall have received a perfected security interest and lien on the Collateral and be satisfied that such security interest and lien

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is valid and effective and subordinate only to the prior perfected security interest of the ATSB Lenders and their collateral agent and customary permitted liens.

•     The absence of any pending or threatened litigation, investigation or proceeding that may have a material adverse effect on the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries, taken as a whole, or that purports to affect the Term Loan or the transactions contemplated hereby.

• Payment of accrued fees and expenses (including fees and expenses of counsel to the Lender).

•     The execution and delivery of documentation, in form and substance reasonably satisfactory to the Lender, including the following: (i) loan agreement; (ii) collateral documents; (iii) registered note payable to the Lender; (iv) intercreditor agreement; (v) board resolutions or other evidence of corporate authorization; (vi) certificates with respect to incumbency, signatures, accuracy of representations and warranties and absence of defaults; and (vii) favorable legal opinion from counsel for the loan parties.

•     The absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries, taken as a whole.

•     The loan parties shall have received all consents and authorizations required pursuant to any material contract and shall have obtained all permits of, and effected all notices to and filings with, any governmental authority as may be necessary.

• All conditions set forth in the Investment Agreement shall have been satisfied.

•     All representations and warranties shall be true and complete in all material respects on and as of the date of the Term Loan, before and after giving effect to the Term Loan and to the application of the proceeds therefrom, as though made on and as of such date.

• No event of default, or event which with the giving of notice or lapse of time or both would be an event of default, shall have occurred, or would result from the Term Loan.

Representations and Warranties:	Those representations and warranties contained in the ATSB loan documentation and those customary for financings of this nature and others appropriate in the reasonable judgment of the Lender for this

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transaction, including, but not limited to, the following:

• Corporate organization, existence, qualification, power and authorization of each loan party; compliance with laws; “air carrier status”.

• Execution, delivery and performance of loan documentation does not violate law, any loan party’s charter or bylaws or existing agreements and does not result in the imposition of liens.

• Government and regulatory approvals and authorizations; and other third-party consents.

• Legality, validity, binding effect and enforceability of the loan documentation.

•     No litigation that may have a material adverse effect on the business, condition (financial or otherwise), operations, operations, performance, properties or prospects of the Borrower and its subsidiaries taken as a whole, or that purports to affect the legality, validity, binding effect or enforceability of the loan documentation.

• No material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its subsidiaries taken as a whole, since , 200

• Completeness and accuracy of financial statements.

• Margin regulations; Investment Company Act; Public Utility Holding Company Act.

• No violation of law or material agreements. ERISA and environmental representations as to compliance.

• Ownership of property; intellectual property and licenses; representations as to collateral and priority.

• Tax returns files; taxes paid

• Insurance coverage.

• Subsidiaries; equity interests.

• Slot Utilization.

• Disclosure.

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• [others?]

Covenants:	Affirmative and negative covenants that are substantially the same as and no more restrictive than the covenants contained in the ATSB loan documentation.

Guaranty:	The guaranty will contain representations and warranties and covenants that are substantially the same as and no more restrictive than the covenants contained in the ATSB loan documentation.

Events of Default:	Those events of defaults that are substantially the same as and no more restrictive than the events of default contained in the ATSB loan documentation.

Taxes; Yield Protection:

All payments made free and clear of any present or future United States taxes, withholdings or other deductions whatsoever (other than income taxes in the jurisdiction of the Lender’s applicable lending office). The Borrower will indemnify the Lender for such taxes paid by the Lender.

In addition, the loan documentation will contain standard yield protection provisions protecting the Lenders in the event of unavailability of funding, illegality, increased costs, capital adequacy and funding losses.

Governing Law:	New York.

Expenses:

All expenses reasonably incurred (i) by the Lender in connection with the preparation, execution, delivery, modification, amendment and administration of the loan documentation (including reasonable fees and expenses of counsel) or (ii) by the Lender in connection with the enforcement of the loan documentation (including reasonable fees and expenses of counsel), are for the Borrower’s account.

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Exhibit 7

TERMS OF WARRANTS

Capitalized term used and not defined in this term sheet that are defined in the First Amended Joint Chapter 11 Plan for Reorganizing Debtors (ATA Holdings Corp. and certain subsidiaries thereof) are used herein with the meanings specified therein.

Issuer:	New Holding Company (the “Company”).

Title:	Class A Warrants (the “Warrants”).

Issued to:	Holders of Allowed Class 6 Claims

Warrant Agreement:

The Warrants will be issued pursuant to a Warrant Agreement (the “Warrant Agreement”) between the Issuer and a Warrant Agent to be selected by the Issuer, with the consent of the Creditors Committee, which consent shall not be unreasonably withheld (the “Warrant Agent”), and will be evidenced by warrant certificates (“Warrant Certificates”).

Exercisable For:

Security:	Shares (“Warrant Shares”) of Common Stock of the Company (“Common Stock”).

Number of Warrant Shares:

If Qualified Holders of [Allowed Class 6 Claims] subscribe for all the Rights Offering Shares, the Warrants will initially be exercisable for 448,029 shares of Common Stock (representing 3.64% of the fully-diluted Common Stock base). If such holders do not subscribe for all the Rights Offering Shares, the Warrants will initially be exercisable for 219,443 shares (representing 1.82% of the fully-diluted Common Stock base).

Exercise Period:	Exercisable, in whole or in part, at any time prior to the five-year anniversary of the Effective Date.

Exercise Price:	$10.00 per share (which is the Per Share Value at which shares of Common Stock are being issued under the Plan).

Manner of Exercise:	The Warrants will be exercisable by delivery to the Warrant Agent of a Notice of Exercise in the form prescribed by the

Warrant Agreement accompanied by the surrender of the applicable Warrant Certificate(s) and payment of the Exercise Price for the shares to be purchased. In lieu of paying the Exercise Price in cash, the holder may effect a “cashless exercise” of the Warrant.

Antidilution Provisions:	The Exercise Price and the number of shares of Common Stock subject to purchase pursuant to the Warrants shall be subject to adjustment in accordance with the terms set forth in Annex A hereto.

Automatic Conversion Upon Qualified IPO:

Upon the closing of a Qualified IPO (as defined below), each outstanding Warrant shall automatically be converted into a number of shares of Common Stock determined pursuant to the following formula:

C  = N x (P - E)

P

where:

C = the number of shares of Common Stock into which the Warrant is to be converted

N = the number of Warrant Shares currently issuable upon exercise of the Warrant

P = the price per share at which Common Stock is being sold in the IPO

E = the current Exercise Price

For the purposes hereof, a “Qualified IPO” means an underwritten public offering of Common Stock at a price per share that is at least fifteen percent (15%) greater that then current Exercise Price.

Financial Information:

The Issuer shall provide each Warrant holder with audited annual financial statements prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) within 90 days following each fiscal year end, and quarterly unaudited financial statements prepared in accordance with GAAP within 60 days following each quarter year end.

Annex A

Adjustment of Exercise Price and Number of Warrant Shares Issuable.

The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of the events described in this Annex A, without duplication.  For purposes of this Annex A, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company without limit as to per share amount.

(a)  Adjustment for Change in Capital Stock.

If the Company:

(i)  pays a dividend in shares of its Common Stock or makes a distribution on its Common Stock in shares of its Common Stock;

(ii)  subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii)  combines its outstanding shares of Common Stock into a smaller number of shares;

(iv)  makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(v)  issues by reclassification of its Common Stock any shares of its capital stock;

then the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which such holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

If after an adjustment a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company, in good faith, shall determine the allocation of the adjusted Exercise Price between the classes of capital stock.  After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to shares of

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Common Stock in this Annex A.  Such adjustment shall be made successively whenever any event listed above shall occur.

(b)           Adjustment for Rights Issue.

If the Company distributes any rights, options or warrants to all holders of its Common Stock entitling them to purchase shares of Common Stock at a price per share less than the Current Market Price (as defined below) per share on that record date, the Exercise Price shall be adjusted in accordance with the formula:

where:

E’   =  the adjusted Exercise Price.

E   =   the current Exercise Price.

O   =   the number of shares of Common Stock outstanding on the record date.

N   =   the number of additional shares of Common Stock offered.

P   =   the offering price per share of the additional shares.

M   =   the Current Market Price per share of Common Stock on the record date.

Such adjustment shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive the rights, options or warrants.  If at the end of the period during which such rights, options or warrants are exercisable, not all rights, options or warrants shall have been exercised, the Exercise Price shall be immediately readjusted to what it would have been if ‘N’ in the above formula had been the number of shares actually issued.

(c)           Current Market Price.

As used herein, the term “Current Market Price” shall mean, with respect to any security (including the Common Stock), as of a specified date (the “date of calculation”):  (x) the average closing price of such security for the ten consecutive trading days immediately preceding, but not including, the date of calculation, as reported on the principal national securities exchange on which such security is listed or admitted to trading or (y) if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices during such ten trading day period in the over-the-counter market as reported by the NASD Automated Quotation System (“Nasdaq”) National Market or any comparable system or (z) in all other cases, as determined in good faith by the Board of Directors of the Company (the “Board”) based on a written valuation by an independent investment bank of national standing

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selected by the Board and reasonably acceptable to the holders of a majority of the outstanding Warrants, and described in a reasonably detailed statement filed with the Warrant Agent.

(d)           When De Minimis Adjustment May Be Deferred.

No adjustment in the Exercise Price need be made unless the adjustment would require an increase or decrease of at least 1% in the Exercise Price.  Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

All calculations under this Annex A shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(e)           When No Adjustment Required.

No adjustment need be made for a transaction referred to in subsection (a) or (b) of this Annex A if Warrant holders are to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction.

No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

No adjustment need be made for a change in the par value or no par value of the Common Stock.

(f)            Notice of Certain Transactions.

If:

(i)            the Company takes any action that would require an adjustment to the Exercise Price pursuant to subsection (a) or (b) of this Annex A and if the Company does not arrange for Warrant holders to participate pursuant to subsection (e) of this Annex A;

(ii)           the Company takes any action that would require a supplemental Warrant Agreement pursuant to subsection (g) of this Annex A; or

(iii)          there is a liquidation or dissolution of the Company,

the Company shall mail to Warrant holders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution.  The Company shall mail the notice at least 15 days before such date.  Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

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(g)           Reorganization of Company.

If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any person, upon consummation of such transaction the Warrants shall automatically become exercisable in accordance with the terms hereof for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction.  Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental Warrant Agreement with the Warrant Agent so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Annex A.  The successor entity shall mail to Warrant holders a notice describing the supplemental Warrant Agreement.

If the issuer of securities deliverable upon exercise of Warrants under the supplemental Warrant Agreement is an affiliate of the formed, surviving, transferee or lessee entity, that issuer shall join in the supplemental Warrant Agreement.

If this subsection (g) applies, subsections (a) and (b) of this Annex A do not apply.

(h)           Adjustment in Number of Shares.

Upon each adjustment of the Exercise Price pursuant to this Annex A, each Warrant outstanding prior to the making of the adjustment in the Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of shares of Common Stock (calculated to the nearest hundredth) obtained from the following formula:

where:

N’  =    the adjusted number of shares of Common Stock issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

N   =    the number of shares of Common Stock previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

E’  =    the adjusted Exercise Price.

E   =    the Exercise Price prior to adjustment.

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